Exhibit 2.1

Execution Copy

BUSINESS COMBINATION AGREEMENT

by and among

CONCORD ACQUISITION Corp,

CIRCLE ACQUISITION PUBLIC LIMITED COMPANY,

TOPCO (IRELAND) MERGER SUB, INC.,

AND

CIRCLE INTERNET FINANCIAL LIMITED

Dated as of July 7, 2021

Table of Contents

i

Exhibit A	Form of Shareholders Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Allocation Schedule
Exhibit D	Amended Topco Constitution
Exhibit E	Officers and Directors
Exhibit F	Concord Warrant Amendment
Exhibit G	Topco Capitalization
Exhibit H	Escrow
Exhibit I	Rollover Schedule

Schedule A	Company Knowledge Parties
Schedule A-1	Concord Knowledge Parties
Schedule B	Supporting Equity Holders

BUSINESS COMBINATION AGREEMENT, dated as of July 7, 2021 (this “Agreement”), by and among Concord Acquisition Corp, a Delaware corporation (“Concord”), Circle Acquisition Public Limited Company, a public company limited by shares incorporated in Ireland (“Topco”), Topco (Ireland) Merger Sub, Inc., a Delaware corporation (“Topco Merger Sub”), and Circle Internet Financial Limited, a private company limited by shares incorporated in Ireland (the “Company”). Concord, Topco, Topco Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”.

WHEREAS, Concord is a special purpose acquisition company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, each of Topco and Topco Merger Sub is an entity newly formed for the purposes of the transactions proposed herein;

WHEREAS, Topco is wholly-owned by an individual affiliated with the Company and Topco Merger Sub is a direct wholly-owned subsidiary of Topco;

WHEREAS, upon the terms and subject to the conditions of this Agreement, pursuant to an Irish law court-approved Scheme of Arrangement, the Company’s shareholders will transfer their holdings of shares in the capital of the Company to Topco in exchange for the issuance of new shares in Topco, with the result that, at the Scheme Effective Time, the Company will become a wholly-owned subsidiary of Topco;

WHEREAS, on the first Business Day following the Scheme Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Topco Merger Sub will merge with and into Concord (the “Merger”), with Concord surviving the Merger as a wholly-owned subsidiary of Topco;

WHEREAS, in connection with the Merger, Concord’s shareholders will be issued new shares of Topco and Concord’s warrants shall be converted into the right to subscribe for shares of Topco;

WHEREAS, immediately following the Merger Effective Time, Topco will contribute to the Company, and the Company will acquire, one hundred percent (100%) of the outstanding shares of capital stock of the Surviving Corporation (the “First Contribution”);

WHEREAS, immediately following the consummation of the First Contribution, the Company will contribute to the Surviving Corporation, and the Surviving Corporation will acquire, one hundred percent (100%) of the outstanding shares of capital stock of Circle Internet Holdings, Inc., a Delaware corporation (the “US Subsidiary”) in exchange for an issuance of Surviving Corporation stock by the Surviving Corporation to the Company (the “Second Contribution”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Transactions, including the Acquisition, are fair to, and in the best interests of, the Company and the Company Holders and has approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Transactions, including the Acquisition, and (b) determined to recommend, among other things, the approval and adoption of this Agreement and the Transactions, including the Acquisition, by the Company Holders entitled to vote thereon;

WHEREAS, the Board of Directors of Topco (the “Topco Board”) has unanimously determined that this Agreement and the Transactions are fair to, and in the best interests of, Topco and has approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Transactions, including the Acquisition;

WHEREAS, the Board of Directors of Topco Merger Sub has (a) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Topco Merger Sub and Topco (as the sole stockholder of Topco Merger Sub) and has approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Transactions, including the Merger, and (b) has recommended, among other things, the approval and adoption of this Agreement and the Transactions, including the Merger, by Topco (as the sole stockholder of Topco Merger Sub);

WHEREAS, the Board of Directors of Concord (the “Concord Board”) has (a) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Concord and its stockholders and has approved and adopted, among other things, this Agreement and the other Transaction Documents and declared their advisability and approved the Transactions, including the Merger, and (b) has recommended, among other things, the approval and adoption of this Agreement and the Transactions, including the Merger, by the stockholders of Concord entitled to vote thereon;

WHEREAS, concurrently with the execution of this Agreement, each Company Holder listed on Schedule B attached hereto (collectively, the “Supporting Equity Holders”) has duly executed and delivered to Concord a transaction support agreement (collectively, the “Transaction Support Agreements”), pursuant to which each such Supporting Equity Holder has agreed to, among other things, support and vote all of their Company Shares in favor of this Agreement, the Transaction Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby, including the Scheme of Arrangement;

WHEREAS, in connection with the Closing, Topco, certain equityholders of the Company and certain stockholders of Concord shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit B;

WHEREAS, in connection with the Closing, the Sponsor and certain Company Holders shall enter into a Shareholders Agreement (the “Shareholders Agreement”) substantially in the form attached hereto as Exhibit A, related to certain governance matters of Topco;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, Topco and the Company are entering into a letter agreement (the “Waiver Agreement”) pursuant to which the Sponsor shall agree to waive the receipt of certain Concord Shares otherwise issuable in connection with the Transactions as a result of relevant anti-dilution provisions in the Concord Certificate of Incorporation;

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that the Transactions, taken together, constitute a tax-deferred exchange within the meaning of Section 351(a) of the Code;

WHEREAS, Topco, the Company and Concord, concurrently with the execution and delivery of this Agreement, are entering into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have agreed to subscribe for shares of Concord Class A Common Stock at a subscription price of $10.00 per share in a private placement or placements (the “Private Placements”) to be consummated two Business Days prior to the Closing; and

WHEREAS, in connection with, but following the Closing, pursuant to the terms of the Scheme, the Company will, among others, enter into an escrow agreement, the material terms of which are provided on Exhibit H attached hereto and, in connection with which, the Escrow Shares will be deposited with the Escrow Agent.

WHEREAS, in connection with the Closing and pursuant to the terms of the Topco Constitution, certain of the Scheme Shareholders shall be subject to a Lock-Up.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I.

DEFINITIONS

Section 1.01  Certain Definitions. For purposes of this Agreement:

“Acquisition” means the proposed acquisition by Topco of the entire issued and to be issued shares in the capital of the Company, by means of the Scheme, pursuant to which, at the Scheme Effective Time, the Scheme Shareholders will transfer their Scheme Shares to Topco in exchange for their portion of the Aggregate Company Consideration and, otherwise, on the terms, and subject to the conditions, set out in this Agreement and to be set out in the Scheme Document.

“Act” means the Companies Act 2014 of Ireland, as amended.

“affiliate” or “Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Aggregate Company Consideration” means an amount of Topco Ordinary Shares equal to the Company Equity Value divided by ten dollars ($10.00) and rounded down to the nearest whole number of Topco Ordinary Shares, to be allocated pro rata among the Scheme Shareholders and the holders of Company Vested Equity Units in the manner provided in Section 2.01 hereof and as to be set out in the Allocation Schedule.

“Amendment Resolution” means a special resolution to be put before the Company Holders at the EGM proposing that the Company’s constitution be amended to provide that: (i) no Company Shares will be issued to any person between the Scheme Record Time and the Scheme Effective Time and (ii) to the extent the obligation to issue such shares is not otherwise assumed by Topco and converted into a right to receive a substantially equivalent equity security, Company Shares to be issued pursuant to any Company Vested Equity Units or Company Unvested Equity Units after the Scheme Record Time will only be issued after the Scheme Effective Time and will be automatically acquired by Topco in exchange for (x) in the case of the Company Vested Equity Units, the allotment and issue by Topco of that number of Topco Ordinary Shares comprising the relevant portion of the Aggregate Company Consideration set forth opposite the name of the holder of such Company Vested Equity Units in respect of such Company Vested Equity Units on the Allocation Schedule and (y) in the case of the Company Unvested Equity Units, the allotment and issue by Topco of a number of Topco Ordinary Shares equivalent to the consideration per Company Share as shall be payable pursuant to the Scheme Shareholders under the Scheme.

“Ancillary Agreements” means the Registration Rights Agreement, the Shareholders Agreement, the Transaction Support Agreements, the Waiver Agreement, the Subscription Agreements, the Concord Warrant Amendment and all other agreements, certificates and instruments executed and delivered by Concord, Topco, Topco Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, (c) Criminal Justice (Corruption Offences) Act 2018 of Ireland, (d)anti-bribery legislation promulgated by the European Union and implemented by its member states, (e) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (f) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Anti-Money Laundering Laws” means all laws, rules, regulations, and guidance (having the force of law) of any jurisdiction applicable to the Parties concerning terrorist financing or Money Laundering, including, without limitation, the Money Laundering Control Act of 1986, the USA PATRIOT Act, and the Bank Secrecy Act.

“Available Cash” shall equal, as of the Closing, the amount of cash held by Concord, either held inside or outside the Trust Account (net of the Concord Stockholder Redemption Amount), plus the amount of Available Financing Proceeds.

“Available Financing Proceeds” shall equal, as of the Closing, the aggregate amount of any proceeds resulting from the Subscription Agreements.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems, Products or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day (a) on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, N.Y.; and (b) not being a Saturday or Sunday, on which banks are open for non-automated business in Ireland.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Change of Control” means any transaction or series of transactions (a) following which a person or “group” (within the meaning of Section 13(d) of the Exchange Act) of persons (other than the Company Holders), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing more than fifty percent (50%) of the voting power of or economic rights or interests in Topco, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which, the voting securities of Topco immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the person resulting from such combination or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of Topco to any person.

“Clearances” means all consents, clearances, approvals, permissions, permits, non-actions, orders, approvals, notifications and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Governmental Authority or other third party, in connection with the implementation of the Merger, the Scheme and/or the Acquisition.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Convertible Note Holders” means the holders of the Company Convertible Notes.

“Company Convertible Note Holders’ Consent” means the written consent of a majority of the Company Convertible Note Holders representing at least 75% of the outstanding Company Convertible Notes.

“Company Convertible Notes” means the convertible unsecured promissory notes issued by the Company in accordance with the Company Convertible Note Purchase Agreements.

“Company Convertible Note Purchase Agreements” means the convertible note purchase agreement dated March 6, 2021 as amended on April 8, 2021, May 7, 2021 and on or about the date hereof, entered into between the Company and the Company Convertible Note Holders together with the side letter entered into between the Company and the Company Convertible Note Holders dated March 8, 2021, as amended and restated on April 8, 2021, May 7, 2021 and on or about the date hereof and any and all additional side letters entered into between the Company and all or any of the Company Convertible Note Holders.

“Company Debt” means the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, breakage costs and other related fees or liabilities payable as a result of the prepayment thereof or the consummation of the Transactions) arising under, any obligations of the Company or any Company Subsidiary consisting of (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security, (c) all obligations under currency swap, interest rate hedge, or other hedging agreements or arrangements, (d) all obligations under any drawn letters of credit or under performance bonds, bankers’ acceptances, surety bonds, or similar arrangements designed to ensure a creditor against loss, (e) all obligations for the deferred purchase price of assets, property, or services (excluding trade payables and other current liabilities incurred in the ordinary course of business), (f) all earn out obligations with respect to business acquisitions prior to the Closing, (g) all obligations under leases required to be treated as capital leases pursuant to US GAAP, (h) liabilities arising from cash/book overdrafts, (i) vendor advances, (j) any liability with respect to the factoring and discounting of accounts receivable, (k) any liability under a conditional sale or other title retention agreement, and (l) all guarantees of any third party in respect of any of the foregoing, in each case, as at the Closing; provided, however, that in no event shall Company Debt include the Company Convertible Notes.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company in connection with this Agreement.

“Company Equity Plan” means the 2013 Share Award Scheme, as such may have been amended, supplemented or modified from time to time.

“Company Equity Securities” means, collectively, the Equity Interests in the Company.

“Company Equity Value” means $4,500,000,000 plus (a) the aggregate amount of the net proceeds of any equity or convertible debt issued by the Company after March 6, 2021 and set forth on Section 1.01 of the Company Disclosure Schedule minus (b) any Company Debt that will not convert into equity in connection with the Transactions.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, Topco, Topco Merger Sub, the Company or any Company Subsidiary in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Documents, the performance of its covenants or agreements in this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (a) the reasonable and documented fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers (subject to the terms of Exhibit H), consultants, or other agents or service providers of Topco or the Company, (b) fees, expenses and other amounts incurred in connection with the formation of Topco and Topco Merger Sub, (c) the premiums, commissions and other fees paid or payable in connection with obtaining the D&O Tail Policy, (d) except as otherwise expressly provided herein, the fees and expenses incurred in connection with obtaining the consent or approval of any person or Governmental Authority in connection with the Transactions, (e) all obligations relating to sale, change of control, “stay around”, retention, severance, phantom stock, stock appreciation or similar bonuses or payments paid, in whole or in part, in connection with the Closing (including the employer portion of any payroll, social security, unemployment or similar Tax) and (f) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any other Transaction Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Concord Expenses or any expenses or fees incurred by or on behalf of, or otherwise payable by, whether or not due, any Company Holder in connection with the Acquisition.

“Company Holders” means the holders of the Company Shares in issue from time to time.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other Effects, is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries, taken as a whole, or does or would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any enactment of, change or proposed change in, or change in the interpretation of, any Law or US GAAP; (ii) Effect generally affecting the industries in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including with respect to COVID-19) and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company or the Company Subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees or other third parties related thereto; (vii) any failure by the Company or the Company Subsidiaries to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect; (viii) any Effect resulting or arising from the Pending Matters (as defined in Exhibit H) or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which Concord has requested in writing or to which it has consented in writing, except in the cases of clauses (i) through (iv), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Options” means all options to subscribe for new Company Shares, whether or not exercisable and whether or not vested, granted under the Company Equity Plan or otherwise that are outstanding immediately prior to the Closing.

“Company Ordinary Shares” means the ordinary shares of €0.0001 each (nominal value) in the capital of the Company.

“Company Organizational Documents” means the certificate of incorporation and constitution of the Company, as amended, modified or supplemented from time to time.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company SeedInvest Note” means the convertible unsecured promissory note dated March 1, 2019 and issued by the Company to North Capital Private Securities Corporation, in principal amount of $24,009,497.

“Company Series A Preferred Shares” means the series A preferred shares of €0.0001 each (nominal value) in the capital of the Company.

“Company Series B Preferred Shares” means the series B preferred shares of €0.0001 each (nominal value) in the capital of the Company.

“Company Series C Preferred Shares” means the series C preferred shares of €0.0001 each (nominal value) in the capital of the Company.

“Company Series C-1 Preferred Shares” means the series C-1 preferred shares of €0.0001 each (nominal value) in the capital of the Company.

“Company Series D Preferred Shares” means the series D preferred shares of €0.0001 each (nominal value) in the capital of the Company.

“Company Series E Preferred Shares” means the series E preferred shares of €0.0001 each (nominal value) in the capital of the Company.

“Company Shares” means issued and to be issued shares of any class in the capital of the Company.

“Company Subsidiary” means each subsidiary of the Company.

“Company Vested Equity Units” means (i) to the extent unexercised as of the Scheme Record Time, Company 2018 Warrants, Company 2019 Warrants and the Company SeedInvest Note and (ii) any other outstanding options, warrants and other subscription rights for Company Shares (including Company Options or Equity Interests issued pursuant to Section 8.01(b)(ii)) that are, or shall be, unconditionally exercisable by the holders of such other outstanding options, warrants and other subscription rights as of the Scheme Record Time, as will in both cases be set forth on the Allocation Schedule.

“Company Unvested Equity Units” means the outstanding options, warrants and other subscription rights for Company Shares (including Company Options or Equity Interests issued pursuant to Section 8.01(b)(ii)) that are not, nor shall be, unconditionally exercisable by the holders thereof as of immediately prior to the Scheme Effective Time (excluding, for the avoidance of doubt, the Company Vested Equity Units), as will be set forth on the Rollover Schedule.

“Company 2018 Warrant Instrument” means that certain warrant instrument dated February 21, 2018 constituting and regulating warrants to subscribe for 1,450,000 Company Ordinary Shares.

“Company 2019 Warrant Instrument” means that certain warrant instrument dated March 1, 2019 constituting and regulating warrants to subscribe for 85,000 Company Series E Preferred Shares.

“Company 2018 Warrants” means whole warrants to subscribe for Company Ordinary Shares as contemplated under the Company 2018 Warrant Instrument.

“Company 2019 Warrants” means whole warrants to subscribe for Company Series E Preferred Shares as contemplated under the Company 2019 Warrant Instrument.

“Concord Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Concord dated December 7, 2020, as amended, modified or supplemented from time to time.

“Concord Class A Common Stock” means Concord’s Class A Common Stock, par value $0.0001 per share, as described in the Concord Certificate of Incorporation.

“Concord Class B Common Stock” means Concord’s Class B Common Stock, par value $0.0001 per share, as described in the Concord Certificate of Incorporation.

“Concord Disclosure Schedule” means the disclosure schedule delivered by Concord in connection with this Agreement.

“Concord Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, Concord or any of its Affiliates in connection with the negotiation, preparation or execution of this Agreement or any other Transaction Document, the performance of their respective covenants or agreements in this Agreement or any other Transaction Document, the consummation of the transactions contemplated hereby or thereby or the pursuit of any alternative transactions, including (a) the reasonable and documented fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of Concord and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Concord pursuant to this Agreement or any other Transaction Document (including the Concord Tail Policy). Notwithstanding the foregoing or anything to the contrary herein, Concord Expenses shall not include any Company Expenses.

“Concord Material Adverse Effect” means any Effect that is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of Concord, or does or would prevent, materially delay or materially impede the performance by Concord of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Concord Material Adverse Effect: (i) any enactment of, change or proposed change in or change in the interpretation of any Law, US GAAP; (ii) Effect generally affecting the industries in which Concord operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by Concord as required by this Agreement or any Ancillary Agreement; (vi) the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (provided that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); or (vii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that Concord is materially disproportionately affected thereby as compared with other special purpose acquisition companies (SPACs) operating in the industry in which Concord operates.

“Concord Organizational Documents” means the Concord Certificate of Incorporation, the Concord Bylaws and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“Concord Shares” means the outstanding shares of Concord Class A Common Stock and Concord Class B Common Stock.

“Concord Stockholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of Concord of the Redemption Rights.

“Concord Unit” means units of Concord consisting of one share of Concord Class A Common Stock and one-half of one Concord Warrant.

“Concord Warrant Agreement” means that certain warrant agreement dated December 7, 2020 by and between Concord and Continental Stock Transfer & Trust Company.

“Concord Warrants” means whole warrants to subscribe for shares of Concord Class A Common Stock as contemplated under the Concord Warrant Agreement, with each whole warrant exercisable for one share of Concord Class A Common Stock at an exercise price of $11.50.

“Conditions” means the conditions to the Transactions set forth in Article X, and “Condition” means any one of the Conditions.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (a) the Company, the Company Subsidiaries or Concord that is not already generally available to the public, or (b) any Suppliers or customers of the Company or any Company Subsidiary that is bound by any confidentiality agreements or other confidentiality restriction or obligation.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Court Hearing” means the hearing by the Irish High Court of the Petition to sanction the Scheme under Section 453 of the Act.

“Court Meetings” means the class meetings of each of the holders of the Company Ordinary Shares the Company, the Company Series A Preferred Shares, the Company Series B Preferred Shares, the Company Series C Preferred Shares, the Company Series C-1 Preferred Shares, the Company Series D Preferred Shares, the Company Series E Preferred Shares, (subject to Section 2.01(m)) the Company Convertible Notes and/or any other class of the Company Holders or creditors of the Company (and any adjournment or adjournments thereof) convened by (i) resolution of the Company Board or (ii) order of the Irish High Court, in each case pursuant to Section 450 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment).

“Court Meetings’ Resolutions” means the resolutions to be proposed at the Court Meetings for the purposes of approving and implementing the Scheme.

“Court Order” means the order or orders of the Irish High Court sanctioning the Scheme under Section 453 of the Act.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Earnout Period” means the time period commencing on the Closing Date and ending at 5:00 PM, Eastern Time, on the tenth anniversary of the Closing Date.

“EGM” means the extraordinary general meeting of the Company Holders (and any adjournment thereof) to be convened in connection with the Scheme to approve the EGM Resolutions expected to be convened as soon as the preceding Court Meetings shall have been concluded or adjourned (it being understood that if any one or more Court Meeting is adjourned, the EGM shall be correspondingly adjourned).

“EGM Resolutions” means such resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, changes to the Company Organizational Documents (including the Amendment Resolution) and such other matters as the Company reasonably determines to be necessary or desirable for the purposes of implementing the Transactions as have been approved by Concord, such approval not to be unreasonably withheld, conditioned, or delayed.

“Employee Benefit Plan” means each (a) “employee benefit plan” as such term is defined in Section 3(3) of ERISA and (b) nonqualified deferred compensation plan, bonus, stock option, stock purchase, restricted stock, other equity or equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental income arrangements, severance, redundancy, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other material employee benefit plan, program, policy, agreement, or arrangement which is not described in the clause (a) of this definition, whether written or unwritten.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (a) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment, natural resources or human health and safety.

“Equity Interests” means (a) any partnership interests, (b) any membership or limited liability company interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, restricted stock units or commitments of any kind or character relating to, or entitling any person or entity to purchase or otherwise acquire membership or limited liability company interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership or limited liability company interests or units, capital stock, or any other equity securities, or (g) any other interest classified as an equity security of a person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow” means the terms of escrow set out in Exhibit H and to be set out in an escrow agreement on terms reasonably acceptable to Concord and the Company.

“Escrow Agent” means an escrow agent reasonably acceptable to Concord and the Company.

“Escrow Pro Rata Portion” means, in respect of a Scheme Shareholder, the proportion that the Scheme Consideration receivable by that Scheme Shareholder represents of the aggregate Scheme Consideration receivable by all Scheme Shareholders, provided, however, that any Scheme Consideration derived from Scheme Shares allotted and issued upon the conversion of Company Convertible Notes shall be disregarded in both the numerator and the denominator for the purpose of making any such calculation (with the intention that no Scheme Consideration attributable to Scheme Shares allotted and issued upon the conversion of Company Convertible Notes shall be subject to the Escrow).

“Escrow Shares” means in aggregate 37,500,000 of the Topco Ordinary Shares, comprised in the Scheme Consideration.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Agent” means a bank or trust company as mutually agreed to by the Parties to act as exchange agent for the payment and delivery of the Scheme Consideration and Merger Consideration. If no such agreement among the Parties is reached, the Exchange Agent shall be Continental Stock Transfer & Trust Company.

“Fractional Entitlement” means an entitlement to a fraction of a Topco Ordinary Share.

“Fraud” means, with respect to any person (a) an intentional false representation of fact by such person, (b) with knowledge that such representation is false, (c) with an intention to induce another person to act or refrain from acting in reliance upon it and (d) causing such other person, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action. For the avoidance of doubt, “Fraud” shall not include recklessness or any type of constructive or equitable fraud.

“Hazardous Substance(s)” means (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing (collectively, “Trademarks”), (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (d) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database rights, including rights to use any Personal Information, (e) Internet domain names and social media accounts, (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description, (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium, and (h) all legal rights arising from items (a) through (f), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Irish High Court” means the High Court of Ireland.

“Irish Registrar of Companies” means the Registrar of Companies in Dublin, Ireland.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule A after due and reasonable inquiry, and in the case of Concord, the actual knowledge of the persons listed on Schedule A-1, in each case after due and reasonable inquiry.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, resolution, common law, ordinance, code, edict, decree, order, judgment, rule, regulation, ruling, directive, regulatory guidance, agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or with or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim, lease, license, tenancy or possessory interest, purchase right, transfer restriction, right of first refusal, right of first offer, conditional sales obligation, easement, restriction, covenant, condition, levy, debt, attachment, proxies, voting trust or similar agreement (including, without limitation, any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer or any other restriction attributable of ownership of any asset) or other encumbrance, restriction or limitation of any kind whatsoever that secures the payment or performance of an obligation (other than those created under applicable securities Laws).

“Lock-Up” means the terms of lock-up to be set out in the Amended Topco Constitution as and from the Scheme Effective Time.

“Money Laundering” means the acquisition, possession, use, conversion, transfer or concealment of the true nature of property of any description, and legal documents or instruments evidencing title to, or interest in, such property, knowing that such property is an economic advantage from criminal offences, for the purpose of (a) concealing or disguising the illicit origin of the property or (b) assisting any person who is involved in the commission of the criminal offense as a result of which such property is generated, to evade the legal consequences of such actions.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Open Source Software” means any Software in source code form that is licensed pursuant to (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include, by way of example and not limitation, all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation, or (c) any Reciprocal License.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, for amounts not yet due or that are being contested in good faith in appropriate proceedings, in each case for which appropriate reserves are being maintained, (c) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with US GAAP, (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (e) revocable, non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (g) Liens identified in the Audited Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, in each case to the extent the same do not and would not, individually or in the aggregate, materially impair the current or intended use of the Company’s or any Company Subsidiary’s assets, including without limitation the Leased Real Property, that are subject thereto (and in all events excluding monetary liens).

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, (c) any other, similar information or data regulated by Privacy/Data Security Laws, and (d) any information that is covered by the Payment Card Industry Data Security Standard.

“Petition” means the application to the Irish High Court pursuant to section 453 of the Act seeking the Court Order.

“Pre-Closing Expenses” means any costs, fees and expenses incurred by a Party or its Affiliates in connection with the Transactions and required by such Party or its Affiliates to be paid prior to the Closing, including in connection with (a) the preparation, printing and mailing of the Registration Statement / Proxy Statement, (b) the solicitation of the Concord stockholders, (c) SEC registration fees and fees payable to other securities regulators and (d) preparation and filing of any filings required under applicable Antitrust Laws, including the HSR Act.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, investigation, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Authority.

“Products” mean any products or services, currently or previously researched, designed, developed, manufactured, performed, licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Qualifying Subscription Agreement” means a Subscription Agreement entered into after the date hereof with the prior written consent of the Company and Concord, each in their sole discretion, (a) in which no shares of Concord Class A Common Stock are issued at a subscription price of less than $10.00 per share and (b) the terms of which are consistent with the Subscription Agreements entered into as of the date hereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (a) the disclosure, distribution or licensing of any Other Software (“Other Software” shall mean software other than such item of Software as provided by a third party in its unmodified form), (b) a requirement that any disclosure, distribution or licensing of any Other Software be at no charge, (c) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such Other Software, (d) a requirement that such Other Software be redistributable by other licensees, or (e) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Article IX of the Concord Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names and social media accounts.

“Representatives” means with respect to any person, such person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Concord Stockholder Approval” means the approval of the Concord Proposals by the affirmative vote of the holders of the requisite number of Concord Shares entitled to vote thereon, whether in person or by proxy, at a duly convened meeting of the Concord stockholders.

“Requisite Approval” means the requisite affirmative votes of the Company Holders and, subject to Section 2.01(m), the holders of the Company Convertible Notes (and, in the case of the Court Meetings, the classes thereof), required to approve and adopt the Resolutions.

“Resolutions” means the Court Meetings’ Resolutions and the EGM Resolutions, which will be set out in the Scheme Document.

“Sanctioned Person” means at any time any person (a) listed on any Sanctions-related list of designated or blocked persons, (b) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (a) the United States (including without limitation the U.S. Treasury Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury, or (e) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Scheme” or “Scheme of Arrangement” means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act to effect the Acquisition pursuant to this Agreement, on such terms and in such form as is not inconsistent with the terms set out in this Agreement, including any revision thereof as may be agreed between the Parties in writing, with or subject to any modifications, additions or conditions approved or imposed by the Irish High Court.

“Scheme Consideration” means that portion of the Aggregate Company Consideration to which the Scheme Shareholders will become entitled on a pro rata basis pursuant to the Scheme.

“Scheme Document” means a document (including any amendment or supplements thereto) to be distributed to Company Holders and, subject to Section 2.01(m), the Company Convertible Note Holders, containing (i) the Scheme, (ii) the notice or notices of the Court Meetings and EGM, (iii) an explanatory statement as required by Section 452 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act and (v) such other information as the Company and Concord shall agree.

“Scheme Effective Date” means the date on which the Scheme becomes effective in accordance with its terms.

“Scheme Effective Time” means the time on the Scheme Effective Date at which the Court Order is delivered to the Irish Registrar of Companies.

“Scheme Record Time” means 11:59 p.m. Eastern Time on the second last Business Day before the Scheme Effective Date.

“Scheme Shareholders” means the holders of Scheme Shares.

“Scheme Shares” means the Company Shares in issue at the Scheme Record Time.

“Scheme Voting Record Time” means the voting record time for the Scheme, as approved or directed by the Irish High Court.

“SEC” means the U.S. Securities and Exchange Commission.

“Software” means all computer software (in object code or source code format), and related documentation and materials.

“Sponsor” means Concord Sponsor Group LLC, a Delaware limited liability company, and CA Co-Investment LLC, collectively.

“Stamp Duty Relief” means relief pursuant to Section 80 of the Stamp Duties Consolidation Act 1999 of Ireland.

“subsidiary” or “subsidiaries” of the Company, Concord or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added, escheat, unclaimed property and franchise taxes, in each case, imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Taxing Authority.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or other authority competent to impose such Tax or responsible for the administration and/or collection of such Tax or enforcement of any law in relation to Tax.

“Topco Constitution” means the Topco memorandum and articles of association as each may be amended, modified, replaced or supplemented from time to time.

“Topco Disclosure Schedule” means the disclosure schedule delivered by Topco in connection with this Agreement.

“Topco Material Adverse Effect” means any Effect that is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of Topco, or does or would prevent, materially delay or materially impede the performance by Topco of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Topco Material Adverse Effect: (i) any enactment, change or proposed change in or change in the interpretation of any Law or US GAAP; (ii) Effect generally affecting the industries in which Topco operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by Topco as required by this Agreement or any Ancillary Agreement; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (provided that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); or (vii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that Topco is materially disproportionately affected thereby as compared with other companies.

“Topco Merger Sub Organizational Documents” means the certificate of incorporation, bylaws and other organizational documents of Topco Merger Sub, and as each may be amended, modified or supplemented from time to time.

“Topco Ordinary Shares” means ordinary shares of $0.001 each (nominal value) in the capital of Topco, having the rights and being subject to the restrictions set out in the Topco Constitution.

“Topco Organizational Documents” means the certificate of incorporation and constitution of Topco, and as each may be amended, modified or supplemented from time to time.

“Topco Warrants” means warrants to subscribe for Topco Ordinary Shares, with each whole warrant exercisable for one Topco Ordinary Share at an exercise price of $11.50.

“Trading Day” means any day on which Topco Ordinary Shares are actually traded on the principal securities exchange or securities market on which Topco Ordinary Shares are then traded.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Concord, Topco, Topco Merger Sub or the Company in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Acquisition, the Merger, the First Contribution and the Second Contribution.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Triggering Event” means Triggering Event I, Triggering Event II, Triggering Event III and Triggering Event IV, as applicable.

“Triggering Event I” means the date prior to or as of the first anniversary of the Closing Date, on which the volume weighted average sale price of one Topco Ordinary Share quoted on the New York Stock Exchange (or the exchange on which the Topco Ordinary Shares are then listed) is greater than or equal to $12.00 for any 20 Trading Days within any 30 consecutive Trading Day period.

“Triggering Event II” means the date prior to or as of the third anniversary of the Closing Date, on which the volume weighted average sale price of one Topco Ordinary Share quoted on the New York Stock Exchange (or the exchange on which the Topco Ordinary Shares are then listed) is greater than or equal to $14.00 for any 20 Trading Days within any 30 consecutive Trading Day period.

“Triggering Event III” means the date prior to or as of the fifth anniversary of the Closing Date, on which the volume weighted average sale price of one Topco Ordinary Share quoted on the New York Stock Exchange (or the exchange on which the Topco Ordinary Shares are then listed) is greater than or equal to $16.00 for any 20 Trading Days within any 30 consecutive Trading Day period.

“Triggering Event IV” means the date prior to or as of the tenth anniversary of the Closing Date, on which the volume weighted average sale price of one Topco Ordinary Share quoted on the New York Stock Exchange (or the exchange on which the Topco Ordinary Shares are then listed) is greater than or equal to $100.00 for any 20 Trading Days within any 30 consecutive Trading Day period.

“US GAAP” means United States generally accepted accounting principles.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Concord in connection with its due diligence investigation of the Company relating to the Transactions.

Section 1.02  Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2021 Balance Sheet	Section 5.07(b)
Action	Section 5.09
Aggregate Company Consideration	Section 1.01
Agreement	Preamble
Allocation Schedule	Section 2.01
Alternative Transaction	Section 9.04
Amended Topco Constitution	Section 9.15
Antitrust Laws	Section 9.11(a)
Attorney	Section 2.01(c)
Audited Financial Statements	Section 5.07(a)
Balance Sheet Date	Section 5.07(a)
Blue Sky Laws	Section 5.05(b)
Claims	Section 8.03
Closing	Section 4.01
Closing Date	Section 4.01

Defined Term	Location of Definition
Closing Filing	Section 9.09
Closing Press Release	Section 9.09
Company	Preamble
Company Board	Recitals
Company Permits	Section 5.06
Company Related Parties	Section 11.03(d)
Company Termination Fee	Section 11.03(b)
Competing Concord Transaction	Section 9.04(b)
Competing Seller	Section 9.04(b)
Concord	Preamble
Concord Board	Recitals
Concord Bylaws	Recitals
Concord Certificates	Section 3.06(a)
Concord Certificate of Incorporation	Recitals
Concord Preferred Shares	Section 7.03(a)
Concord Proposals	Section 9.02(a)
Concord SEC Reports	Section 7.07(a)
Concord Stockholders’ Meeting	Section 9.02(a)
Concord Tail Policy	Section 9.06(e)
Continuing Employees	Section 9.05(b)
Contracting Party	Section 12.11
Contributing Holders	Section 2.01(c)
D&O Tail Policy	Section 9.06(d)
Data Security Requirements	Section 5.13(j)
Delivered Financial Statements	Section 9.14
DGCL	Recitals
Earnout Consideration	Section 4.03(a)
Effect	Definition of Company Material Adverse Effect
Employment Matters	Section 5.11(e)
Environmental Permits	Section 5.15
ERISA Affiliate	Section 5.10(c)
Exchange Act	Section 5.05(b)
First Contribution	Recitals
Fixtures and Equipment	Section 5.23
Governmental Authority	Section 5.05(b)
Insurance Policies	Section 5.17(a)
Intended Irish Stamp Duty Treatment	Section 9.13(a)
Intended Merger Tax Treatment	Section 9.13(a)
Intended Tax Treatment	Section 9.13(a)
Intended Transaction Tax Treatment	Section 9.13(a)
IRS	Section 5.10(b)
Lease	Section 5.12(b)
Lease Documents	Section 5.12(b)
Material Contracts	Section 5.16(a)
Merger	Recitals

Defined Term	Location of Definition
Merger Consideration	Section 3.06(a)
Merger Effective Time	Section 3.02
Nonparty Affiliates	Section 12.11
Non-U.S. Subsidiaries	Section 9.13(c)(v)
Outside Date	Section 11.01(b)
Parties	Preamble
Pending Matters	Exhibit H
PFIC	Section 9.13(c)(v)
Plans	Section 5.10(a)
PPACA	Section 5.10(f)
Private Placements	Recitals
Registration Rights Agreement	Recitals
Registration Statement / Proxy Statement	Section 9.01(a)
Remedies Exceptions	Section 5.04
Rollover Schedule	Section 2.01(f)
SEC	Section 7.07(a)
Second Contribution	Recitals
Section 16	Section 9.20
Securities Act	Section 5.05(b)
Shareholders Agreement	Recitals
Signing Filing	Section 9.09
Signing Press Release	Section 9.09
Subscription Agreements	Recitals
Supporting Equity Holders	Recitals
Surviving Corporation	Section 3.01
Terminating Company Breach	Section 11.01(g)
Terminating Concord Breach	Section 11.01(h)
Topco Equity Plans	Section 9.05(c)
Trademarks	Definition of Intellectual Property
Transaction Support Agreements	Recitals
Trust Account	Section 7.12
Trust Agreement	Section 7.12
Trust Fund	Section 7.12
Trustee	Section 7.12
US Subsidiary	Recitals
Waiver Agreement	Recitals
Warrant Accounting Matter	Section 7.07(c)

Section 1.03  Construction.

(a)  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the words “include,” “includes,” or “including” shall be deemed to be followed by the words “including without limitation,” (vii) the word “or” shall be disjunctive but not necessarily exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law; (x) words importing the singular shall also include the plural, and vice versa; (xi) references to “$” or “dollar” or “US$” shall be references to United States dollars; (xii) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (xiii) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (xiv) all references to any contract are to that contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement), and (xv) the term “Parties” shall mean Concord, on the one hand, and Topco, the Company and Topco Merger Sub, on the other hand, as the context requires.

(b)  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under US GAAP.

Article II.

AGGREGATE COMPANY CONSIDERATION; THE ACQUISITION AND THE SCHEME

Section 2.01  Company Consideration; The Acquisition and the Scheme.

(a)  Not less than ten (10) Business Days prior to the Scheme Effective Time, the Company shall deliver to Concord a draft schedule (the “Allocation Schedule”), substantially in the form attached as Exhibit C, setting forth the Company’s good faith estimate of each of the (i) Aggregate Company Consideration, (ii) allocation (in accordance with the Scheme and Section 2.01(c)) of the Scheme Consideration among the Scheme Shareholders and (iii) allocation (as contemplated by Section 2.01(e) and Section 2.01(f)) of the remaining Aggregate Company Consideration (being the Aggregate Company Consideration less the Scheme Consideration) among the holders of the Company Vested Equity Units. Not more than 12 hours after the Scheme Record Time the Company shall deliver to Concord a final Allocation Schedule and the allocation of the Aggregate Company Consideration set out therein shall, to the fullest extent permitted by applicable Law, be final and binding on all Parties, and shall be used for purposes of (i) issuing the Scheme Consideration to the Scheme Shareholders at the Scheme Effective Time pursuant to the Scheme and Section 2.01(c) and (ii) allocating the relevant portion of the Aggregate Company Consideration among the holders of the Company Vested Equity Units as contemplated by Section 2.01(e) and Section 2.01(f), in both cases absent any manifest error.

(b)  The Acquisition will be implemented by means of an Irish law court-approved scheme of arrangement, pursuant to which Topco shall acquire the entire issued and to be issued Company Shares.

(c)  Pursuant to the Scheme, at the Scheme Effective Time, (i) each Scheme Shareholder shall transfer all of his, her or its Scheme Shares to Topco in exchange for the allotment and issuance by Topco of that number of Topco Ordinary Shares comprising that Scheme Shareholder’s pro rata portion of the Aggregate Company Consideration to be set forth opposite such Scheme Shareholder’s name on the Allocation Schedule and (ii) each and any director of the Company and Topco shall be irrevocably appointed as the duly authorized attorney of each Scheme Shareholder (each such attorney, an “Attorney”) to transfer such number of Topco Ordinary Shares so allotted and issued to that Scheme Shareholder (each such Scheme Shareholder together the “Contributing Holders”) comprising that Scheme Shareholder’s Escrow Pro Rata Portion of the Escrow Shares to be set forth opposite such Scheme Shareholder’s name on the Allocation Schedule, to the Escrow Agent (or nominee of the Escrow Agent) on the terms of the Escrow, provided always that for the duration of the Escrow (X) the terms of the Escrow shall provide that the Escrow Agent will hold the Escrow Shares for the sole benefit of the Contributing Holders and such Escrow shall be the sole and exclusive remedy against the Contributing Holders for such Pending Matters and (Y) the Contributing Holders shall enjoy all of the economic and voting rights attaching to such Scheme Shares. If not otherwise identified on Exhibit H, the Attorney will be authorized to and shall appoint an independent, third-party shareholder representative to act for and on behalf of all such Scheme Shareholders in connection with the (i) resolution by the Company of the Pending Matters, (ii) sale of the Escrow Shares as described in Exhibit H and (iii) such other matters as may be required of such shareholder representative pursuant to the Escrow.

(d)  In accordance with the terms of the Company Convertible Notes, each Company Convertible Note outstanding immediately prior to the Scheme Record Time shall be converted into Company Ordinary Shares immediately prior to the Scheme Record Time and such shares shall be transferred to Topco pursuant to the Scheme at the Scheme Effective Time in exchange for the allotment and issuance by Topco of Topco Ordinary Shares in accordance with the provisions of Section 2.01(c), above.

(e)  In accordance with the terms of each of the Company Equity Plan, the Company 2018 Warrant Instrument and the Company 2019 Warrant Instrument, at the Scheme Effective Time, to the extent not previously exercised, each Company Vested Equity Unit granted thereunder shall automatically, without any action by any of the Parties, be assumed by Topco and converted into a substantially equivalent equity security, subject to materially the same terms and conditions as were applicable to the corresponding former Company Vested Equity Unit, exercisable for that number of Topco Ordinary Shares comprising the portion of the Aggregate Company Consideration to be set forth opposite the name of the holder of such Company Vested Equity Unit on the Allocation Schedule, provided, however, that the Parties shall take all lawful action to effect the aforesaid provisions of this Section 2.01(e), including causing such instruments to be assumed by Topco and amended to the extent necessary to give effect to this Section 2.01(e), provided further, however, that to the extent any Company Vested Equity Unit is not, for any reason, assumed by Topco and converted into a right to receive a substantially similar equity security, as aforesaid, then, in accordance with the Amendment Resolution, any Company Shares to be issued pursuant to any Company Vested Equity Units after the Scheme Record Time will only be issued after the Scheme Effective Time and will be automatically acquired by Topco in exchange for the allotment and issue by Topco of that number of Topco Ordinary Shares comprising the relevant portion of the Aggregate Company Consideration to be set forth opposite the name of the holder of such Company Vested Equity Unit on the Allocation Schedule.

(f)  In accordance with the terms of the Company SeedInvest Note (subject to any agreement to the contrary entered into between the holder of the Company SeedInvest Note and the Company prior to the Scheme Record Time), as and from the Scheme Effective Time such promissory note (to the extent not previously converted into Company Shares) shall continue as a Company Vested Equity Unit issued by the Company and, in accordance with the Amendment Resolution, any Company Shares to be issued pursuant to the Company SeedInvest Note after the Scheme Record Time will only be issued after the Scheme Effective Time and will be automatically acquired by Topco in exchange for the allotment and issue by Topco of that number of Topco Ordinary Shares comprising the relevant portion of the Aggregate Company Consideration to be set forth opposite the name of the holder of the Company SeedInvest Note on the Allocation Schedule.

(g)  In accordance with the terms of the Company Equity Plan, at the Scheme Effective Time each Company Unvested Equity Unit granted thereunder shall automatically, without any action by any of the Parties, be assumed by Topco and converted into a substantially equivalent equity security, subject to materially the same terms and conditions as were applicable to the corresponding former Company Unvested Equity Unit, exercisable, subject to vesting, for that number of Topco Ordinary Shares (for the avoidance of doubt, not comprising the Aggregate Company Consideration) set forth opposite the name of the holder of such Company Unvested Equity Unit in respect of such Company Unvested Equity Unit on a schedule (the “Rollover Schedule”) to be delivered by the Company to Concord not more than 12 hours after the Scheme Record Time, substantially in the form attached as Exhibit I.

(h)  The Company shall put the Scheme to the Company Holders and, subject to Section 2.01(m), the Company Convertible Note Holders, in the manner set out in this Article II and, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions (with the exception of the Conditions set out in Section 10.04 (a) and (b), which may not be waived), shall, in the manner set out in this Article II, petition the Irish High Court to sanction the Scheme so as to facilitate the implementation of the Acquisition.

(i)  Each of Concord and Topco shall participate in the Scheme and agree to be bound by its terms, as proposed by the Company to the Company Holders and, subject to Section 2.01(m), the Company Convertible Note Holders, and shall, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions (with the exception of the Conditions set out in Section 10.04(a) to (d)), effect the Acquisition through the Scheme on the terms set out in this Agreement and the Scheme.

(j)  Each of the Parties shall promptly perform all of the obligations required of it in respect of the Acquisition on the terms set out in this Agreement and/or the Scheme, and each shall, subject to the terms and conditions of this Agreement, use all of its reasonable best efforts to take such other steps as are within its power and are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to this Agreement in connection with Closing.

(k)  Notwithstanding anything to the contrary contained in this Section 2.01, no Fractional Entitlements on the part of any Scheme Shareholder or the holder of Company Vested Equity Units shall be issued by Topco under this Section 2.01 and any entitlement to a Fractional Entitlement shall be deemed to have been rounded down and waived.

(l)  Pursuant to the Amended Topco Constitution and save as otherwise set out therein (including, for the avoidance of doubt, that in no event shall any Scheme Consideration derived from the Scheme Shares allotted and issued upon the conversion of Company Convertible Notes be subject to the Lock-Up), the Scheme Consideration and certain other shares in the capital of the Company shall be subject to the Lock-up.

(m)  Notwithstanding anything to the contrary in this Agreement, the Company may, at its sole discretion, elect to obtain the Company Convertible Note Holders’ Consent to the Scheme and, provided such consent is obtained by the Company at any time at or prior to the first Irish High Court Hearing contemplated by Section 2.02(f), the Company shall not be required to put the Scheme to the Company Convertible Note Holders.

(n)  In addition to the powers enumerated in Section 2.01(c), pursuant to the Scheme, an Attorney, acting as the duly authorized attorney of each Scheme Shareholder, shall be authorized to transfer up to an aggregate of 100,000 Topco Ordinary Shares on a pro rata basis from the Scheme Shareholders to a separate fund to be administered by the shareholder representative referred to in Section 2.01(c) in the manner contemplated on Schedule H, save that neither the Scheme Consideration derived from the Scheme Shares allotted and issued upon the conversion of Company Convertible Notes nor the Scheme Shareholders who hold such Topco Ordinary Shares shall be subject to the terms of this Section 2.01(n).

Section 2.02  Responsibilities of the Company, Topco and Topco Merger Sub in Respect of the Scheme.

(a)  The Company shall prepare the Scheme Document and all other documentation necessary to effect the Scheme and to convene the EGM and Court Meetings.

(b)  The Company shall, for the purpose of implementing the Scheme, instruct a barrister (of senior counsel standing) and provide Concord and its advisers with the opportunity to attend any meetings with such barrister to discuss matters pertaining to the Scheme and any issues arising in connection with it (except to the extent the barrister is to advise on matters relating to the fiduciary duties of the directors of the Company).

(c)  The Company shall keep Concord reasonably informed and consult with Concord as to the performance of the obligations and responsibilities required of the Company pursuant to the Agreement and/or the Scheme and as to any material developments relevant to the proper implementation of the Scheme including the satisfaction of the Conditions.

(d)  The Company shall, as promptly as reasonably practicable, notify Concord of any matter of which the Company becomes aware which would reasonably be expected to materially delay or prevent the filing of the Scheme Document or implementation of the Scheme, the Acquisition or the Merger, as the case may be.

(e)  The Company shall provide Concord with drafts of the Scheme Document, any other documentation related to the Acquisition and any and all pleadings, affidavits, petitions and other filings prepared by the Company for submission to the Irish High Court in connection with the Scheme prior to their filing, and afford Concord reasonable opportunities and time to review and make comments on all such documents and shall consider those comments in good faith and, where reasonable, accommodate in such documents all comments or amendments proposed by Concord.

(f)   Subject to Section 2.02(e), the Company shall as promptly as reasonably practicable, following the date of this Agreement, make all necessary applications to the Irish High Court in connection with the implementation of the Scheme (including, in particular, unless the Company Board has exercised its power to convene the Court Meetings pursuant to section 450(1) of the Act, issuing appropriate proceedings requesting the Irish High Court to order that the Court Meetings be convened as promptly as practicable following the declaration of effectiveness of the Registration Statement / Proxy Statement), and use reasonable best efforts so as to ensure that the hearing of such proceedings occurs as promptly as practicable in order to facilitate the despatch of the Scheme Document and seek such directions of the Irish High Court as it and Concord considers necessary or desirable in connection with such Court Meetings.

(g)  The Company shall procure the publication of all requisite advertisements and despatch of the Scheme Document and the forms of proxy for use at the Court Meetings and the EGM to Company Holders on the register of members of the Company at the Scheme Voting Record Time and, subject to Section 2.01(m), Company Convertible Note Holders on the register of holders of the Company Convertible Notes at the Scheme Voting Record Time, as promptly as reasonably practicable after the Company Board convenes the Court Meeting or the Irish High Court issues an order convening the Court Meeting and thereafter shall publish and/or post such other documents and information as the Irish High Court may approve or direct from time to time in connection with the implementation of the Scheme in accordance with applicable Law as promptly as reasonably practicable after the approval or direction of the Irish High Court to publish or post such documents being obtained.

(h)  The Company shall include in the Scheme Document a notice convening the EGM to be held immediately following the Court Meetings to consider and, if thought fit, approve the EGM Resolutions.

(i)  Except to the extent this Agreement has been previously terminated pursuant to Article XI, hold the Court Meetings and the EGM on the date set out in the Scheme Document, or such later date as may be agreed in writing between the Parties, and in such a manner as shall be approved, if necessary, by the Irish High Court and propose the Resolutions without any amendments, unless such amendments have been agreed to in writing with Concord, such agreement not to be unreasonably withheld, conditioned or delayed.

(j)  The Company shall afford all such cooperation and assistance as may reasonably be requested of it by Concord in respect of the preparation and verification of any document or in connection with any Clearance (including in relation to any applications for authorization to the Central Bank of Ireland) or confirmation required for the implementation of the Scheme including the provision to Concord of such information and confirmation relating to it, its subsidiaries and any of its or their respective directors or employees as Concord may reasonably request (including for purposes of preparing the Registration Statement / Proxy Statement) and to do so in a timely manner and assume responsibility only for the information relating to it contained in the Scheme Document or any other document sent to Company Holders or, subject to Section 2.01(m), Company Convertible Note Holders, or filed with the Irish High Court or in any announcement.

(k)  The Company shall review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it.

(l)  The Company shall, following the Court Meetings and EGM, assuming the Resolutions are duly passed (including by the requisite majorities required under Section 453(2) of the Act in the case of each of the Court Meetings) and all other Conditions are satisfied or, in the sole discretion of the applicable Party, waived (where applicable) (with the exception of the Conditions set out in Section 10.04(a) and (b), which may not be waived), take all necessary steps on the part of the Company to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the Irish High Court to the Scheme as soon as possible thereafter; and

(m)  The Company shall give such undertakings as are required by the Irish High Court in connection with the Scheme as the Company determines to be reasonable after consultation with Concord and otherwise take all such steps, insofar as lies within its power, as are reasonably necessary or desirable in order to implement the Scheme.

Section 2.03  Responsibilities of Concord in Respect of the Scheme.

(a)  Concord shall instruct counsel to appear on its behalf at the Court Hearing and undertake to the Irish High Court to be bound by the terms of the Scheme insofar as it relates to Concord or provide a written undertaking to the Irish High Court to be bound by the terms of the Scheme insofar as it relates to Concord.

(b)  Concord shall procure, insofar as lies within its powers of procurement, that its Representatives take all such steps as are necessary or desirable in order to implement the Scheme.

(c)  Concord shall keep the Company and Topco reasonably informed and consult with the Company and Topco as to the performance of the obligations and responsibilities required of Concord pursuant to this Agreement and/or the Scheme and as to any material developments relevant to the proper implementation of the Scheme including the satisfaction of the Conditions.

(d)  Concord shall afford (and shall procure, insofar as lies within its powers, that its Representatives shall afford) all such cooperation and assistance as may reasonably be requested of it by the Company and Topco in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme, including the provision to the Company (or any Governmental Authority) of such information and confirmation relating to it, its subsidiaries and any of its or their respective directors or employees as the Company may reasonably request and to do so in a timely manner.

(e)  Concord shall review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it.

(f)   Concord shall, as promptly as reasonably practicable, notify the Company and Topco of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme or the Acquisition as the case may be.

Section 2.04  Mutual Responsibilities of the Parties in Respect of the Scheme.

(a)  If any of the Parties becomes aware of any information that, pursuant to the Act, the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Scheme Document, or the Registration Statement / Proxy Statement, then the Party becoming so aware shall promptly inform the other Party thereof and the Parties shall, if required, cooperate with each other in submitting or filing such amendment or supplement with the SEC and/or the Irish High Court and, if required, in mailing such amendment or supplement to the Company Holders and, subject to Section 2.01(m), Company Convertible Note Holders;

(b)  The Company, Concord and Topco each shall take, or cause to be taken, such other steps as are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to Section 9.08 in connection with Closing; and

(c)  Each Party shall, as promptly as reasonably practicable, notify the other of any matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme, the Acquisition or the Merger as the case may be.

Section 2.05  Scheme Amendment.

(a)  Save as required by applicable Law or the Irish High Court, none of the Company or any of its Affiliates shall take any of the following actions after the Scheme Document is sent to Company Holders and, subject to Section 2.01(m), Company Convertible Note Holders, without the consent (such consent not to be unreasonably withheld, conditioned or delayed) of Concord:

(i)  amend the Scheme;

(ii)   adjourn or postpone the Court Meetings or the EGM; provided, however, that the Company may, without the consent of Concord, adjourn or postpone the Court Meetings or EGM:

(A)  to the extent reasonably necessary to ensure that any required supplement or amendment to the Scheme Document is provided to the Company Holders and, subject to Section 2.01(m), the Company Convertible Note Holders;

(B)   to permit dissemination of information that is material to shareholders voting at the Court Meetings or the EGM, but only for so long as the Company Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give Company Holders and, subject to Section 2.01(m), the Company Convertible Note Holders, sufficient time to evaluate any such disclosure or information so provided or disseminated; or

(C)   if as of the time that any of the Court Meetings or EGM are scheduled (as set forth in the Scheme Document), there are insufficient Company Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of any one or more of the Court Meetings or the EGM, but only until a meeting (or meetings) can be held at which there are a sufficient number of Company Shares represented to constitute a quorum or (B) voting for the approval of the Court Meetings’ Resolutions or the EGM Resolutions, as applicable, but only until a meeting (or meetings) can be held at which there are a sufficient number of votes of holders of Company Shares to approve the Court Meeting Resolutions or the EGM Resolutions, as applicable; or

(iii)   amend the Resolutions (in each case, in the form set out in the Scheme Document).

Section 2.06  Scheme Effective Time.

(a)  On or prior to the Scheme Effective Time:

(i)  the Company shall cause a meeting of the Company Board (or a duly authorized committee thereof) to be held at which resolutions are passed (conditional only upon delivery of the Court Order to the Irish Registrar of Companies in accordance with Section 454 of the Act) approving or recommending, if the Company does not have approval authority:

(A)  the transfer to Topco, at the Scheme Effective Time, of the Scheme Shares;

(B)   if requested by Topco subsequent to the Scheme Effective Time, the delivery to Topco of a share certificate(s) in respect of the Scheme Shares to be transferred to Topco in accordance with the Scheme;

(C)   the removal of such of the then-serving directors of the Company as the Company and Concord may agree; and

(D)  the appointment of such persons as directors of the Company as the Company and Concord may agree;

(ii)   the Company shall cause an office copy of the Court Order to be delivered to the Irish Registrar of Companies in accordance with Section 454 of the Act, and shall obtain a receipt in respect of the delivery of such Court Order, a copy of which shall be provided by the Company to Topco and Concord immediately following the Company’s receipt thereof;

(iii)   the Company shall deliver to Topco a certified copy of the resolutions referred to in Section 2.06(a)(i);

(iv)  Topco shall issue and deliver or cause to be issued and delivered the Scheme Consideration to the Company Holders and, notwithstanding anything to the contrary contained in this Agreement, no Fractional Entitlements on the part of any Scheme Shareholder shall be issued by Topco under this Agreement and any entitlement to a Fractional Entitlement shall be deemed to have been rounded down and waived; and

(v)  the sole shareholder of Topco shall pass a member’s resolution to cause the initial directors of the Topco Board immediately following the Merger Effective Time to be comprised of the individuals set forth on Exhibit E, each to hold office in accordance with the Shareholders Agreement and the Topco Constitution.

(b)  Settlement Procedures.

(i)  Settlement. At the Scheme Effective Time:

(A)  Topco shall allot and issue that number of Topco Ordinary Shares comprising the portion of the Aggregate Company Consideration set forth opposite each Scheme Shareholder’s name in the Allocation Schedule; and

(B)   the Scheme Shares shall be transferred to Topco,

in both cases pursuant to the Scheme.

(ii)   Withholding. Topco and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any person who was a holder of a Company Share subject to the Scheme such amounts as Topco or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax law. Without limiting the foregoing, a Party may give effect to withholding hereunder by withholding any consideration issued in the form of Topco Ordinary Shares or other consideration issued in kind, and then selling such portion of such Topco Ordinary Shares or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable Taxing Authorities. To the extent that amounts are so withheld by Topco or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

Article III.

MERGER

Section 3.01  Closing of Merger. The Merger shall be conditioned upon the prior consummation and implementation of the Scheme and the Acquisition. Upon the terms and subject to the conditions set forth in this Agreement, on the first Business Day following the Scheme Effective Time, and in accordance with the DGCL, Topco Merger Sub shall be merged with and into Concord at the Merger Effective Time. As a result of the Merger, the separate corporate existence of Topco Merger Sub shall cease and Concord shall continue as the surviving corporation (the “Surviving Corporation”) and direct, wholly-owned subsidiary of Topco.

Section 3.02  Merger Effective Time. Subject to the provisions of the Agreement, as promptly as practicable after the Scheme Effective Time, a certificate of merger satisfying the requirements of the DGCL shall be duly executed by Concord and Topco Merger Sub and as soon as practicable following the Closing shall be filed on the Closing Date with the Secretary of State of the State of Delaware (the “Certificate of Merger”). The Merger shall become effective at 12:01 AM, Eastern Time, on the first Business Day following the Scheme Effective Time, or at such later time as may be designated jointly by Concord and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being the “Merger Effective Time”).

Section 3.03  Effects of the Merger. At and after the Merger Effective Time, the Merger will have the effects set forth in the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, by virtue of the Merger and without any further action on the part of the Parties or the holder of any securities, the separate corporate existence of Topco Merger Sub shall cease and all the property, rights, privileges, powers and franchises of Concord and Topco Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Concord and Topco Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 3.04  Governing Documents. The certificate of incorporation and bylaws of the Surviving Corporation shall be amended as of the Merger Effective Time so as to read in their entirety as the certificate of incorporation and bylaws of Concord as in effect immediately prior to the Merger Effective Time (except it shall be amended and restated at the Merger Effective Time to read like the certificate of incorporation of Topco Merger Sub), until thereafter amended as provided therein and by applicable Law. At the Merger Effective Time, the by-laws of Topco Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by applicable Law, the certificate of incorporation of the Surviving Corporation and such by-laws, as applicable.

Section 3.05  Officers and Directors.

(a)  On, or prior to the Scheme Effective Time, the sole shareholder of Topco shall pass a member’s resolution to cause the initial directors of the Topco Board immediately following the Merger Effective Time to be comprised of the individuals set forth on Exhibit E, each to hold office in accordance with the Shareholders Agreement and the Topco Constitution. Furthermore, the Parties shall cause the initial officers of Topco immediately following the Merger Effective Time to be comprised of the individuals set forth on Exhibit E, each to hold office in accordance with the Topco Constitution.

(b)  The Parties shall cause the initial directors of the Company Board and the initial officers of the Company immediately following the Merger Effective Time to be comprised of the individuals set forth on Exhibit E, each to hold office in accordance with the Company Organizational Documents.

(c)  The Parties shall cause the initial directors of the Board of Directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately following the Merger Effective Time to be comprised of the individuals set forth on Exhibit E, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 3.06  Effect on Capital Stock.

(a)  Conversion of Concord Common Stock. Each share of Concord Class A Common Stock and each share of Concord Class B Common Stock (other than Concord Shares to be cancelled in accordance with Section 3.06(c)) issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive one Topco Ordinary Share (the “Merger Consideration”) by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders. As a result of the Merger, at the Merger Effective Time, each holder of record of a certificate or certificates which immediately prior to the Merger Effective Time represented outstanding Concord Shares (the “Concord Certificates”) and each holder of record of a non-certificated outstanding Concord Share represented by book entry (“Concord Book Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the consideration payable in respect of the Concord Shares represented by such Concord Certificate or Concord Book Entry Share (as applicable) immediately prior to the Merger Effective Time to be delivered in accordance with Section 3.06(d).

(b)  Topco Merger Sub Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, each share of common stock of Topco Merger Sub issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall forthwith be cancelled and cease to exist and be automatically converted (in exchange for the cancellation of the common stock of Topco Merger Sub and the funding of the Merger Consideration by Topco) into one (1) fully paid and nonassessable share of common stock of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation and all of which shall be held by Topco.

(c)  Concord-Owned Shares. Each Concord Share held by Concord as treasury stock or owned by Concord immediately prior to the Merger Effective Time, shall be cancelled without any conversion thereof, and no consideration shall be paid with respect thereto.

(d)  Exchange Procedures.

(i)  Exchange Agent. At the Merger Effective Time, Topco shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Concord Shares, for exchange in accordance with this Article III, certificates or, at Topco’s option, evidence of shares in book entry form, representing the number of Topco Ordinary Shares sufficient to deliver the Topco Ordinary Shares included in the Merger Consideration payable pursuant to this Agreement. All certificates representing Topco Ordinary Shares deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Concord Exchange Fund”. Topco shall cause the Exchange Agent pursuant to irrevocable instructions, to deliver the Merger Consideration out of the Concord Exchange Fund in accordance with this Agreement. Except as contemplated by this Section 3.06, the Concord Exchange Fund shall not be used for any other purpose.

(ii)   Exchange Procedures. As soon as reasonably practicable after the Merger Effective Time, and in any event within four (4) Business Days after the Merger Effective Time, Topco shall cause the Exchange Agent to mail to each holder of record of a Concord Certificate and to each holder of record of a Concord Book Entry Share, which at the Merger Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 3.06(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Concord Certificates shall pass, only upon delivery of the Concord Certificates to the Exchange Agent or, in the case of Concord Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) in a form reasonably acceptable to Concord and the Company, and (ii) instructions for use in effecting the surrender of the Concord Certificates and Concord Book Entry Shares, as applicable, in exchange for payment and issuance of the Merger Consideration therefor. Within five (5) Business Days after surrender of Concord Certificates or Concord Book Entry Shares (as applicable) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Concord Certificates or Concord Book Entry Shares (as applicable) shall be entitled to receive in exchange therefor: (a) that number of Topco Ordinary Shares into which such holder’s Concord Shares represented by such holder’s properly surrendered Concord Certificates or Concord Book Entry Shares (as applicable) were converted pursuant to Section 3.06(a), and the Concord Certificates or Concord Book Entry Shares (as applicable) so surrendered shall forthwith be cancelled, and (b) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.06(d)(vii) below) equal to any cash dividends or other distributions that such holder has the right to receive pursuant to Section 3.06(d)(iv) below. No interest shall be paid or shall accrue for the benefit of holders of the Concord Certificates or Concord Book Entry Shares on the Merger Consideration payable in respect of the Concord Certificates or Concord Book Entry Shares.

(iii)   Transferred Certificates; Lost, Stolen or Destroyed Certificates. If payment or issuance of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Concord Certificate is registered, it shall be a condition of payment or issuance that the Concord Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Merger Consideration to a person other than the registered holder of the Concord Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. In the event that any Concord Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Concord Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Concord Certificate the applicable Merger Consideration payable or issuable in respect of the Concord Shares represented by the Concord Certificate pursuant to this Section 3.06(d).

(iv)  Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Topco Ordinary Shares with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Concord Certificate or Concord Book Entry Shares (as applicable) with respect to the Concord Shares represented thereby until such Concord Certificate or Concord Book Entry Shares (as applicable) has been surrendered in accordance with this Section 3.06(d). Subject to applicable Law and the provisions of this Section 3.06(d), following surrender of any such Concord Certificate or Concord Book Entry Shares (as applicable), there shall be paid to the record holder thereof by the Exchange Agent, without interest promptly after such surrender, (a) the number of Topco Ordinary Shares to which such record holder was entitled pursuant to this Section 3.06(d), (b) at the time of surrender, the amount of dividends or other distributions with a record date on or after the date of the Merger Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (c) at the appropriate payment date, the dividends or other distributions payable with respect to those Topco Ordinary Shares with a record date on or after the date of the Merger Effective Time but on or prior to the date of this surrender and with a payment date subsequent to surrender.

(v)  No Further Ownership Rights in Concord Shares. Until surrendered as contemplated hereby, each Concord Share shall, after the Merger Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Section 3.06(d), the issuance or payment of which shall be deemed to be the satisfaction in full of all rights pertaining to Concord converted in the Merger. At the Merger Effective Time, the stock transfer books of Concord shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Concord Shares which were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, Concord Certificates or Concord Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Section 3.06(d).

(vi)  Adjustment to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Topco Ordinary Shares occurring on or after the date hereof and prior to the Merger Effective Time.

(vii)    Termination of Exchange Fund. Any portion of the Concord Exchange Fund which has not been transferred to the holders of Concord Certificates or Concord Book Entry Shares (as applicable) as of the one-year anniversary of the Merger Effective Time shall be delivered to Topco or its designee, upon demand. Any holder of Concord Certificates or Concord Book Entry Shares (as applicable) who has not complied with this Section 3.06(d) prior to the one-year anniversary of the Merger Effective Time shall thereafter look only to Topco for payment of such holder’s claim for the Merger Consideration (subject to abandoned property, escheat or other similar applicable Laws). Any portion of the Concord Exchange Fund remaining unclaimed by holders of Concord Certificates or Concord Book Entry Shares (as applicable), as of the date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Topco free and clear of any claims or interest of any person previously entitled thereto.

(viii)    No Liability. None of Concord, Topco, Topco Merger Sub, the Company, or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any Topco Ordinary Shares (or dividends or distributions with respect thereto) from the Concord Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(ix)  Withholding. Topco and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to the Agreement to any person who was a holder of Concord Shares immediately prior to the Merger Effective Time such amounts as Topco or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax law, and any other party making payments pursuant to this Agreement and the Transactions shall be entitled to deduct and withhold from such payments such amounts as it is required to deduct and withhold pursuant to any applicable provision of federal, state, local or non-U.S. Tax law; provided that the Parties shall cooperate and use reasonable best efforts to reduce, minimize or eliminate any applicable withholding to the extent reasonably permitted under applicable Tax law. Without limiting the foregoing, a party hereunder may give effect to withholding hereunder by withholding any consideration issued in the form of Topco Ordinary Shares or other consideration issued in kind, and then selling such portion of such withheld Topco Ordinary Shares or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable Taxing Authorities. To the extent that amounts are so withheld pursuant to this Section 3.06(d)(ix), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

Section 3.07  Stock Transfer Books. At the Merger Effective Time, the stock transfer books of Concord shall be closed and there shall be no further registration of transfers of Concord Shares thereafter on the records of Concord. From and after the Merger Effective Time, the holders of Concord Certificates representing Concord Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such Concord Shares, except as otherwise provided in this Agreement or by applicable Law. On or after the Merger Effective Time, any Concord Certificates presented to the Exchange Agent or Topco for any reason shall be converted into the Merger Consideration in accordance with the provisions of Section 3.06.

Section 3.08  Effect on Concord Warrants. At the Merger Effective Time, each Concord Warrant that is outstanding immediately prior to the Merger Effective Time shall, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, cease to represent a right to acquire one (1) share of Concord Class A Common Stock and shall automatically be converted in accordance with the terms of the Concord Warrant Agreement, at the Merger Effective Time, into a Topco Warrant on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the Concord Warrant Agreement. The Parties shall take all lawful action to effect the aforesaid provisions of this Section 3.08, including causing the Concord Warrant Agreement to be assumed by Topco, and amended to the extent necessary to give effect to this Section 3.08, including adding Topco as a party thereto, such assumption and amendment to be in substantially the form attached hereto as Exhibit F (the “Concord Warrant Amendment”).

Section 3.09  Payment of Expenses.

(a)  Not sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall provide to Concord a written report setting forth a list of all of the Company Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such Company Expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date. On the Business Day following the Closing, Topco shall pay or cause to be paid by wire transfer of immediately available funds all such unpaid Company Expenses.

(b)  No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Concord shall provide to the Company a written report setting forth a list of all Concord Expenses incurred by or on behalf of Concord (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such Concord Expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date. On the Business Day following the Closing, Topco shall pay or cause to be paid by wire transfer of immediately available funds all such unpaid Concord Expenses.

(c)  The Company shall be responsible for paying, as and when incurred, (i) the SEC registration fees and fees payable to other securities regulators and (ii) filing fees required under applicable Antitrust Laws, including the HSR Act and thereafter each of the Company and Concord shall each be responsible for their respective Pre-Closing Expenses; provided, that, upon the Closing, the Company will be responsible for all Pre-Closing Expenses.

(d)  The Company shall be responsible for paying, as and when incurred, the Company Holders’ reasonable and documented attorney’s fees incurred in connection with this Agreement and the other Transaction Documents, up to an aggregate amount of $250,000.

Article IV.

CLOSING; EARNOUT

Section 4.01  Closing.

(a)  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables and release of signatures at 10:00 a.m., New York City time, on a date to be agreed by the Parties, being not more than three (3) Business Days (or such shorter period of time as remains before 11:59 p.m., New York City time, on the Outside Date) after the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable and permissible) of all of the Conditions (“Closing Date”) with the exception of those that can only be satisfied at the Closing and the Condition set out in Section 10.04(d) (relating to the delivery of the Court Order to the Irish Registrar of Companies in accordance with Section 454 of the Act), but subject to the satisfaction of such Conditions.

Section 4.02  Capitalization

(a)  Exhibit G sets forth an illustrative calculation of the capitalization of Topco immediately following the consummation of the Transactions.

Section 4.03  Earnout.

(a)  Following the Closing, and as additional consideration for the Transactions, within five (5) Business Days after the occurrence of a Triggering Event, the Company Holders and the holders of Company Vested Equity Units and Company Unvested Equity Units set forth in the Rollover Schedule and the Allocation Schedule, shall be issued Topco Ordinary Shares, as referred to below and as set forth opposite such holder’s name on the Rollover Schedule and Allocation Schedule, which right shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Topco Ordinary Shares occurring on or after the Closing (the “Earnout Consideration”, which consideration, for the avoidance of doubt, shall in no circumstances take the form of cash), upon the terms and subject to the conditions set forth in this Agreement; provided, however, that holders of Company Vested Equity Units and holders of Company Unvested Equity Units that are in the employment of the Company at the Closing shall, on the termination of such employment, forfeit any Earnout Consideration attributable to their Company Vested Equity Units or Company Unvested Equity Units and otherwise payable to them. Where any Earnout Consideration is forfeited, such Earnout Consideration shall be reallocated to the holders set forth on the Rollover Schedule and the Allocation Schedule on a pro rata basis. The right to receive the Earnout Consideration is not transferable. The Earnout Consideration shall be issued in the following manner:

(i)  Upon the occurrence of Triggering Event I, the number of Topco Ordinary Shares as set forth on the Rollover Schedule and / or the Allocation Schedule (as the case may be);

(ii)   Upon the occurrence of Triggering Event II, the number of Topco Ordinary Shares as set forth on the Rollover Schedule and / or the Allocation Schedule (as the case may be);

(iii)   Upon the occurrence of Triggering Event III, the number of Topco Ordinary Shares as set forth on the Rollover Schedule and / or the Allocation Schedule (as the case may be); and

(iv)  Upon the occurrence of Triggering Event IV, the number of Topco Ordinary Shares as set forth on the Rollover Schedule and / or the Allocation Schedule (as the case may be).

(b)  For the avoidance of doubt, the aggregate number of Topco Ordinary Shares that the Company Holders and the holders of Company Vested Equity Units and Company Unvested Equity Units will collectively have a right to receive pursuant to this Agreement in respect of the Earnout Consideration in no event shall exceed the aggregate of the numbers set forth on the Rollover Schedule and the Allocation Schedule. Any Earnout Consideration that is not earned and payable prior to the expiration of the applicable Triggering Event shall be forfeited.

(c)  If, during the Earnout Period, there is a Change of Control, each Triggering Event that has not yet occurred (and has not previously expired) as of immediately prior to the Change of Control shall be deemed to have occurred if the price per share in the Change of Control equals or exceeds the applicable price target described in the applicable Triggering Event, and the Earnout Consideration (or any applicable portion thereof) will be deemed to have been issued immediately prior to the consummation of such Change of Control.

(d)  The Topco Ordinary Share price targets set forth in the definitions of Triggering Event I, Triggering Event II, Triggering Event III and Triggering Event IV shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Topco Ordinary Shares occurring after the Closing.

(e)  The Parties agree that for all income Tax purposes, any payment of any portion of the Earnout Consideration to the Company Holders shall be treated as deferred consideration in the exchange pursuant to Section 351 of the Code and any corresponding provision of non-U.S. or U.S. state or local law, as appropriate (subject to imputation of interest under Section 483 or Section 1274 of the Code). The Parties shall prepare and file all Tax Returns consistent with the foregoing provisions of this Section 4.03(e) and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, unless otherwise required by applicable Law.

(f)   The Parties agree that the obligation on Topco to issue the Earnout Consideration to Company Holders and holders of Company Vested Equity Units and Company Unvested Equity Units pursuant to Section 4.03(a) shall, without prejudice to any obligation of a Company Holder or holder of Company Vested Equity Units or Company Unvested Equity Units to make payment, in all cases be conditional on and subject to the payment to Topco of an amount in cash equal to the aggregate nominal value of such Topco Ordinary Shares.

(g)  Notwithstanding any other provision of this Agreement, where an issuance of the Earnout Consideration would result in the imposition of an obligation on any person or persons (either severally or jointly) to extend an offer to the holders of each class of equity share capital in Topco pursuant to Rule 9 of the Irish Takeover Panel Act, 1997, Irish Takeover Rules, 2013, the requirement on Topco to issue such Earnout Consideration shall be deferred until such time as the Irish Takeover Panel grants, for the purposes of such issuance, a waiver from the requirements of Rule 9 for the purposes of such issuance of the Earnout Consideration.

 Article V.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule delivered by the Company in connection with this Agreement, the Company hereby represents and warrants to Concord as follows:

Section 5.01  Organization and Qualification; Subsidiaries.

(a)  The Company and each Company Subsidiary is an organization duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate have a Company Material Adverse Effect.

(b)  A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 5.01(b) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. Except with respect to the Company Subsidiaries, the Company does not directly or indirectly own, and has never owned, any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interest in, any corporation, partnership, joint venture or business association or other entity.

Section 5.02  Organizational Documents. The Company has prior to the date of this Agreement made available to Concord in the Virtual Data Room a complete and correct copy of the Company Organizational Documents and the organizational documents of each Company Subsidiary, each as amended to date. Such organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any provision of its organizational documents.

Section 5.03  Capitalization.

(a)  Section 5.03(a) of the Company Disclosure Schedule sets forth a true and complete list of all the Equity Interests issued or outstanding in the Company, and there are no Equity Interests issued or outstanding in the Company except as set forth thereon. As of June 20, 2021, there are 32,819,924 Company Vested Equity Units and 16,113,289 Company Unvested Equity Units. The legal and beneficial interest in all such Equity Interests are held by the holders thereof free and clear of all Liens, options, rights of first refusal and limitations on the Company’s voting or transfer rights other than transfer restrictions under applicable securities Laws and the Company Organizational Documents. All such Equity Interests are validly issued, fully paid and non-assessable and have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party and the Company Organizational Documents.

(b)  All outstanding Equity Interests of each Company Subsidiary are validly issued, fully paid and non-assessable have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company is a party and the Company Organizational Documents. Each outstanding Equity Interest of each Company Subsidiary is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting or transfer rights other than transfer restrictions under applicable securities Laws and their respective organizational documents.

(c)  Except as set forth in Section 5.03(c) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in the Company or any Company Subsidiary.

(d)  There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e)  Section 5.03(e) of the Company Disclosure Schedule sets forth, the following information with respect to each Company Option outstanding: (i) the name of the Company Option recipient; (ii) the number of Company shares subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted; (v) the number of Company Options that are vested and exercisable; and (vi) the date on which such Company Option expires. The Company has made available to Concord in the Virtual Data Room accurate and complete copies of each Plan pursuant to which the Company has granted the Company Options that are currently outstanding and the form of all award agreements evidencing such Company Options. No Company Option has an exercise price that has been or may be less than the fair market value of the underlying equity securities of the Company as of the date such Company Option was granted nor has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(f)   The Company is not a reporting issuer (as such term is defined in the Securities Act).

(g)  The Company is in compliance with the provisions of Section 17 of the Act.

Section 5.04  Authority Relative to this Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and any other Transaction Documents to which it is a party thereto and, subject to receipt of the Requisite Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the Acquisition. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by the Company Board and, except for (A) the Requisite Approval and (B) the filings of the required documents and other actions in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the Irish High Court, and the filing of the Court Order with the Irish Registrar of Companies, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby (including the Acquisition). On or prior to the date hereof, the Company Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of the Company and the Company’s shareholders and adopted a resolution to recommend that the Company’s shareholders vote in favor of the Resolutions. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Concord, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to (x) applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (y) general equitable principles, whether considered in a proceeding at law or equity (together, (x) and (y), the “Remedies Exceptions”). No state, provincial, federal, domestic or foreign takeover statute is applicable to the Transactions, except as otherwise contemplated herein.

Section 5.05  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by the Company does not, and subject to receipt of the approvals required under the Scheme of Arrangement and of the consents, approvals, authorizations or permits, filings, registrations and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 5.05(b), and assuming all other required filings, waivers, approvals, consents, authorizations, registrations and notices disclosed in Section 5.05(b) of the Company Disclosure Schedule have been made, obtained or given, the performance of this Agreement by the Company, will not (i) conflict with or violate the Company Organizational Documents or the organizational documents of any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of consent, notice, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any contract to which the Company or any Company Subsidiary is a party or by which their respective assets are bound, except, with respect to clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences, which would not be material to the Company and the Company Subsidiaries, taken as a whole.

(b)  The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization, registration or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any U.S. federal, state, county or local or non-U.S. government, governmental, regulatory or administrative authority, agency, board, bureau, ministry, institute, instrumentality or commission or any court, tribunal (including employment tribunal), or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and approvals required by the Scheme of Arrangement, and (ii) where the failure to obtain such consents, approvals, authorizations, registrations or permits, or to make such filings or notifications, would not be material to the Company and the Company Subsidiaries, taken as a whole.

Section 5.06  Permits; Compliance.

(a) Section 5.06(a) of the Company Disclosure Schedule sets forth a true and complete list of all franchises, grants, authorizations, licenses, registrations, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any commission, board or other Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). Except as set forth in Section 5.06(a) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries (i) is and has been in compliance in all material respects with any and all Laws applicable to the Company and the Company Subsidiaries or its business, properties or assets, (ii) is in possession of all Company Permits, except where the failure to have such Company Permit would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Since January 1, 2018, (A) neither the Company nor any Company Subsidiary is, or has been, in conflict with, or in default, breach or violation of any Law applicable to the Company or any Company Subsidiary or its business or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (B) neither the Company nor any Company Subsidiary is, or has been, in conflict with, or in default, breach or violation of any Company Permit, except, in each case under (A) or (B), for any such conflicts, defaults, breaches or violations that would not be, or would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, (C) no formal or informal investigation or review related to the Company or any Company Subsidiary, the commencement and the nature of which has been communicated to the Company or any Company Subsidiary, is being or has been conducted by any commission, board or other Governmental Authority, and no such investigation or review is scheduled, pending or, to the knowledge of the Company, threatened, (D) neither the Company nor any Company Subsidiary has made any voluntary disclosure to any Governmental Authority with respect to actual or potential material non-compliance with any Laws applicable to the Company or any Company Subsidiary or to its respective business, properties, assets, or Company Permits, and (E) neither the Company nor any Company Subsidiary, including their respective directors, officers, or employees, have been the subject of any criminal proceedings or convicted of any felony.

(b)  Since January 1, 2018, neither the Company nor any Company Subsidiary has received any inspection, report, notice of adverse finding, warning letter, resolution, writ, untitled letter or other correspondence with or from any Governmental Authority alleging or asserting noncompliance with applicable Laws or any Company Permit except as would not be material to the Company and the Company Subsidiaries, taken as a whole. The Company and each person acting on behalf of the Company has been in compliance with all applicable Laws relating to the regulation applicable to the Company and each Company Subsidiary in any country, including Privacy/Data Security Laws, health care, corporate, customs, foreign exchange and foreign investment regulations and personal health information Laws, except where the failure to comply with such applicable Laws would not be material to the Company and the Company Subsidiaries, taken as a whole.

(c)  The execution and delivery of this Agreement by the Company and the consummation of the Transactions do not and will not result in any material breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give any Governmental Authority any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on, any Company Permit except as would not be material to the Company and the Company Subsidiaries, taken as a whole.

Section 5.07  Financial Statements.

(a)  The Company has made available to Concord in the Virtual Data Room true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and December 31, 2020 (the balance sheet as of December 31, 2020, the “Balance Sheet Date”), and the related audited consolidated statements of operations, cash flows and changes in equityholders’ equity of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Audited Financial Statements”), which are attached as Section 5.07(a) of the Company Disclosure Schedule. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations, and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)  The Company has made available to Concord in the Virtual Data Room true and complete copies of the consolidated unaudited balance sheet of the Company and the Company Subsidiaries as of March 31, 2021, and the related unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for the three (3)-month period then ended, which are attached as Section 5.07(b) of the Company Disclosure Schedule. Such unaudited financial statements were prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and give a true and fair view, in all material respects, the assets, liabilities, financial position, and profit or loss of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes. As promptly as practicable after the date hereof, the Company shall make available to Concord true and complete copies of the consolidated unaudited balance sheet of the Company and the Company Subsidiaries as of June 30, 2021, and the related unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for the six (6)-month period then ended. Such unaudited financial statements shall be prepared in accordance with US GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and give a true and fair view, in all material respects, the assets, liabilities, financial position, and profit or loss of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes. The March 31, 2021 balance sheet as of the date of this Agreement and the June 30, 2021 balance sheet as of the Closing Date, as context may require, are each referred to herein as the “2021 Balance Sheet.”

(c)  Except as and to the extent set forth on the Balance Sheet Date, the 2021 Balance Sheet or Section 5.07(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of the 2021 Balance Sheet (and in any event do not relate to breach of contract, tort or noncompliance with Law) or (ii) such other liabilities and obligations which are not, individually or in the aggregate, expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(d)  Except as set forth on Section 5.07(d) of the Company Disclosure Schedule, the Company and the Company Subsidiaries do not have any Company Debt.

(e)  The Delivered Financial Statements, when delivered by the Company, shall (i) be prepared in accordance with US GAAP and audited in accordance with the auditing standards of the PCAOB and (ii) present fairly, in all material respects, the assets, liabilities, financial position and profit or loss of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(f)   Since January 1, 2019, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

Section 5.08  Absence of Certain Changes or Events. Since December 31, 2020 and on and prior to the date of this Agreement, except as otherwise reflected in the Audited Financial Statements or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) other than revocable non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (c) there has not been a Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 8.01.

Section 5.09  Absence of Litigation. There is no litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except for any such Actions that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 5.10  Employee Benefit Plans.

(a)  Section 5.10(a) of the Company Disclosure Schedule also includes a true and correct list of, as of the date of this Agreement, all Employee Benefit Plans (other than offer letters for at-will employment without an obligation to pay severance or benefits in connection with a change of control) that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, consultant and/or other service provider, or under which the Company or any Company Subsidiary or ERISA Affiliate has or could reasonably be expected to incur any material liability (contingent or otherwise) (collectively, the “Plans”).

(b)  With respect to each Plan, the Company has made available to Concord, as applicable (i) a true and complete copy of the current plan document and all amendments thereto and each insurance contract, trust agreement or other funding agreement or arrangement (including all amendments thereto), (ii) copies of the most recent scheme booklet, summary plan description and any summaries of material modifications, (iii) copies of the Internal Revenue Service (“IRS”) Form 5500 annual reports and accompanying schedules or other most recent annual or other reports filed with any Governmental Authority and all schedules thereto for the three (3) most recent plan years, (iv) copies of the non-discrimination testing results for the three (3) most recent plan years, (v) copies of the most recently received IRS determination, opinion or advisory letter for each such Employee Benefit Plan, and (vi) any material non-routine correspondence from any Governmental Authority with respect to any Employee Benefit Plan within the past three (3) years.

(c)  None of the Company or any ERISA Affiliate contributes to or has any obligation to contribute to, or has at any time within six (6) years prior to the Closing Date contributed to or had an obligation to contribute to, or has any Liability under, and no Plan is or was within the past six (6) years, (i) a Multiemployer Plan, (ii) a plan subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean, with respect to the Company, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the Company, or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

(d)  No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of the Company under any Plan or otherwise as a result of any Transaction contemplated by this Agreement, could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(e)  None of the Plans provides, nor does the Company nor any Company Subsidiary have any obligation to provide, retiree medical to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state Law.

(f)  Each Plan is and has been within the past three (3) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA, the Patient Protection and Affordable Care Act of 2010 (the “PPACA”) and the Code. The Company and the Company Subsidiaries have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No non-exempt “prohibited transaction” has occurred within the meaning of the applicable provisions of ERISA or the Code with respect to any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan or the assets of any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g)  All contributions, premiums or payments required to be made with respect to any Plan pursuant to their terms and provisions or pursuant to applicable Law have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries to the extent required by, and in accordance with, US GAAP, except as would not result in material liability to the Company or any Company Subsidiary.

(h)  The Company, each Company Subsidiary and each ERISA Affiliate has complied, in all material respects, with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and any other applicable law with respect to each Plan that is or was a group health plan within the meaning of Section 5000(b)(1) of the Code.

(i)  Neither the Company nor any Company Subsidiary is or will be obligated to pay separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual.

(j)  Each Plan that constitutes a deferred compensation plan within the meaning of Section 409A of the Code has been maintained in all material respects, in form and operation, in accordance with the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and applicable guidance thereunder with respect to any participant in such Plan that is subject to U.S. income tax.

Section 5.11  Labor and Employment Matters.

(a)  Section 5.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company or any Company Subsidiary, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name and employing entity; (ii) title or position (including whether full- or part- time) and location of employment; (iii) hire date; (iv) current annualized base salary, and (for U.S. employees) status as exempt or non-exempt under the Fair Labor Standards Act; and (v) commission, bonus or other incentive-based compensation eligibility, and all other compensation for which he or she is eligible. There are in existence service agreements or employment contracts with all officers and employees of the Company.

(b)  No consultancy, independent contractor or service provider agreements or arrangements exist between the Company and any third party. There is not in existence any service agreement with any officer or employee of the Company which cannot be terminated by three months’ notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) and the Company has not received notice of resignation from any key employees and there are no commitments or undertakings to any such persons other than as set forth in formal written agreements or contracts already disclosed in writing.

(c)  Except as set forth in Section 5.11(c) of the Company Disclosure Schedule, no employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, collective agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are and, for the prior three (3) years were, no strikes, lockouts or work stoppages existing or, to the company’s knowledge, threatened, with respect to any employees of the Company or any Company Subsidiaries. There are and, for the prior three (3) years have been, no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(d)  Except as set forth in Section 5.11(d) of the Company Disclosure Schedule, there are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees or independent contractors, except for any such Actions that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(e)  Except as set forth in Section 5.11(e) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are and have been since January 1, 2018 in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, redundancies, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Laws), information and consultation, furloughs, immigration, meal and rest breaks, working time, pay equity, workers’ compensation, family and medical leave and all other employee leave, holiday pay, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements (“Employment Matters”), and neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing, except for any such non-compliance that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Each employee of the Company and each Company Subsidiary and other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date in all material respects.

(f)  Except as would not be material to the Company and the Company Subsidiaries taken as a whole, there are no, and in the past three (3) years there have been no, pending, or to the knowledge of the Company, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee, independent contractor, former employee, or former independent contractor of the Company or any Company Subsidiary before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority or arbitration board or panel relating to any Employment Matters.

(g)  Each of the Company and the Company Subsidiaries: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable Law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted, and reported all material amounts required by Law or by agreement to be withheld, remitted, and reported with respect to wages, salaries, end of service and retirement funds, superannuation and social security benefits and other payments to any current or former independent contractors or employees; and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(h)  Except for any such non-compliance that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries taken as a whole, have paid in full (or accrued in full in the Company’s financial statements) all compensation, including wages, commissions, bonuses, fees and other compensation due and payable to all employees, independent contractors or consultants of the Company or any Company Subsidiary for services performed and there are no outstanding agreements, understandings or commitments of the Company and the Company Subsidiaries with respect to any compensation, commissions, bonuses or fees.

(i)  To the knowledge of the Company, (i) no employee or independent contractor of the Company or any Company Subsidiary is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by the Company and the Company Subsidiaries of their respective employees, and the performance of the contracts with the Company and the Company Subsidiaries by their respective independent contractors, will not result in any such violation. Neither the Company nor any of the Company Subsidiaries has received any notice alleging that any such violation has occurred within the past three (3) years.

Section 5.12  Real Property; Title to Assets.

(a)  Neither the Company nor any of the Company Subsidiaries own any real property.

(b)  Section 5.12(b) of the Company Disclosure Schedule lists the street address (and, if applicable, the suite numbers(s)) of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of each other party thereto and the date of each Lease in connection therewith, and each guaranty, amendment, restatement or supplement thereto (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Concord in the Virtual Data Room. Except as set forth in Section 5.12(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy all or any portion of the Leased Real Property, (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not be material to the Company and the Company Subsidiaries, taken as a whole, and (iii) to the Company’s knowledge, there are no material disputes with respect to any Lease Documents.

(c)  There are no contractual, legal restrictions or Actions that preclude or restrict, or will preclude or restrict, the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being, or is intended to be, used, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. The Leased Real Property, and the improvements thereon, are in compliance in all material respects with all applicable laws, in good repair and in good condition (ordinary wear and tear excepted), and there are no patent or latent defects or adverse physical conditions other than those that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. In the past two (2) years, there has not been any interruption in the delivery of adequate service of any utilities required in the operation of the business of the Company currently conducted on the Leased Real Property and the Company has not experienced any disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service at the Leased Real Property, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(d)  Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or sub-leasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. The Company Leased Real Property constitutes all of the real property interests owned, used or held for use in the conduct of the business of the Company consistent with past practice and is sufficient in all material respects for the continued conduct and operation of such business, consistent with past practice and as presently proposed to be conducted.

(e)  The Company and the Company Subsidiaries hold bank accounts in each jurisdiction where they operate and are permitted to hold banks accounts and that allow the Company and the Company Subsidiaries to carry out all banking transactions necessary to make and receive payments and investments in the ordinary course of business.

Section 5.13  Intellectual Property.

(a)  Section 5.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the record owner, jurisdiction in which such item has been issued or filed, filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (A) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $150,000 and (B) commercially available service agreements to Business Systems that have an individual service or subscription fee of less than $150,000 or less per annum); and (iii) any Software, Business Systems or unregistered Trademarks constituting Company-Owned IP that are either (A) incorporated into or used in connection with the Products or (B) otherwise material to the business of the Company or any Company Subsidiary as currently conducted or as contemplated to be conducted. Neither the Company nor any Company Subsidiary is subject to any contract or agreement (a) with any Governmental Authority or other person for sponsored or funded research or (b) under which any person has been granted by the Company or any Company Subsidiary any right or interest (including a covenant not to sue) in and to any Company-Owned IP, other non-exclusive licenses granted in the ordinary course of business that are substantially in the form made available to Concord in the Virtual Data Room. The Company-Owned IP specified in Section 5.13(a) of the Company Disclosure Schedule constitutes all material Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business substantially as currently conducted.

(b)  The Company or one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company-Licensed IP. All Company-Owned IP and, to the knowledge of the Company, all Company-Licensed IP is subsisting. To the knowledge of the Company, all Company IP is valid and enforceable. No loss or expiration of any of the Company-Owned IP is threatened, or, to the Company’s knowledge, pending.

(c)  The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and any Confidential Information in its possession or control. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or any Company Subsidiary, neither the Company nor any Company Subsidiaries has disclosed any such trade secrets or other Confidential Information to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information. To the Company’s knowledge, there has been no unauthorized access to or disclosure of any trade secrets or Confidential Information in the possession or control of the Company of any Company Subsidiary.

(d)  (i) There have been no Proceedings pending (including litigations; and interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings) or claims filed and served or, to the Company’s knowledge, threatened, against the Company or any Company Subsidiary, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries as currently conducted and contemplated to be conducted (including the design, development, production, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; (iv) neither the Company nor any of the Company Subsidiaries has received notice of any of the foregoing, except, in each case, for any such claims, infringements, misappropriations, violations and notices, which would not reasonably be expected to be, individually or in the aggregate, material to the Company or any Company Subsidiary; and (v) neither the Company nor any Company Subsidiary has received any formal written opinions of counsel regarding any of the foregoing.

(e)  All employees, consultants, independent contractors, management employees, founders or other persons who have contributed, developed or conceived any Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, substantially in the form made available to Concord in the Virtual Data Room, and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f)  Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other person is in material breach or in material default of any agreement specified in Section 5.13(a) of the Company Disclosure Schedule.

(g)  Section 5.13(g) of the Company Disclosure Schedule contains a true, correct and complete list of all Open Source Software that is used in, incorporated into, integrated or bundled with any Products.

(h)  The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof in a manner that (i) would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, including any, or (ii) under any Reciprocal License, requires the source code to any of the Business Systems or Product components embodying Company-Owned IP, to be licensed, disclosed, provided or otherwise distributed, including for the purpose of making derivative works, at no or minimal charge.

(i)  The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities, including by implementing systems and procedures (i) that provide continuous monitoring and alerting of any problems or issues with the Business Systems, and (ii) that monitor network traffic for threats. All of such plans and procedures have been proven effective upon testing in all material respects, since January 1, 2018. Since January 1, 2018, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number of licenses for the operation of the business as currently conducted or as contemplated to be conducted.

(j)  The Company and each of the Company Subsidiaries are in compliance and since January 1, 2018 have complied in material respects with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable publicly posted privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, and (iii) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable physical, technical, organizational and administrative data security safeguards designed to protect the security and integrity of the Business Systems constituting Company-Owned IP and any Business Data, including where applicable, implementing industry standard procedures preventing unauthorized access and the introduction of Disabling Devices, and the taking and storing on-site and off-site of back-up copies of critical data. To the Company’s knowledge, there is no Disabling Device in any of the Business Systems constituting Company-Owned IP or Product components. Since January 1, 2018, neither the Company nor any of the Company Subsidiaries has (A) experienced any data security breaches, unauthorized access to any Personal Information or (B) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Privacy/Data Security Laws or Data Security Requirements and, to the Company’s knowledge, there is no reasonable basis for the same.

(k)  The Company and/or one of the Company Subsidiaries (i) owns or possesses the appropriate licenses to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Data Security Requirements, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit Concord or Topco from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date.

(l)  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company or any Company Subsidiary, all past and current employees, independent contractors, independent contractors, and management employees, founders of the Company and the Company Subsidiaries, or other persons who have contributed, developed or conceived any Company-Owned IP or otherwise were involved in the development of Products are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all Confidential Information acquired or contributed by them in the course of their employment or engagement.

(m)  Except as provided in Section 5.13(m) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.

Section 5.14  Taxes.

(a)  All income and all other material Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all material respects.

(b)  All income and all other material Taxes owed by the Company or any Company Subsidiary or for which the Company or any Company Subsidiary may otherwise be liable (whether or not shown on any Tax Return) have been paid in full.

(c)  There is no claim against the Company or any Company Subsidiary for any material Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Taxing Authority with respect to any Taxes or Tax Returns of or with respect to the Company or any Company Subsidiary.

(d)  No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of income or other material Taxes or Tax matters is pending, being conducted or has been threatened in writing with respect to the Company or any Company Subsidiary.

(e)  Neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that the Company or any Company Subsidiary is or may be subject to Tax in such jurisdiction.

(f)  Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g)  There are no Liens or encumbrances for material Taxes upon any of the assets of the Company or any Company Subsidiary except for Permitted Liens.

(h)  Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract or arrangement, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes and which was entered into in the ordinary course of business.

(i)  Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. Tax Return (other than a group of which the Company was the common parent).

(j)  Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes and which was entered into in the ordinary course of business.

(k)  Neither the Company nor any Company Subsidiary has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Taxing Authority, on the other hand.

(l)  Neither the Company nor any Company Subsidiary has engaged in or entered into a “reportable transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b).

(m)  The Company has made available to Concord true, correct and complete copies of all material income Tax Returns filed by the Company or any Company Subsidiary for the 2019 and 2020 tax years.

(n)  Neither the Company nor any Company Subsidiary has received a written notice from a Taxing Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o)  Neither the Company nor any Company Subsidiary has been, is, or immediately prior to the Closing Date will be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(p)  Neither the Company nor any Company Subsidiary, has taken or agreed to take any action not contemplated by this Agreement and/or any ancillary document that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to prevent the exchange contemplated in connection with the Transactions from qualifying for the Intended Tax Treatment. The Company represents and confirms that the Intended Irish Stamp Duty Treatment is expected to apply to the transfer of shares in the Company to Topco pursuant to the Scheme.

(q)  Neither the Company nor any Company Subsidiary has within the last two (2) years distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(r)  The Company is, and has been since its formation, treated as a foreign corporation for U.S. federal income tax purposes.

(s)  The Company is not currently a “passive foreign investment company” as defined in Section 1297(a) of the Code.

(t)  Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) in existence on or prior to the Closing Date; (vi) any use of an improper method of accounting use for any tax period or portion thereof ending or ended on or prior to the Closing Date; or (vii) income arising or accruing prior to the Closing and includable after the Closing under Subchapter K, Section 951, 951A or 956 of the Code. The Company and the Company Subsidiaries are not and shall not be required to include any amount in income or pay any installment of any “net tax liability” or other Tax pursuant to Section 965 of the Code. The Company and the Company Subsidiaries have not deferred the payment of any payroll Taxes under any applicable Laws the due date for the original payment of which was at or prior to the Closing Date to a date after the Closing Date.

(u)  The Company, or one or more of the Company Subsidiaries, is and has been engaged in an active trade or business outside the United States, within the meaning of Treasury Regulation Section 1.367(a)-2(d)(2), (3), and (4), for a continuous period of at least thirty-six (36) months. The Company has owned (directly or indirectly) all of the equity of such Company Subsidiaries at all times during the thirty-six (36)-month period preceding the Merger Effective Time. Neither the Company nor any Company Subsidiary has an intention to substantially dispose of or discontinue such trade or business or the Company Subsidiary conducting such trade or business.

Section 5.15  Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has violated since January 1, 2018, nor is it in violation of, any applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits in all material respects; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation of, or liability under, Environmental Laws, except in each case as would not be material to the Company and the Company Subsidiaries, taken as a whole. The Company has provided all environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

Section 5.16  Material Contracts.

(a)  Section 5.16(a) of the Company Disclosure Schedule lists, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party or by which any of their respective assets is bound (such contracts and agreements as are required to be set forth Section 5.16(a) of the Company Disclosure Schedule along with any Plan listed on Section 5.10(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)  each contract and agreement, excluding Plans, with consideration paid to or payable by the Company or any of the Company Subsidiaries of more than $500,000, in the aggregate, over any twelve (12)-month period;

(ii)  each contract and agreement with Suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, for expenditures paid to or payable by the Company or any Company Subsidiary requiring payment obligation of an amount equal to or greater than $500,000 over any twelve (12)-month period;

(iii)  all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party pursuant to which the Company has paid an amount equal to or greater than $500,000 over any twelve (12)-month period;

(iv)  all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $250,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or Lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;

(v)  all partnership, joint venture or similar agreements;

(vi)  all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(vii)   any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or any other contract that is material to the Company or the Company Subsidiaries; and

(viii)   all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses.

(ix)  all contracts for employment and consulting services that provide for an annual base salary or fees in excess of $250,000.

(b)  (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to be material to the Company and the Company Subsidiaries, taken as a whole. No party to a Material Contract has given written notice of or, to the knowledge of the Company, threatened (A) any potential exercise of termination rights with respect to any Material Contract or (B) any non-renewal or modification of any Material Contract. The Company has furnished or made available to Concord in the Virtual Data Room true and complete copies of all Material Contracts, including any amendments thereto that are material in nature.

Section 5.17  Insurance.

(a)  Section 5.17(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b)  With respect to each such Insurance Policy, except as would not be expected to be material to the Company and the Company Subsidiaries, taken as a whole: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) the Company and the Company Subsidiaries hold policies of insurance in amounts required to be maintained by Material Contracts.

Section 5.18  Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and the Company Holders and the Company Convertible Note Holders, (b) approved this Agreement and the Transactions and declared their advisability, and (c) recommended that the Company Holders and the Company Convertible Note Holders approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by the Company Holders and the Company Convertible Note Holders. The Requisite Approval is the only vote of the holders of any Company Equity Securities necessary to adopt this Agreement and approve the Transactions.

Section 5.19  Certain Business Practices. Since January 1, 2018:

(a)  None of the Company, any Company Subsidiary, or to the knowledge of the Company, any of their respective directors, officers, employees or agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b)  None of the Company, any Company Subsidiary, or to the knowledge of the Company, any of their respective directors, officers or employees, independent contractors or agents: (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person unless duly authorized to do so or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c)  The operations of the Company and any Company Subsidiary is and has been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and any other Anti-Money Laundering Laws in any other jurisdiction. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, no action, suit or proceeding involving the Company or any Company Subsidiary with respect to the Anti-Money Laundering Laws is pending or threatened by or before any Governmental Authority. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, the Company and all Company Subsidiaries have maintained an adequate system or systems of internal control reasonably designed to ensure compliance with Anti-Money Laundering Laws and prevent and detect violations of any Anti-Money Laundering Laws.

(d)  There are no and there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or, to the knowledge of the Company, any of their respective officers, directors, employees or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 5.20  Interested Party Transactions. Except as set forth in Section 5.20 of the Company Disclosure Schedule and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of the Company’s business, no director, officer or other affiliate of the Company or any Company Subsidiary has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any Material Contract; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements. The Company and the Company Subsidiaries have not, since January 1, 2018, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

Section 5.21  Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 5.22  Brokers. Except as set forth on Section 5.22 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided Concord with a true and complete copy of all contracts, agreements and arrangements with any such parties, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

Section 5.23  Fixtures and Equipment. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, to the knowledge of the Company, each of the Company and the Company Subsidiaries (as applicable) has good title to, or a valid leasehold interest in, the tangible personal property, equipment, improvements, fixtures, and other personal property and appurtenances that are used by the Company or the Company Subsidiaries in connection with the conduct of its business (the “Fixtures and Equipment”). Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, to the knowledge of the Company, each of the Company and the Company Subsidiaries owns all of its Fixtures and Equipment free and clear of all Liens except for (a) Liens for current taxes not yet due and (b) zoning Laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

Section 5.24  Registration Statement. None of the information relating to the Company or any Company Subsidiary supplied by the Company in writing for inclusion in the Registration Statement / Proxy Statement will, as of the date the Registration Statement / Proxy Statement is made effective, as of the date the Registration Statement / Proxy Statement (or any amendment or supplement thereto) is first mailed to Concord stockholders, at the time of the Concord’s Stockholders’ Meeting, or at the Merger Effective Time, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the Company makes no representation with respect to any forward-looking statements supplied by or on behalf of the Company for inclusion in, or relating to information to be included in the Registration Statement / Proxy Statement. All documents the Company is responsible for filing with the SEC in connection with the Transactions comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.25  Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Concord, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Concord, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Concord, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

Article VI.

REPRESENTATIONS AND WARRANTIES OF TOPCO AND TOPCO MERGER SUB

Except as set forth in the Topco Disclosure Schedule delivered by Topco and Topco Merger Sub in connection with this Agreement, Topco and Topco Merger Sub hereby represent and warrant to Concord as follows:

Section 6.01  Corporate Organization.

(a)  Each of Topco and Topco Merger Sub is a legal entity duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has the requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)  As of the date hereof and immediately prior to the Scheme Effective Time, neither Topco, except for Topco Merger Sub, nor Topco Merger Sub directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 6.02  Organizational Documents. Topco and Topco Merger Sub have each furnished to Concord complete and correct copies of the Topco Organizational Documents and the Topco Merger Sub Organizational Documents, as applicable. The Topco Organizational Documents and the Topco Merger Sub Organizational Documents are in full force and effect. Neither Topco nor Topco Merger Sub are in violation of any provision of the Topco Organizational Documents or the Topco Merger Sub Organizational Documents, as applicable.

Section 6.03  Capitalization.

(a)  The authorized share capital of Topco consists of (i) 1,600,000,000 Topco Ordinary Shares, (ii) 500,000,000 preferred shares of $0.001 each (nominal value) (“Topco Preferred Shares”) and (iii) 25,000 euro deferred ordinary shares of €1.00 each nominal value (“Euro Deferred Shares”). (i) No Topco Ordinary Shares or Topco Preferred Shares are issued and outstanding (ii) 25,000 Euro Deferred Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, and (iii) no shares are held in the treasury of Topco.

(b)  All outstanding shares of Topco share capital have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Topco Organizational Documents.

(c)  Subject to compliance with the terms and conditions of this Agreement and the other Transaction Documents, where relevant, the Topco Ordinary Shares when issued by Topco in connection with the Transactions shall be (i) duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Topco Constitution, and (ii) issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(d)  Neither Topco nor Topco Merger Sub has issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Topco or Topco Merger Sub, or obligating Topco or Topco Merger Sub to issue or sell any shares of capital stock of, or other Equity Interests in, Topco or Topco Merger Sub. All Topco Ordinary Shares and the Topco Warrants subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Topco nor Topco Merger Sub is a party to, or otherwise bound by, and neither Topco nor Topco Merger Sub has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Shareholders Agreement and the Waiver Agreement, neither Topco or Topco Merger Sub is a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of shares of Topco Ordinary Shares, or any of the Equity Interests or other securities of Topco or Topco Merger Sub.

Section 6.04  Authority Relative to This Agreement. Each of Topco and Topco Merger Sub has all necessary organizational corporate and other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the satisfaction of the conditions agreed in this Agreement, including but not limited to the condition set forth in Section 10.01(a), to consummate the Transactions. The execution and delivery of this Agreement by each of Topco and Topco Merger Sub and the consummation of the Transactions have been duly and validly authorized by all necessary action, and no other proceedings on the part of Topco or Topco Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than with respect to the applicable Transactions, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Topco Ordinary Shares). This Agreement has been duly and validly executed and delivered by Topco and Topco Merger Sub and, assuming due authorization, execution and delivery by the Company and Concord, constitutes a legal, valid and binding obligation of Topco and Topco Merger Sub, enforceable against Topco and Topco Merger Sub, in accordance with its terms subject to the Remedies Exceptions.

Section 6.05  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by each of Topco and Topco Merger Sub do not, and the performance of this Agreement by each of Topco and Topco Merger Sub will not, (i) conflict with or violate the applicable organization documents of Topco and Topco Merger Sub, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 7.04 and Section 7.05(b) have been obtained and all filings and obligations described in Section 7.05(b) have been made, conflict with or violate any Law applicable to Topco or Topco Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of any of Topco or Topco Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Topco or Topco Merger Sub is a party or by which Topco or Topco Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Topco Material Adverse Effect.

(b)  The execution and delivery of this Agreement by Topco and Topco Merger Sub do not, and the performance of this Agreement by each of Topco and Topco Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of a Central Bank of Ireland licensing process or application for authorization under the Irish European Communities (Electronic Money) Regulations 2011, the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, (ii) approval of the shareholders of Concord, (iii) such filings with, and approvals of, the New York Stock Exchange to permit the Topco Ordinary Shares to be issued in connection with the Transactions and to be listed on the New York Stock Exchange and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Topco or Topco Merger Sub from performing its respective material obligations under this Agreement.

Section 6.06  Absence of Certain Changes or Events. Since its formation, except as expressly contemplated by this Agreement, (a) Topco has conducted its business in all material respects in the ordinary course and (b) there has not been a Topco Material Adverse Effect.

Section 6.07 Absence of Litigation. There is no Action pending or, to the knowledge of Topco, threatened against Topco, or any property or asset of Topco, before any Governmental Authority. Topco (or any of its properties or assets) is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Topco, continuing investigation by, any Governmental Authority.

Section 6.08  Board Approval; Vote Required.

(a)  The respective boards of directors of Topco and Topco Merger Sub, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, have duly (i) determined that this Agreement, the Merger and the other Transactions are fair to and in the best interests of Topco, Topco Merger Sub and their respective stockholders, (ii) approved this Agreement, the Merger, the other Transactions and declared their advisability and (iii) recommended that the stockholders of Topco and Topco Merger Sub approve and adopt this Agreement and approve the Merger and the other Transactions, as applicable, and directed that this Agreement and the Transactions be submitted for consideration by their respective stockholders.

(b)  The only vote of the holders of any class or series of share capital of Topco necessary to approve this Agreement, the Merger and the Transactions is the affirmative vote of the holders of a seventy-five (75) percent majority of the outstanding Topco shares.

(c)  The only vote of the holders of any class or series of capital stock of Topco Merger Sub necessary to approve this Agreement, the Merger and the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of common stock in Topco Merger Sub.

Section 6.09  No Prior Operations of Topco or Topco Merger Sub. Each of Topco and Topco Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by its organization and this Agreement.

Section 6.10  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Topco or Topco Merger Sub.

Section 6.11  Employees. Topco and Topco Merger Sub have no employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business. Topco and Topco Merger Sub have no unsatisfied material liability with respect to any officer or director. Topco and Topco Merger Sub have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

Section 6.12  Exclusivity of Representations. Except as otherwise expressly provided in this Article VI (as modified by the Topco Disclosure Schedule), Topco and Topco Merger Sub hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Topco, Merger Sub, their respective affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Concord, its affiliates or any of its Representatives by, or on behalf of, Topco and Topco Merger Sub, and any such representations or warranties are expressly disclaimed.

Article VII.

REPRESENTATIONS AND WARRANTIES OF CONCORD

Except as set forth in the Concord SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Concord SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) and the Concord Disclosure Schedule (it being understood and agreed that information disclosed in any section of the Concord Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the Concord Disclosure Schedule to which such disclosure would reasonably pertain or if its relevance to such other section is reasonably apparent on the face of such disclosure) delivered by Concord in connection with this Agreement, Concord hereby represents and warrants to the Company as follows:

Section 7.01  Corporate Organization.

(a)  Concord is a corporation or other entity duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has the requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted except where the failure to have such power, authority and governmental approvals would not have a Concord Material Adverse Effect.

(b)  Concord does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 7.02  Organizational Documents. Concord has heretofore furnished to the Company complete and correct copies of the Concord Organizational Documents. The Concord Organizational Documents are in full force and effect. Concord is not in violation of any of the provisions of the Concord Organizational Documents.

Section 7.03  Capitalization.

(a)  As of the date of this Agreement, the authorized share capital of Concord consists of (i) 200,000,000 shares of Concord Class A Common Stock, (ii) 20,000,000 shares of Concord Class B Common Stock and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Concord Preferred Shares”). As of the date of this Agreement (i) 28,352,000 shares of Concord Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 6,900,000 shares of Concord Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of Concord Class A Common Stock or Concord Class B Common Stock are held in the treasury of Concord, (iv) 14,176,000 Concord Warrants are issued and outstanding, and (v) 14,176,000 shares of Concord Class A Common Stock are reserved for future issuance pursuant to the Concord Warrants. As of the date of this Agreement, there are no Concord Preferred Shares issued and outstanding. Each Concord Warrant is exercisable for one share of Concord Class A Common Stock at an exercise price of $11.50, subject to the terms of such Concord Warrant and the Concord Warrant Agreement.

(b)  All outstanding shares of Concord Class A Common Stock and Concord Class B Common Stock and the Concord Warrants have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and were issued free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Concord Organizational Documents.

(c)  As of the date of this Agreement, except for this Agreement, and the Concord Warrants, Concord has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Concord, or obligating Concord to issue or sell any shares of capital stock of, or other Equity Interests in, Concord. Concord is not a party to, or otherwise bound by, and Concord has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Shareholders Agreement and the Waiver Agreement, Concord is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of shares of Concord Class A Common Stock, Concord Class B Common Stock or any of the Equity Interests or other securities of Concord.

Section 7.04  Authority Relative to This Agreement. Concord has all necessary organizational corporate and other power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the satisfaction of the conditions agreed in this Agreement, including but not limited to the condition set forth in Section 10.01(a), to consummate the Transactions. The execution and delivery of this Agreement by Concord and the consummation of the Transactions have been duly and validly authorized by all necessary action, and no other proceedings on the part of Concord is necessary to authorize this Agreement or to consummate the Transactions (other than with respect to the applicable Transactions, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Concord Class A Common Stock represented in person or by proxy at the Concord Stockholders’ Meeting and who vote at such meeting and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Concord and, assuming due authorization, execution and delivery by the Company, Topco and Topco Merger Sub, constitutes a legal, valid and binding obligation of Concord, enforceable against Concord, in accordance with its terms subject to the Remedies Exceptions.

Section 7.05  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by Concord does not, and subject to receipt of the filing and recordation of appropriate merger documents or other documents as required by the DGCL, and the performance of this Agreement by Concord will not, (i) conflict with or violate the Concord Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 7.04 and Section 7.05(b) have been obtained and all filings and obligations described in Section 7.05(b) have been made, conflict with or violate any Law applicable to Concord or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Concord pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Concord is a party or by which Concord or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Concord Material Adverse Effect.

(b)  The execution and delivery of this Agreement by Concord does not, and the performance of this Agreement by Concord will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of a Central Bank of Ireland licensing process or application for authorization under the Irish European Communities (Electronic Money) Regulations 2011, the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, (ii) approval of the shareholders of Concord, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Concord from performing its respective material obligations under this Agreement.

Section 7.06  Compliance. Concord is not in conflict with, or in default, breach or violation of any Law applicable to it or by which any of its property or assets are bound or affected. Concord is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Concord to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 7.07  SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)  Concord has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since formation, together with any amendments, restatements or supplements thereto (collectively, the “Concord SEC Reports”). Concord has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Concord with the SEC to all agreements, documents and other instruments that previously had been filed by Concord with the SEC and are currently in effect. As of their respective dates, the Concord SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Concord SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Concord SEC Report. Each director and executive officer of Concord has filed with the SEC on a timely basis all documents required with respect to Concord by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)  Each of the financial statements (including, in each case, any notes thereto) contained in the Concord SEC Reports was prepared in accordance with US GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Concord as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that have not been, and would not reasonably be expected to individually or in the aggregate be, material), and except as to the Warrant Accounting Matter. Concord has no off-balance sheet arrangements that are not disclosed in the Concord SEC Reports. No financial statements other than those of Concord are required by US GAAP to be included in the consolidated financial statements of Concord.

(c)  Except as and to the extent set forth in the Concord SEC Reports and except as to the Warrant Accounting Matter, Concord does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with US GAAP, except for liabilities and obligations arising in the ordinary course of Concord’s business. Notwithstanding anything herein to the contrary, Concord has not yet performed an analysis of the possible impact to the Concord SEC Reports of the recent statement by the staff of the SEC on accounting and reporting considerations for warrants issued by special purpose acquisition companies or whether any of Concord’s financial statements included in the Concord SEC Reports will be restated as a result of such SEC staff statement (the “Warrant Accounting Matter”).

(d)  Concord is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e)  Concord has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Concord and other material information required to be disclosed by Concord in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of Concord’s filing with the SEC and the other public disclosure documents.

(f)  There are no outstanding loans or other extensions of credit made by Concord to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Concord, and Concord has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g)  Neither Concord, nor to the knowledge of Concord, any of its independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Concord, (ii) any fraud, whether or not material, that involves Concord’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Concord or (iii) any claim or allegation regarding any of the foregoing.

(h)  As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Concord SEC Reports. To the knowledge of Concord, none of the Concord SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 7.08  Absence of Certain Changes or Events. Since its formation, except as expressly contemplated by this Agreement, (a) Concord has conducted its business in all material respects in the ordinary course, and (b) there has not been a Concord Material Adverse Effect.

Section 7.09  Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Concord, threatened against Concord, or any property or asset of Concord, before any Governmental Authority. Neither Concord nor any of their respective properties or assets is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Concord, continuing investigation by, any Governmental Authority.

Section 7.10  Board Approval; Vote Required.

(a)  The Concord Board, by resolutions duly adopted by a unanimous vote of those voting at a meeting duly called and held, or by unanimous written consent, and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Concord and its stockholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) recommended that the shareholders of Concord approve and adopt this Agreement, the Merger and the other Transactions, and directed that this Agreement, the Merger and the other Transactions, as applicable, be submitted for consideration by the shareholders of Concord at the Concord Stockholders’ Meeting.

(b)  The only vote of the holders of any class or series of shares of Concord necessary to approve the Transactions is the affirmative vote of holders present (in person or by proxy) at the Concord Stockholders’ Meeting representing a majority of the then-outstanding Concord Shares of such holders present and voting.

Section 7.11  Brokers. Except as set forth on Section 7.11 of the Concord Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Concord. Concord has provided the Company with a true and complete copy of all contracts, agreements and arrangements with any such brokers, finders or investment bankers, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

Section 7.12  Concord Trust Fund. As of the date of this Agreement, Concord has no less than $276,005,942 in the trust fund established by Concord for the benefit of Concord and its public stockholders (the “Trust Fund”) maintained in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of December 7, 2020, between Concord and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Concord has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Concord or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between Concord and the Trustee that would cause the description of the Trust Agreement in the Concord SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than stockholders of Concord who shall have elected to redeem their shares of Concord Class A Common Stock pursuant to the Concord Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay any Taxes owed by Concord as a result of assets of Concord or interest or other income earned on the assets of Concord and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Concord Organizational Documents. To the knowledge of Concord, as of the date of this Agreement, following the Closing, no stockholder of Concord is entitled to receive any amount from the Trust Account except to the extent such stockholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of Concord, threatened in writing with respect to the Trust Account. Prior to consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Concord shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Concord as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Concord due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (a) to stockholders of Concord who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Concord in connection with its efforts to effect the Transactions. Concord has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Concord at the Merger Effective Time.

Section 7.13  Employees. Other than any officers as described in the Concord SEC Reports, Concord has no employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Concord’s officers and directors in connection with activities on Concord’s behalf in an aggregate amount not in excess of the amount of cash held by Concord outside of the Trust Account, Concord has no unsatisfied material liability with respect to any officer or director. Concord, has never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

Section 7.14  Taxes.

(a)  All income and all other material Tax Returns required to be filed by or with respect to Concord have been duly and timely filed (taking into account any extension of time to file), and each such Tax Return is true, correct and complete in all material respects.

(b)  All income and all other material Taxes owed by Concord for which Concord may otherwise be liable (whether or not shown on any Tax Return) have been paid in full.

(c)  There is no claim against Concord for any material Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened in writing by any Taxing Authority with respect to any Taxes or Tax Returns of or with respect to Concord.

(d)  No audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been threatened in writing with respect to Concord;

(e)  Concord has not received written notice of any claim from a Taxing Authority in a jurisdiction in which Concord does not file Tax Returns stating that Concord is or may be subject to Tax in such jurisdiction.

(f)  Concord has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g)  There are no Liens or encumbrances for material Taxes upon any of the assets of Concord except for Permitted Liens.

(h)  Concord is not a party to, is not bound by or does not have an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract or arrangement, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes and which was entered into in the ordinary course of business.

(i)  Concord has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. Tax Return.

(j)  Concord has not had any material liability for the Taxes of any person (other than Concord) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor or by contract, in each case, other than an agreement, contract or arrangement the primary purpose of which does not relate to Taxes and which was entered into in the ordinary course of business.

(k)  Concord does not have any request for a material ruling in respect of Taxes pending between Concord, on the one hand, and any Taxing Authority, on the other hand.

(l)  Concord has not engaged in or entered into a “reportable transaction” within the meaning of Section 6707A(c) of the Code and Treasury Regulation Section 1.6011-4(b).

(m)  Concord has made available to the Company true, correct and complete copies of all material income Tax Returns filed by Concord.

(n)  Concord has not received a written notice from Taxing Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(o)  Concord has not been, is not, and immediately prior to the Closing Date will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(p)  Concord has not taken or agreed to take any action not contemplated by this Agreement and/or any ancillary document that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of Concord, no facts or circumstances exist that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(q)  Concord has not within the last two (2) years distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

Section 7.15  Registration and Listing. The issued and outstanding Concord Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “CND.U.” The issued and outstanding shares of Concord Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “CND.” The issued and outstanding Concord Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange under the symbol “CNDWS.” As of the date of this Agreement, there is no Action pending or, to the knowledge of Concord, threatened in writing against Concord by the New York Stock Exchange or the SEC with respect to any intention by such entity to deregister the Concord Units, Concord Class A Common Stock, or Concord Warrants or terminate the listing of Concord on the New York Stock Exchange. Other than as contemplated by the Transactions, none of Concord or any of its affiliates has taken any action in an attempt to terminate the registration of the Concord Units, the Concord Class A Common Stock, or the Concord Warrants under the Exchange Act.

Section 7.16  Concord’s Investigation and Reliance. Concord is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by Concord together with expert advisors, including legal counsel, that they have engaged for such purpose. Concord and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Concord is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article V and Article VI (as modified by the Company Disclosure Schedule and the Topco Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to Concord or any of its stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Concord or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Concord acknowledges that neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

Section 7.17  Exclusivity of Representations. Except as otherwise expressly provided in this Article VII (as modified by the Concord Disclosure Schedule), Concord hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Concord, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, Topco, Topco Merger Sub, their respective affiliates or any of their respective Representatives by, or on behalf of, Concord, and any such representations or warranties are expressly disclaimed.

Article VIII.

CONDUCT OF BUSINESS PENDING THE CLOSING

Section 8.01  Conduct of Business by the Company, Topco and Topco Merger Sub Pending the Merger.

(a)  The Company agrees that, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 8.01(a) of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be required by any Governmental Authority), unless Concord shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)  the Company shall and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice in all material respects; and

(ii)  the Company shall, and shall cause each Company Subsidiary to, use its commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Company and the Company Subsidiaries, to keep available the services of the individuals listed on Section 8.01(a)(ii) of the Company Disclosure Schedule and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b)  By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 8.01(a) of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be required by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Concord (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)  amend or otherwise change its constitution, certificate of incorporation or bylaws or equivalent organizational documents;

(ii)  issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interests (including, without limitation, any phantom interest), of the Company or any Company Subsidiary other than issuances of Equity Interests of the Company in the ordinary course of business and in a manner consistent with past practice (including, for the avoidance of doubt, (i) the issuance of Equity Interests to new directors, officers, employees or consultants, (ii) the issuance of restricted stock units even though they have not previously been awarded, or (iii) the issuance of Equity Interests upon the exercise or conversion of any Equity Interests of the Company or any Company Subsidiary); or (B) any material assets of the Company or any Company Subsidiary;

(iii)  form any subsidiary or acquire any Equity Interest or other interest in any other entity or enter into a joint venture with any other entity;

(iv)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, shares (including a bonus issue), property or otherwise, with respect to any of its Equity Interests other than Tax distributions;

(v)  reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(vi)  (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any material assets or any corporation, partnership, other business organization or any division thereof; (B) incur any Company Debt or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets or (C) merge, consolidate, combine or amalgamate with any person;

(vii)   (A) grant an increase of $75,000 in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of the Company as of the date of this Agreement, (B) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, severance, redundancy or termination agreement with any current or former director, officer, employee or consultant whose base salary would exceed, on an annualized basis, $325,000, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant, or (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of executive officers;

(viii)   adopt, amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(ix)  amend and/or terminate any insurance policies of the Company or any Company Subsidiary except as may be required by applicable Law or is necessary in order to consummate the Transactions;

(x)  materially amend (other than reasonable and usual amendments in the ordinary course of business), the accounting policies or procedures, other than as required by US GAAP, the international financial reporting standards as issued by the International Accounting Standards Board or Irish GAAP;

(xi)  (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) except as otherwise expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, make (inconsistent with past practice), change or rescind any material election relating to Taxes or (D) settle or compromise any material U.S. federal, state or local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xii)   fail to maintain the Leased Real Property, including the improvements located thereon or used in connection therewith, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted;

(xiii)   materially amend, modify or consent to the termination of any Material Contract or amend, waive, modify or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder, except in the ordinary course of business;

(xiv)  fail to maintain the existence of, or use reasonable efforts to protect, Company-Owned IP to the extent that such action or inaction would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole;

(xv)  permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP to the extent that such action or inaction would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole;

(xvi)  waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $1,000,000 individually or $2,000,000 in the aggregate;

(xvii)   create or incur any Lien material to the Company, any Company Subsidiary, Topco or Topco Merger Sub other than Permitted Liens incurred in the ordinary course of business consistent with past practice;

(xviii)  make any loans, advances, guarantees or capital contributions to or investments in any person (other than the Company or any Company Subsidiaries) that exceed $250,000 in the aggregate at any time outstanding;

(xix)  make or authorize any unbudgeted capital expenditures in excess of $1,000,000 in the aggregate;

(xx)  fail to pay or satisfy when due any material account payable or other material liability, other than in the ordinary course of business consistent with past practice or any such liability that is being contested in good faith by the Company or any Company Subsidiary;

(xxi)  fail to keep current and in full force and effect, or comply in all material respects with the requirements of any Company Permit issued to the Company or any Company Subsidiary by any Governmental Authority or fail to take any reasonable steps required by any Governmental Authority as part of a licensing application or application for authorization;

(xxii)   take any steps for liquidation, winding-up, freeze of proceedings, arrangements with creditors or similar action or proceeding by or in respect of the Company or any Company Subsidiary; or

(xxiii)  enter into any contract or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from Concord to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 8.01 shall give to Concord, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. In addition, any action taken, or omitted to be taken, by the Company or any of the Company Subsidiaries to the extent that the Company or any of the Company Subsidiaries reasonably determine that such action or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Company and the Company Subsidiaries, taken as a whole, shall not be deemed to constitute a breach of Section 8.01. Prior to the Closing Date, each of Concord and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

(c)  Notwithstanding anything herein to the contrary, Topco shall not, and the Company shall not permit Topco to, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, except as expressly contemplated by any other provision of this Agreement (including the Escrow) or as required by applicable Law (including as may be required by any Governmental Authority), do any of the following without the prior written consent of Concord (in its sole discretion):

(i)  engage in any business or activity other than the consummation of the Acquisition;

(ii)  amend or otherwise change the Topco Organizational Documents, except such amendments to be made pursuant to Section 9.15 or otherwise required by this Agreement;

(iii)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv)  reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Topco Ordinary Shares;

(v)  issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Topco or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Topco;

(vi)  liquidate, dissolve, reorganize or otherwise wind up the business and operations of Topco;

(vii)   permit any Company Holder who acquires Topco Ordinary Shares pursuant to the Scheme to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or otherwise dispose of any Topco Ordinary Shares, or recognize any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrances, divestment, cancellation, abandonment or other disposition of Topco Ordinary Shares;

(viii)   transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any Company Shares acquired pursuant to the Scheme and any such attempted action shall be null and void and Topco will not inscribe any such transfer (of any kind as contemplated in this provision) in the shareholder register;

(ix)  acquire or hold any equity securities or rights thereto in any person other than the Company pursuant to the Scheme; or

(x)  enter into any contract or otherwise make a binding commitment to do any of the foregoing.

Section 8.02  Conduct of Business by Concord Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including in connection with entering into various Subscription Agreements and consummating the Private Placements) and except as required by applicable Law (including as may be required by any Governmental Authority), Concord agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Merger Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Concord shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements) and as required by applicable Law (including as may be required by any Governmental Authority), Concord shall not, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company:

(a)  amend or otherwise change the Concord Organizational Documents or form any new subsidiary of Concord;

(b)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Concord Organizational Documents;

(c)  reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Equity Interests, except for redemptions from the Trust Fund that are required pursuant to the Concord Organizational Documents;

(d)  issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Concord, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Concord (except for issuances and sales of Concord Shares pursuant to the private investment in public equity);

(e)  acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)  incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Concord, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from the Sponsor or an affiliate thereof or certain of Concord’s officers and directors to finance Concord’s transaction costs in connection with the Transactions;

(g)  make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in US GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)  (i) amend any material Tax Return, (ii) change any material method of Tax accounting, (iii) make (inconsistent with past practice), change or rescind any material election relating to Taxes, or (iv) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(i)  liquidate, dissolve, reorganize or otherwise wind up the business and operations of Concord;

(j)  engage in any activities or business, other than activities or business (i) in connection with or incident or related to its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Agreement, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(k)  enter into any contract or arrangement with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(l)  amend the Trust Agreement, the Concord Warrants or any other agreement related to the Trust Account; or

(m)  enter into any contract or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require Concord, Topco or Topco Merger Sub to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 8.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Concord prior to the Closing Date. Prior to the Closing Date, each of Concord and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 8.03  Claims Against Trust Account. Each of the Company, Topco and Topco Merger Sub agrees that, notwithstanding any other provision contained in this Agreement, none of the Company, Topco or Topco Merger Sub does now have, and shall not at any time prior to the Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between or among the Company, Topco or Topco Merger Sub, on the one hand, and Concord, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 8.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of the Company, Topco and Topco Merger Sub hereby irrevocably waives any Claim it may have, now or in the future and agree that they will not seek recourse against the Trust Fund for any reason whatsoever in respect of any Claim; provided, however, that the foregoing waiver will not limit or prohibit the Company, Topco or Topco Merger Sub from pursuing a claim against Concord or any other person for legal relief against monies or other assets of Concord held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for Concord to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or for fraud. In the event that the Company, Topco or Topco Merger Sub commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Concord shall be entitled to recover from such Party the associated reasonable legal fees and costs in connection with any such action, in the event Concord prevails in such action or proceeding.

Article IX.

ADDITIONAL AGREEMENTS

Section 9.01  Registration Statement.

(a)  As promptly as reasonably practicable after the availability of the Delivered Financial Statements, Topco, Concord and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by the Company), and Topco shall file (and the Company shall cause Topco to file) with the SEC, a registration statement on Form S-4 or such other applicable form as the Company and Concord may agree relating to the Transactions (as amended or supplemented from time to time, the “Registration Statement / Proxy Statement”) (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus that will be included therein as a prospectus with respect to Topco and that will be used as a proxy statement with respect to the Concord Stockholders’ Meeting to adopt and approve the Concord Proposals and other matters reasonably related to the Concord Proposals, all in accordance with and as required by the Concord Organizational Documents, any related agreements with the Sponsor or any of their respective Affiliates, applicable Law, and any applicable rules and regulations of the SEC and the New York Stock Exchange). The Registration Statement / Proxy Statement shall be in form and substance reasonably acceptable to the Company and Concord. Each of Topco, Concord and the Company shall use its reasonable best efforts to: (i) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, and without limitation, by using its reasonable best efforts to deliver true and complete copies of the audited or reviewed consolidated balance sheet of the Company and the Company Subsidiaries as required thereunder, and the related audited and unaudited consolidated statements of operations, cash flows and changes in equityholders’ equity of the Company and the Company Subsidiaries for the applicable periods, each prepared in accordance with US GAAP and, with respect to any audited financials, audited in accordance with the auditing standards of the PCAOB and the associated audit reports and consents of the Company’s independent registered public accounting firm); (ii) promptly notify the others of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) have the Registration Statement / Proxy Statement declared effective under the Securities Act, if applicable, as promptly as reasonably practicable after it is filed with the SEC; and (iv) keep the Registration Statement / Proxy Statement effective, if applicable, through the Closing in order to permit the consummation of the Transactions. Each of Topco, Concord and the Company shall promptly furnish the others all information concerning such party, its subsidiaries, Representatives and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 9.01; provided, however, that none of Topco, Concord or the Company shall use any such information for any purposes other than those contemplated by this Agreement unless: (A) such Party obtains the prior written consent of the applicable other Party to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (B) to the extent that use of such information is required (upon advice of counsel) to avoid violation of applicable Law. Topco and Concord shall promptly advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, if any, the issuance of any stop order relating thereto or the suspension of the qualification of the Topco Ordinary Shares for offering or sale in any jurisdiction, and each of Topco, Concord and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(b)  Each of Concord and Topco represent that the information supplied by Concord or Topco, or on behalf of Concord or Topco, as applicable, for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Concord, (ii) the time of the Concord Stockholders’ Meeting and (iii) the Closing. If, at any time prior to the Closing, any event or circumstance relating to Topco, Concord or their respective officers or directors, should be discovered by Topco or Concord, as applicable, which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, Topco or Concord, as applicable, shall promptly inform the Company. All documents that either Topco or Concord, as applicable, is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(c)  If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that a tax opinion be prepared and submitted in connection with such, Concord and the Company and/or Topco shall deliver to Greenberg Traurig, LLP and Goodwin Procter LLP (or, in each case, other nationally recognized tax counsel described in this Section 9.01(c)), respectively, customary Tax representation letters satisfactory to its tax counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such tax counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement. If required by the SEC in connection with the filing of the Registration Statement / Proxy Statement, Concord shall cause Greenberg Traurig, LLP (or such other nationally recognized tax counsel to Concord reasonably satisfactory to the Company and/or Topco) to furnish an opinion, subject to customary assumptions and limitations, to the effect that (i) the Intended Merger Tax Treatment should apply to the Merger and (ii) the Intended Transaction Tax Treatment should apply to Concord, the Concord shareholders and the Concord warrant holders, as applicable. If required by the SEC in connection with the filing of the Registration Statement / Proxy Statement, the Company and/or Topco shall cause Goodwin Procter LLP (or such other nationally recognized tax counsel to the Company and/or Topco reasonably satisfactory to Concord) to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Transaction Tax Treatment should apply to the Company Holders, as applicable.

Section 9.02  Concord Stockholders’ Meeting; and Stockholder’s Approval.

(a)  Concord shall: (i) take all action necessary under applicable Law and Concord Organizational Documents to call, give notice of, convene and hold a meeting of the stockholders of Concord (the “Concord Stockholders’ Meeting”) to seek (A) adoption and approval of this Agreement in accordance with applicable Law, (B) approval of any other proposals reasonably agreed by Topco, Concord and the Company to be necessary or appropriate in connection with the Transactions or that either the SEC or New York Stock Exchange (or their respective staff members thereof) deems necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto, and (C) the adoption and approval of a proposal for the adjournment of the Concord Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (A) through (C), together, the “Concord Proposals”), which Concord Stockholders’ Meeting shall be held as promptly as reasonably practicable following the date the Registration Statement / Proxy Statement is declared effective by the SEC (and conditioned upon such declaration of effectiveness); and (ii) submit the Concord Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Concord Proposals from, such holders at the Concord Stockholders’ Meeting. The Concord Board shall, by unanimous approval, recommend to its shareholders that they approve the Concord Proposals and shall include such recommendation in the Registration Statement / Proxy Statement.

Section 9.03  Access to Information; Confidentiality.

(a)  From the date of this Agreement until the Merger Effective Time, the Company and Concord shall (and shall cause their respective subsidiaries to): (i) provide to the other Party (and the other Party’s Representatives) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Concord shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege, violate any legally binding obligation to a third party with respect to confidentiality, non-disclosure or privacy, or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention, including by providing information subject to the attorney-client privilege under a joint defense or seeking a waiver of any applicable confidentiality restrictions).

(b)  All information obtained by the Parties pursuant to this Section 9.03 shall be kept confidential in accordance with the confidentiality agreement, dated February 10, 2021 (the “Confidentiality Agreement”), between Concord and the Circle Internet Financial, LLC, the terms of which are incorporated herein by reference, provided that the term “Disclosing Party” in the Confidentiality Agreement shall refer to the Company.

(c)  Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any Tax advisor as is reasonably necessary regarding the structure and tax treatment of the Transactions and may disclose to such advisor, as is reasonably necessary, the structure and tax treatment of the Transactions and all materials (including any tax analysis) that are provided relating to such structure or treatment, in each case, in accordance with the Confidentiality Agreement.

Section 9.04  Exclusivity.

(a)  From the date of this Agreement and ending on the earlier of (i) the Closing and (ii) the termination of this Agreement in accordance with Section 11.01, the Company shall not, and shall cause its subsidiaries and its and their respective Representatives not to, directly or indirectly, (A) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage (including by way of furnishing non-public information) or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale, in a single transaction or a series of related transactions, of any assets of the Company or any of its subsidiaries or any capital stock or other equity securities of the Company or any of its subsidiaries, whether by way of merger, conversion, consolidation, liquidation, dissolution, initial public offering or similar transaction involving the Company or any of its subsidiaries (an “Alternative Transaction”), other than with the other Parties and their respective Representatives, (B) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, (C) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, (D) approve, endorse or recommend, or propose publicly to approve, endorse or recommend an Alternative Transaction or (E) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of Equity Interests of the Company or any of its subsidiaries; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 9.04(a). The Company shall, and shall cause its subsidiaries and its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If the Company or any of its subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company becomes aware of such inquiry or proposal) notify such person in writing that such Party is subject to an exclusivity agreement with respect to the Transaction that prohibits such Party from considering such inquiry or proposal and notify Concord of the receipt of an Alternative Transaction including a summary of the material terms and conditions of such Alternative Transaction, unless the Company is bound by a previously executed confidentially agreement that prohibits such disclosure (in which case, the Company will use commercially reasonable efforts to seek a waiver of any applicable confidentiality restrictions). Without limiting the foregoing, Company agrees that any violation of the restrictions set forth in this Section 9.04(a) by it or any of its subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 9.04(a) by the Company.

(b)  From and after the date hereof until the Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 11.01, (i) Concord shall not, and shall direct its Representatives acting on its behalf not to, directly or indirectly, (A) initiate, seek, solicit, knowingly facilitate or encourage, submit an indication of interest for, any inquiries, proposals or offer to a person (including any financial investor or group of financial investors) actively engaged, directly or indirectly, in any one or more of the development, production, marketing, distribution and/or exploitation of any products and/or services, in each case other than the Company, the Company Holders and indirect equityholders or any Company Subsidiary (a “Competing Seller”) relating to any merger or business combination between Concord, on the one hand, and a Competing Seller, on the other hand (a “Competing Concord Transaction”) or (B) participate in any negotiations with a Competing Seller relating to a Competing Concord Transaction; (ii) Concord shall, and shall cause its Representatives to, (A) terminate immediately any negotiations with any Competing Seller relating to a Competing Concord Transaction and (B) promptly advise the Company in writing of any proposal regarding a Competing Concord Transaction involving a Competing Seller that it may receive (it being understood that Concord shall not be required to inform the Company of the identity of the person making such proposal or the material terms thereof).

Section 9.05  Employee Benefits Matters.

(a)  The Company shall cause all notices, if any, to be timely provided to each participant under the Plans if required by the Plans in connection with the Transactions.

(b)  Concord shall, or shall cause its applicable subsidiary to use reasonable best efforts to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Merger Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any Employee Benefit Plan, program or arrangement established or maintained by Concord or any of its subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs or vesting under any equity or incentive compensation plan or arrangement established or adopted following the Merger Effective Time) for service accrued or deemed accrued prior to the Merger Effective Time with the Company or any Company Subsidiary to the same extent such service was recognized by the Company or the applicable Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, Topco and Concord shall use commercially reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the Employee Benefit Plans established or maintained by Topco or Concord or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Topco and Concord will honor all offer letters, employment and change in control agreements in place with Continuing Employees and all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing.

(c)  Prior to the filing of the definitive Registration Statement / Proxy Statement, Topco will adopt a customary omnibus equity incentive plan and a customary employee stock purchase plan that are reasonably acceptable to the Company, Topco and Concord, which plans will include an unallocated reserve equal to (i) 11% of the outstanding shares of Topco Ordinary Shares immediately following the Merger Effective Time plus the number of Topco Ordinary Shares needed to effectuate the provisions of Section 2.01(e) and Section 2.01(g) above and (ii) 2% of the outstanding shares of Topco Ordinary Shares immediately following the Merger Effective Time, respectively, with customary “evergreen” provisions (collectively, the “Topco Equity Plans”).

(d)  The provisions of this Section 9.05 are solely for the benefit of the Parties, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Employee Benefit Plan of the Company or shall require the Company, Topco, Concord, and each of their respective subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 9.06  Directors’ and Officers’ Indemnification.

(a)  To the fullest extent permitted under applicable Law, the Topco Organizational Documents shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Organizational Documents and the Concord Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, Topco or Concord (each such individual, a “D&O Indemnified Person”), unless such modification shall be required by applicable Law

(b)  Topco and Concord agree that with respect to the provisions of the Company Organizational Documents or in any other documents relating to indemnification, advancement or expense reimbursement, such provisions shall survive the Transactions, shall, subject to applicable Law, continue in full force and effect from and after the Merger Effective Time, and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Merger Effective Time in any manner that would affect adversely the rights thereunder for periods prior to the Merger Effective Time of a D&O Indemnified Person, unless such modification shall be required by applicable Law. Topco and the Company agree that with respect to the provisions of the articles, bylaws, limited liability company agreements or other equivalent documents of the Company’s Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall survive the Transactions, shall continue in full force and effect from and after the Merger Effective Time, and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Merger Effective Time in any manner that would affect adversely the rights thereunder for periods prior to the Merger Effective Time of a D&O Indemnified Person, unless such modification shall be required by applicable Law.

(c)  For a period of six (6) years from the Merger Effective Time and until a final, non-appealable resolution of any such claims pending as of six (6) years from the Merger Effective Time, Topco and Concord agree that they shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that the Company would have been permitted under applicable Law or the Company Organizational Documents or in any other documents in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). To the maximum extent permitted by applicable Law, during such period, Topco and Concord shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the Company Organizational Documents or other applicable agreements as in effect immediately prior to the Merger Effective Time.

(d)  Prior to the Merger Effective Time, the Company shall obtain, fully pay the premium for, and maintain prior to the Closing a fully-paid “tail” policy for a term of six (6) years from the Closing Date (the “D&O Tail Policy”) with respect to the directors’ and officers’ insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier and with terms and scope of coverage at least as favorable as the Company’s directors’ and officers’ insurance policy, the Company, Topco and Concord will maintain the D&O Tail Policy in full force and effect for a period of no less than six (6) years after the Merger Effective Time and continue to honor its obligations thereunder. Each D&O Indemnified Person is an express and intended third-party beneficiary of the provisions of this Section 9.06(d) and shall be entitled to independently enforce the terms hereof as if they were each a party to this Agreement.

(e)  Prior to or in connection with the Closing, Concord may purchase a “tail” policy (a “Concord Tail Policy”) with respect to Concord’s current directors’ and officers’ insurance policy covering those persons who are currently covered thereby, so long as the aggregate cost for such “tail” policy does not exceed 300% of the aggregate annual premium payable by Concord for its current directors’ and officers’ insurance policy. If Concord elects to purchase such a Concord Tail Policy prior to or in connection with the Closing, Concord will maintain such Concord Tail Policy in full force and effect for a period of no less than six years after the Closing and continue to honor its obligations thereunder. Concord shall pay the cost of such Concord Tail Policy at the Closing as a Concord Expense.

(f)  Prior to or in connection with the Closing, Topco shall purchase, subject to the Company’s consent, “go-forward” directors’ and officers’ insurance to cover the post-Closing directors and officers of Topco. From and after the date of this Agreement, Topco, Concord and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 9.06(f), including but not limited to providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

(g)  If Topco or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any person, then in each such case, proper provisions shall be made so that the successors or assigns of Topco shall assume all of the obligations set forth in this Section 9.06.

(h)  On the Closing Date, Topco shall enter into customary indemnification agreements reasonably satisfactory to each of the Company, Topco and Concord with the post-Closing directors and officers of Topco, which indemnification agreements shall continue to be effective following the Closing.

Section 9.07  Notification of Certain Matters. The Company shall give prompt notice to Concord, and Concord shall give prompt notice to the Company, of any event that such Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article XI), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article X to fail.

Section 9.08  Further Action; Reasonable Best Efforts.

(a)  Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the others, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as necessary for the consummation of the Transactions and to fulfill the conditions thereto. In case, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)  Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c)  Notwithstanding the generality of the foregoing, prior to the Closing, Concord shall use its reasonable best efforts to consummate the Private Placement in accordance with the Subscription Agreements, and the Company shall cooperate with Concord in such efforts. Concord shall not, without the prior written consent of the Company, permit or consent to any amendment, supplement or modification to any Subscription Agreement if such amendment, supplement or modification (i) reduces the aggregate amount of proceeds contemplated by the Private Placement, or (ii) amends the conditions precedent to the obligations of the investors party thereto to consummate the Private Placement in a manner that would reasonably be expected to delay or prevent the closing of the Private Placement. From and after the date hereof, Concord may enter into additional Subscription Agreements if each such Subscription Agreement is a Qualifying Subscription Agreement.

(d)  The Company shall use reasonable best efforts to (i) obtain the Requisite Approvals by the Company Holders and, subject to Section 2.01(m), the Company Convertible Note Holders, at the Court Meetings and (ii) procure the satisfaction of the Scheme conditions set forth in Section 10.04, including by adjourning the Court Meetings to solicit additional votes or proxies, provided that in no event shall the Company be obliged to adjourn the Court Meetings more than once and in any event, not for a period of greater than twenty (20) Business Days.

Section 9.09  Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Concord and the Company prior to the execution of this Agreement, and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, Concord shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the applicable securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Concord shall consider such comments in good faith. The Company, on the one hand, and Concord, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any Party) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Topco and Concord shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by the applicable securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing. Between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article XI) unless otherwise prohibited by applicable Law or the requirements of the New York Stock Exchange, each of Concord and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement or any of the Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed) except to the extent required by applicable Law or stock exchange rules, in which case the disclosing party shall, to the fullest extent permitted by applicable Law, first allow the other Party to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith. Furthermore, nothing contained in this Section 9.09 shall prevent Concord or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 9.09.

Section 9.10  Stock Exchange Listing. Each of the Company, Topco and Concord shall use its reasonable best efforts to cause: (a) the Topco Ordinary Shares issued in connection with the Transactions to be approved for listing on the New York Stock Exchange; (b) Topco to satisfy all applicable initial and continuing listing requirements of the New York Stock Exchange; and (c) the Topco Ordinary Shares and the Topco Warrants issuable in accordance with this Agreement, the Acquisition, the Merger and the Private Placements, to be approved for listing on the New York Stock Exchange (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Merger Effective Time. During the period from the date hereof until the Closing, Concord shall use its reasonable best efforts to keep the Concord Units, Concord Class A Common Stock and Concord Warrants listed for trading on the New York Stock Exchange.

Section 9.11  Antitrust.

(a)  To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company, Topco and Concord each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act; provided, that, subject to the following proviso, the Company shall pay the full HSR Act filing fee at the time of filing; provided, further, if the Closing occurs, the fees of each Party will be paid in accordance with Section 11.03. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)  Concord, Topco and the Company each shall, in connection with its efforts to obtain all Requisite Approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 9.11(b) may be restricted to outside counsel and may be redacted (A) to remove references concerning the valuation of the Company, and (B) as necessary to comply with contractual arrangements.

(c)  No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 9.12  Trust Account. As of the Merger Effective Time, the obligations of Concord to dissolve or liquidate within a specified time period as contained in the Concord Certificate of Incorporation will be terminated and Concord shall have no obligation whatsoever to dissolve and liquidate the assets of Concord by reason of the consummation of the Merger or otherwise, and no stockholder of Concord shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Merger Effective Time, Concord shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Concord (to be held as available cash for immediate use on the balance sheet of Concord, and to be used (a) to pay the Company’s and Concord’s unpaid transaction expenses in connection with this Agreement and the Transactions and (b)thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 9.13  Tax Matters.

(a)  Each of the Parties intends for U.S. federal income tax purposes that the Transactions are intended to (a) be undertaken as part of a prearranged, integrated plan, (b) constitute a tax-deferred exchange within the meaning of Section 351(a) of the Code, (c) be completed in consecutive order such that the exchange contemplated by the Scheme of Arrangement is treated as completed before the Merger Effective Time, and (the “Intended Transaction Tax Treatment”) and (d) with respect to the Merger, constitute and qualify as a tax-deferred exchange that satisfies the exception under Section 367(a)(1) of the Code set forth in the Treasury Regulation Section 1.367(a)-3(c) (the “Intended Merger Tax Treatment”), and for Irish stamp duty purposes that the transfer of shares in the Company to Topco pursuant to the Scheme is intended to qualify for Stamp Duty Relief (the “Intended Irish Stamp Duty Treatment” together with the Intended Transaction Tax Treatment and the Intended Merger Tax Treatment, the “Intended Tax Treatment”). No Party has taken (or failed to take) any action or caused any action to be taken (or to fail to be taken) and will not take (or fail to take) any action or will cause any action to be taken (or to fail to be taken) (in each case other than any action provided for or prohibited by this Agreement), or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment; provided that the foregoing will not require a material change to the conduct of the business of the Company between the date of this Agreement and the Closing Date.

(b)  The Parties shall prepare and file all Tax Returns consistent with the foregoing provisions of this Section 9.13 and shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, unless otherwise required by applicable Law. For the avoidance of doubt, the preceding sentence shall not be interpreted to prevent a person from reporting transactions hereunder pursuant to other applicable non-recognition provisions of the Code, including under Section 368 of the Code, to the extent any such position is not, in and of itself, conflicting with the qualification of the transactions contemplated hereby for the Intended Tax Treatment. The Parties hereto shall cooperate with each other and their respective counsel to document the Tax treatment of transactions contemplated by this Agreement consistently with the Intended Tax Treatment, and each Party shall use reasonable best efforts to notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the transactions contemplated by this Agreement may not qualify for the Intended Tax Treatment.

(c)  Tax Covenants.

(i)  The Parties agree that this Agreement is a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a).

(ii)  From the date of this Agreement to the Merger Effective Time, (x) the Company shall and shall cause each of the Company Subsidiaries to, and (y) Concord shall:

(A)  prepare, consistent with past practice (except as otherwise required by a change in applicable Law), and timely file all Tax Returns required to be filed by it on or before the Closing Date (“Post-Signing Returns”);

(B)  deliver drafts of such material Post-Signing Returns to the other Party no later than ten (10) Business Days prior to the date (including extensions) on which such Post-Signing Returns are required to be filed or, in the case of the Tax Return required to be filed by Topco in respect of the claim for Stamp Duty Relief, seven (7) Business Days before the Closing Date;

(C)  fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(D)  properly reserve (and reflect such reserve in its books and records and relevant financial statements), in the ordinary course of business consistent with past practice, for all Taxes payable by it for which no Post-Signing Return is due prior to the Closing Date; and

(E)  promptly notify the other Party of any material U.S. federal, state or local or non-U.S. Action or audit pending or threatened in writing against or with respect to such Party or its subsidiaries in respect of any Tax matter.

(iii)  Topco acknowledges that any Concord stockholder who owns five percent (5%) or more of the ordinary shares of Topco immediately after the Closing, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any Concord stockholder made following the Closing Date, Topco shall (i) use reasonable best efforts to furnish to such Concord stockholder (to the extent such written request includes the contact information of such Concord stockholder) such information as such Concord stockholder reasonably requests in connection with such Concord stockholder’s preparation of a gain recognition agreement, and (ii) use reasonable best efforts to provide such Concord stockholder with the information reasonably requested by such Concord stockholder for purposes of determining whether there has been a gain “triggering event” under the terms of such Concord stockholder’s gain recognition agreement.

(iv)  Following the Closing Date, (x) Topco shall, or shall cause Concord to, comply with the tax reporting obligations of Treasury Regulations 1.368-3 and 1.367(a)-3(c)(6), (y) Topco shall not permit Concord to liquidate or to be treated as liquidating for United States federal Tax purposes, and (z) Topco shall cause Concord to provide financing services to its affiliates after the Closing as an integrated part of the overall activities of Topco and its Affiliates.

(v)  Within ninety (90) days after the end of each taxable year of Topco: (1) Topco shall determine its status as a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”); (2) Topco shall determine the PFIC status of each of its subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), but only if Topco determines that it was a PFIC for such taxable year; and (3) Topco shall make such PFIC status determinations available to the shareholders of Topco electronically. If Topco determines that it or any of its Non-U.S. Subsidiaries were PFICs for such taxable year, Topco shall use commercially reasonable efforts to provide the statements and information electronically on a per-share basis (including a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable Topco shareholders and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with the provisions of the Code with respect to PFICs, including making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code. Upon request, income statement and balance sheet data will be available to those shareholders who have made “Qualified Electing Fund” elections in accordance with the regulations as well as those shareholders who require such source data under an alternative regime. The obligations under this Section 9.13(c)(v) shall survive after the Closing.

(d)  FIRPTA Certificate. At or prior to the Closing, Concord shall deliver to Topco (i) a duly executed certificate and notice in compliance with Treasury Regulation Section 1.1445-2(c) and 1.897-2(h), certifying that Concord is not, and has not been at any time during the five year period ending on the Closing Date, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code and the Treasury Regulations thereunder. After the Closing, Topco shall cause Concord to mail the notice referred to above to the Internal Revenue Service within the time frame provided in Treasury Regulation Section 1.897-2(h)(2)(v).

Section 9.14  Delivered Financial Statements. The Company shall deliver true and complete copies, as soon as reasonably practicable following the date of this Agreement (but in no event later than ten (10) days following the date hereof), of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of operations, cash flows and changes in equityholders’ equity of the Company and the Company Subsidiaries for the periods ended December 31, 2019 and December 31, 2020, prepared in accordance with US GAAP and audited in accordance with the auditing standards of the PCAOB (collectively, the “Delivered Financial Statements”).

Section 9.15  Certain Topco Shareholder Resolutions. Prior to the Scheme Effective Time, the Company and Topco shall procure the passing of a resolution by the sole shareholder of Topco providing for, in respect of Topco, the adoption of a revised Topco Constitution substantially in the form attached hereto as Exhibit D (the “Amended Topco Constitution”).

Section 9.16  Transaction Challenges.

(a)  The Company shall consult and cooperate with Concord in the Company’s defense or settlement of any actual or threatened shareholder litigation (other than any litigation or settlement between the Company or any of its affiliates and Concord or any of its affiliates), against the Company or its directors or officers, and any actual or threatened complaints or challenges that may be brought in the Irish High Court or any other court in Ireland or the United States in connection with the Scheme, relating to the transactions contemplated by this Agreement and the Company agrees that it will not settle or compromise (any such actual or threatened litigation, complaint or challenge, a “Transaction Challenge”) without Concord’s consent (not to be unreasonably withheld, delayed or conditioned).

(b)  Concord shall consult and cooperate with the Company in Concord’s defense or settlement of any actual or threatened shareholder litigation (other than any litigation or settlement between the Company or any of its affiliates and Concord or any of its affiliates) against Concord or its directors or officers, and any actual or threatened complaints or challenges that may be brought in the Irish High Court and/or in any court in the United States in connection with the Scheme, the Acquisition or the Merger, relating to the transactions contemplated by this Agreement.

Section 9.17  Contributions After the Merger Effective Time.

(a)  Immediately following the Merger Effective Time, Topco shall contribute to the Company, and the Company shall acquire, as a capital contribution from Topco to the Company, all of the issued and outstanding capital stock of the Surviving Corporation, such that the Surviving Corporation becomes a wholly owned subsidiary of the Company.

(b)  Immediately following the First Contribution, the Company shall contribute to the Surviving Corporation, and the Surviving Corporation shall acquire, all of the issued and outstanding capital stock of the US Subsidiary in exchange for an issuance of Surviving Corporation stock by the Surviving Corporation to the Company, such that the US Subsidiary becomes a wholly owned subsidiary of the Surviving Corporation.

Section 9.18  Delisting and Deregistration. The Company, Topco and Concord shall use their respective reasonable best efforts to cause the Concord Units, Concord Class A Common Stock and Concord Warrants to be delisted from the New York Stock Exchange (or be succeeded by the respective Topco securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Topco) as of the Closing Date or as soon as practicable thereafter.

Section 9.19  Termination of Existing Registration Rights Agreement. Prior to the Closing, in connection with entry into the Registration Rights Agreement, Concord shall cause to be terminated all existing registration rights and similar agreements entered into between Concord and any other party (other than any investor party to the Subscription Agreements). No parties to any such terminated registration rights agreements shall have any further rights or obligations thereunder.

Section 9.20  Section 16. Prior to the Closing, the Topco Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of Topco Ordinary Shares, or warrants to purchase Topco Ordinary Shares upon exercise, redemption or conversion of the Topco Warrants, pursuant to this Agreement or any other Transaction Document to any officer, director or shareholder (by reason of “director by deputization”) of the Company or Topco who was, prior to the Merger Effective Time, a “covered person” of Concord for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”), shall be an exempt transaction for purposes of Section 16.

Article X.

CONDITIONS TO THE MERGER

Section 10.01  Conditions to the Obligations of Each Party. The obligations of the Company, Concord, Topco and Topco Merger Sub to consummate the Transactions are, subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or prior to the Scheme Effective Time, of the following conditions:

(a)  Concord Stockholders’ Approval. The Concord Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Concord in accordance with the Registration Statement / Proxy Statement, the DGCL, the Concord Organizational Documents and the rules and regulations of the New York Stock Exchange.

(b)  No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(c)  Antitrust Approval and Waiting Period. All required filings and/or notifications required: (i) under any application for authorization or regulatory process; and (ii) under the applicable Antitrust Laws shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the applicable Antitrust Laws shall have expired or been terminated; and (iii) any pre-Closing approvals or Clearances reasonably required thereunder shall have been obtained.

(d)  Stock Exchange Listing. The Topco initial listing application with the New York Stock Exchange in connection with the Transactions shall have been approved and, immediately following the Merger Effective Time, Topco shall satisfy any applicable initial and continuing listing requirements of the New York Stock Exchange, and Topco shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Merger Effective Time, and the Topco Ordinary Shares shall have been approved for listing on the New York Stock Exchange, or another national securities exchange mutually agreed to by the Parties, as of the Closing Date (subject to the satisfaction of all other requirements set forth in this Section 10.01(d)).

(e)  Registration Statement / Proxy Statement. The Registration Statement / Proxy Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement / Proxy Statement shall have been initiated or be threatened in writing by the SEC.

(f)  Registration Rights Agreement. All parties to the Registration Rights Agreement set forth on Section 10.01(f) of the Company Disclosure Schedule shall have delivered, or cause to be delivered, copies of the Registration Rights Agreement duly executed by all such parties.

Section 10.02  Conditions to the Obligations of Concord. The obligations of Concord to consummate the Transactions are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or prior to the Scheme Effective Time of the following additional conditions:

(a)  Representations and Warranties.

(i)  The (A) representations and warranties of the Company contained in Section 5.01, Section 5.03, Section 5.04, Section 5.07(d), and Section 5.22 shall each be true and correct in all material respects as of the date hereof and the Scheme Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (B) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Scheme Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, solely with respect to this subclause (B), where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(ii)  The representations and warranties of Topco and Topco Merger Sub contained in (A) Section 6.01, Section 6.03 and Section 6.04 shall each be true and correct in all material respects as of the date hereof and the Scheme Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (B) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Scheme Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, solely with respect to this subclause (B) where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Topco Material Adverse Effect.

(b)  Agreements and Covenants. The Company, Topco and Topco Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Scheme Effective Time; provided, that Topco shall have performed or complied in all respects with the agreements and covenants set forth in Section 8.01(c).

(c)  Officer Certificate. (i) The Company shall have delivered to Concord a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 10.02(a) and Section 10.02(b).

(d)  Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred.

(e)  Shareholders Agreement. All parties to the Shareholders Agreement as set forth on Section 10.02(e) of the Company Disclosure Schedule shall have delivered, or caused to be delivered, to Concord copies of the Shareholders Agreement duly executed by all such parties.

(f)  Consents. The Company shall have delivered to Concord all Company Permits and any additional notice, consent, approval, orders or authorization of, or registration, declaration or filing with, any Governmental Authority or other person, in all cases as identified on Section 5.05 of the Company Disclosure Schedule or as otherwise required by applicable Law to consummate the Transactions.

(g)  Amended Topco Constitution. Topco shall have adopted the Amended Topco Constitution.

(h)  Composition Agreement/SEAS. Topco shall have entered into a composition agreement with the Irish Revenue Commissioners and a Special Eligibility Agreement for Securities with The Depository Trust Company in respect of the Topco Ordinary Shares and Topco Warrants, both of which are in full force and effect and are enforceable in accordance with their terms.

Section 10.03  Conditions to the Company’s Obligations. The obligations of the Company to consummate the Transactions are subject to the satisfaction or waiver (where permissible and by the party for whose benefit such condition exists) at or prior to the Scheme Effective Time of the following additional conditions:

(a)  Representations and Warranties. The representations and warranties of Concord contained in (i) Section 7.01, Section 7.03(b), Section 7.04 and Section 7.11 shall each be true and correct in all material respects as of the date hereof and the Scheme Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 7.03(a) and Section 7.03(c) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Scheme Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 8.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Concord, Topco or their affiliates and (iii) the other provisions of Article VII shall be true and correct in all respects (without giving effect to any “materiality,” “Concord Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Scheme Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Concord Material Adverse Effect.

(b)  Agreements and Covenants. Concord shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Merger Effective Time.

(c)  Officer Certificate. Concord shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Concord, certifying as to the satisfaction of the conditions specified in Section 10.03(a), Section 10.03(b) and Section 10.03(d).

(d)  Available Cash. The amount of Available Cash shall not be less than $340,000,000, net of any unpaid expenses of the Transactions.

Section 10.04  Scheme Conditions. The obligations of the Company, Concord, Topco and Topco Merger Sub to consummate the Transactions are subject to the satisfaction of each of the following conditions:

(a)  Court Meetings. The Scheme having been approved by a majority in number of members of each class of Company Holders and, subject to Section 2.01(m), the Company Convertible Note Holders, including as may be directed by the Irish High Court pursuant to Section 450(5) of the Act, present and voting either in person or by proxy at each of the Court Meetings (or at any adjournment or postponement of any such meetings) representing, at the Scheme Voting Record Time, at least 75 percent of the Company Shares of that class or 75 percent in value of the Company Convertible Notes (as the case may be) held by such Company Holders or Company Convertible Note Holders (as the case may be) present and voting at that Court Meeting.

(b)  EGM. Each of the EGM Resolutions having been duly passed by the requisite majority of Company Holders at the EGM.

(c)  High Court Sanction. The Irish High Court having sanctioned (without material modification) the Scheme pursuant to Sections 449 to 455 of the Act.

(d)  Scheme Filing. A copy of the Court Order having been delivered to the Irish Registrar of Companies.

Article XI.

TERMINATION, AMENDMENT AND WAIVER

Section 11.01  Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Scheme Effective Time, notwithstanding any Requisite Approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Concord, as follows:

(a)  by mutual written consent of Concord and the Company; or

(b)  by either Concord or the Company if the Scheme Effective Time shall not have occurred prior to the date that is 270 days after the date of this Agreement (as extended in accordance with this Agreement, the “Outside Date”); provided, however, that (i) if the SEC has not declared the Registration Statement / Proxy Statement effective on or prior to the Outside Date, the Outside Date shall be automatically extended by thirty (30) days and (ii) this Agreement may not be terminated under this Section 11.01(b) by or on behalf of any party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation shall have proximately caused the failure to consummate the Transactions on or prior to the Outside Date; and provided, further, that in the event that any statute or formal published regulation is enacted after the date hereof extending the applicable waiting period under the HSR Act, the Outside Date shall automatically be extended by the length of any such extension; or

(c)  by either Concord or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) that has become final and non-appealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions; or

(d)  by either Concord or the Company if any of the Concord Proposals shall fail to receive the Required Concord Stockholder Approval at the Concord Stockholders’ Meeting;

(e)  by either Concord or the Company if:

(i)  the Court Meetings or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities in each case; or

(ii)  if the Irish High Court declines or refuses to sanction the Scheme, unless the Company and Concord agree that the decision of the Irish High Court shall be appealed;

(f)  by either Concord or the Company if any Law or injunction enacted, issued, promulgated, enforced or entered by a relevant Governmental Authority shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition or the Merger and such Law or injunction shall have become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Section 11.01(f) shall not be available to a Party whose breach of any provision of this Agreement shall have caused such injunction;

(g)  by Concord if any of the representations or warranties set forth in Article V shall not be true and correct or if the Company, Topco or Topco Merger Sub has failed to perform any covenant or agreement on the part of the Company, Topco or Topco Merger Sub, as applicable, set forth in this Agreement, such that the conditions set forth in Section 10.02(a) or 10.02(b) would not be satisfied (“Terminating Company Breach”); provided Concord is not then in breach of its representations, warranties, covenants or agreements in this Agreement so as to prevent the condition to closing set forth in Section 10.03(a) or Section 10.03(b) from being satisfied; provided further that, if such Terminating Company Breach is curable by the Company, Topco or Topco Merger Sub, Concord may not terminate this Agreement under this Section 11.01(g) for so long as the Company, Topco and Topco Merger Sub continue to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (x) thirty (30) days after written notice of such breach is provided by Concord to the Company and (y) the Outside Date;

(h)  by the Company if any of the representations or warranties set forth in Article VII shall not be true and correct or if Concord has failed to perform any covenant or agreement on the part of Concord set forth in this Agreement such that the conditions set forth in Section 10.03(a) or Section 10.03(b) would not be satisfied (“Terminating Concord Breach”); provided that none of the Company, Topco or Topco Merger Sub is then in breach of its respective representations, warranties, covenants or agreements in this Agreement so as to prevent the condition to closing set forth in Section 10.02(a) or Section 10.02(b) from being satisfied; provided, however, that, if such Terminating Concord Breach is curable by Concord, the Company may not terminate this Agreement under this Section 11.01(h) for so long as Concord continues to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of (x) thirty (30) days after written notice of such breach is provided by the Company to Concord and (y) the Outside Date; or

(i)  by Concord, if the Company does not deliver, or cause to be delivered to Concord, the Delivered Financial Statements by the date that is 30 days following the date of this Agreement.

Section 11.02  Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void, and there shall be no Liability or obligation under this Agreement on the part of any Party hereto, except as set forth in Section 9.03(a), Section 9.03(b), this Section 11.02 or Article XII, and any corresponding definitions set forth in Article I, (to the extent relating to the foregoing) which shall survive such termination and remain valid and binding obligations of the Parties. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 11.01 shall not affect (i) any Liability on the part of any Party for any willful material breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any person’s Liability under any Subscription Agreement, any Confidentiality Agreement or any Transaction Support Agreement to which he, she or it is a party to the extent arising from a claim against such person by another person party to such agreement on the terms and subject to the conditions thereunder.

Section 11.03  Expenses.

(a)  Except as set forth in this Section 11.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated; provided that if the Closing shall occur, Concord shall pay or cause to be paid, as soon as reasonably practicable upon consummation of the Merger and release of proceeds from the Trust Account, the unpaid Company Expenses and the unpaid Concord Expenses in accordance with Section 3.09.

(b)  Notwithstanding anything to the contrary set forth in this Agreement, if (i) this Agreement is validly terminated pursuant to Section 11.01(e)(i) or pursuant to a Terminating Company Breach relating exclusively to Section 10.02(b) where such breach occurs as a result of the Court Meetings or the EGM not occurring; and (ii) at the time of such termination, Concord has not committed a Terminating Concord Breach, then the Company shall pay to Concord an amount equal to $112,500,000 (the “Company Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by Concord.

(c)  The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion.

(d)  Concord’s receipt of the Company Termination Fee to the extent owed pursuant to Section 11.03(b) will be the only monetary damages that Concord and its Affiliates may recover from (A) the Company, its subsidiaries and each of their respective Affiliates; and (B) the Company’s Nonparty Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the Transactions, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of any such breach, termination or failure, and upon payment of the Company Termination Fee, (1) none of the Company Related Parties will have any further liability or obligation to Concord or its Affiliates relating to or arising out of this Agreement, any agreement executed in connection herewith or the Transactions or any matters forming the basis of such termination; and (2) none of Concord or any other person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination.

Section 11.04  Amendment. This Agreement may be amended in writing by the Parties hereto at any time prior to the Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

Section 11.05  Waiver. At any time prior to the Merger Effective Time, (a) Concord may (i) extend the time for the performance of any obligation or other act of the Company, Topco or Topco Merger Sub, (ii) waive any inaccuracy in the representations and warranties of the Company, Topco or Topco Merger Sub contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company, Topco or Topco Merger Sub or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of Concord, (ii) waive any inaccuracy in the representations and warranties of Concord contained herein or in any document delivered by Concord pursuant hereto and (iii) waive compliance with any agreement of Concord or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Article XII.

GENERAL PROVISIONS

Section 12.01  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.01):

if to Concord:

Concord Acquisition Corp
477 Madison Avenue, 22nd Floor
New York, NY 10022
Attention: Michele J. Cito
Email: mcito@atlasmerchantcapital.com

with a copy to:

Greenberg Traurig, P.A.
333 SE 2nd Avenue, Suite 4400
Miami, Florida 33131
Attention: Alan I. Annex, Esq.
Email: annexa@gtlaw.com

if to the Company, Topco or Topco Merger Sub:

Circle Internet Financial Limited
332 Congress Street
4th Floor
Boston, MA 02210
Attention: Legal Department
Email: legal@circle.com

with a copy to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: William Schnoor, John Mutkoski and Gregg Katz
Email: wschnoor@goodwinlaw.com jmutkoski@goodwinlaw.com and gkatz@goodwinlaw.com

Section 12.02  Nonsurvival of Representations, Warranties and Covenants. Other than the representations, warranties and covenants set forth in Section 4.01, Section 5.24, Section 5.25, Section 6.12 and Section 7.17, each of which shall survive following the Merger Effective Time, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (b) this Article XII and any corresponding definitions set forth in Article I.

Section 12.03  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 12.04  Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other Parties hereto.

Section 12.05  Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 9.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 12.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State; provided, however, that the Scheme and matters related thereto (and the exercise of, and the compliance by the Company’s directors with, their fiduciary duties to the Company and its shareholders) shall be governed by, and construed in accordance with, the Laws of Ireland. Save as otherwise contemplated herein, all legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 12.07  Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. Each of the parties hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) acknowledges that it and the other PARTIES hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 12.07.

Section 12.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.09  Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 12.10  Specific Performance.

(a)  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b)  Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (i) the amount of time during which such Action is pending plus twenty (20) Business Days; or (ii) such other time period established by the court presiding over such Action.

Section 12.11  No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 12.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including without limitation any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach and, to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 12.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing.

[Signature Page Follows.]

IN WITNESS WHEREOF, Concord, Topco, Topco Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CONCORD ACQUISITION CORP

By	/s/ Jeff Tuder
Name:	Jeff Tuder
Title:	Chief Executive Officer

CIRCLE ACQUISITION PUBLIC LIMITED COMPANY

By	/s/ Jeremy Allaire
Name:	Jeremy Allaire
Title:	Chairman and CEO

TOPCO (IRELAND) MERGER SUB, INC.

By	/s/ Jeremy Allaire
Name:	Jeremy Allaire
Title:	Chairman and CEO

CIRCLE INTERNET FINANCIAL LIMITED

By	/s/ Jeremy Allaire
Name:	Jeremy Allaire
Title:	Chairman and CEO

EXHIBIT A

Form Of Shareholders Agreement

[Attached]

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of [●], 2021, is made by and among Jeremy Allaire (the “Founder”), Concord Sponsor Group LLC, a Delaware limited liability company, CA Co-Investment LLC, a Delaware limited liability company (together with Concord Sponsor Group LLC, the “Sponsor”), Circle Acquisition plc, a public company limited by shares incorporated in Ireland (“Topco”) and the shareholders of Topco that are or become a party to this Agreement from time to time in accordance with the provisions hereof (“Shareholders”). The Founder, the Sponsor, Topco and the Shareholders may be referred to herein each as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, Concord Acquisition Corp, Topco, Topco (Ireland) Merger Sub, Inc. and Circle Internet Financial Limited, a private company limited by shares incorporated in Ireland (the “Company”) have entered into that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, among other things, the Company will become a wholly owned subsidiary of Topco on the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement, pursuant to an Irish law court-approved Scheme of Arrangement, the Company’s shareholders will transfer their holdings of shares in the capital of the Company to Topco in exchange for the issuance of new shares in Topco, with the result that, at the Scheme Effective Time (as defined in the Business Combination Agreement), the Company will become a wholly-owned subsidiary of Topco;

WHEREAS it is contemplated by the Parties, that each Party shall execute and deliver this Agreement at the Closing (as defined herein);

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that no Shareholder shall be deemed an Affiliate of Topco or any of its Subsidiaries (as defined in the Business Combination Agreement) for purposes of this Agreement.

“Board” shall mean the board of directors of Topco.

“Closing” shall have the meaning given thereto in the Business Combination Agreement.

“Common Stock” shall mean the ordinary shares of $0.001 each (nominal value) in the capital of Topco, having the rights and being subject to the restrictions set out in the Topco Constitution.

“Designated Director” shall mean any director designated for nomination by any Party.

“Governmental Entity” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Indemnity Agreement” shall mean an Indemnity Agreement in the form attached hereto as Exhibit A.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Entity.

“Necessary Action” shall mean, with respect to any Party and a specified result, all actions (to the extent such actions are permitted by Law and within such Party’s control) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the shares of Common Stock, (ii) causing the adoption of shareholders’ resolutions and amendments to the organizational documents of Topco, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Nominating and Governance Committee” shall mean the Nominating and Governance Committee of the Board.

“NYSE” shall mean the New York Stock Exchange or any stock exchange on which the Common Stock is traded following the date of this Agreement.

“NYSE Rules” shall mean the rules and regulations of the NYSE.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or any other entity.

“Representatives” shall mean, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“SEC” shall mean the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, and any rules and regulations promulgated thereunder.

“Shareholder” shall mean any holder of Common Stock that is or becomes a party to this Agreement from time to time in accordance with the provisions hereof.

“Topco Constitution” shall mean the Topco memorandum and articles of association adopted and in effect from time to time.

“Unaffiliated Director” shall mean a director that is independent for purposes of the Audit Committee of the Board under the NYSE Rules, and the rules and regulations of the SEC promulgated under applicable U.S. securities laws.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each Party hereby represents and warrants to each other Party that as of the date such Party executes this Agreement:

Section 2.1 Existence; Authority; Enforceability. If such Party is not an individual, such Party has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, and has the power and authority to enter into this Agreement and to carry out its obligations hereunder, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. If such Party is an individual, such Party has the authority to enter into, deliver and perform its obligations under this Agreement. This Agreement has been duly executed by such Party and constitutes its legal, valid and binding obligations, enforceable against such Party in accordance with its terms.

Section 2.2 Absence of Conflicts. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) if such Party is not an individual, conflict with, or result in the breach of any provision of the constitutive documents of such Party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any Law applicable to such Party.

Section 2.3 Consents. Other than any consents that have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

ARTICLE III

GOVERNANCE

Section 3.1 Board.

(a) Board Classes. Topco shall, and the Shareholders shall take all Necessary Action to, cause at least five (5) members of the Board to consist of Unaffiliated Directors and cause the Board to be divided into three classes of directors, as nearly as equal in number as reasonably possible in accordance with the Topco Constitution, each of which directors shall serve for staggered three-year terms. The Class I directors shall have an initial term that expires at the annual meeting of shareholders of Topco held in 2022, the Class II directors shall have an initial term that expires at the annual meeting of shareholders of Topco held in 2023 and the Class III directors shall have an initial term that expires at the annual meeting of shareholders of Topco held in 2024.

(b) Composition of the Board. As at the Closing, the Board shall be comprised of seven (7) directors, as follows:

(A) one (1) director who shall be designated by the Founder (the “First Nominating Party”), initially being the Founder, and thereafter shall be designated pursuant to Section 3.1(c) (the “Founder Director”),

(B) one (1) director who shall be designated by the Sponsor (the “Second Nominating Party”, and together with the First Nominating Party, the “Nominating Parties”), initially being [●], and thereafter shall be designated pursuant to Section 3.1(d) (the “Sponsor Director”), and

(C) five (5) directors, initially being Raj Date, Michelle Burns, Sean Neville, [●] and [●], who have been mutually agreed upon by the Founder and the Sponsor, and thereafter shall be designated pursuant to Section 3.1(f) (the “Independent Directors”).

The initial Board shall be divided in three classes as follows:

(i) Class I: [●]

(ii) Class II: [●]

(iii) Class III: The Founder Director and the Sponsor Director

As at the Closing. the initial chairperson of the Board shall be [Insert name], a Class II director who has been mutually agreed upon by the Founder and the Sponsor, and who shall be appointed for an initial term that shall expire at the annual general meeting of Topco to be held in 2023. Save for the Founder Director and the Sponsor Director, as at the Closing, no other director shall be affiliated with either the Founder or the Sponsor, respectively.

(c) Founder Representation. Subject to Section 3.1(j), for so long as the First Nominating Party holds at least [●]% of the share capital of Topco (the “Requisite First Nominating Party Share Ownership”), Topco shall, and the Shareholders shall take all Necessary Action to, include in the slate of nominees recommended by the Board for election as directors at each applicable annual or extraordinary general meeting of shareholders at which the Founder Director is to be elected (i.e., Class III), the individual designated by the First Nominating Party. To the extent the First Nominating Party’s share ownership falls below the Requisite First Nominating Party Share Ownership, the First Nominating Party shall no longer have a right to designate a director under this Agreement; provided, however, that notwithstanding the Requisite First Nominating Party Share Ownership, during the Founder Director’s initial term, the First Nominating Party shall have the right to fill vacancies created by reason of death, removal or resignation of the Founder Director to the Board (including any committees thereof), and Topco and, if necessary, the Shareholders shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by such Nominating Party as promptly as reasonably practicable, in each case subject to any restrictions set forth in Topco’s Constitution, and after obtaining any consents required.

(d) Sponsor Representation. Subject to Section 3.1(j), for so long as the Second Nominating Party holds at least [●]% of the share capital of Topco (the “Requisite Second Nominating Party Share Ownership”), Topco shall, and the Shareholders shall take all Necessary Action to, include in the slate of nominees recommended by the Board for election as directors at each applicable annual or extraordinary general meeting of shareholder at which the Sponsor Director is to be elected (i.e., Class III), the individual designated by the Second Nominating Party. To the extent the Second Nominating Party share ownership falls below the Requisite Second Nominating Party Share Ownership, the Second Nominating Party shall no longer have a right to designate a director under this Agreement; provided, however, that notwithstanding the Requisite Second Nominating Party Share Ownership, during the Sponsor Director’s initial term, the Second Nominating Party shall have the right to fill vacancies created by reason of death, removal or resignation of the Sponsor Director to the Board (including any committees thereof), and Topco and, if necessary, the Shareholders shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by such Nominating Party as promptly as reasonably practicable, in each case subject to any restrictions set forth in Topco’s Constitution, and after obtaining any consents required.

(e) Calculation. For purposes of calculating whether a Party meets the Requisite First Nominating Party Share Ownership and the Requisite Second Nominating Party Share Ownership, as applicable, on and after the date of the Closing, shares of Common Stock relating to the Party’s vested and unvested equity awards issued in connection with the Closing or thereafter (the “New Awards”) shall be counted as being held by that Party. Accordingly, the shareholding of a Party shall be calculated as follows: all shares of Common Stock held by the Party plus vested and unvested equity awards (including New Awards) of that Party.

(f) Nomination of Other Directors. Following the Closing, except as set forth in Section 3.1, the nomination of directors at general meetings will be the responsibility of the Nominating and Governance Committee and the Board.

(g) Decrease in Directors. Pursuant to Section 3.1(j), upon any decrease in the number of directors that a Nominating Party is entitled to designate for nomination to the Board, such Nominating Party shall take all Necessary Action to cause the appropriate number of its Designated Directors, to offer to tender their resignation to the Board, effective immediately, which offer shall be accepted by Topco at the discretion of the Nominating and Governance Committee; provided, however, that this Section 3.1(g) shall not require either the Founder Director or the Sponsor Director to tender his or her resignation and such director shall be entitled to serve out the remainder of his or her term, subject to the terms of Topco’s Constitution.

(h) Removal; Vacancies. Except as provided in Section 3.1(g), each Nominating Party shall have the exclusive right to remove its designees from the Board (including any committees thereof), and Topco and, if necessary, the Shareholders shall take all Necessary Action to cause the removal of any such designee at the request of the Nominating Party and each Nominating Party shall have the exclusive right to designate for election to the Board to fill vacancies created by reason of death, removal or resignation of its designees to the Board (including any committees thereof), and Topco and, if necessary, the Shareholders shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by such Nominating Party as promptly as reasonably practicable, in each case subject to any restrictions set forth in Topco’s Constitution, and after obtaining any consents required. For the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, no Nominating Party shall have the right to designate a replacement director, and Topco and the Shareholders shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors designated by such Nominating Party in excess of the number of directors that such Nominating Party is then entitled to designate for membership on the Board pursuant to this Agreement. Following the Closing, except as set forth above, the appointment of directors to fill any Board vacancies will be the responsibility of the Nominating and Governance Committee and the Board.

(i) Forced Resignation. The Shareholders shall take all Necessary Action to cause any of the Designated Directors or the Independent Directors, to resign promptly from the Board if such Director, as determined by the Board in good faith after consultation with outside legal counsel (i) is prohibited or disqualified from serving as a director of Topco under any rule or regulation of the SEC, the NYSE, IRS or by applicable Law, (ii) has engaged in acts or omissions constituting a breach of the Designated Director’s fiduciary duties under Irish law to Topco or (iii) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of Law; provided, however, that, subject to the limitations set forth in Section 3.1, in the case of Designated Directors, the applicable Nominating Party shall have the right to replace such resigning Designated Director with a new Designated Director, such newly named Designated Director to be appointed promptly to the Board in place of the resigning Designated Director in the manner set forth in Topco’s Constitution for filling vacancies on the Board and in Section 3.1(h). Nothing in this Section 3.1(i) or elsewhere in this Agreement shall confer any third-party beneficiary or other rights upon any person designated hereunder as a Designated Director, whether during or after such person’s service on the Board.

(j) Size of Board. The Board may increase its size in accordance with Topco’s Constitution; provided, that (i) if the number of directors is so increased, the Board will use reasonable efforts to ensure the Board has an odd number of directors and (ii) any increase in the number of directors by more than five additional seats shall result in a proportional increase (rounding up) in the number of directors designated by each of the First Nominating Party and the Second Nominating Party pursuant to this Section 3.1. To the extent the size of the Board is subsequently reduced, the number of directors designated by each of the First Nominating Party and the Second Nominating Party pursuant to this Section 3.1 would be subsequently reduced proportionately.

(k) Committee Appointments. Composition of the committees of the Board shall be determined by the Board, with the mutual agreement of the Founder Director and the Sponsor Director.

Section 3.2 Voting Agreement. Each Party agrees not to take any actions that would interfere with the intention of any of the other Parties with respect to the composition of the Board as herein stated. Each Shareholder agrees not to take action to remove each other’s or the Nominating and Governance Committee’s director nominees from office. Except as set forth in Section 3.1, each Shareholder agrees to cast all votes to which such Shareholder is entitled in respect of its shares of Common Stock, whether at any annual or extraordinary general meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals recommended by the Nominating and Governance Committee.

Section 3.3 Sharing of Information. Each Shareholder recognizes that it, or its Affiliates and Representatives, has acquired or will acquire confidential, non-public information (“Confidential Information”) about Topco and its Subsidiaries the use or disclosure of which could cause Topco substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each Shareholder covenants and agrees with Topco that it will not (and will cause its Affiliates and Representatives not to) at any time, except with the prior written consent of Topco, directly or indirectly, disclose any Confidential Information known to it, unless (i) such information becomes known to the public through no fault of such Shareholder, (ii) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity, provided that such Shareholder promptly notifies Topco of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, (iii) such information does not relate to the assets, business or liabilities that were contributed or sold to Topco at the Closing and was available or becomes available to such Shareholder before, on or after the date hereof, without restriction, from a source (other than Topco) without any breach of duty to Topco or (iv) such information was independently developed by the Shareholder or its Representatives without the use of or access to the Confidential Information. Notwithstanding anything herein to the contrary, to the extent permitted by antitrust, competition or any other applicable Law, nothing in this Agreement shall prohibit a Shareholder from disclosing Confidential Information to any Affiliate, Representative, limited partner, member or shareholder of such Shareholder; provided, that such Shareholder shall be responsible for any breach of this Section 3.3 by any such person.

Section 3.4 Reimbursement of Expenses. Topco shall reimburse the Designated Directors and the Independent Directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

Section 3.5 Indemnity Agreements. Simultaneously with any person becoming a Designated Director or Independent Director, Topco shall execute and deliver to each such person an Indemnity Agreement dated the date such person becomes a director of Topco.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1 Assignment; Benefit. The rights and obligations hereunder shall not be assignable without the prior written consent of the other Parties. Any such assignee may not again assign those rights, other than in accordance with this Article IV. Any attempted assignment of rights or obligations in violation of this Article IV shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement other than the Designated Directors and Independent Directors under Section 3.5.

Section 4.2 Termination. This Agreement shall terminate automatically (without any action by any Party) as to each Shareholder upon the time at which such Shareholder or any of its Affiliates no longer has the right to designate an individual for nomination to the Board under this Agreement, and upon such termination, such Shareholder’s rights (including any consent rights) and obligations shall cease; provided, that the provisions in Section 3.3 and this Article IV shall survive such termination.

Section 4.3 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 4.4 Entire Agreement; Amendment.

(a) This Agreement sets forth the entire understanding and agreement between the Parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. No provision of this Agreement may be amended, modified or waived in whole or in part at any time without the express written consent of Topco and the Shareholders. Except as set forth above, there are no other agreements with respect to the governance of Topco between any Shareholders or any of their Affiliates.

(b) No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is expressly made in writing and executed and delivered by the party against whom such waiver is claimed. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 4.5 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 4.6 Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested by the notifying party and affirmatively acknowledged by the receiving party), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

if to Topco to:

Circle Acquisition plc

332 Congress Street

4th Floor

Boston, MA 02210

Attention: Legal Department

Email: legal@circle.com

Section 4.7 Governing Law. THIS AGREEMENT AND ANY RELATED DISPUTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

Section 4.8 Jurisdiction. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFORE) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.

Section 4.9 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH SHAREHOLDER WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY SHAREHOLDER OR TOPCO IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. Topco or any Shareholder may file an original counterpart or a copy of this Section 4.9 with any court as written evidence of the consent of the Shareholders to the waiver of their rights to trial by jury.

Section 4.10 Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

Section 4.11 Subsequent Acquisition of Shares. Any Common Stock of Topco acquired subsequent to the date hereof by a Shareholder shall be subject to the terms and conditions of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

JEREMY ALLAIRE

By:

CONCORD SPONSOR GROUP LLC

By:
Name:
Title:

CA CO-INVESTMENT LLC

By:
Name:
Title:

CIRCLE ACQUISITION PUBLIC LIMITED COMPANY

By:
Name:
Title:

[SHAREHOLDERS]

By:
Name:
Title:

Signature Page to Shareholders Agreement

EXHIBIT B

Form of Registration Rights Agreement

[Attached]

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of [●], 2021 (the “Effective Date”), by and among Circle Acquisition public limited company, which shall be an Irish public limited company in connection with the closing of the Transactions (as defined herein) (the “Company”), and each of the persons listed under the heading “Holders” on the signature pages attached hereto (the “Holders,” and each individually, a “Holder”). 1

RECITALS

WHEREAS, certain of the Holders previously entered into that certain Registration Rights Agreement dated as of December 7, 2020 (the “Initial Agreement”) with Concord Acquisition Corp, a Delaware corporation (“Concord”);

WHEREAS, pursuant to the Initial Agreement, Concord granted certain registration rights with respect to, among other things, certain shares of its Class A common stock, par value $0.0001 per share;

WHEREAS, the Company, Concord, Circle Internet Financial Limited (“Circle”) and the other persons party thereto, entered into that certain Business Combination Agreement, dated as of July 7, 2021 (the “Business Combination Agreement”), pursuant to which, through a series of steps, Circle and Concord have become wholly-owned subsidiaries of the Company and the Company has issued ordinary shares of $0.001 each to the holders of shares in each of Circle and Concord (such transactions, and all other transactions contemplated by the Business Combination Agreement, together, the “Transactions”);

WHEREAS, certain Holders may receive ordinary shares of the Company (the “Earn Out Shares”) pursuant to the earn-out provisions in the Business Combination Agreement; and

WHEREAS, in connection with the foregoing, the parties hereto now desire to execute this Agreement, as contemplated by the Business Combination Agreement, to terminate and replace the Initial Agreement (with respect to those Holders party thereto) upon the closing of the Transactions (the “Closing”) and to set forth the further rights and obligations created hereby.

NOW, THEREFORE, the parties hereto, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, hereby agree as follows:

Section 1. DEFINITIONS

As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” shall mean, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another person; provided that the Company and its subsidiaries will not be deemed to be Affiliates of any holder of Registrable Securities. The term “control” and its derivatives with respect to any person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

[1]	NTD: Holders shall include the holders under the Initial Agreement and Circle shareholders that will not receive freely tradable shares under the S-4.

“Block Trade” has the meaning set forth in Section 3.3.

“Block Trade Notice” has the meaning set forth in Section 3.3.

“Block Trade Offer Notice” has the meaning set forth in Section 3.3.

“Business Combination Agreement” has the meaning set forth in the recitals to this Agreement.

“Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday other than a day on which banks and other financial institutions are authorized or required to be closed for business in the State of New York.

“Circle” has the meaning set forth in the recitals to this Agreement.

“Circle Holders” means [●]. 2

“Closing” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the Preamble.

“Demand Registration Notice” has the meaning set forth in Section 2.1(a).

“Demand Registration Statement” has the meaning set forth in Section 2.1(a).

“Demanding Holder” or “Demanding Holders” has the meaning set forth in Section 2.1(a).

“$” means United States dollars.

“Earn Out Shares” has the meaning set forth in the Preamble.

“Effective Date” has the meaning set forth in the Preamble.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

[2]	NTD: To be provided at Closing.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-1” means a Registration Statement on Form S-1.

“Form S-3” means a Registration Statement on Form S-3 or any similar short-form registration that may be available at such time.

“Holder” or “Holders” has the meaning set forth in the Preamble and shall include any Successor Holder.

“Holder Indemnified Party” has the meaning set forth in Section 7.1.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Initial Agreement” has the meaning set forth in the recitals to this Agreement.

“Initiating Holder” has the meaning set forth in Section 4.2.

“Lock-Up Agreement” has the meaning set forth in Section 6.5.

“Offer Notice” has the meaning set forth in Section 2.1(a).

“Ordinary Shares” means the ordinary shares of the Company.

“Permitted Transferee” of a Holder shall mean any person in which the Holder owns a majority of the equity interests or any other investment entity that is controlled, advised or managed by the same person or persons that control the Holder or is an Affiliate of such person, or any Successor Holder.

“Piggyback Registration Statement” has the meaning set forth in Section 4.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all materials incorporated by reference in such prospectus.

“Registrable Securities” shall mean, with respect to any Holder or Successor Holder, (a)(i) the Shares and Warrants held by such Holder in the Company or any successor to the Company (including without limitation, Shares and Warrants held in escrow at Closing and Shares and Warrants acquired on or after the Effective Date or issuable upon the exercise, conversion, exchange or redemption of any other security therefor) and (ii) the Ordinary Shares issued as Earn Out Shares and (b) any other equity security of the Company issued or issuable upon the exercise, conversion, exchange or redemption of any of the securities referred to in the foregoing clause (a) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that, as to any Registrable Securities, such securities shall cease to be Registrable Securities when: (i) such securities shall have been disposed of pursuant to any offering or sale in accordance with a Registration Statement or have been sold pursuant to Rule 144 or Rule 145 (or any successor provisions) under the Securities Act or in any other transaction in which the purchaser does not receive “restricted securities” (as that term is defined for purposes of Rule 144); (ii) such securities shall have been transferred to a transferee that has not agreed in writing and for the benefit of the Company to be bound by the terms and conditions of this Agreement; (iii) such securities have been repurchased by the Company or a subsidiary of the Company or (iv) such securities shall have ceased to be outstanding. Notwithstanding the foregoing, with respect to any Holder or Successor Holder, such person or entity’s Shares, Warrants or Earn Out Shares shall not constitute Registrable Securities if all of such person or entity’s Shares, Warrants or Earn Out Shares (together with any Shares, Warrants or Earn Out Shares held by Affiliates of such person or entity) are eligible for immediate sale in a single transaction pursuant to Rule 144 (or any successor provision) with no volume or other restrictions or limitations under Rule 144 (or any such successor provision).

“Registration Expenses” shall mean all expenses incurred in connection with the preparation, printing and distribution of any Registration Statement and Prospectus and all amendments and supplements thereto, and any and all expenses incident to the performance by the Company of its registration obligations pursuant to this Agreement, including: (i) all registration, qualification and filing fees; (ii) fees and expenses with respect to filings required to be made with the New York Stock Exchange (or such other securities exchange or market on which the Shares are then listed or quoted) or FINRA; (iii) fees and expenses of compliance with securities or “blue sky” laws; (iv) reasonable fees and disbursements of counsel for the Company and reasonable fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters, costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters, and expenses of any special audits incident to or required by any such registration); (v) all internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties); (vi) the fees and expenses of any person, including special experts, retained by the Company in connection with the preparation of any Registration Statement; and (vii) the reasonable and documented fees and disbursements of one special legal counsel to represent all of the Holders participating in any such registration. For purposes of clarity, Registration Expenses shall not include any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

“Registration Statement” and “Prospectus” refer, as applicable, to the Shelf Registration Statement and related prospectus (including any preliminary prospectus), the Demand Registration Statement and related prospectus (including any preliminary prospectus) or the Piggyback Registration Statement and related prospectus (including any preliminary prospectus), whichever is utilized by the Company to satisfy the Holders’ registration rights pursuant to this Agreement, including, in each case, any documents incorporated therein by reference.

“Rule 144” has the meaning set forth in Section 2.1(a).

“S-3 Registration Statement” has the meaning set forth in Section 3.1(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shares” means Ordinary Shares.

“Shelf Registration Statement” has the meaning set forth in Section 3.1(a).

“Successor Distribution” shall mean a transfer or distribution of Registrable Securities by a Holder to a Successor Holder after the Effective Date.

“Successor Holder” shall mean any direct or indirect member, limited partner, or equity holder of a Holder that receives Registrable Securities in a Successor Distribution and becomes a signatory to this Agreement or an amendment thereto.

“Suspension Event” has the meaning set forth in Section 5.1.

“Takedown Holder” has the meaning set forth in Section 3.1(c).

“Takedown Offer Notice” has the meaning set forth in Section 3.1(d).

“Takedown Request Notice” has the meaning set forth in Section 3.1(d).

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Underwritten Demand Registration” has the meaning set forth in Section 2.1(b).

“Underwritten Shelf Takedown” has the meaning set forth in Section 3.1(c).

“Warrants” means whole warrants to purchase Shares issued in connection with the Transactions, which warrants are issued in exchange for the whole warrants issued under that certain warrant agreement dated December 7, 2020 by and between Concord and Continental Stock Transfer & Trust Company exercisable for one share of Concord Class A Common Stock at an exercise price of $11.50.

Section 2. DEMAND REGISTRATION RIGHTS

2.1 Demand Rights.

(a) At any time, and from time to time, after the expiration of any lock-up to which the Registrable Securities are subject, if any Holder (together with its Affiliates) then holds not less than $[●] million3 of Registrable Securities, as determined by reference to the volume weighted average price for such Registrable Securities on the New York Stock Exchange (or such other securities exchange or market on which the Shares are then listed or quoted) for the five (5) trading days immediately preceding the applicable determination date, then such Holder (the “Demanding Holder”), or group of Demanding Holders, as the case may be, may deliver to the Company a written notice (a “Demand Registration Notice”) informing the Company of its, or their, desire to have some or all of its, or their, Registrable Securities registered for sale. Each Demand Registration Notice shall specify (x) the kind and aggregate amount of Registrable Securities to be registered, and (y) the intended method or methods of disposition thereof including pursuant to an underwritten public offering. Upon receipt of the Demand Registration Notice, if the Company has not already caused such Registrable Securities to be registered on a Shelf Registration Statement that the Company then has on file with, and has been declared effective by, the SEC and that remains in effect and not subject to any stop order, injunction or other order or requirement of the SEC (in which event the Company shall be deemed to have satisfied its registration obligation under this Section 2.1), then the Company will use its reasonable best efforts to cause to be filed with the SEC as soon as reasonably practicable after receiving the Demand Registration Notice, but in no event more than sixty (60) calendar days (or thirty (30) calendar days in the case of an S-3 Registration Statement pursuant to Section 3.1(b)) following receipt of such notice, a registration statement and related prospectus that complies as to form and substance in all material respects with applicable SEC rules providing for the sale by such Demanding Holder, or group of Demanding Holders, and any other Holders that elect to register their Registrable Securities as provided below, of all of the Registrable Securities requested to be registered by such Holders (the “Demand Registration Statement”), and agrees (subject to Sections 5.1 and 6.2 hereof) to use reasonable best efforts to cause the Demand Registration Statement to be declared effective by the SEC upon, or as soon as practicable following, the filing thereof. The Company shall give written notice of the proposed filing of the Demand Registration Statement to all Holders holding Registrable Securities as soon as practicable (but in no event less than five (5) business days before the anticipated filing date), and such notice shall offer to such Holders the opportunity to participate in such Demand Registration Statement (the “Offer Notice”) and to register such number of Registrable Securities as each such Holder may request. Holders who wish to include their Registrable Securities in the Demand Registration Statement must notify the Company in writing within three (3) business days of receiving the Offer Notice and include in such written notice the information requested by the Company in the Offer Notice. Subject to Section 5.1 hereof, the Company agrees to use commercially reasonable efforts to keep any Demand Registration Statement continuously effective (including the preparation and filing of any amendments and supplements necessary for that purpose) until the earliest of (i) the Holders cease to hold any Registrable Securities, (ii) the date on which all of the Registrable Securities held by the Holders that are registered for resale under any such Demand Registration Statement may be sold without restriction under Rule 144 (or any successor provision) under the Securities Act (“Rule 144”) with no volume or other restrictions or limitations that may be applicable to affiliates under Rule 144 and (iii) the date on which the Holders consummate the sale of all of the Registrable Securities registered for resale under any such Demand Registration Statement.

[3]	NTD: To be agreed at Closing.

(b) If a Demanding Holder intends to distribute the Registrable Securities covered by the Demand Registration Notice by means of an underwritten offering with an estimated market value of at least $[●]4 million (the “Underwritten Demand Registration”), it shall so advise the Company as a part of the Demand Registration Notice. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the holders initiating the Demand Registration Statement, and subject to the approval of the Company. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Securities requested to be registered would materially and adversely affect the distribution of all of the securities to be underwritten, then the number of Registrable Securities that may be included in such registration shall be allocated (A) first, to the Holders electing to register their Registrable Securities, on a pro rata basis based on the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and (B) second, to the other persons proposing to register securities in such registration, if any; provided, however, that the number of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are entirely excluded from such underwriting. Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the registration.

2.2 The Company shall not be obligated to effect (i) more than one (1) Demand Registration during any six-month period; (ii) any Demand Registration Statement at any time there is an effective Shelf Registration Statement on file with the SEC pursuant to Section 3.1 covering all Registrable Securities held by such Holder, other than a Demand Registration with respect to an S-3 Registration Statement to the extent that the effective Shelf Registration Statement is on Form S-1; or (iii) more than four (4) Underwritten Demand Registrations in respect of all Registrable Securities, each of which will also count as an Underwritten Shelf Takedown under Section 3.1(c). Notwithstanding anything to the contrary set forth herein, the Company is not obligated to take any action to effect any Demand Registration Statement upon receipt of a Demand Registration Notice if a Piggyback Registration Statement was declared effective or an Underwritten Shelf Takedown was consummated, in each case which included all such Holder’s Registrable Securities requested to be included therein, within the preceding ninety (90) days.

Section 3. Shelf Registration.

3.1 Shelf Registration Statement

(a) The Company agrees to use commercially reasonable efforts to submit to or file with the SEC within thirty (30) days after the Closing Date a registration statement on Form S-l or such other form of registration statement as is then available to effect a registration under the Securities Act permitting the offer and resale of Registrable Securities from time to time under Rule 415 under the Securities Act (the “Shelf Registration Statement”) and shall use its commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective by the SEC as soon as practicable after the filing thereof but no later than the earlier of (a) the 90th calendar day (or 120th calendar day if the SEC notifies the Company that it will “review” the Registration Statement) following the Closing and (b) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Shelf Registration Statement will not be “reviewed” or will not be subject to further review. A Registration Statement filed pursuant to this Section 3.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, any Holder pursuant to its review of such Registration Statement under Section 8.1(k) of this Agreement. The Company shall use its commercially reasonable efforts to effect any such Shelf Registration Statement and to keep it continuously effective until such date on which the securities covered by such Shelf Registration Statement are no longer Registrable Securities. During the period that the Shelf Registration Statement is effective, the Company shall supplement or make amendments to the Shelf Registration Statement to the extent necessary to ensure that such Shelf Registration Statement is available or, if not available, that another Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

[4]	NTD: To be agreed at Closing.

(b) With respect to a Demand Registration Notice to be delivered at any time after the first date on which the Company is eligible to file a registration statement filed under the Securities Act on Form S-3 or such similar or successor form as may be appropriate (an “S-3 Registration Statement”), a Demanding Holder may include in the Demand Registration Notice a request that the Company effect an S-3 Registration Statement. In such event, the Company shall be required to effect an S-3 Registration Statement in accordance with the terms hereof, unless at the time of the request Form S-3 or such similar or successor form is not available to the Company for such offering

(c) At any time and from time to time after the effectiveness of a Shelf Registration Statement or S-3 Registration Statement, any Holder with Registrable Securities included on such Shelf Registration Statement or S-3 Registration Statement (a “Takedown Holder”) may request to sell all or any portion of its Registrable Securities included thereon in an underwritten offering that is registered pursuant to such Shelf Registration Statement or S-3 Registration Statement (an “Underwritten Shelf Takedown”); provided that in the case of an Underwritten Shelf Takedown such Takedown Holders will be entitled to make such request only if the total offering price of the Shares to be sold in such offering (before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $[●]5 million. Notwithstanding the foregoing, the Company shall only be obligated to effect (i) one (1) Underwritten Shelf Takedown within any six-month period; and (ii) no more than four (4) Underwritten Shelf Takedowns in respect of all Registrable Securities held by the Holders after giving effect to Section 2.1.

(d) Any requests for an Underwritten Shelf Takedown shall be made by giving written notice to the Company (a “Takedown Request Notice”). The Takedown Request Notice shall specify the approximate number of Registrable Securities to be sold in the Underwritten Shelf Takedown. Within five (5) business days after receipt of any Takedown Request Notice, the Company shall give written notice of the requested Underwritten Shelf Takedown (the “Takedown Offer Notice”) to all other Holders and, subject to the provisions of Section 3.1(e) hereof, shall include in the Underwritten Shelf Takedown all Registrable Securities with respect to which the Company has received written requests for inclusion therein within five (5) calendar days after sending the Takedown Offer Notice.

[5]	NTD: To be agreed at Closing.

(e) Notwithstanding any other provision of this Section 3.1, if the underwriter advises the Company that in the opinion of such underwriter, the distribution of all of the Registrable Securities requested to be sold in an Underwritten Shelf Takedown would materially and adversely affect the distribution of all of the securities to be underwritten, then (i) the Company shall deliver to the participating Holders a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion, and (ii) the number of Registrable Securities that may be included in such Underwritten Shelf Takedown shall be allocated (A) first, to the Holders electing to sell their Registrable Securities, on a pro rata basis based on the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and (B) second, to the other persons proposing to sell securities in such Underwritten Shelf Takedown, if any; provided, however, that the number of Registrable Securities to be included in such Underwritten Shelf Takedown shall not be reduced unless all other securities are entirely excluded from such Underwritten Shelf Takedown.

3.2 Selection of Underwriter. A majority in interest of any Demanding Holders or Takedown Holders shall have the right to select the underwriter or underwriters to administer any underwritten demand registration offering or Underwritten Shelf Takedown under a Demand Registration Statement, including any Shelf Registration Statement or S-3 Registration Statement; provided that such underwriter or underwriters shall be reasonably acceptable to the Company.

3.3 Block Trades. Notwithstanding anything contained in this Section 3, in the event of a sale of Registrable Securities in an underwritten transaction requiring the involvement of the Company but not involving (i) any “roadshow” or (ii) a lock-up agreement of more than sixty (60) days to which the Company is a party, and which is commonly known as a “block trade” (a “Block Trade”), (1) the Demanding Holder or Takedown Holder, as applicable, shall (i) give at least five Business Days’ prior notice in writing (the “Block Trade Notice”) of such transaction to the Company and (ii) identify the potential underwriter(s) in such notice; and (2) the Company shall reasonably cooperate with such requesting Holder or Holders to the extent it is reasonably able to effect such Block Trade. The Company shall give written notice (the “Block Trade Offer Notice”) of the proposed Block Trade to all Holders holding Registrable Securities as soon as practicable (but in no event more than two (2) Business Days following the Company’s receipt of the Block Trade Notice), and such notice shall offer such Holders the opportunity to participate in such Block Trade by providing written notice of intent to so participate within two (2) Business Days (or such shorter period as may be reasonably requested) following receipt of the Block Trade Offer Notice. Any Block Trade shall be for at least $25 million in expected gross proceeds. The Company shall not be required to effectuate more than two Block Trades in any 90-day period. For the avoidance of doubt, a Block Trade shall not constitute an Underwritten Shelf Takedown. The Holders of a majority of the Registrable Securities being sold in any Block Trade shall select the underwriters to administer such Block Trade; provided that such underwriter(s) shall be reasonably acceptable to the Company.

Section 4. INCIDENTAL OR “PIGGY-BACK” REGISTRATION

4.1 Piggy-Back Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of its Shares, whether to be sold by the Company or by one or more selling security holders, other than (a) a Demand Registration Statement (in which case the ability of a Holder to participate in such Registration Statement shall be governed by Section 2) or (b) a registration statement (i) on Form S-8 or any successor form to Form S-8 or in connection with any employee or director welfare, benefit or compensation plan, (ii) in connection with an exchange offer or an offering of securities exclusively to existing security holders of the Company or its subsidiaries, (iii) relating to a transaction pursuant to Rule 145 under the Securities Act, (iv) for an offering of debt that is convertible into equity securities of the Company or (v) for a dividend reinvestment plan, the Company shall give written notice of the proposed registration to all Holders holding Registrable Securities at least ten (10) calendar days prior to the proposed filing of the Registration Statement. Each Holder holding Registrable Securities shall have the right to request that all or any part of its Registrable Securities be included in the Registration Statement by giving written notice to the Company within five (5) calendar days after receipt of the foregoing notice by the Company. Subject to the provisions of Sections 4.2, 4.3 and 6.2, the Company will include all such Registrable Securities requested to be included by the Holders in the Piggyback Registration Statement. For purposes of this Agreement, any registration statement of the Company in which Registrable Securities are included pursuant to this Section 4 shall be referred to as a “Piggyback Registration Statement”

4.2 Withdrawal of Exercise of Rights. Any Holder of Registrable Securities shall have the right to withdraw all or a portion of its Registrable Securities from a Piggyback Registration Statement for any or no reason whatsoever upon written notification to the Company and the underwriter or underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration Statement prior to (a) in the case of a Piggyback Registration Statement not involving an underwritten offering, the effectiveness of the applicable Registration Statement or (b) in the case of a Piggyback Registration Statement involving an underwritten offering, prior to the pricing of such underwritten offering. The Company (whether on its own good faith determination or as a result of a request for withdrawal by any other holder of securities that initiated such registration (an “Initiating Holder”)) shall be permitted to determine for any reason not to proceed with the proposed registration and the Company may at its election (or the election of such Initiating Holder(s), as applicable) give written notice of such determination to the Holders and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith).

4.3 Underwritten Offering. If a registration pursuant to this Section 4 involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of securities which the Company and the holders of the Registrable Securities and any other persons intend to include in such registration exceeds the largest number of securities that can be sold in such offering without having an adverse effect on such offering (including the price at which such securities can be sold), then the number of such securities to be included in such registration shall be reduced to such extent, and the Company will include in such registration such maximum number of securities as follows: (a) first, all of the securities the Company proposes to sell for its own account, if any; provided that the registration of such securities was initiated by the Company with respect to securities intended to be registered for sale for its own account; (b) second, such number of Registrable Securities requested to be included in such registration by the Holders which, in the opinion of such managing underwriter can be sold without having the adverse effect described above, which number of Registrable Securities shall be allocated pro rata among such Holders on the basis of the relative number of Registrable Securities then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and (c) third, such other securities requested to be included in such registration, which, in the opinion of such managing underwriter can be sold without having the adverse effect described above.

4.4 Selection of Underwriter. Except to the extent Section 3.2 applies, Registrable Securities proposed to be registered and sold under this Section 4 pursuant to an underwritten offering for the account of the Holders holding Registrable Securities shall be sold to prospective underwriters selected by the Company.

Section 5. SUSPENSION OF OFFERING

5.1 Suspension of Offering. Notwithstanding the provisions of Section 2 or 4, the Company shall be entitled to postpone the effectiveness of a Registration Statement, and from time to time to require Holders not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event that the Company’s board of directors reasonably believes, upon the advice of outside legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors, upon the advice of outside legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than three occasions or for more than ninety (90) consecutive calendar days, or more than one hundred twenty (120) total calendar days, in each case during any 12-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the Prospectus) not misleading, each Holder agrees that (a) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (b) it will maintain the confidentiality of any information included in such written notice delivered by the Company in accordance with Section 10.1 unless otherwise required by law or subpoena. If so directed by the Company, each Holder will deliver to the Company or, in each such Holder’s sole discretion, destroy all copies of the Prospectus covering the Registrable Securities in such Holder’s possession.

Section 6. REGISTRATION PROCEDURES

6.1 Obligations of the Company. When the Company is required to effect the registration of Registrable Securities under the Securities Act pursuant to this Agreement, the Company shall as expeditiously as possible:

(a) use commercially reasonable efforts to register or qualify the Registrable Securities by the time the applicable Registration Statement is declared effective by the SEC under all applicable state securities or “blue sky” laws of such jurisdictions as any Holder may reasonably request in writing, to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement, and to do any and all other similar acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition of the Registrable Securities owned by the Holders in each such jurisdiction; provided, however, that the Company shall not be required to (i) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Agreement, (ii) take any action that would cause it to become subject to any taxation in any jurisdiction where it would not otherwise be subject to such taxation or (iii) take any action that would subject it to the general service of process in any jurisdiction where it is not then so subject;

(b) prepare and file with the SEC such amendments and supplements as to the Registration Statement and the Prospectus used in connection therewith as may be necessary (i) to keep such Registration Statement effective and (ii) to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Securities covered by such Registration Statement, in each case for such time as is contemplated in the applicable provisions above;

(c) promptly furnish, without charge, to the Holders such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits), and the Prospectus included in such Registration Statement (including each preliminary Prospectus) in conformity with the requirements of the Securities Act, the documents incorporated by reference in such Registration Statement or Prospectus, and such other documents as the Holders may reasonably request to facilitate the public sale or other disposition of the Registrable Securities owned by the Holders;

(d) reasonably cooperate with the Holders to facilitate the timely preparation and delivery of certificates and/or book entry notations representing Registrable Securities to be delivered to a transferee pursuant to a Registration Statement, which certificates and/or book entry notations shall be free of all restrictive legends indicating that the Registrable Securities are unregistered or unqualified for resale under the Securities Act, and to enable such Registrable Securities to be in such denominations and registered in such names as any such Holder may request in writing. In connection therewith, if required by the Company’s transfer agent and upon receipt of reasonably requested certificates and/or letters of representation from such Holder, the Company will reasonably promptly, after the effective time of a Registration Statement, cause an opinion of its outside legal counsel as to the effectiveness of such Registration Statement to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent, which authorize and direct the transfer agent to issue such Registrable Securities without any such legend;

(e) promptly notify the Holders: (i) when the Registration Statement, any pre-effective amendment, the Prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (iii) of any delisting or pending delisting of the Shares by any national securities exchange or market on which the Shares are then listed or quoted, and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;

(f) use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement, and, if any such order suspending the effectiveness of a Registration Statement is issued, shall promptly use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;

(g) until the expiration of the period during which the Company is required to maintain the effectiveness of the applicable Registration Statement as set forth in the applicable sections hereof, promptly notify the Holders: (i) of the existence of any fact of which the Company is aware or the happening of any event that has resulted, or could reasonably be expected to result, in (A) the Registration Statement, as is then in effect, containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading or (B) the Prospectus included in such Registration Statement including an untrue statement of a material fact or omitting to state a material fact necessary in order to make any statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) of the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate or that there exist circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosure and post-effective amendment;

(h) if any event or occurrence giving rise to an obligation of the Company to notify the Holders pursuant to Section 6.1(g) takes place, subject to Section 5.1, the Company shall prepare and, to the extent the exemption from prospectus delivery requirements in Rule 172 under the Securities Act is not available, furnish to the Holders a reasonable number of copies of a supplement or post-effective amendment to such Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document, and shall use commercially reasonable efforts to have such supplement or amendment declared effective, if required, as soon as practicable following the filing thereof, so that (i) such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(i) use commercially reasonable efforts to cause all such Registrable Securities to be listed or quoted on the national securities exchange or market on which the Shares are then listed or quoted, if the listing or quotation of such Registrable Securities is then permitted under the rules of such national securities exchange or market;

(j) if requested by any Holder participating in an offering of Registrable Securities, as soon as practicable after such request, but in no event later than five (5) business days after such request, incorporate in a prospectus supplement or post-effective amendment such information concerning the Holder or the intended method of distribution as the Holder reasonably requests to be included therein and is reasonably necessary to permit the sale of the Registrable Securities pursuant to the Registration Statement, including information with respect to the number of Registrable Securities being sold, the purchase price being paid therefor and any other material terms of the offering of the Registrable Securities to be sold in such offering; provided, however, that the Company shall not be obligated to include in any such prospectus supplement or post-effective amendment any requested information that is not required by the rules of the SEC and is unreasonable in scope compared with the Company’s most recent prospectus or prospectus supplement used in connection with a primary or secondary offering of equity securities by the Company;

(k) in connection with the preparation and filing of any Registration Statement, the Company will give the Holders offering and selling thereunder and their respective counsels the opportunity to review and provide comments on such Registration Statement prior to the filing of such Registration Statement, and, each Prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto (other than amendments or supplements that do not make any material change in the information related to the Company), and give each of them such access to its books and records and such opportunities to discuss the business of the Company and its subsidiaries with its officers, its counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Holder’s and such underwriters’ respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act;

(l) provide a transfer agent and registrar, which may be a single entity, a CUSIP number for the Registrable Securities not later than the effective date of the first Registration Statement filed hereunder;

(m) enter into an underwriting agreement in customary form and substance reasonably satisfactory to the Company, the Holders and the managing underwriter or underwriters of the public offering of Registrable Securities, if the offering is to be underwritten, in whole or in part; provided that the Holders may, at their option, require that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Holders. The Holders shall not be required to make any representations or warranties to or agreement with the Company or the underwriters other than representations, warranties or agreements regarding the Holders and their ownership of shares and authority to enter into such underwriting agreement and their intended method of distribution and any other representation or warranty required by law. The Company will use its commercially reasonable efforts to participate in customary “roadshow” presentations, as the Holders and/or the managing underwriters may reasonably request; provided that the Company shall not be required to participate in any such presentation in connection with an underwritten offering of Registrable Securities with aggregate gross proceeds of less than $50 million;

(n) furnish, at the request of a Holder on the date that any Registrable Securities are to be delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such Shares are being sold through underwriters, or, if such Shares are not being sold through underwriters, on the date that the Registration Statement with respect to such Shares becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters, if any, to such Holder, (ii) a negative assurance letter, dated such date, of the counsel representing the Company, in the form and substance as is customarily given to underwriters, if any, to such Holder, and (iii) a letter dated such date, from the independent certified public accountants of the Company who have certified the Company’s financial statements included in such Registration Statement, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Holder;

(o) make available to the Holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first month of the first fiscal quarter after the effective date of the applicable Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder; provided that such requirement will be deemed to be satisfied if the Company timely files such information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto; and

(p) take all other reasonable actions necessary to expedite and facilitate disposition by the Holders of the Registrable Securities pursuant to the applicable Registration Statement.

6.2 Obligations of the Holders. In connection with any Registration Statement utilized by the Company to satisfy the provisions of this Agreement, each Holder agrees to reasonably cooperate with the Company in connection with the preparation of the Registration Statement, and each Holder agrees that such cooperation shall include (a) responding within five (5) Business Days to any written request by the Company to provide or verify information regarding the Holder or the Holder’s Registrable Securities (including the proposed manner of sale) that may be required to be included in any such Registration Statement pursuant to the rules and regulations of the SEC, and (b) providing in a timely manner information regarding the proposed distribution by the Holder of the Registrable Securities and such other information as may be requested by the Company from time to time in connection with the preparation of and for inclusion in any Registration Statement and related Prospectus. The Company may exclude from such Registration Statement or sale the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request.

6.3 Participation in Underwritten Registrations. No Holder may participate in any underwritten registration, Underwritten Shelf Takedown or Block Trade hereunder unless such Holder (a) agrees to sell its Registrable Securities on the basis provided in the applicable underwriting arrangements (which shall include a customary form of underwriting agreement) and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents in customary form as reasonably required under the terms of such underwriting arrangements. If any Holder does not approve of the terms of such underwriting arrangements, such Holder may elect to withdraw from such offering by providing written notice to the Company and the underwriter.

6.4 Offers and Sales. All offers and sales by a Holder under any Registration Statement shall be completed within the period during which the Registration Statement is required to remain effective pursuant to the applicable provision above and not the subject of any stop order, injunction or other order of the SEC. Upon expiration of such period, no Holder will offer or sell the Registrable Securities under the Registration Statement. If directed in writing by the Company, each Holder will return or, in each such Holder’s sole discretion destroy, all undistributed copies of the applicable Prospectus in its possession upon the expiration of such period.

Section 7. INDEMNIFICATION; CONTRIBUTION

7.1 Indemnification by the Company. To the extent permitted by law, the Company agrees to indemnify and hold harmless, or procure to indemnify and hold harmless, to the fullest extent permitted by law, each Holder, such Holder’s partners, members, shareholders, managers, officers, directors, trustees, employees, agents, Affiliates, and representatives, and each person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (an “Holder Indemnified Party”), from and against:

(a) any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable and documented fees and disbursements of counsel to such Holders of one law firm (and one firm of local counsel)), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement pursuant to which the Registrable Securities were registered under the Securities Act, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, or arising out of or based upon any omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; and

(b) any violation by the Company of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration.

To the extent permitted by law, the Company shall promptly reimburse, or procure to promptly reimburse, the Holder Indemnified Party for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such loss, liability, claim, damage, judgment or expense provided, however, that the indemnity provided pursuant to Sections 7.1 through 7.3 does not apply to any Holder with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of (i) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) or (ii) such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by the Company, if required by law to have been delivered, if such loss, liability, claim, damage, judgment or expense would not have arisen had such delivery occurred.

7.2 Indemnification by Holder. To the extent permitted by law, each Holder severally and not jointly agrees to indemnify and hold harmless, to the extent permitted by law, the Company, and each of its directors and officers (including each director and officer of the Company who signed a Registration Statement), and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against:

(a) any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable and documented fees and disbursements of counsel), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement pursuant to which the Registrable Securities of such Holder were registered under the Securities Act, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto, or arising out of or based upon any omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that a Holder shall only be liable under the indemnity provided pursuant this Sections 7.2 with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto). Notwithstanding the provisions of this Sections 7.2, a Holder and any permitted assignee shall not be required to indemnify the Company, its officers, directors or control persons with respect to any amount in excess of the amount of the aggregate net cash proceeds received by such Holder or such permitted assignee, as the case may be, from sales of the Registrable Securities of such Holder under the Registration Statement that is the subject of the indemnification claim.

7.3 Conduct of Indemnification Proceedings. An indemnified party hereunder (the “Indemnified Party”) shall give reasonably prompt written notice to the indemnifying party (the “Indemnifying Party”) of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Indemnifying Party (a) shall not relieve it from any liability which it may have under the indemnity provisions of Section 7.1 or 7.2 above, unless and only to the extent it did not otherwise learn of such action and the lack of notice by the Indemnified Party results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and (b) shall not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party other than the indemnification obligation provided under Section 7.1 or 7.2 above. If the Indemnifying Party so elects within a reasonable time after receipt of such notice, the Indemnifying Party may assume the defense of such action or proceeding at such Indemnifying Party’s own expense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed; provided, however, that the Indemnifying Party will not settle, compromise or consent to the entry of any judgment with respect to any such action or proceeding without the written consent of the Indemnified Party unless such settlement, compromise or consent secures the unconditional release of the Indemnified Party; and provided further, that, if the Indemnified Party reasonably determines that a conflict of interest exists where it is advisable for the Indemnified Party to be represented by separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) or that, upon advice of counsel, there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, then the Indemnifying Party shall not be entitled to assume such defense and the Indemnified Party shall be entitled to separate counsel (but no more than one such separate counsel, which counsel is reasonably acceptable to the Indemnifying Party) at the Indemnifying Party’s expense. If the Indemnifying Party is not entitled to assume the defense of such action or proceeding as a result of the second proviso to the preceding sentence, the Indemnifying Party’s counsel shall be entitled to conduct the Indemnifying Party’s defense and counsel for the Indemnified Party shall be entitled to conduct the defense of the Indemnified Party, it being understood that each such counsel will cooperate with the other to conduct the defense of such action or proceeding as efficiently as possible. If the Indemnifying Party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this Section 7.3, the Indemnifying Party will pay the reasonable and documented fees and expenses of counsel for the Indemnified Party. In such event, however, the Indemnifying Party will not be liable for any settlement effected without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If an Indemnifying Party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this Section 7.3, the Indemnifying Party shall not be liable for any fees and expenses of counsel for the Indemnified Party incurred thereafter in connection with such action or proceeding.

7.4 Contribution.

(a) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Sections 7.1 or 7.2 is for any reason held to be unenforceable by the Indemnified Party although applicable in accordance with its terms, the Indemnified Party and the Indemnifying Party shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Indemnified Party and the Indemnifying Party, in such proportion as is appropriate to reflect the relative fault of the Indemnified Party on the one hand and the Indemnifying Party on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, or expenses. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the Indemnifying Party or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.

(b) The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7.4, a Holder shall not be required to contribute any amount (together with the amount of any indemnification payments made by such Holder pursuant to Section 7.2) in excess of the amount of the aggregate net cash proceeds received by such Holder from sales of the Registrable Securities of such Holder under the Registration Statement that is the subject of the indemnification claim.

(c) Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

Section 8. EXPENSES

8.1 Expenses. The Company will pay or procure to pay all Registration Expenses in connection with each registration of Registrable Securities pursuant to Sections 2, 3 or 4. Each Holder shall be responsible for the payment of any and all brokerage and sales commissions, fees and disbursements of the Holder’s counsel or other advisors that are not Registration Expenses, and any transfer taxes relating to the sale or disposition of the Registrable Securities by such Holder pursuant to any Registration Statement or otherwise.

Section 9. RULE 144 REPORTING

9.1 Rule 144 Reporting. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration statement, if the Shares of the Company are registered under the Exchange Act, the Company agrees to: (A) file with the SEC all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and (B) furnish to any Holder, so long as the Holder owns any Registrable Securities, upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 and of the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to a registration statement (at any time after it so qualifies) and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

Section 10. CONFIDENTIALITY

10.1 Confidentiality. To the extent that the information and other material in connection with the registration rights contemplated in this Agreement, to the extent furnished after the date hereof, constitutes or contains confidential business, financial or other information of the Company or the Holders or their respective Affiliates, each party hereto covenants for itself and its directors, officers, employees and shareholders that it shall use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to persons other than to their respective authorized employees, counsel, accountants, advisers, shareholders, partners, limited partners or members (or proposed shareholders, partners, limited partners or members or advisers of such persons), and other authorized representatives, in each case, so long as such person agrees to keep such information confidential in accordance with the terms hereof; provided, however, that each Holder or the Company may disclose or deliver any information or other material disclosed to or received by it if such Holder or the Company is advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order or process and in any such instance the Holder or the Company, as the case may be, making such disclosure shall use reasonable efforts to consult with the Company or the Holder, as applicable, prior to making any such disclosure. Notwithstanding the foregoing, a Holder will be permitted to disclose any information or other material disclosed to or received by it hereunder and not be required to provide the aforementioned notice, if such disclosure is in connection with (i) such Holder’s reporting obligations pursuant to Section 13 or Section 16 of the Securities Exchange Act or (ii) a routine audit by a regulatory or self-regulatory authority that maintains jurisdiction over the Holder; provided, however, that such Holder agrees, in the case of (ii) in the preceding clause, to undertake to file an appropriate request seeking to have any information disclosed in connection with such routine audit treated confidentially. For purposes of this Section 10.1, “due care” means at least the same level of care that such Holder would use to protect the confidentiality of its own sensitive or proprietary information. This Section 10.1 shall not apply to information that is or becomes publicly available (other than to a person who by breach of this Agreement has caused such information to become publicly available).

Section 11. MISCELLANEOUS

11.1 Waivers. No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument. Neither the waiver by any of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

11.2 Notices. Notices to the Company and to the Holders shall be sent to their respective addresses as set forth on Schedule I attached to this Agreement. The Company or any Holder may require notices to be sent to a different address by giving notice to the other parties in accordance with this Section 11.2. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt if and when delivered personally, sent by electronic mail, sent by facsimile transmission (the confirmation being deemed conclusive evidence of such delivery) or by courier service or five (5) calendar days after being sent by registered or certified mail (postage prepaid, return receipt requested), to such parties at such address.

11.3 Public Announcements and Other Disclosure. No Holder shall make any press release, public announcement or other disclosure with respect to this Agreement without obtaining the prior written consent of the Company, except as permitted pursuant to Section 10.1 or as may be required by law or by the regulations of any securities exchange or national market system upon which the securities of any such Holder shall be listed or quoted; provided, that in the case of any such disclosure required by law or regulation, the Holder making such disclosure shall use reasonable efforts to consult with the Company prior to making any such disclosure.

11.4 Headings and Interpretation. All section and subsection headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning, construction or scope of any of the provisions hereof. The Holders hereby disclaim any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

11.5 Entire Agreement; Amendment. This Agreement (including all schedules and all agreements entered into pursuant hereto) constitutes the entire and only agreement among the parties hereto concerning the subject matter hereof and thereof, and supersedes any prior agreements or understandings concerning the subject matter hereof and thereof. From and after the Closing, the provisions of the Initial Agreement granting registration rights to the Holders party thereto are superseded and replaced in their entirety with this Agreement. Any oral statements or representations or prior written matter with respect thereto not contained herein shall have no force and effect. Except as otherwise expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Company and a majority in interest of the Holders that, at the time of such amendment, modification or discharge, are entitled to exercise registration rights under this Agreement; provided further that no provision of this Agreement may be amended or modified unless any and each Holder adversely affected by such amendment or modification in a manner different than other Holders has expressly consented in writing to such amendment or modification; provided, further, that no provision of this Agreement may be amended or modified if such amendment or modification would adversely affect a Successor Holder in a manner different than the Holders unless such Successor Holder expressly consents in writing to such amendment or modification.

11.6 Assignment; Successors and Assigns. This Agreement and the rights granted hereunder may not be assigned by any Holder without the written consent of the Company; provided, however, that the rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder to a Permitted Transferee of such Holder’s Registrable Securities; provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement and the transferor shall have delivered to the Company no later than thirty (30) days following the date of the assignment, written notification of such transfer setting forth the name of the transferor, the name and address of the transferee, and the number of Registrable Securities so transferred. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their successors, heirs, legatees, devisees, permitted assigns, legal representatives, executors and administrators, except as otherwise provided herein. Notwithstanding anything to the contrary set forth herein, prior to the expiration of the applicable lock-up period with respect to the Registrable Securities, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee or as otherwise permitted pursuant to the terms of the applicable lock-up.

11.7 Saving Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. If the operation of any provision of this Agreement would contravene the provisions of any applicable law, such provision shall be void and ineffectual. In the event that applicable law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

11.8 Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties hereto, even though all parties are not signatory to the original or the same counterpart.

11.9 Representations. Each of the parties hereto, as to itself only, represents that this Agreement has been duly authorized and executed by it and that all necessary corporate actions have been taken by it for this Agreement to be enforceable against it under all applicable laws. Each party hereto, as to itself only, further represents that all persons signing this Agreement on such party’s behalf have been duly authorized to do so.

11.10 Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without application of the conflict of laws principles thereof.

11.11 Service of Process and Venue. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chancery Court of the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than any court of the United States located in the State of Delaware and (d) consents to service being made through the notice procedures set forth in Section 11.2 hereof. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail pursuant to Section 11.2 hereof shall be effective service of process for any suit or proceeding in connection with this Agreement.

11.12 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

11.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event the provisions of this Agreement were not performed in accordance with the terms hereof, and that the Holders and the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

11.14 No Third Party Beneficiaries. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

11.15 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Agreement include the plural as well as the singular, and the use of any gender or neuter form herein shall be deemed to include the other gender and the neuter form;

(b) references herein to “Sections”, “subsections,” “paragraphs”, and other subdivisions without reference to a document are to designated Sections, paragraphs and other subdivisions of this Agreement;

(c) a reference to a paragraph without further reference to a Section is a reference to such paragraph as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions;

(d) the words “herein”, “hereof’, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(e) the term “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”; and

(f) the term “person” means any individual, corporation, partnership, limited liability company, association, joint venture, an association, a joint stock company, trust, unincorporated organization, governmental or political subdivision or agency, or any other entity of whatever nature.

11.16 Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) upon the mutual written agreement of each of the parties hereto to terminate this Agreement or (b) such date as no Registrable Securities remaining outstanding.

11.17 Termination of Initial Agreement. Upon this Agreement coming into effect at the Effective Time (as defined in the Business Combination Agreement), the Initial Agreement shall terminate pursuant to Section 5.8 of the Initial Agreement.

11.18 No Inconsistent Agreements; Additional Rights. The Company shall not, without the written consent of Holders holding a majority of the Registrable Securities, hereafter enter into, and is not currently a party to, any agreement (other than the Initial Agreement, which will be terminated on the Effective Date) with respect to its securities that is inconsistent in any material respect with, or superior to, the registration rights granted to the Holders by this Agreement. Notwithstanding any other rights and remedies the Holders may have in respect of the Company or such other party pursuant to this Agreement, except as consented to in writing by Holders holding a majority of the Registrable Securities, if the Company enters into any other registration rights or similar agreement with respect to any of its securities that contains provisions that violate the preceding sentence, the terms and conditions of this Agreement shall immediately be deemed to have been amended without further action by the Company or any of the Holders of Registrable Securities so that such Holders of such Registrable Securities shall each be entitled to the benefit of any such more favorable or less restrictive terms or conditions, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

CIRCLE ACQUISITION PUBLIC LIMITED COMPANY

By:
Name:
Title:

HOLDERS:

[To come]

SCHEDULE I

COMPANY:

c/o Circle Internet Financial Limited
332 Congress Street, 4th Floor
Boston, MA 02210
Attention: Legal Department
Email: legal@circle.com

with a required copy to (which copy shall not constitute notice):

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: William Schnoor, John Mutkoski and Gregg Katz
Email: wschnoor@goodwinlaw.com; jmutkoski@goodwinlaw.com;
gkatz@goodwinlaw.com

HOLDERS:

[To come]

Schedule I - 1

EXHIBIT C

Allocation Schedule

[Attached]

EXHIBIT D

Amended TOPCO CONSTITUTION

[Attached]

COMPANY NUMBER 694215

COMPANIES ACT 2014

A PUBLIC COMPANY LIMITED BY SHARES

CONSTITUTION

OF

[CIRCLE ACQUISITION PUBLIC LIMITED COMPANY]1

[1]	NTD: subject to change pre-closing.

COMPANY NUMBER 694215

COMPANIES ACT 2014

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

[CIRCLE ACQUISITION PUBLIC LIMITED COMPANY]

(As amended by a special resolution passed on [    ] 2021)

1	The name of the company is [Circle Acquisition public limited company] (the “Company”).

2	The Company is a public limited company, registered under Part 17 of the Companies Act 2014.

3	The objects for which the Company is established are as follows:

3.1	To acquire the entire issued and to be issued share capital of Circle Internet Financial Limited, a company incorporated under the law of Ireland with registered number 531058 (“Circle”) pursuant to an Irish law court-approved scheme of arrangement under Chapter 1 of Part 9 of the Act, in consideration for the issuance of shares in the capital of the Company to the shareholders of Circle, with a result that Circle will become a wholly owned subsidiary of the Company, and thereafter, to acquire, pursuant to a business combination or other transaction, Concord Acquisition Corp, a Delaware corporation, and to do and take all such things, measures, acts and actions (including, but not limited to, entering into agreements, contracts, deeds and other documents or instruments and giving undertakings, covenants, representations, warranties, indemnities, guarantees and other commitments and promises) as the Company considers may be necessary or required in connection therewith, or conducive or incidental thereto.

3.2	To carry on the business of developing, minting and otherwise managing digital currencies and other digital assets and developing and providing related infrastructure, products and services, including, but not limited to, payments, treasury, yield and custodial services, account management, commerce support and other financial applications.

3.3	To carry on the business of raising capital and funding for third parties via internet based offering platforms, including but not limited to the underwriting, marketing and promoting of offerings and other related activities and the support of investors using such platforms.

3.4	To carry on the business of a holding company, to determine Company strategy, and to co-ordinate the administration, finances and activities of any subsidiary companies or associated companies, to do all lawful acts and things whatever that are necessary or convenient in carrying on the business of such a holding company and, in particular, to carry on in all its branches the business of a management services company, to act as managers and to direct or coordinate the management of other companies or of the business, property and estates of any company or person and to undertake and carry out all such services in connection therewith as may be deemed expedient by the Company's board of directors and to exercise its powers as a shareholder of other companies.

3.5	To carry on the business of manufacturer, distributor, wholesaler, retailer, service provider, investor, designer, trader and any other business (except the issuing of policies of insurance) which may seem to the Company’s board of directors capable of being conveniently carried on in connection with these objects or calculated directly or indirectly to enhance the value of or render more profitable any of the Company’s property.

3.6	To carry on all or any of the businesses as mentioned herein either as a separate business or as the principal business of the Company.

3.7	To carry on the business of investing in shares, bonds and other securities including investments in foreign currencies.

3.8	To invest any moneys of the Company in such investments and in such manner as may from time to time be determined, and to hold, sell or deal with such investments and generally to purchase, take on lease or in exchange or otherwise acquire any real and personal property and rights or privileges.

3.9	To acquire shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, warrants, obligations and other securities of any description, by original subscription, tender, purchase, exchange or otherwise and to subscribe for the same either conditionally or otherwise, and to guarantee the subscription thereof and to exercise and enforce all rights and powers conferred by or incidental to the ownership thereof.

3.10	To facilitate, effect, and encourage the creation, issue or conversion of, and to offer for public or private subscription, tender, purchase or exchange, shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description of the Company, of any member of the group to which the Company belongs or of any other person and to act as trustees in connection with any such securities and to take part in the conversion of business concerns and undertakings into companies.

3.11	To purchase or by any other means acquire any freehold, leasehold or other property and real estate and in particular lands, tenements and hereditaments of any tenure, whether subject or not to any charges or encumbrances, for any estate or interest whatever, and any rights, privileges or easements over or in respect of any property and real estate, and any buildings, factories, mills, works, wharves, roads, rigs, machinery, engines, plant, live and dead stock, barges, vessels or things, and any real or personal property or rights whatsoever which may be necessary for, or may conveniently be used with, or may enhance the value or property of the Company, and to hold or to sell, let, alienate, mortgage, charge or otherwise deal with all or any such freehold, leasehold, or other property and real estate, lands, tenements or hereditaments, rights, privileges or easements.

3.12	To establish and contribute to any scheme (including any share option scheme or similar scheme) for the purchase of shares in the Company to be held for the benefit of current, or former, directors, officers, employees and consultants of, or to, the Company or any of its subsidiaries or associated undertakings, and to lend or otherwise provide money to such schemes or any such directors, officers, employees and consultants to enable them to purchase shares of the Company, in each case subject to applicable law.

3.13	To sell, lease, exchange, grant, convey, transfer or otherwise dispose of any or all of the property and real estate, investments or assets of the Company of whatever nature or tenure for such price, consideration, sum or other return, whether equal to or less than the market value thereof and whether by way of gift or otherwise, as the board of directors of the Company shall deem appropriate and to grant any fee farm grant or lease or to enter into any agreement for letting or hire of any such property or asset for a rent or return equal to or less than the market or rack rent therefor or at no rent and subject to or free from covenants and restrictions as the board of directors of the Company shall deem appropriate.

3.14	To acquire and undertake the whole or any part of the business, good-will and assets of any person, firm or company carrying on or proposing to carry on any of the businesses which this Company is authorised to carry on, and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with, or enter into any arrangement for sharing profits, or for co-operation, or for limiting competition or for mutual assistance with any such person, firm or company and to give or accept by way of consideration for any of the acts or things aforesaid or property acquired, any shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description that may be agreed upon, and to hold and retain or sell, mortgage or deal with any shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description so received.

3.15	To apply for, register, purchase, acquire, sell, lease, hold, use, administer, control, license or otherwise deal with any patents, brevets d’invention, copyrights, trademarks, licences, technical and industrial know-how, concessions and the like conferring any exclusive or non-exclusive or limited rights to use or any secret or other inventing information as to any invention which may seem capable of being used for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop or grant licences in respect of or otherwise turn to account the property, rights or information so acquired.

3.16	To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which the Company is authorised to carry on or engage in or any business or transaction capable of being conducted so as to, directly or indirectly, benefit the Company.

3.17	To incorporate or cause to be incorporated any one or more subsidiaries for the purpose of carrying on any business.

3.18	To invest and deal with the moneys of the Company not immediately required upon such securities and in such manner as may from time to time be determined.

3.19	To lend money to and guarantee the performance of the contracts or obligations of any company, firm or person, and the repayment of the capital and principal of, and dividends, interest or premiums payable on, any stock, shares and securities of any company, whether having objects similar to those of this Company or not, and to give all kinds of indemnities.

3.20	To enter into, invest or engage in, acquire, hold or dispose of any financial instruments or risk management instruments, whether or not of a type currently in existence, and currency exchange, interest rate or commodity or index linked transactions (whether in connection with or incidental to any other contract, undertaking or business entered into or carried on by the Company or whether as an independent object or activity), including securities in respect of which the return or redemption amount is calculated by reference to any index, price or rate, monetary and financial instruments of all kinds, futures contracts, swaps and hedges (including credit default, interest rate and currency swaps and hedges of any kind whatsoever), options contracts, contracts for differences, commodities (including bullion and other precious metals), forward rate agreements, debentures, debenture stock, warrants, commercial paper, promissory notes, mortgage backed securities, asset backed securities, dealings in foreign currency, spot and forward rate exchange contracts, caps, floors, collars, and any other foreign exchange, interest rate or commodity or index linked arrangements, and such other instruments whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other purpose and to enter into any contract for and to exercise and enforce all rights and powers conferred by or incidental, directly or indirectly, to such transactions or the termination of any such transactions.

3.21	To guarantee, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (both present and future) and uncalled capital of the Company, or by both such methods, the performance of the obligations of, and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of, any person, firm or company including, without prejudice to the generality of the foregoing, any company which is, for the time being, the Company’s subsidiary, holding company, subsidiary of any such holding company or otherwise associated with the Company in business.

3.22	To borrow or raise finance or secure the payment of money in such manner as the Company shall think fit, and in particular by the provision of a guarantee or by the issue of shares, stocks, debentures, debenture stock, notes, loan notes, loan stock, bonds, obligations and other securities of all kinds, either perpetual or terminable and either redeemable or otherwise and to secure the repayment of any money borrowed, raised or owing by trust deed, mortgage, charge, or lien upon the whole or any part of the Company’s property or assets (whether present or future) including its uncalled capital, and also by a similar trust deed, mortgage, charge or lien to secure and guarantee the performance by the Company of any obligation or liability it may undertake.

3.23	To carry on the business of financing and re-financing whether asset based or not (including financing and re-financing of financial assets), including managing financial assets with or without security in whatever currency including financing or re-financing by way of loan, acceptance credits, commercial paper, euro medium term bonds, euro bonds, asset-backed securities, securitisation, synthetic securitisation, collateralised debt obligations, bank placements, leasing, hire purchase, credit sale, conditional sale, factoring, forfeiting, invoice discounting, note issue facilities, project financing, bond issuances, participation and syndications, assignment, novation, factoring, discounting, participation, sub-participation, derivative contracts, securities/stock lending contracts, repurchase agreements or other appropriate methods of finance and to discount mortgage receivables, loan receivables and lease rentals for persons wherever situated in any currency whatsoever, and to do all of the foregoing as principal, agent or broker.

3.24	To draw, make, accept, endorse, discount, execute, negotiate and issue promissory notes, bills of exchange, bills of lading, warrants, indentures, debentures and other negotiable or transferable instruments.

3.25	To subscribe for, take, purchase or otherwise acquire, hold, sell and transfer shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description of, or other interests in, any other company or person.

3.26	To hold in trust as trustees or as nominees and to deal with, manage and turn to account, any real or personal property of any kind, and in particular shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description, policies, book debts, claims and choses in actions, lands, buildings, hereditaments, business concerns and undertakings, mortgages, charges, annuities, patents, licences, and any interest in real or personal property, and any claims against such property or against any person or company.

3.27	To constitute any trusts with a view to the issue of preferred and, deferred or other special stocks or securities based on or representing any shares, stocks and other assets specifically appropriated for the purpose of any such trust and to settle and regulate and if thought fit to undertake and execute any such trusts and to issue dispose of or hold any such preferred, deferred or other special stocks or securities.

3.28	To give any guarantee in relation to the payment of any debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations or other securities of any description and to guarantee the payment of interest thereon or of dividends on any stocks or shares of any company.

3.29	To construct, erect and maintain buildings, houses, flats, shops and all other works, erections, and things of any description whatsoever either upon the lands acquired by the Company or upon other lands and to hold, retain as investments or to sell, let, alienate, mortgage, charge or deal with all or any of the same and generally to alter, develop and improve the lands and other property of the Company.

3.30	To provide for the welfare of persons in the employment of or holding office with, or formerly in the employment of or holding office with, the Company or any of its subsidiaries and associated undertakings, including directors and ex-directors and the spouses, widows, widowers and families, dependants or connections of such persons by grants of money, pensions or other payments and by forming and contributing to pension, provident or benefit funds or profit sharing or co-partnership schemes for the benefit of such persons, and to form, subscribe to or otherwise aid charitable, benevolent, religious, scientific, national or other institutions, exhibitions or objects which shall have any moral or other claims to support or aid by the Company by reason of the locality of its operation or otherwise.

3.31	To remunerate by cash payments or allotment of shares or securities of the Company credited as fully paid up or otherwise any person or company for services rendered or to be rendered to the Company or any member of the group to which the Company belongs, whether in the course of employment with the Company or any group company or the conduct or the management of the business of the Company or any group company or in placing or assisting to place or guaranteeing the placing of any of the shares or other securities of the Company’s, or any group company’s capital, or any debentures or other securities of the Company or any group company or in or about the formation or promotion of the Company or any group company.

3.32	To enter into and carry into effect any arrangement for joint working in business or for sharing of profits or for amalgamation with any other company or association or any partnership or person carrying on any business within the objects of the Company.

3.33	To distribute in specie or as otherwise may be resolved all or any portion of the assets of the Company among its shareholders and, in particular, the shares, debentures or other securities of any other company owned by the Company or which this Company may have the power to dispose of.

3.34	To vest any real or personal property, rights or interest acquired or belonging to the Company in any person or company on behalf of or for the benefit of the Company, and with or without any declared trust in favour of the Company.

3.35	To transact or carry on any business which may seem to be capable of being conveniently carried on in connection with any of these objects or calculated directly or indirectly to enhance the value of or facilitate the realisation of or render profitable any of the Company’s property or rights.

3.36	To accept stock or shares in or indentures, debentures, mortgages or securities of any other company in payment or part payment for any services rendered or for any sale made to or debt owing from any such company, whether such shares shall be wholly or partly paid up.

3.37	To pay all costs, charges and expenses incurred or sustained in or about the promotion and establishment of the Company or which the Company shall consider to be preliminary thereto and to issue shares as fully or in part paid up, and to pay out of the funds of the Company all brokerage and charges incidental thereto.

3.38	To procure the Company to be registered or recognised in Ireland or in any foreign country or in any colony or dependency of any such foreign country and to establish branches, places of business or subsidiaries in Ireland or any such foreign country or in any colony or dependency of any such foreign country.

3.39	To do all or any of the matters hereby authorised in any part of the world or in conjunction with or as trustee or agent for any other company or person or by or through any factors, trustees or agents.

3.40	To make gifts or grant bonuses to the directors or any other persons who are, or have been, in the employment of the Company including substitute and alternate directors.

3.41	To carry on any business which the Company may lawfully engage in and to do all such things incidental or conducive to the business of the Company.

3.42	To make or receive gifts by way of capital contribution or otherwise.

3.43	To reduce its share capital in any manner permitted by law.

3.44	To the extent permitted by law, to give whether directly or indirectly, any kind of financial assistance for the purpose of, or in connection with, the purchase of, or subscription for, shares, stocks, debentures, debenture stock, indentures, notes, loan notes, loan stock, bonds, obligations and other securities of any description of the Company or of any company which is at any given time the Company’s holding company.

3.45	To do and take all such things, measures, acts and actions (including, but not limited to, entering into agreements, contracts, deeds and other documents or instruments and giving undertakings, covenants, representations, warranties, indemnities and other commitments and promises) as the Company considers may be necessary or required in connection with, or incidental or conducive to, attainment of the above objects, or any of them, or as are capable of being conveniently carried on in connection therewith.

The objects specified in each paragraph of this clause 3 shall, except where otherwise expressed in such paragraph, be in no way limited or restricted by reference to, or inference from, the terms of any other paragraph. None of such paragraphs, the objects therein specified nor the powers thereby conferred shall be deemed subsidiary or auxiliary merely to the objects set out in the first paragraph of this clause 3, but the Company shall have full power to exercise all, or any, of the powers conferred by any part of this clause 3 in any part of the world, notwithstanding that the business, property or acts proposed to be transacted, acquired or performed do not fall within the objects set out in the first paragraph of this clause 3.

4	The liability of the shareholders is limited.

5	The authorised share capital of the Company is: US$2,100,000 and €25,000 divided into 1,600,000,000 ordinary shares of US$0.001 each (nominal value) and 500,000,000 preference shares of US$0.001 each (nominal value) and 25,000 euro deferred shares of €1.00 each (nominal value).

The shares forming the capital, increased or reduced, may be increased or reduced and be divided into such classes and issued with any preferred, deferred, qualified or other special rights and privileges and with such conditions, restrictions or qualifications, whether in regard to preference, dividends, capital (including return of capital), voting or otherwise, and may be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto, such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s articles of association for the time being in force.

For the purposes of this memorandum of association: (a) a reference to the “Act” means the Companies Act 2014 (including any statutory modification or re-enactment of it for the time being in force), (b) the terms “holding company”, “subsidiary”, “associated undertaking” and “member” have the meanings ascribed to such terms in section 7, section 8, paragraph 20 of Schedule 4 and section 168 of the Act, respectively; (c) the term “group” means the group of companies comprising the Company and its subsidiaries from time to time, (d) the term “shareholder”, insofar as it refers to the Company means a member of the Company; (e) the term “company” (except where used in reference to the Company) means and includes any body corporate, corporation, company, partnership, limited liability company or any body of persons, whether incorporated or not incorporated in Ireland or elsewhere in any other part of the world), (f) the words “including” and “includes” shall not be given a restrictive interpretation and shall be deemed to be followed by the words “without limitation” and (g) unless a clear contrary intention appears, the word "or" shall be deemed to be used in the inclusive sense of “and / or”.

COMPANY NUMBER 694215

COMPANIES ACT 2014

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

[CIRCLE ACQUISITION PUBLIC LIMITED COMPANY]

(Adopted by special resolution passed on [●] 2021)

CONTENTS

		Page

PRELIMINARY		14
1	DEFINITIONS	14
2	OPTIONAL PROVISIONS OF THE ACT	18
CAPITAL		19
3	SHARE CAPITAL	19
4	ORDINARY SHARES	19
5	PREFERRED SHARES	20
6	EURO DEFERRED SHARES	20
7	SECTION 1021: ALLOTMENT AUTHORITY	21
8	SECTION 1023: PRE-EMPTION DISAPPLICATION	22
9	RESIDUAL ALLOTMENT PROVISIONS	22
10	RIGHTS’ PLAN	22
11	COMMISSIONS AND BROKERAGE	23
12	TRUSTS NOT RECOGNISED	23
13	FINANCIAL ASSISTANCE	23
14	REDEMPTION AND REPURCHASE OF OWN SHARES	23
15	VARIATION OF CLASS RIGHTS	24
16	VARIATION OF COMPANY CAPITAL	25
17	FRACTIONS	25
18	REDUCTION OF SHARE CAPITAL	26
CERTIFICATED SHARES		26
19	RIGHT TO CERTIFICATES	26
20	REPLACEMENT CERTIFICATES	27
UNCERTIFICATED SHARES		27
21	UNCERTIFICATED SHARES	27
LIEN ON SHARES		28

22	COMPANY’S LIEN ON SHARES NOT FULLY PAID	28
23	ENFORCEMENT OF LIEN BY SALE	29
CALLS		31
24	CALLS	31
25	LIABILITY OF JOINT HOLDERS	31
26	INTEREST	31
27	DIFFERENTIATION	31
28	PAYMENT IN ADVANCE OF CALLS	31
29	RESTRICTIONS IF CALLS UNPAID	32
30	SUMS DUE ON ALLOTMENT TREATED AS CALLS	32
FORFEITURE		32
31	FORFEITURE AFTER NOTICE OF UNPAID CALL	32
32	NOTICE AFTER FORFEITURE	33
33	CONSEQUENCES OF FORFEITURE	33
34	DISPOSAL OF FORFEITED SHARE	34
35	PROOF OF FORFEITURE	34
UNTRACED MEMBERS		34
36	SALE OF SHARES	34
37	APPLICATION OF SALE PROCEEDS	36
38	APPLICABLE ESCHEATMENT LAWS	36
TRANSFER OF SHARES		36
39	FORM OF TRANSFER	36
40	REGISTRATION OF A CERTIFICATED SHARE TRANSFER	37
41	REGISTRATION OF AN UNCERTIFICATED SHARE TRANSFER	38
42	CLOSING OF REGISTER OF MEMBERS	39
TRANSMISSION OF SHARES		39
43	ON DEATH	39
44	ELECTION OF PERSON ENTITLED BY TRANSMISSION	39
45	RIGHTS ON TRANSMISSION	40
GENERAL MEETINGS		40
46	ANNUAL AND OTHER GENERAL MEETINGS	40
47	ELECTRONIC GENERAL MEETINGS	41
48	NOTICE OF GENERAL MEETINGS	41
49	QUORUM FOR GENERAL MEETING	43
50	PROCEDURE IF QUORUM NOT PRESENT	43
51	CHAIRPERSON OF GENERAL MEETING	44
52	RIGHTS OF DIRECTORS AND OTHERS TO ATTEND MEETINGS	44
53	ACCOMMODATION OF MEMBERS AT MEETING	44
54	SECURITY	44

55	POWER TO ADJOURN	44
56	NOTICE OF ADJOURNED MEETING	45
57	BUSINESS OF ADJOURNED MEETING	45
58	THE BUSINESS OF THE ANNUAL GENERAL MEETINGS	45
59	PROPOSED SHAREHOLDER RESOLUTIONS	46
60	TIME FOR RECEIVING REQUESTS	49
VOTING		50
61	VOTING AT A GENERAL MEETING	50
62	POLL PROCEDURE	50
63	VOTES OF MEMBERS	51
64	CHAIRPERSON’S CASTING VOTE	51
65	VOTING RESTRICTIONS ON AN OUTSTANDING CALL	51
66	PROXY INSTRUMENT	52
67	CORPORATE REPRESENTATIVES	53
68	AMENDMENT TO RESOLUTIONS	54
69	OBJECTION TO ERROR IN VOTING	54
FAILURE TO DISCLOSE INTERESTS IN SHARES		54
70	FAILURE TO DISCLOSE INTERESTS IN SHARES	54
APPOINTMENT, RETIREMENT AND REMOVAL OF DIRECTORS		57
71	NUMBER OF DIRECTORS	57
72	STRUCTURE OF THE BOARD	57
73	ANNUAL RE-ELECTION OF DIRECTORS	58
74	BOARD’S POWER TO APPOINT DIRECTORS	59
75	APPOINTMENT OF EXECUTIVE DIRECTORS	59
76	APPOINTMENT OF OTHER OFFICERS	59
77	ELIGIBILITY OF NEW DIRECTORS	59
78	VACATION OF DIRECTOR’S OFFICE	60
BOARD POWERS		60
79	BOARD POWERS	60
80	DIRECTORS BELOW THE MINIMUM NUMBER	61
81	DELEGATION TO EXECUTIVE DIRECTORS	61
82	DELEGATION TO COMMITTEES	61
83	LOCAL MANAGEMENT	62
84	DELEGATION TO AGENTS	62
85	EXERCISE OF VOTING POWER	62
86	PROVISION FOR EMPLOYEES	63
87	OVERSEAS REGISTERS	63
88	ASSOCIATE DIRECTORS	63
89	BORROWING POWERS	63
90	CHANGE OF COMPANY NAME	63

DIRECTORS’ REMUNERATION, EXPENSES AND BENEFITS		63
91	FEES	63
92	EXPENSES	64
93	REMUNERATION OF EXECUTIVE DIRECTORS	64
94	SPECIAL REMUNERATION	64
95	COMPANY PROPERTY	64
96	PENSIONS AND OTHER BENEFITS	64
DIRECTORS’ PROCEEDINGS		65
97	BOARD MEETINGS	65
98	NOTICE OF BOARD MEETINGS	65
99	QUORUM	65
100	BOARD CHAIRPERSON	65
101	VOTING	66
102	TELEPHONE PARTICIPATION	66
103	WRITTEN RESOLUTIONS	66
104	COMMITTEE PROCEEDINGS	67
105	MINUTES	67
106	VALIDITY OF PROCEEDINGS	67
INTERESTS OF DIRECTORS		67
107	CONTRACTING WITH THE COMPANY	67
108	DECLARATION OF INTERESTS	68
109	AUTHORISATION OF BOARD OF CONFLICTS OF INTERESTS	69
110	PROHIBITION ON VOTING BY INTERESTED DIRECTORS	70
111	ABILITY OF INTERESTED DIRECTORS TO VOTE	70
112	DIVISION OF PROPOSALS	71
113	RULINGS ON QUESTIONS OF ENTITLEMENT TO VOTE	71
114	INTERESTS OF CONNECTED PERSONS	71
115	ABILITY OF DIRECTOR TO HOLD OTHER OFFICES	71
116	REMUNERATION FOR PROFESSIONAL SERVICES	71
117	DIRECTORSHIPS OF OTHER COMPANIES	72
SECRETARY		72
118	SECRETARY	72
SEALS AND DOCUMENT AUTHENTICATION		72
119	SEAL	72
120	DIRECTORS OR SECRETARY TO AUTHENTICATE OR CERTIFY	72
DIVIDENDS AND OTHER PAYMENTS		73
121	DECLARATION	73
122	INTERIM DIVIDENDS	73
123	ENTITLEMENT TO DIVIDENDS	73
124	PAYMENT METHODS	74

125	DEDUCTIONS	75
126	INTEREST	75
127	UNCLAIMED DIVIDENDS	75
128	UNCASHED DIVIDENDS	75
129	DIVIDENDS IN KIND	76
130	SCRIP DIVIDENDS	76
131	RESERVES	78
132	CAPITALISATION OF PROFITS AND RESERVES	78
RECORD DATES		79
133	BOARD TO FIX DATE	79
ACCOUNTS		79
134	ACCOUNTING RECORDS	79
135	ACCESS TO ACCOUNTING RECORDS	80
136	DISTRIBUTION OF ANNUAL ACCOUNTS	80
AUDIT		82
137	APPOINTMENT OF AUDITORS	82
COMMUNICATIONS		82
138	COMMUNICATIONS	82
139	COMMUNICATIONS TO THE COMPANY	82
140	COMMUNICATIONS BY THE COMPANY OR THE BOARD IN HARD COPY FORM	82
141	COMMUNICATIONS BY THE COMPANY IN ELECTRONIC FORM	83
142	COMMUNICATIONS BY THE COMPANY BY MEANS OF A WEBSITE	84
143	COMMUNICATIONS BY OTHER MEANS	84
144	FAILURE TO DELIVER BY ELECTRONIC MEANS	85
145	WHEN SERVICE IS EFFECTED ON A MEMBER	85
146	NOTICE BY ADVERTISEMENT	85
147	DOCUMENTS AND INFORMATION TO JOINT HOLDERS	86
148	SERVICE OF DOCUMENTS AND INFORMATION ON PERSONS ENTITLED TO SHARES BY TRANSMISSION	86
149	MEMBERS NOT ENTITLED TO NOTICES, DOCUMENTS AND INFORMATION	86
150	DOCUMENT DESTRUCTION	87
MISCELLANEOUS		87
151	WINDING UP	87
152	INDEMNITY AND INSURANCE	88
153	DISPUTE RESOLUTION	90
154	LOCK UP	91

COMPANY NUMBER 694215

COMPANIES ACT 2014

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

[CIRCLE ACQUISITION PUBLIC LIMITED COMPANY]

(As adopted by a special resolution passed on [ ] 2021)

PRELIMINARY

1	DEFINITIONS

1.1	In these Articles (unless the context requires otherwise) the following words have the following meanings:

“Act” means the Companies Act 2014 (including any statutory modification or re-enactment of it for the time being in force);

“acting in concert” has the meaning given to it in the Irish Takeover Rules;

“Articles” means the articles of association, as amended from time to time by Special Resolution;

“Auditors” means the statutory auditors for the time being of the Company;

“beneficial ownership” of any person or group of affiliated or associated persons shall have the meaning given to such term under the United States federal securities laws, including the Exchange Act;

“Board” means the Directors or any of them duly acting as the board of directors of the Company;

“certificated” means in relation to a share in the Company, a share which is recorded in the Share Register as being held in certificated form;

“chairperson” means the Director who is elected by the Directors from time to time to preside as chairperson at all meetings of the Board and at general meetings of the Company;

“Circle” means Circle Internet Financial Limited, a company incorporated under the law of Ireland with registered number 531058;

“clear days” means in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

“Company” means [Circle Acquisition public limited company] (or [Circle Acquisition plc]), a public limited company organised under the laws of Ireland with company number 694215;

“Depositary” means any depositary, clearing agency, custodian, nominee or similar entity appointed under arrangements entered into by the Company or otherwise approved by the Board that holds, or is interested directly or indirectly, including through a nominee, in, shares, or rights or interests in respect thereof, and which issues certificates, instruments, securities or other documents of title, or maintains accounts, evidencing or recording the entitlement of the holders thereof, or account holders, to or to receive such shares, rights or interests (and shall include, where so approved by the Board, the trustees (acting in their capacity as such) of any employees' share scheme established by the Company);

“Depositary Interest” means any certificate, instrument, security or other document of title issued, or account maintained, by a Depositary to evidence or record the entitlement of the holder, or account holder, to or to receive shares, or rights or interests in respect thereof;

“Directors” means the directors of the Company from time to time;

“document” includes, unless otherwise specified, any document sent or supplied in electronic form;

“electronic communication” has the meaning given in the Electronic Commerce Act 2000 (including any statutory modification or re-enactment of it for the time being in force);

“electronic general meeting” a general meeting hosted on an electronic platform, whether that general meeting is physically hosted at a specific location simultaneously or not;

“electronic means” has the meaning given to it in section 2 of the Act, and includes it being done by means of all forms of electronic communication as the Board may, from time to time, prescribe, either generally or for a particular purpose;

“electronic platform”, means any form of electronic platform and includes, without limitation, website addresses, application technology and conference call systems;

“electronic signature” has the meaning given in the Electronic Commerce Act 2000 (including any statutory modification or re-enactment of it for the time being in force);

“Euro Deferred Shares” means the euro deferred shares of €1.00 each (par value) in the capital of the Company;

“Exchange Act” means the Securities Exchange Act of 1934 of the United States of America, as amended from time to time;

“execution” means any mode of execution, including such forms of electronic signature or other means of verifying the authenticity of a communication by electronic means as the Board may, from time to time, prescribe, either generally or for a particular purpose(and “executed” shall be construed accordingly);

“Group” means the group comprising the Company and its subsidiaries within the meaning of section 7 of the Act for the time being;

“Group Member” means any member of the Group, including the Company;

“holder” or “shareholder”, means in relation to a share, the member whose name is entered in the Share Register as the holder of that share or, where the context permits, the members whose names are entered in the Share Register as the joint holders of shares in the Company;

“interest in shares” includes, where the context permits, “interests in securities” as defined in the Irish Takeover Rules and, for the avoidance of doubt, includes, without duplication, beneficial ownership and Depositary Interests, and “interested in shares” will be construed accordingly;

“Irish Takeover Rules” means the Irish Takeover Panel Act, 1997, Takeover Rules, 2013, (including any statutory modification or re-enactment of it for the time being in force);

“member” means a member within the meaning of section 168 of the Act;

“Operator” means the operator of the Uncertificated System;

“Ordinary Resolution” means an ordinary resolution of the Company’s shareholders within the meaning of the Act;

“Ordinary Shares” means ordinary shares of $0.001 each (par value) in the capital of the Company, which shall rank pari passu in all respects;

“paid” or “paid up” means paid up or credited as paid up;

“Preferred Shares” means the preferred shares of $0.001 each (par value) in the capital of the Company;

“Redeemable Shares” means redeemable shares within the meaning of sections 64 and 66(4) of the Act;

“Registered Office” means the registered office for the time being of the Company or, as appropriate, in the case of sending or supplying documents or information by electronic means, the address specified by the Board for the purpose of receiving documents or information by electronic means;

“Rights” has the meaning given to that term in Article 10;

“Rights’ Plan” has the meaning given to that term in Article 10;

“Scheme” means the scheme of arrangement proposed to be made under Chapter 1 of Part 9 of the Act between Circle and its shareholders, pursuant to which the Company, if sanctioned by the High Court of Ireland, will acquire the entire issued shares in the capital of Circle with or subject to any modification, addition or condition approved or imposed, pursuant to which, if declared effective, the Company shall become the holding company of Circle;

“Scheme Effective Time” means the time and date on which the Scheme becomes effective;

“Seal” means the common seal of the Company or any official or securities seal that the Company has or may have as permitted by the Statutes;

“Secretary” means the secretary of the Company or any other person appointed to perform any of the duties of the secretary of the Company including a joint, temporary, assistant or deputy secretary;

“share” means a share in the capital of the Company;

“Share Register” means the Company’s register of shareholders kept pursuant to the Statutes or, as the case may be, any overseas branch register kept pursuant to these Articles;

“Special Resolution” means a special resolution of the Company’s shareholders within the meaning of the Act;

“Statutes” the Act and every other legislation, statute, order regulation, instrument or other subordinate legislation for the time being in force concerning companies and affecting the Company, including any statutory re-enactment or modification of the Act or any other act, order, regulation, instrument, subordinate legislation or statutory instrument;

“treasury shares” means treasury shares within the meaning of section 109 of the Act;

“uncertificated” means in relation to a share, a share to which title is recorded in the Share Register as being held in uncertificated form;

“Uncertificated Securities Regulations” means the Companies Act 1990 (Uncertificated Securities) Regulations 1996 (SI No. 68 of 1996) which are carried over by Schedule 6 of the Act, including any modification thereof and any legislation, order, regulation, instrument or subordinate legislation relating to the holding, evidencing of title to, or the transfer of, uncertificated shares or other securities (and all legislation, rules or other arrangements made under or by virtue of such provisions) in force from time to time;

“Uncertificated System” means any applicable system which is a “relevant system” (for the purposes of the Uncertificated Securities Regulations), any applicable successor or similar or alternative system to such a “relevant system”;

“working day” means a day that is not a Saturday, Sunday or public holiday in Ireland or the United States;

“writing” includes printing, typewriting, lithography, photography, electronic mail and any other mode or modes of presenting or reproducing words in a visible form including communications by electronic means; and

“$” means, US dollars, the lawful currency of the United States, and “€” means euro, the lawful currency of Ireland.

1.2	In these Articles:

(A)	words or expressions which are not defined in Article 1.1 or elsewhere in these Articles have the same meanings (where applicable) as in the Statutes as in force on the date of the adoption of these Articles;

(B)	a reference to any Statute or any provision of a Statute includes a reference to any statutory modification or re-enactment of it for the time being in force, as (where applicable) amended or modified or extended by any other Statute or any order, regulation, instrument or other subordinate legislation made under such Statute or statutory provision or under the Statute under which such statutory instrument was made;

(C)	words in the singular include the plural and vice versa, words importing any gender include all genders and a reference to a “person” includes any individual, firm, partnership, unincorporated association, company, corporation or other body corporate;

(D)	“mental disorder” means mental disorder as defined in section 3 of the Mental Health Act 2001 (including any statutory modification or re-enactment of it for the time being in force);

(E)	where an Ordinary Resolution is expressed to be required for any purpose, a Special Resolution is also effective for such purpose;

(F)	headings do not affect the interpretation of any Article;

(G)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding the terms;

(H)	any reference to a dividend includes any dividend or other distribution, in cash or by the distribution of assets, paid or distributed to shareholders out of the profits of the Company available for distribution, and includes final dividends, interim dividends and bonus dividends;

(I)	reference to “officer” or “officers” in these Articles means any executive that has been designated by the Company as an “officer” and, for the avoidance of doubt, shall not have the meaning given to such term in the Act, and any such officers shall not constitute officers of the Company within the meaning of section 2(1) of the Act; and

(J)	the masculine gender shall include the feminine and neuter, and vice versa, and the singular number shall include the plural, and vice versa, and words importing persons shall include firms or companies.

1.3	These Articles shall be governed by and construed in accordance with Irish law.

2	OPTIONAL PROVISIONS OF THE ACT

2.1	Without prejudice to section 1007(4) of the Act and save as otherwise expressly provided in these Articles, where a provision of these Articles covers substantially the same subject matter as any optional provisions (as defined in section 1007(2) of the Act) of the Act, any such optional provisions shall be deemed not to apply to the Company and, for the avoidance of doubt, these Articles shall be deemed to have effect and prevail over the terms of such optional provisions.

2.2	Sections 43(2), 43(3), 77 to 81, 95(1)(a), 96(2) to (11), 124, 125, 126, 144(3), 144(4), 148(2), 158, 159, 160, 161, 162, 165, 181(6), 182(2) and (5), 183(3) and (6), 187, 188, 338(5), 338(6), 618(1)(b), 620(8), 1090, 1092 and 1113 of the Act shall not apply to the Company.

CAPITAL

3	SHARE CAPITAL

3.1	The authorised share capital of the Company is: US$2,100,000 and €25,000 divided into 1,600,000,000 ordinary shares of US$0.001 each (nominal value) and 500,000,000 preference shares of US$0.001 each (nominal value) and 25,000 euro deferred shares of €1.00 each (nominal value).

3.2	Subject to the provisions of the Statutes and of these Articles and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any shares in the capital of the Company may be issued with such preferred, deferred, qualified or other special rights and privileges and with such conditions restrictions or qualifications, whether in regard to preference, dividend, capital (including return of capital), voting or otherwise (including, but without prejudice to the generality of the foregoing, and subject to the provisions of the Statutes, shares which are to be redeemed or are liable to be redeemed at the option of the Company or the holders) as the Company may from time to time by Ordinary Resolution determine or, if the Company does not so determine, as the Directors may determine.

3.3	If two or more persons are registered as joint holders of any share any one of such persons may give effective receipts for any dividends or other monies payable in respect of such share, but such power shall not apply to the legal personal representatives of a deceased shareholder.

3.4	The Company shall not be bound to register more than four persons as joint holders of any share.

4	ORDINARY SHARES

4.1	The Ordinary Shares shall entitle the holders thereof to the rights set out below:

(A)	the Directors may declare and pay dividends on the Ordinary Shares in accordance with Article 121 to Article 132;

(B)	on a return of capital of the Company on a winding-up or otherwise, any surplus assets of the Company available for distribution to the holders of Ordinary Shares shall, be distributed to each holder of an Ordinary Share pro rata to its shareholding;

(C)	subject to the right of the Company to set record dates for the purposes of determining the identity of members entitled to notice of and / or to vote at a general meeting and to the provisions of Article 63 and any rules or regulations applicable to the conduct of any general meeting of the Company, each holder of an Ordinary Share shall have the right to attend and speak at any general meeting of the Company and to exercise one vote for every Ordinary Share of which it is the holder; and

(D)	Ordinary Shares are freely transferable in accordance with Article 39.

4.2	Unless the Directors specifically elect to treat such acquisition as a purchase for the purposes of the Act, an Ordinary Share shall be automatically deemed to be a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Company (including any agent or broker acting on behalf of the Company) and any person pursuant to which the Company acquires, agrees to acquire or will acquire Ordinary Shares, or an interest in Ordinary Shares, from such person. In these circumstances, the acquisition of such shares or interest in shares by the Company, save where acquired otherwise than for valuable consideration in accordance with the Act, shall constitute the redemption of a Redeemable Share in accordance with the Act. No resolution, whether special or otherwise, shall be required to be passed to deem any Ordinary Share a Redeemable Share.

4.3	The rights conferred upon any holder of any pre-existing shares in the share capital of the Company shall be deemed not to be varied by the operation of Article 4.2.

5	PREFERRED SHARES

5.1	The Preferred Shares may, from time to time, be allotted and issued, in one or more classes or series designated by the Directors, and the Directors are authorised to fix for each such class or series such voting power, full or limited, or no voting power, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series of Preferred Shares may be:

(A)	redeemable at the option of the Company, or the holders, or both, with the manner of the redemption to be set by the Board, and redeemable at such time or times, including upon a fixed date, and at such price or prices;

(B)	entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes of shares or any other series;

(C)	entitled to such rights to receive upon a return of capital of the Company on a winding-up or otherwise, any surplus assets of the Company available for distribution; or

(D)	convertible into, or exchangeable for, shares of any other class or classes of shares, or of any other series of the same or any other class or classes of shares, of the Company at such price or prices or at such rates of exchange and with such adjustments as the Directors determine, which rights and restrictions may be as stated in such resolution or resolutions of the Directors as determined by them in accordance with this Article 5.1. The Board may at any time before the allotment of any Preferred Share (or class or series thereof) by further resolution in any way amend the designations, preferences, rights, qualifications, limitations or restrictions, or vary or revoke the designations of such Preferred Shares (or class or series thereof).

5.2	The rights conferred upon any holder of any pre-existing shares in the share capital of the Company shall be deemed not to be varied by the creation, issue and allotment of Preferred Shares (or class or series thereof) in accordance with Article 5.1.

6	EURO DEFERRED SHARES

6.1	The Euro Deferred Shares shall rank pari passu with, and have the same rights, and be subject to the same restrictions, as the Ordinary Shares until the Scheme Effective Time.

6.2	From the Scheme Effective Time:

(A)	the holders of the Euro Deferred Shares shall not be entitled to receive notice of, attend, speak or vote at, any general meeting.

(B)	the holders of the Euro Deferred Shares shall not be entitled to receive any dividend or distribution declared, made or paid or any return of capital (save as provided for in this Article) and shall not be entitled to any further or other right of participation in the assets of the Company;

(C)	on a winding up of the Company, or other return of capital by the Company (other than on a redemption of any class of shares in the capital of the Company), the holders of the Euro Deferred Shares shall be entitled to participate in such winding up or return of capital, provided that such entitlement shall be limited to the repayment of the amount paid up or credited as paid up on the Euro Deferred Shares and shall be paid only after the holders of Ordinary Shares shall have received payment in respect of such amount as is paid up or credited as paid up on the Ordinary Shares held by them at that time, plus the payment in cash of €5,000,000 on each such Ordinary Share; and

(D)	the Company as agent for the holders of Euro Deferred Shares shall have the irrevocable authority to authorise and instruct the Secretary (or any other person as the Directors determine) to acquire, or to accept the surrender of, the Euro Deferred Shares for no consideration or for valuable consideration and to execute on behalf of such holders such documents as are necessary in connection with such acquisition or surrender, and pending such acquisition or surrender to retain the certificates, to the extent issued, for such Euro Deferred Shares. Any request by the Company to acquire, or for the surrender of, any Euro Deferred Shares may be made by the Directors depositing at the Registered Office a notice addressed to such person as the Directors shall have nominated on behalf of the holders of Euro Deferred Shares. A person whose shares have been acquired or surrendered in accordance with this Article shall cease to be a shareholder in respect of such Euro Deferred Shares but shall notwithstanding remain liable to pay the Company all monies which, at the date of acquisition or surrender, were payable by him or her to the Company in respect of such shares, but his or her liability shall cease if and when the Company has received payment in full of all such monies in respect of such shares. A notice issued pursuant to this Article shall be deemed to be validly issued notwithstanding the provisions of Articles 139 to 145 inclusive. The provisions of Article 6.2 shall apply to any acquisition of Euro Deferred Shares for valuable consideration as if reference therein to an Ordinary Share was to a Euro Deferred Share.

7	SECTION 1021: ALLOTMENT AUTHORITY

The Directors are, for the purposes of section 1021 of the Act, generally and unconditionally authorised to exercise all powers of the Company to allot relevant securities (as defined by the said section 1021) up to the amount of Company's authorised share capital as of the date of adoption of these Articles (including any shares acquired or redeemed by the Company pursuant to the provisions of the Act and held as treasury shares), and, unless it is renewed or a longer period of time is allowed under applicable law, this authority shall expire five years from the date of adoption of these Articles. The Company may, before the expiry of such authority, make an offer or agreement which would, or might, require relevant securities to be allotted after such expiry and the Directors may allot relevant securities in pursuance of such an offer or agreement as if the authority conferred by this Article 7 had not expired.

8	SECTION 1023: PRE-EMPTION DISAPPLICATION

The Directors are hereby empowered pursuant to sections 1022 and 1023(3) of the Act to allot equity securities (within the meaning of the said section 1023) for cash pursuant to the authority conferred by Article 7 as if section 1022(1) of the Act did not apply to any such allotment, and, unless it is renewed or a longer period of time is allowed under applicable law, this power shall expire five years from the date of adoption of these Articles. The Company may, before the expiry of such power, make an offer or agreement which would, or might, require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this Article 8 had not expired.

9	RESIDUAL ALLOTMENT PROVISIONS

9.1	Subject to the provisions of these Articles relating to new shares, the shares shall be at the disposal of the Directors, and they may (subject to the provisions of the Act) allot, re-classify, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its shareholders, but so that no share shall be issued at a discount save in accordance with the Act, and so that the amount payable on application on each share shall not be less than one-quarter of the nominal amount of the share and the whole of any premium thereon. To the extent permitted by the Act, shares may also be allotted by a committee of the Directors or by any other person where such committee or person is so authorized by the Directors.

9.2	Subject to any requirement to obtain the approval of shareholders under any laws, regulations or the rules of any stock exchange to which the Company is subject, the Board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the Board deems advisable, options to purchase or subscribe for such number of shares of any class or classes or of any series of any class as the Board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued.

9.3	The Company may issue permissible letters of allotment (as defined by section 1019 of the Act).

9.4	Nothing in these Articles shall preclude the Directors from recognising a renunciation of the allotment of any shares by any allottee in favour of some other person.

9.5	If by the conditions of allotment of any share the whole or part of the amount or issue price thereof shall be payable by instalments, every such instalment when due shall be paid to the Company by the person who for the time being shall be the holder of the share.

10	RIGHTS’ PLAN

10.1	Subject to applicable law, the Directors are hereby expressly authorised to adopt any shareholder rights' plan (a "Rights' Plan") upon such terms and conditions as the Directors deem expedient in the best interests of the Company, including, without limitation, where the Directors are of the opinion that a Rights' Plan could grant them additional time to gather relevant information or pursue strategies in response to or anticipation of, or could prevent, a potential change of control of the Company or accumulation of shares in the Company or interests therein.

10.2	The Directors may exercise any power of the Company to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for Ordinary Shares or Preferred Shares in the share capital of the Company (“Rights”) in accordance with the terms of a Rights’ Plan.

10.3	The duties of the Directors to the Company under applicable law, including, but not limited to, the Act and common law, are hereby deemed amended and modified such that the adoption of a Rights’ Plan and any actions taken thereunder by the Directors (if so approved by the Directors) shall be deemed to constitute an action in the best interests of the Company in all circumstances, and any such action shall be deemed to be immediately confirmed, approved and ratified.

11	COMMISSIONS AND BROKERAGE

The Company may pay commission to any person in consideration of any person subscribing or agreeing to subscribe, whether absolutely or conditionally, for any shares in the capital of the Company or procuring or agreeing to procure subscriptions, whether absolute or conditional, for any shares in the Company on such terms and subject to the provisions of the Act and such conditions as the Directors may determine, including, without limitation, by paying cash or allotting and issuing fully or partly paid shares or any combination of the two. The Company may also, on any issue of shares, pay such brokerage as may be lawful.

12	TRUSTS NOT RECOGNISED

Except as otherwise expressly provided by these Articles or as required by law or as ordered by a court of competent jurisdiction, no person shall be recognised by the Company as holding any share on any trust, and the Company shall not be bound by or required to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any right whatsoever in respect of any share or any interest in any fractional part of a share other than an absolute right to the entirety thereof in the registered holder. This shall not preclude the Company from requiring the shareholders or a transferee of shares to furnish the Company with information as to the beneficial ownership of any share when such information is reasonably required by the Company.

13	FINANCIAL ASSISTANCE

Save as permitted by the Statutes, the Company shall not give, whether directly or indirectly and whether by means of a loan, guarantee, the provisions of security or otherwise, any financial assistance for the purpose of an acquisition made or to be made by any person of any shares in the Company or, where the Company is a subsidiary, in its holding company.

14	REDEMPTION AND REPURCHASE OF OWN SHARES

14.1	Subject to the provisions of the Act and the other provisions of these Articles, and without prejudice to the provisions of Articles 4.3 and 5.2, the Company may:

(A)	pursuant to section 66(4) of the Act, issue any shares which are to be redeemed or are liable to be redeemed at the option of the Company or the shareholders on such terms and in such manner as may be determined by the Directors;

(B)	redeem shares of the Company on such terms as may be contained in, or be determined pursuant to the provisions of, these Articles. Subject as aforesaid, the Company may cancel any shares so redeemed or may hold them as treasury shares and re-issue such treasury shares as shares of any class or classes or cancel them;

(C)	subject to or in accordance with the provisions of the Act and without prejudice to any relevant special rights attached to any class of shares, acquire any of its own shares (including any Redeemable Shares and without any obligation to purchase on any pro rata basis as between shareholders, including shareholders of the same class) and may cancel any shares so purchased or hold them as treasury shares and may reissue any such shares as shares of any class or classes or cancel them; or

(D)	convert any of its shares into Redeemable Shares.

14.2	The Company may make a payment in respect of the redemption or purchase of its own shares in any manner permitted by the Act.

14.3	Unless the Board determines otherwise, the holder of any shares being purchased or redeemed shall be bound to deliver up to the Company at its Registered Office or such other place as the Board shall specify, the certificate(s) (if any) thereof for cancellation and thereupon the Company shall pay to him or her the purchase or redemption monies or consideration in respect thereof.

15	VARIATION OF CLASS RIGHTS

15.1	Subject to the provisions of the Act and the other provisions of these Articles and without prejudice to the provisions of Articles 4.3 and 5.2, if at any time the share capital is divided into different classes of shares, the rights attached to any class of shares may, whether or not the Company is being wound up, be varied or abrogated:

(A)	with the consent in writing from the holders of at least three-quarters in nominal value of the issued shares of that class (excluding any shares held as treasury shares); or

(B)	with the sanction of a Special Resolution passed at a separate general meeting of the holders of the shares of that class sanctioning the variation, provided that, if the relevant class of holders has only one holder, that person present in person or by proxy shall constitute the necessary quorum for such a meeting. To every such meeting the provisions of Article 46.5 shall apply.

15.2	Subject to the terms of issue of or rights attached to any shares, the rights or privileges attached to any class of shares shall be deemed not to be varied or abrogated by:

(A)	the creation or issue of any new shares ranking pari passu in all respects (save as to the date from which such new shares shall rank for dividend) therewith;

(B)	the operation of Article 4.2;

(C)	the issue and allotment of Preferred Shares (or class or series thereof) in accordance with Article 5.1; or

(D)	the reduction of the capital paid up on such shares or by the purchase or redemption by the Company of any of its own shares in accordance with the Statutes and these Articles.

16	VARIATION OF COMPANY CAPITAL

16.1	The Company may by Ordinary Resolution vary its company capital as permitted by section 83 of the Act.

17	FRACTIONS

17.1	If, as the result of a consolidation and division or a sub-division of shares, fractions of shares become attributable to shareholders, the Board may on behalf of the shareholders deal with the fractions as it thinks fit, including (without limitation) in either of the ways prescribed in this Article below.

17.2	The Board may sell shares representing the fractions to any person (including, subject to the Statutes, the Company) for the best price reasonably obtainable and distribute the net proceeds of sale (subject to any applicable tax, abandoned property laws and the reasonable expenses of sale) in due proportion amongst the persons to whom such fractions are attributable (except that if the amount due to a person is less than €5.00, or such other sum as the Board may decide, the Company may retain such sum for its own benefit). To give effect to such sale the Board may:

(A)	in the case of certificated shares, authorise a person to execute an instrument of transfer of shares to the purchaser or as the purchaser may direct; and

(B)	in the case of uncertificated shares, exercise any power conferred on it by Article 21.9 (to effect a transfer of the shares.

17.3	The purchaser will not be bound to see to the application of the purchase monies in respect of any such sale. The title of the transferee to the shares will not be affected by any irregularity in or invalidity of the proceedings connected with the sale or transfer. Any instrument or exercise referred to in Article 17.2 shall be effective as if it had been executed or exercised by the holder of the shares to which it relates.

17.4	In relation to such fractions, the Board may issue, subject to the Statutes, to a shareholder credited as fully paid by way of capitalisation the minimum number of shares required to round up his or her holding of shares to a number which, following a consolidation and division or a sub-division, leaves a whole number of shares (such issue being deemed to have been effected immediately before the consolidation or the sub-division, as the case may be). The amount required to pay up those shares may be capitalised as the Board thinks fit out of amounts standing to the credit of any reserve or fund of the Company (including any share premium account, undenominated capital account, revaluation reserve, capital redemption reserve and profit and loss account), whether or not available for distribution, and applied in paying up in full the appropriate number of shares. A resolution of the Board capitalising part of any such reserve or fund will have the same effect as if the capitalisation had been made with the sanction of an Ordinary Resolution of the Company pursuant to Article 131. In relation to the capitalisation the Board may exercise all the powers conferred on it by Article 131 without the sanction of an Ordinary Resolution of the Company.

18	REDUCTION OF SHARE CAPITAL

The Company may by Special Resolution reduce its company capital in any way it thinks expedient as permitted by section 84 of the Act.

CERTIFICATED SHARES

19	RIGHT TO CERTIFICATES

19.1	The shares of the Company may be either represented by certificates or, if permissible by applicable Statutes and the conditions of issue of the relevant shares so provide, by uncertificated shares. Except as required by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class shall be identical.

19.2	Subject to the Statutes, the requirements of (to the extent applicable) the rules of any stock exchange to which the shares are admitted to trading, and these Articles, every person (except any person in respect of whom the Company is not required by the Statutes to complete and have ready for delivery a share certificate), upon becoming the holder of a certificated share is entitled, without charge, to receive within one month after allotment or within one month of lodgement of a transfer (unless the conditions of issue provide for a longer interval), one certificate for all the certificated shares of a class registered in his or her name or, in the case of certificated shares of more than one class being registered in his or her name, to a separate certificate for each class of shares, unless the terms of issue of the shares provide otherwise.

19.3	Where a shareholder transfers part of his or her shares comprised in a certificate, the old certificate shall be cancelled and he or she shall be entitled, without charge, to one certificate for the balance of the certificated shares retained by him or her.

19.4	If and so long as all the issued shares in the capital of the Company or all the issued shares of a particular class are fully paid up and rank pari passu for all purposes, then none of those shares shall bear a distinguishing number. In all other cases each share shall bear a distinguishing number.

19.5	In the case of joint holders of shares held in certificated form the Company shall not be bound to issue more than one certificate to all the joint holders, and delivery of such certificate to any one of them shall be sufficient delivery to all.

19.6	A certificate shall specify the number and class and the distinguishing numbers (if any) of the shares in respect of which it is issued and the amount paid up on the shares. It shall be issued under the Seal, which may be affixed to or printed on it, or in such other manner as the Board may approve, having regard to the terms of issue and the requirements of (to the extent applicable) the rules of any stock exchange to which the shares are admitted to trading (including by way of signature or facsimile of the signature of any person to be applied to such share certificate by any mechanical or electronic means in place of that person’s actual signature).

20	REPLACEMENT CERTIFICATES

If any certificate is worn-out, defaced, lost or destroyed, the Company may cancel it and issue a replacement certificate subject to such terms as the Board may decide as to evidence and indemnity (with or without security) and to payment of any exceptional out-of-pocket expenses of the Company in investigating such evidence and preparing such indemnity or such security but otherwise free of charge, and (if the certificate is worn-out or defaced) on delivery up of the old certificate.

UNCERTIFICATED SHARES

21	UNCERTIFICATED SHARES

21.1	The Board may resolve that a class of shares is to become, or is to cease to be, a Participating Security.

21.2	Shares of a class shall not be treated as forming a separate class from other shares of the same class as a consequence of such shares being held in certificated or uncertificated form or of any provision in these Articles or the Uncertificated Securities Regulations applying only to certificated shares or to uncertificated shares.

21.3	Any share of a class which is a Participating Security may be changed from an uncertificated share to a certificated share and from a certificated share to an uncertificated share in accordance with the Uncertificated Securities Regulations.

21.4	These Articles apply to uncertificated shares of a class which is a Participating Security only to the extent that these Articles are consistent with the holding of such shares in uncertificated form, with the transfer of title to such shares by means of the Uncertificated System and with the Uncertificated Securities Regulations.

21.5	The Board may establish regulations not included in these Articles which (in addition to or in substitution for any provisions in these Articles):

(A)	apply to the issue, holding or transfer of uncertificated shares;

(B)	set out (where appropriate) the procedures for conversion and/or redemption of uncertificated shares; and/or

(C)	the Board considers necessary or appropriate to ensure that these Articles are consistent with the Uncertificated Securities Regulations and/or the Operator’s rules and practices.

21.6	Such regulations will apply instead of any relevant provisions in these Articles which relate to certificates and the transfer, conversion and redemption of shares or which are not consistent with the Uncertificated Securities Regulations, in all cases to the extent (if any) stated in such regulations. If the Board makes any such regulations, Article 21.4 will (for the avoidance of doubt) continue to apply to these Articles, when read in conjunction with those regulations.

21.7	Any instruction given by means of an Uncertificated System as referred to in these Articles shall be a dematerialised instruction given in accordance with the Uncertificated Securities Regulations, the facilities and requirements of the Uncertificated System and the Operator’s rules and practices.

21.8	For any purpose under these Articles, the Company may treat a shareholder’s holding of uncertificated shares and of certificated shares of the same class as if they were separate holdings, unless the Board otherwise decides.

21.9	Where the Company is entitled under the Statutes, the Operator’s rules and practices, these Articles or otherwise to dispose of, forfeit, enforce a lien over or impose a restriction on or sell or otherwise procure the sale of any shares of a class which is a Participating Security which are held in uncertificated form, the Board may take such steps (subject to the Uncertificated Securities Regulations and to such rules and practices) as may be required or appropriate, by instruction by means of the Uncertificated System or otherwise, to effect such disposal, forfeiture, enforcement or sale including by (without limitation):

(A)	requesting or requiring the deletion of any computer-based entries in the Uncertificated System relating to the holding of such shares in uncertificated form;

(B)	altering such computer-based entries so as to divest the holder of such shares of the power to transfer such shares other than to a person selected or approved by the Company for the purpose of such transfer;

(C)	requiring any holder of such shares, by notice in writing to him or her, to change his or her holding of such uncertificated shares into certificated form within any specified period;

(D)	requiring any holder of such shares to take such steps as may be necessary to sell or transfer such shares as directed by the Company;

(E)	otherwise rectify or change the Share Register in respect of any such shares in such manner as the Board considers appropriate (including, without limitation, by entering the name of a transferee into the Share Register as the next holder of such shares); and/or

(F)	appointing any person to take any steps in the name of any holder of such shares as may be required to change such shares from uncertificated form to certificated form and/or to effect the transfer of such shares (and such steps shall be effective as if they had been taken by such holder).

21.10	The Company shall enter on the Share Register how many shares are held by each shareholder in uncertificated form and in certificated form and shall maintain the register in each case as is required by the Uncertificated Securities Regulations and the relevant system concerned.

21.11	The provisions of Articles 19 and 20 shall not apply to uncertificated shares.

LIEN ON SHARES

22	COMPANY’S LIEN ON SHARES NOT FULLY PAID

22.1	The Company shall have a first and paramount lien on each issued share (not being a fully paid share) for all amounts payable to the Company (whether actually or contingently and whether presently payable or not) in respect of such share.

22.2	The lien applies to all dividends on any such share and to all amounts payable by the Company in respect of such share. It also applies notwithstanding that:

(A)	the Company may have notice of any equitable or other interest of any person in any such share; or

(B)	any such amounts payable may be the joint debts and liabilities of both the holder of the share and one or more other persons.

22.3	The Board may resolve that any share be exempt wholly or in part from this Article.

23	ENFORCEMENT OF LIEN BY SALE

23.1	For the purpose of enforcing the Company’s lien on any shares, the Board may sell them in such manner as it decides if an amount in respect of which the lien exists is presently payable and is not paid within fourteen (14) clear days following the giving of a notice to the holder (or any person entitled by transmission to the share) demanding payment of the amount due within such fourteen clear day period and stating that if the notice is not complied with the shares may be sold.

23.2	To give effect to such sale the Board may:

(A)	in the case of certificated shares, authorise a person to execute an instrument of transfer of shares in the name and on behalf of the holder of, or the person entitled by transmission to, them to the purchaser or as the purchaser may direct; and

(B)	in the case of uncertificated shares, exercise any power conferred on it by Article 21.9 to effect a transfer of the shares.

23.3	The purchaser will not be bound to see to the application of the purchase monies in respect of any such sale. The title of the transferee to the shares will not be affected by any irregularity in or invalidity of the proceedings connected with the sale or transfer, and after the name of the purchaser has been entered in the Share Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively. Any instrument or exercise referred to in Article 23.2 shall be effective as if it had been executed or exercised by the holder of, or the person entitled by transmission to, the shares to which it relates.

23.4	The net proceeds of any sale of shares subject to the Company’s lien under these Articles (after payment of the costs and expenses of sale) shall be applied in or towards satisfaction of the amount then due to the Company in respect of the shares. Any balance shall be paid to the original holder of, or the person entitled (but for such sale) by transmission to, the shares on (in the case of certificated shares) surrender to the Company for cancellation of the certificate for such shares and (in all cases) subject to the Company having a lien on such balance on the same basis as applied to such shares for any amount not presently payable as existed on such shares before the sale.

23.5	Whenever any law for the time being of any country, state or place imposes or purports to impose any immediate or future or possible liability upon the Company to make any payment or empowers any government or taxing authority or government official to require the Company to make any payment in respect of any shares registered in the Share Register as held either jointly or solely by any shareholder or in respect of any dividends, bonuses or other monies due or payable or accruing due or which may become due or payable to such shareholder by the Company on or in respect of any shares registered as mentioned above or for or on account or in respect of any shareholder and whether in consequence of:

(A)	the death of such shareholder;

(B)	the non-payment of any income tax or other tax by such shareholder;

(C)	the non-payment of any estate, probate, succession, death, stamp or other duty by the executor or administrator of such shareholder or by or out of her estate; or

(D)	any other act or thing,

in every such case (except to the extent that the rights conferred upon holders of any class of shares render the Company liable to make additional payments in respect of sums withheld on account of the foregoing):

(1)	the Company shall be fully indemnified by such shareholder or her executor or administrator from all liability;

(2)	the Company shall have a lien upon all dividends and other monies payable in respect of the shares registered in the Share Register as held either jointly or solely by such shareholder for all monies paid or payable by the Company as referred to above in respect of such shares or in respect of any dividends or other monies thereon or for or on account or in respect of such shareholder under or in consequence of any such law, together with interest at the rate of 15% per annum (or such other rate as the Board may determine) thereon from the date of payment to date of repayment, and the Company may deduct or set off against such dividends or other monies so payable any monies paid or payable by the Company as referred to above together with interest at the same rate;

(3)	the Company may recover as a debt due from such shareholder or her executor or administrator (wherever constituted) any monies paid by the Company under or in consequence of any such law and interest thereon at the rate and for the period referred to above in excess of any dividends or other monies then due or payable by the Company; and

(4)	the Company may if any such money is paid or payable by it under any such law as referred to above refuse to register a transfer of any shares by any such shareholder or her executor or administrator until such money and interest is set off or deducted as referred to above or in the case that it exceeds the amount of any such dividends or other monies then due or payable by the Company, until such excess is paid to the Company.

23.6	Subject to the rights conferred upon the holders of any class of shares, nothing in Article 23.5 will prejudice or affect any right or remedy which any law may confer or purport to confer on the Company. As between the Company and every such shareholder as referred to above (and, her executor, administrator and estate, wherever constituted), any right or remedy which such law shall confer or purport to confer on the Company shall be enforceable by the Company.

CALLS

24	CALLS

24.1	Subject to the terms on which shares are allotted, the Board may make calls on the shareholders (and any persons entitled by transmission) in respect of any amounts unpaid on their shares (whether in respect of nominal value or premium) and not payable on a date fixed by or in accordance with the allotment terms. Each such shareholder or other person shall pay to the Company the amount called, subject to receiving at least fourteen (14) clear days’ notice specifying when and where the payment is to be made, as required by such notice.

24.2	A call may be made payable by instalments. A call may be revoked before receipt by the Company of a sum due thereunder, in whole or in part and payment of a call may be postponed in whole or in part as the Board may decide. A person upon whom a call is made shall remain liable for calls made upon him or her notwithstanding the subsequent transfer of the shares in respect of which the call was made.

24.3	A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

25	LIABILITY OF JOINT HOLDERS

The joint holders of a share shall be jointly and severally liable to pay all calls in respect of it.

26	INTEREST

If the whole of the sum payable in respect of any call is not paid by the day it becomes due and payable, the person from whom it is due shall pay all costs, charges and expenses that the Company may have incurred by reason of such non-payment, together with interest on the unpaid amount from the day it became due and payable until it is paid at the rate fixed by the terms of the allotment of the share or in the notice of the call or, if no rate is fixed, at such rate, not exceeding the appropriate rate (as defined by the Act), as the Board shall determine. The Board may waive payment of such costs, charges, expenses or interest in whole or in part.

27	DIFFERENTIATION

Subject to the allotment terms, the Board may make arrangements on or before the issue of shares to differentiate between the holders of shares in the amounts and times of payment of calls on their shares.

28	PAYMENT IN ADVANCE OF CALLS

28.1	The Board may, if it thinks fit, receive from any shareholder (or any person entitled by transmission) willing to advance the same or all or any part of the amount uncalled and unpaid on the shares held by him or her (or to which he or she is entitled). The liability of each such shareholder or other person on the shares to which such payment relates shall be reduced by such amount. The Company may pay interest on such amount from the time of receipt until the time when such amount would, but for such advance, have become due and payable at such rate not exceeding the appropriate rate (as defined by the Act) as the Board may decide.

28.2	No sum paid up on a share in advance of a call shall entitle the holder to any portion of a dividend subsequently declared or paid in respect of any period prior to the date on which such sum would, but for such payment, become due and payable.

29	RESTRICTIONS IF CALLS UNPAID

Unless the Board decides otherwise, no shareholder shall be entitled to receive any dividend or to be present or vote at any meeting or to exercise any right or privilege as a shareholder until he or she has paid all calls due and payable on every share held by him or her, whether alone or jointly with any other person, together with interest and expenses (if any) to the Company.

30	SUMS DUE ON ALLOTMENT TREATED AS CALLS

Any sum payable in respect of a share on allotment or at any fixed date, whether in respect of the nominal value of the share or by way of premium or as an instalment of a call, shall be deemed to be a call. If such sum is not paid, these Articles shall apply as if it had become due and payable by virtue of a call.

FORFEITURE

31	FORFEITURE AFTER NOTICE OF UNPAID CALL

31.1	If a call or an instalment of a call remains unpaid after it has become due and payable, the Board may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any costs, charges and expenses that the Company may have incurred by reason of such non-payment. The notice shall state the place where payment is to be made and that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited. If the notice is not complied with, any shares in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Board. The forfeiture will include all dividends and other amounts payable in respect of the forfeited shares which have not been paid before the forfeiture.

31.2	The Board may accept the surrender of a share which is liable to be forfeited in accordance with these Articles. All provisions in these Articles which apply to the forfeiture of a share also apply to the surrender of a share.

31.3	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

31.4	On the trial or hearing of any action for the recovery of any money due for any call it shall be sufficient to prove that the name of the shareholder sued is entered in the Share Register as the holder, or one of the holders, of the shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the shareholder sued, in pursuance of these Articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

32	NOTICE AFTER FORFEITURE

32.1	When a share has been forfeited, the Company shall give notice of the forfeiture to the person who was before forfeiture the holder of the share or the person entitled by transmission to the share. An entry that such notice has been given and of the fact and date of forfeiture shall be made in the Share Register. No forfeiture will be invalidated by any omission to give such notice or make such entry.

32.2	The Board may accept a surrender of any share liable to be forfeited hereunder.

33	CONSEQUENCES OF FORFEITURE

33.1	Subject to the provisions of the Act, a share shall, on its forfeiture, become the property of the Company and all interest in and all claims and demands against the Company in respect of a share and all other rights and liabilities incidental to the share as between its holder and the Company shall, on its forfeiture, be extinguished and terminate except as otherwise stated in these Articles.

33.2	The holder of a share (or the person entitled to it by transmission) which is forfeited or surrendered shall:

(A)	on its forfeiture or surrender cease to be a shareholder (or a person entitled) in respect of it;

(B)	if a certificated share, surrender to the Company for cancellation the certificate for the share;

(C)	remain liable to pay to the Company all monies payable in respect of the share at the time of forfeiture, with interest from such time of forfeiture until the time of payment, in the same manner in all respects as if the share had not been forfeited; and

(D)	remain liable to satisfy all (if any) claims and demands which the Company might have enforced in respect of the share at the time of forfeiture without any deduction or allowance for the value of the share at the time of forfeiture or for any consideration received on its disposal, but his or her liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares.

33.3	The forfeiture or surrender of a share shall involve the extinction at the time of forfeiture or surrender of all interest in and all claims and demands against the Company in respect of the share as between the shareholder whose share is forfeited or surrendered and the Company, except only such of those rights and liabilities as are by these Articles expressly saved, or as are by the Act given or imposed in the case of past shareholders.

33.4	Notwithstanding any such forfeiture as aforesaid, the Board may, at any time before the forfeited shares have been otherwise disposed of, annul the forfeiture, on the terms of payment of all calls and interest due thereon and all expenses incurred in respect of the share, or on the terms of compliance with the terms of any notice served under section 1062 of the Act, as appropriate, and on such further terms (if any) as it shall see fit.

34	DISPOSAL OF FORFEITED SHARE

34.1	Subject to the Act, a forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Board may decide either to the person who was before the forfeiture the holder or to any other person. At any time before the disposal, the forfeiture may be cancelled on such terms as the Board may decide. Where for the purpose of its disposal a forfeited share is to be transferred to any transferee, the Board may:

(A)	in the case of certificated shares, authorise a person to execute an instrument of transfer of shares in the name and on behalf of their holder to the purchaser or as the purchaser may direct; and

(B)	in the case of uncertificated shares, exercise any power conferred on it by Article 21.9 (uncertificated shares) to effect a transfer of the shares.

34.2	The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and thereupon he or she shall be registered as the holder of the share.

34.3	The purchaser will not be bound to see to the application of the purchase monies in respect of any such sale. The title of the transferee to the shares will not be affected by any irregularity in or invalidity of the proceedings connected with the sale or transfer, and after the name of the purchaser has been entered in the Share Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively. Any instrument or exercise referred to in Article 34.1 shall be effective as if it had been executed or exercised by the holder of, or the person entitled by transmission to, the shares to which it relates.

35	PROOF OF FORFEITURE

A statutory declaration by a Director or the Secretary that a share has been duly forfeited on a specified date shall be conclusive evidence of the facts stated in it against all persons claiming to be entitled to the share. The declaration shall (subject to the execution of any necessary instrument of transfer) constitute good title to the share. The person to whom the share is disposed of shall not be bound to see to the application of the consideration (if any) given for it on such disposal. His or her title to the share will not be affected by any irregularity in, or invalidity of, the proceedings connected with the forfeiture or disposal.

UNTRACED MEMBERS

36	SALE OF SHARES

36.1	The Company may sell at the best price reasonably obtainable any share of a shareholder, or any share to which a person is entitled by transmission, if:

(A)	during the period of twelve (12) years prior to the date of the publication of the advertisements referred to in this Article 36.1 (or, if published on different dates, the earlier or earliest of them):

(1)	no cheque, warrant or money order in respect of such share sent by or on behalf of the Company to the shareholder or to the person entitled by transmission to the share, at his or her address in the Share Register or other address last known to the Company has been cashed;

(2)	no cash dividend payable on the shares has been satisfied by the transfer of funds to a bank account of the shareholder (or person entitled by transmission to the share) or by transfer of funds by means of the Uncertificated System; and

(3)	the Company has received no communication (whether in writing or otherwise) in respect of such share from such shareholder or person,

provided that during such twelve (12) year period the Company has paid at least three cash dividends (whether interim or final) in respect of shares of the class in question and no such dividend has been claimed by the person entitled to such share;

(B)	on or after the expiry of such twelve (12) year period the Company has given notice of its intention to sell such share by advertisements in a national newspaper published in the country in which the Registered Office is located and in a newspaper circulating in the area in which the address in the Share Register or other last known address of the shareholder or the person entitled by transmission to the share or the address for the service of notices on such shareholder or person notified to the Company in accordance with these Articles is located;

(C)	such advertisements, if not published on the same day, are published within thirty (30) days of each other; and

(D)	during a further period of three months following the date of publication of such advertisements (or, if published on different dates, the date on which the requirements of this Article 36.1 concerning the publication of newspaper advertisements are met) and prior to the sale the Company has not received any communication (whether in writing or otherwise) in respect of such share from the shareholder or person entitled by transmission.

36.2	To give effect to a sale pursuant to Article 36.1, the Board may:

(A)	in the case of certificated shares, authorise a person to execute an instrument of transfer of shares in the name and on behalf of the holder of, or the person entitled by transmission to, them to the purchaser or as the purchaser may direct; and

(B)	in the case of uncertificated shares, exercise any power conferred on it by Article 21.9 (uncertificated shares) to effect a transfer of the shares.

36.3	The transferee will not be bound to see to the application of the purchase monies in respect of any such sale. The title of the transferee to the shares will not be affected by any irregularity in or invalidity of the proceedings connected with the sale or transfer, and after the name of the purchaser has been entered in the Share Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively. Any instrument or exercise referred to in Article 36.2 shall be effective as if it had been executed or exercised by the holder of, or the person entitled by transmission to, the shares to which it relates.

37	APPLICATION OF SALE PROCEEDS

The Company shall account to the shareholder or other person entitled to such share for the net proceeds of such sale by carrying all monies in respect of the sale to a separate account. The Company shall be deemed to be a debtor to, and not a trustee for, such shareholder or other person in respect of such monies. Monies carried to such separate account may either be employed in the business of the Company or invested as the Board may think fit. No interest shall be payable to such shareholder or other person in respect of such monies and the Company shall not be required to account for any money earned on them.

38	APPLICABLE ESCHEATMENT LAWS

38.1	To the extent necessary in order to comply with any laws or regulations to which the Company is subject in relation to escheatment, abandonment of property or other similar or analogous laws or regulations (“Applicable Escheatment Laws”), the Company may deal with any share of any shareholder and any unclaimed cash payments relating to such share in any manner which it sees fit, including (but not limited to) transferring or selling such share and transferring to third parties any unclaimed cash payments relating to such share.

38.2	The Company may only exercise the powers granted to it in Article 38.1 in circumstances where it has complied with, or procured compliance with, the required procedures (as set out in the Applicable Escheatment Laws) with respect to attempting to identify and locate the relevant shareholder.

38.3	Any stock transfer form to be executed by the Company in order to sell or transfer a share pursuant to Article 36.1 may be executed in accordance with Article 39.2.

TRANSFER OF SHARES

39	FORM OF TRANSFER

39.1	Subject to these Articles, a shareholder may transfer all or any of his or her shares:

(A)	in the case of certificated shares, by an instrument of transfer in writing in any usual form or in another form approved by the Board, which must be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid) by or on behalf of the transferee; or

(B)	in the case of uncertificated shares, without a written instrument in accordance with the Uncertificated Securities Regulations.

39.2	The instrument of transfer of any share may be executed for and on behalf of the transferor by the Secretary or any such person that the Secretary nominates for that purpose (whether in respect of specific transfers or pursuant to a general standing authorisation), and the Secretary or the relevant nominee shall be deemed to have been irrevocably appointed agent for the transferor of such share or shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such share or shares all such transfers of shares held by the shareholders in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class and number of shares agreed to be transferred, the date of the agreement to transfer shares and the price per share, shall, once executed by the transferor or the Secretary or the relevant nominee as agent for the transferor, and by the transferee where required by the Act, be deemed to be a proper instrument of transfer for the purposes of the Act. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered on the Share Register in respect thereof, and neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the sale should the Directors so determine.

39.3	The Company, at its absolute discretion, may, or may procure that a subsidiary of the Company shall, pay Irish stamp duty arising on a transfer of shares on behalf of the transferee of such shares of the Company. If stamp duty resulting from the transfer of shares in the Company which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (a) seek reimbursement of the stamp duty from the transferee, (b) set-off the stamp duty against any dividends payable to the transferee of those shares and (c) claim a first and permanent lien on the shares on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid. The Company's lien shall extend to all dividends paid on those shares.

39.4	The transferor shall remain the holder of the share transferred until the name of the transferee is entered in the Share Register in respect of it.

39.5	The Board may at any time after the allotment of any share but before any person has been entered in the Share Register as the holder thereof recognise a renunciation thereof by the allottee in favour of some other person and may accord to any allottee of a share a right to effect such renunciation upon and subject to such terms and conditions as the Board may think fit to impose.

39.6	Notwithstanding the provisions of these Articles and subject to any provision of the Act, title to any shares in the Company may also be evidenced and transferred without a written instrument in accordance with the Act or any regulations made thereunder. Subject to the Statutes and other applicable law, the Directors shall have power to permit any class of shares to be held in uncertificated form and to implement any arrangements they think fit for such evidencing and transfer which accord with such regulations and in particular shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these Articles with respect to the requirement for written instruments of transfer and share certificates (if any), in order to give effect to such regulations.

39.7	Subject to such of the restrictions of these Articles and to such of the conditions of issue of share warrants as may be applicable, any share warrant may be transferred by instrument in writing in any usual or common for or any other form which the Directors may approve.

40	REGISTRATION OF A CERTIFICATED SHARE TRANSFER

40.1	The Directors in their absolute discretion and without assigning any reason therefor may decline to register:

(A)	any transfer of a share which is not fully paid; or

(B)	any transfer to or by a minor or person of unsound mind;

but this shall not apply to a transfer of such a share resulting from a sale of the share through a stock exchange on which the share is listed.

40.2	Subject to these Articles, the Board may, in its absolute discretion, refuse to register the transfer of a certificated share or the renunciation of a permissible letter of allotment unless:

(A)	it is in respect of a share on which the Company has no lien;

(B)	it is in respect of only one class of shares;

(C)	it is in favour of a single transferee or renouncee or not more than four joint transferees or renouncees;

(D)	it is duly stamped (if required);

(E)	a fee of €10 or such lesser sum as the Directors may from time to time require, is paid to the Company; and

(F)	it is delivered for registration to the Registered Office or such other place as the Board may decide, accompanied by the certificate for the shares to which it relates (except in the case of a transfer of a share, for which a certificate has not been issued, by a person in respect of whom the Company is not required by the Act to complete and have ready for delivery a share certificate, and except in the case of a renunciation) and any other evidence as the Board may reasonably require to prove the title to such share of the transferor or person renouncing and the due execution by him or her of the transfer or renunciation or, if the transfer or renunciation is executed by some other person on his or her behalf, the authority of such person to do so.

40.3	If the Board refuses to register a transfer or renunciation pursuant to this Article, it shall, within two months after the date on which the transfer or renunciation was delivered to the Company, send notice of the refusal to the transferee or renounce together with their reasons for the refusal. An instrument of transfer or renunciation which the Board refuses to register shall (except in the case of suspected fraud) be returned to the person delivering it. All instruments of transfer which are registered may, subject to these Articles, be retained by the Company.

40.4	The instrument of transfer of a certificated share shall be signed by or on behalf of the transferor.

40.5	In the case of a partly paid up share the instrument of transfer must also be signed by or on behalf of the transferee.

40.6	All instruments of transfer which shall be registered shall (except in case of fraud) remain the property of the Company and be retained by the Company, but any instrument of transfer which the Board may refuse to register shall (except in case of fraud) be returned to the party presenting the same.

41	REGISTRATION OF AN UNCERTIFICATED SHARE TRANSFER

41.1	The Board shall, subject to compliance with applicable Statutes, register a transfer of title to any uncertificated share or the renunciation or transfer of any renounceable right of allotment of a share which is a Participating Security held in uncertificated form in accordance with the Uncertificated Securities Regulations, except that the Board may refuse (subject to any relevant requirements of (to the extent applicable) the rules of any stock exchange to which the shares are admitted to trading) to register any such transfer or renunciation which is in favour of more than four persons jointly or in any other circumstance permitted by the Uncertificated Securities Regulations.

41.2	If the Board refuses to register any such transfer or renunciation the Company shall, within two months after the date on which the instruction relating to such transfer or renunciation was received by the Company, send notice of the refusal to the transferee or renouncee.

42	CLOSING OF REGISTER OF MEMBERS

Subject to the provisions of the Act and, in the case of any shares of a class which is a Participating Security, the Uncertificated Securities Regulations, the registration of transfers of shares or of any class of shares may be suspended at such times and for such periods, not exceeding thirty (30) days in any year, as the Board may decide.

TRANSMISSION OF SHARES

43	ON DEATH

If a shareholder dies, the survivors or survivor where he or she was a joint holder, or his or her personal representatives where he or she was the sole or only surviving holder, shall be the only persons recognised by the Company as having any title to his or her shares. Nothing in these Articles shall release the estate of a deceased holder from any liability in respect of a share which has been held by him or her solely or jointly.

44	ELECTION OF PERSON ENTITLED BY TRANSMISSION

44.1	A person becoming entitled to a share in consequence of the death or bankruptcy of a shareholder, or of any other event giving rise to a transmission of such entitlement by operation of law, may, on such evidence as to his or her title being produced as the Board may require, elect either to become registered as the holder of such share or to have some person nominated by him or her so registered. If he or she elects to be registered himself or herself, he or she shall give notice to the Company to that effect. If he or she elects to have some other person registered, he or she shall:

(A)	in the case of a certificated share, execute an instrument of transfer of such share to such person; and

(B)	in the case of an uncertificated share, either:

(1)	procure that all appropriate instructions are given by means of the Uncertificated System to effect the transfer of such share to such person; or

(2)	change the uncertificated share to certificated form and then execute an instrument of transfer of such share to such person.

44.2	All the provisions of these Articles relating to the transfer of shares shall apply to the notice or instrument of transfer or instructions (as the case may be) referred to in Article 44.1 as if the notice were an instrument of transfer and as if the instrument of transfer was executed, or the instructions were given, by the shareholder and the event giving rise to the transmission had not occurred.

44.3	The Board may give notice requiring a person to make the election referred to in Article 44.1. If such notice is not complied with within sixty (60) days, the Board may withhold payment of all dividends and other amounts payable in respect of the share until notice of election has been made.

45	RIGHTS ON TRANSMISSION

A person becoming entitled by transmission to a share shall have the rights to which he or she would be entitled if he or she were the holder of the share, except that he or she shall not, before being registered as its holder, be entitled in respect of it to receive notice of, or to attend or vote at, any general meeting or at any separate meeting of the holders of any class of shares.

GENERAL MEETINGS

46	ANNUAL AND OTHER GENERAL MEETINGS

46.1	The Company shall in each year hold a general meeting as its annual general meeting in addition to any other meetings in that year, and shall specify the meeting as such in the notices calling it. Not more than fifteen (15) months shall elapse between the date of one annual general meeting of the Company and that of the next. This Article shall not apply in the case of the first general meeting, in respect of which the Company shall convene the meeting within the time periods required by the Act.

46.2	Subject to the Act, all general meetings of the Company shall be held at such time and places, including electronic platforms as the Board shall determine and may be held outside Ireland.

46.3	All general meetings other than annual general meetings shall be called extraordinary general meetings. The Board shall determine whether a general meeting is to be held as a physical meeting and/or an electronic meeting, provided that all general meetings must be held in accordance with the provisions of the Act. The Board shall specify in the notice calling the general meeting whether the meeting will be physical and/or electronic. Such notice shall also specify the time, date and place and/or electronic platform(s) of the general meeting.

46.4	The Board may, whenever it thinks fit, and shall, on the requisition in writing of shareholders holding such number of shares as is prescribed by, and made in accordance with section 178 of the Act, convene a general meeting in the manner required by the Act.

46.5	All provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate general meeting of the holders of any class of shares in the capital of the Company, except that:

(A)	the necessary quorum at any such meeting (or adjournment thereof) shall be shareholders of that class who together represent at least the majority of the voting rights of all the shareholders of that class entitled to vote, present in person or by proxy, at the relevant meeting; and

(B)	each holder of shares of the class shall, on a poll, have one vote in respect of every share of the class held by him or her.

47	ELECTRONIC GENERAL MEETINGS

47.1	Subject always to all general meetings being called and convened in accordance with the provisions of the Act, the Directors may resolve to enable persons entitled to attend a general meeting to do so by simultaneous attendance by electronic means with no member necessarily in physical attendance at the electronic general meeting. The members or their proxies present shall be counted in the quorum for, and entitled to vote at, the general meeting in question, and that meeting shall be duly constituted and its proceedings valid if the chairman of the general meeting is satisfied that adequate facilities are available throughout the electronic general meeting to ensure that members attending the electronic general meeting who are not present together at the same place may attend and participate in the business of the general meeting.

47.2	If it appears to the chairman of the general meeting that the electronic platform(s), facilities or security at the electronic general meeting have become inadequate for the purposes referred to in Article 47.1 then the chairman may, without the consent of the meeting, interrupt or adjourn the general meeting. All business conducted at that general meeting up to the time of that adjournment shall be valid and the provisions of Article 55, 56 and 57 shall apply to that adjournment.

47.3	In relation to an electronic general meeting, the right of a member to participate in the business of any general meeting shall include, without limitation, the right to speak, vote on a poll, be represented by a proxy and have access (including electronic access) to all documents which are required by the Act or these Articles to be made available at the meeting.

47.4	Nothing in these Articles prevents a general meeting being held both physically and electronically.

48	NOTICE OF GENERAL MEETINGS

48.1	A general meeting that is an annual general meeting shall be convened by not less than twenty-one (21) clear days’ and no more than sixty (60) clear days’ notice (whether in electronic form or otherwise).

48.2	Subject to the provisions of the Act and these Articles, all extraordinary general meetings shall be convened by not less than fourteen (14) clear days’ and no more than sixty (60) clear days’ notice (whether in electronic form or otherwise).

48.3	Subject to the provisions of the Act and notwithstanding that it is convened by shorter notice than that specified in Articles 48.1 and 48.2, a general meeting shall be deemed to have been duly convened if it is so agreed by:

(A)	all the shareholders entitled to attend and vote at the meeting; and

(B)	the Auditors.

48.4	Upon request in writing of shareholders holding such number of shares as is prescribed by section 178(3) of the Act, delivered to the Registered Office, it shall be the duty of the Directors to convene a general meeting to be held within two months from the date of deposit of the requisition in accordance with section 178(3) of the Act. If such notice is not given within two months after the delivery of such request, the requisitionists, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, but any meeting so convened shall not be held after the expiration of three months from the said date and any notice of such meeting shall be in compliance with these Articles.

48.5	Subject to the provisions of the Act, a notice convening a general meeting shall specify:

(A)	whether the meeting is an annual general meeting or an extraordinary general meeting;

(B)	the place, the day and the time of the meeting;

(C)	the general nature of that business to be transacted at the meeting;

(D)	if the meeting is convened to consider a proposed Special Resolution, the text or substance of that proposed Special Resolution; and

(E)	with reasonable prominence, that (i) a shareholder entitled to attend and vote is entitled to appoint one or more proxies to attend, speak and vote instead of him or her (ii) a proxy need not also be a shareholder; and (iii) the time by which the proxy must be received at the Registered Office (or some other place in Ireland as is specified for that purpose).

48.6	Subject to the provisions of the Act, notice of every general meeting shall be given in any manner permitted by these Articles to:

(A)	every shareholder;

(B)	the personal representative of a deceased shareholder;

(C)	the assignee in bankruptcy of a bankrupt shareholder (being a bankrupt shareholder who is entitled to vote at the meeting);

(D)	the Directors and Secretary of the Company; and

(E)	the Auditors.

48.7	The notice of every general meeting may specify a time by which a person must be entered on the Share Register in order for such person to have the right to attend or vote at the meeting (subject to the Uncertificated Securities Regulations).

48.8	The Board may determine that the shareholders entitled to receive notice of a meeting are those persons entered on the Share Register at the close of business on a day determined by the Board (subject to the Uncertificated Securities Regulations).

48.9	The accidental omission to send or give notice of a meeting to or, in cases where it is intended that it be sent out or given with the notice, an instrument of proxy or any other document to, or the non-receipt of any such item by, any person entitled to receive such notice shall not invalidate the proceedings at that meeting.

48.10	The Directors may postpone a general meeting of the shareholders (other than a meeting requisitioned by a shareholder in accordance with section 178(3) of the Act or where the postponement of which would be contrary to the Act or a court order pursuant to the Act) after it has been convened, and notice of such postponement shall be served in accordance with Article 48 upon all members entitled to notice of the meeting so postponed setting out, where the meeting is postponed to a specific date, notice of the new meeting in accordance with Article 48.

48.11	The Directors may cancel a general meeting of the members (other than a meeting requisitioned by a member in accordance with section 178(3) of the Act or where the cancellation of which would be contrary to the Act or a court order pursuant to the Act) after it has been convened, and notice of such cancellation shall be served in accordance with Article 46 upon all members entitled to notice of the meeting so cancelled.

49	QUORUM FOR GENERAL MEETING

49.1	No business shall be transacted at a general meeting unless a quorum is present when the meeting proceeds to business. Save as otherwise provided by these Articles, a quorum will comprise qualifying persons who together are entitled to cast at least the majority of the voting rights of all the shareholders entitled to vote at the relevant meeting, on a poll. For the purposes of this Article a proxy, attorney or other representative of a shareholder will be considered to be entitled to cast only the voting rights to which his or her appointment relates and not any other voting rights held by the shareholder he or she represents.

49.2	For the purposes of this Article, a “qualifying person” means (i) an individual who is a shareholder (other than a shareholder who, under these Articles or any restrictions imposed on any shares, is not entitled to attend, speak or vote, whether in person or by proxy, at any general meeting of the Company) or his or her validly appointed attorney, (ii) a person authorised under section 185 of the Act to act as the representative of a corporation in relation to the meeting, or (iii) a person appointed as a proxy of a shareholder in relation to the meeting. The Board is entitled, acting in good faith and without further enquiry, to assume the validity of any votes cast in person or by proxy.

49.3	The absence of a quorum will not prevent the appointment of a chairperson of the meeting. Such appointment shall not be treated as being part of the business of the meeting.

50	PROCEDURE IF QUORUM NOT PRESENT

50.1	If within fifteen (15) minutes (or such longer time not exceeding one hour as the chairperson of the meeting may decide to wait) after the time appointed for the holding of the meeting a quorum is not present, the meeting:

(A)	if convened on the requisition of shareholders, shall be dissolved; and

(B)	in any other case, shall stand adjourned to the same day in the next week or to such other day and at such other time and place as the chairperson (or, in default, the Board) may, subject to the provisions of the Act, determine.

50.2	If at such adjourned meeting a quorum is not present within fifteen (15) minutes after the time appointed for holding it the adjourned meeting shall be dissolved.

51	CHAIRPERSON OF GENERAL MEETING

The chairperson (if any) of the Board or, in his or her absence, the vice or deputy chairperson (if any) shall preside as chairperson at a general meeting. If there is no chairperson or vice or deputy chairperson, or if at a meeting neither is present within five minutes after the time fixed for the start of the meeting, or neither is willing to act, the Directors present shall select one of their number to be chairperson of the meeting. If only one Director is present and willing to act, he or she shall be chairperson of the meeting. In default, the shareholders present in person and entitled to vote shall choose one of their number to be chairperson of the meeting.

52	RIGHTS OF DIRECTORS AND OTHERS TO ATTEND MEETINGS

A Director (and any other person invited by the chairperson of the meeting to do so) shall be entitled to attend and speak at a general meeting and at a separate meeting of the holders of any class of shares, whether or not he or she is a shareholder.

53	ACCOMMODATION OF MEMBERS AT MEETING

If it appears to the chairperson of the meeting that the meeting place specified in the notice convening the meeting is inadequate to accommodate all shareholders entitled and wishing to attend, the meeting will be duly constituted and its proceedings valid if the chairperson is satisfied that adequate facilities are available to ensure that a shareholder who is unable to be accommodated is able (whether at the meeting place or elsewhere):

(A)	to participate in the business for which the meeting has been convened;

(B)	to hear and see all persons present who speak (whether by the use of microphones, loud-speakers, audio-visual communications equipment or otherwise); and

(C)	to be heard and seen by all other persons present in the same way.

54	SECURITY

In addition to any measures which the Board may be required to take due to the location or venue of the meeting, the Board may make any arrangement and impose any restriction it considers appropriate and reasonable in the circumstances to ensure the security of a meeting including, without limitation, the searching of any person attending the meeting and the imposing of restrictions on the items of personal property that may be taken into the meeting place. The Board may refuse entry to, or eject from, a meeting a person who refuses to comply with any such arrangements or restrictions.

55	POWER TO ADJOURN

55.1	The chairperson of the meeting may, with the consent of any meeting at which a quorum is present, and shall, if so directed by the meeting, adjourn the meeting, from time to time (or indefinitely) and from place to place as the chairperson shall determine.

55.2	Without prejudice to any other power of adjournment which the chairperson of the meeting may have under these Articles, at common law or otherwise, the chairperson may, without the consent of the meeting, adjourn the meeting from time to time (or indefinitely) and from place to place if he or she decides that it is necessary or appropriate to do so in order to:

(A)	secure the proper and orderly conduct of the meeting; or

(B)	give all persons entitled to do so an opportunity of attending the meeting; or

(C)	give all persons entitled to do so a reasonable opportunity of speaking and voting at the meeting; or

(D)	ensure that the business of the meeting is properly concluded or disposed of, including (without limitation) for the purpose of determining the result of a poll.

55.3	Without prejudice to the generality of the foregoing, the chairperson of the meeting may in such circumstances direct that the meeting be held simultaneously in two or more venues connected for the duration of the meeting by audio or audio visual links or in two or more consecutive sessions with the votes taken being aggregated or that it be adjourned to a later time on the same day or a later date at the same or any other venue.

56	NOTICE OF ADJOURNED MEETING

Whenever a meeting is adjourned for fourteen (14) days or more or indefinitely, at least seven clear days’ notice, specifying the place, the day and time of the adjourned meeting and the general nature of the business to be transacted, shall be given in the same manner as in the case of an original meeting. Except in these circumstances, no shareholder shall be entitled to any notice of an adjournment or of the business to be transacted at any adjourned meeting.

57	BUSINESS OF ADJOURNED MEETING

No business shall be transacted at any adjourned meeting other than the business which might properly have been transacted at the meeting from which the adjournment took place.

58	THE BUSINESS OF THE ANNUAL GENERAL MEETINGS

58.1	Subject to the provisions of the Act and these Articles, the business of the annual general meeting shall include those matters provided for in section 186 of the Act.

58.2	No business may be transacted at a general meeting, other than business that:

(A)	is proposed by, or at the direction of, the Directors;

(B)	is proposed, in the case of an extraordinary general meeting, by requisition of shareholders, in accordance with the provisions of the Act;

(C)	is proposed, in the case of an annual general meeting, by shareholders in accordance with the provisions of Articles 59 and 60;

(D)	is proposed, at the direction of the High Court of Ireland; or

(E)	the chairperson of the general meeting determines, in his sole and absolute discretion, is business that may properly be regarded as within the scope of the meeting.

59	PROPOSED SHAREHOLDER RESOLUTIONS

59.1	Any request by a shareholder or shareholders to propose a resolution at a general meeting of the Company must, in order for the resolution to be properly moved at a meeting of the Company (i) comply with the requirements of the Act and the requirements of Article 60 and (ii) contain:

(A)	to the extent that the request relates to the nomination of a Director, as to each person whom the shareholder(s) propose(s) to nominate for election or re-election as a Director:

(1)	all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and the regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected;

(2)	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder(s) and any Shareholder Associated Person (as defined below), on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K of the Exchange Act if the shareholder(s) making the nomination and any Shareholder Associated Person were the “registrant” for purposes of such rule and the nominee were a Director or executive officer of such registrant;

(B)	to the extent that that request relates to any business other than the nomination of a Director that the shareholder(s) propose(s) to bring before the meeting, a comprehensive description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text of the proposal (including the complete text of any resolution(s) proposed for consideration) and any material interest in such business of such shareholder(s) and any Shareholder Associated Person, individually or in the aggregate, including any anticipated benefit to the shareholder(s) or any Shareholder Associated Person therefrom;

(C)	as to the shareholder(s) giving the notice and the Shareholder Associated Person, if any, on whose behalf the nomination or proposal is made:

(1)	the name and address of such shareholder(s), as they appear on the Company’s books, and of such Shareholder Associated Persons, if any;

(2)	the class and number of shares of the Company which are, directly or indirectly, owned beneficially and of record by such shareholder(s) and such Shareholder Associated Persons, if any;

(3)	any “Derivative Instrument” owned beneficially, directly or indirectly, by such shareholder or Shareholder Associated Person(s), being any option, warrant, convertible security, share appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard to whether the shareholder(s) and such Shareholder Associated Persons, if any, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company;

(4)	any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder(s) and such Shareholder Associated Persons, if any, have the right to vote any class or series of shares of the Company;

(5)	any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such shareholder(s) and such Shareholder Associated Persons, if any, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such shareholder(s), and such Shareholder Associated Persons, if any, with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company (any of the foregoing, a “Short Interest”);

(6)	any rights to dividends on the shares of the Company owned beneficially by such shareholder(s) and such Shareholder Associated Persons, if any, that are separated or separable from the underlying shares of the Company;

(7)	any significant equity interests or any Derivative Instruments or Short Interests in any competitor of the Company held by such shareholder(s), and such Shareholder Associated Persons, if any;

(8)	any other information relating to such shareholder(s) or such other beneficial owner or Shareholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

(9)	to the extent known by the shareholder(s) giving the notice, and such Shareholder Associated Persons, if any, the name and address of any other shareholder or, as the case may be, the Shareholder Associated Person of such other shareholder, supporting the nominee for election or re-election as a Director or the proposal of other business on the date of such request, and

(D)	the information required in Article 59.1(C) above shall be updated by such shareholder(s) as of the record date for the meeting not later than three days after the record date for the meeting.

59.2	To be eligible to be a nominee of any shareholder(s) for election or re-election as a Director of the Company, save where such election or re-election is at the recommendation of the Board, a person must deliver (in accordance, in the case of a resolution proposed to be moved at an annual general meeting of the Company, with the time periods prescribed in Article 59.1 for delivery of a request pursuant to Article 58.1) to the Secretary at the Registered Office a written questionnaire with respect to the background and qualifications of such individual and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such individual (a) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed therein, including without limitation any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a Director of the Company, with such individual’s fiduciary and other Director’s duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein, (c) in such individual’s personal capacity and on behalf of any person or entity on whose behalf, directly or indirectly, the nomination is being made, would be in compliance, if elected as a Director of the Company, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company publicly disclosed from time to time and (d) irrevocably submits his or her resignation as a Director effective upon a finding by a court of competent jurisdiction that such person has breached such written representation and agreement.

59.3	Except as otherwise provided by law or the Articles, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was proposed in accordance with the procedures set out in this Article 58 and, in the case of an annual general meeting, in Article 59 and, if any proposed nomination or other business is not in compliance with this Article 58 and, in the case of an annual general meeting, Article 59, to declare that such defective proposal or nomination shall be disregarded.

59.4	For the purposes of this Article 59, where nominations of persons for appointment to the Board and/or proposals of other business to be considered by the shareholders (as the case may be) are made by or on behalf of more than one shareholder or Shareholder Associated Person, references to a shareholder or Shareholder Associated Person in relation to notice and other information requirements shall apply to each shareholder or Shareholder Associated Person, respectively, as the context requires.

59.5	If the shareholder or Shareholder Associated Person does not appear, at the meeting to present the nominations of persons for appointment to the Board and/or proposals of other business to be considered by the shareholders (as the case may be) such business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company.

59.6	For the purpose of this Article 59, a “Shareholder Associated Person” of any shareholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (ii) any beneficial owner of shares of the Company owned of record or beneficially by such shareholder or in which such shareholder is interested or in respect of which such shareholder has the ability to direct votes, and (iii) any person controlling, controlled by or under common control with a person of the kind referred to in sub-paragraphs (i) or (ii), and for these purposes “control”, when used with respect to any person, means the possession, directly or indirectly, of the power to manage or direct the management, policies or activities of such person, whether through the ownership of voting securities, by contract, or otherwise and “controlling”, “controlled by” and “under common control with” shall be construed accordingly.

60	TIME FOR RECEIVING REQUESTS

60.1	In the case of a resolution proposed to be moved at an annual general meeting of the Company, a shareholder or Shareholder Associated Person who makes a request to which Article 59.1 relates, must deliver any such request in writing to the Secretary at the Registered Office not earlier than the close of business on the one hundred and twentieth (120th) calendar day nor later than the close of business on the ninetieth (90th) calendar day prior to the first anniversary of the preceding year’s annual general meeting, provided, however, that if the date of an annual meeting is more than thirty (30) calendar days before or more than sixty (60) calendar days after the first anniversary of the preceding year’s annual general meeting, notice by the shareholder must be so delivered in writing not earlier than the close of business on the one hundred and twentieth (120th) calendar day prior to such annual general meeting and not later than the close of business on the later of (i) the ninetieth (90th) calendar day prior to such annual general meeting and (ii) the fifth (5th) calendar day after the day on which public announcement of the date of such annual general meeting is first made by the Company provided that in no event shall any adjournment or postponement of an annual general meeting or the public announcement thereof commence a new time period for the giving of a shareholder’s notice as described in this Article.

60.2	For the purposes of the annual general meeting of the Company to be held in 2022, references in this Article to the Company’s “preceding year’s annual general meeting” shall be construed as references to the 2021 annual general meeting of Circle.

60.3	Notwithstanding anything in the foregoing provisions of this Article to the contrary, if the number of Directors to be elected to the Board is increased and there is no public announcement by the Company naming all of the nominees for Director or specifying the size of the increased board of Directors made by the Company at least one hundred (100) calendar days prior to the date of the first anniversary of the preceding year’s annual general meeting, a shareholder’s notice required by this Article shall also be considered as validly delivered in accordance with Article 60, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the Company’s registered not later than 5.00 p.m., Irish time, on the tenth (10th) calendar day after the day on which such public announcement is first made by the Company.

60.4	For purposes of this Article, “public announcement” shall mean disclosure in a press release reported by Reuters, the Dow Jones News Service, Associated Press or a comparable news service or in a document publicly filed by the Company with the US Securities and Exchange Commission pursuant to section 13, 14 or 15(d) of the Exchange Act.

60.5	Notwithstanding the provisions of Article 59 or the foregoing provisions of this Article 60, a shareholder shall also comply with all applicable requirements of the Act and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Article 59 and this Article 60. Nothing in Article 59 or this Article 60 shall be deemed to affect any rights of shareholders to request inclusion of proposals in, nor the right of the Company to omit proposals from, the Company’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act or the Act.

VOTING

61	VOTING AT A GENERAL MEETING

A resolution put to the vote of a general meeting shall be decided on a poll. This requirement for poll voting on resolutions at a general meeting of the Company may only be removed, amended or varied by Ordinary Resolution of the shareholders passed unanimously by those present at a general meeting of the Company.

62	POLL PROCEDURE

62.1	Each poll shall be conducted in such a manner as the chairperson directs, and the result of the poll shall be deemed to be the resolution in relation to the matter concerned, of the meeting at which the poll was taken.

62.2	In advance of any meeting, the chairperson shall appoint scrutineers or inspectors who need not be shareholders, to act at the meeting. The chairperson may appoint one or more persons as alternate scrutineers or inspectors to replace any scrutineer or inspector who fails to act. If no scrutineer or inspector or alternate scrutineer is willing or able to act at a meeting, the chairperson shall appoint one or more other persons to act as scrutineers or inspectors at the meeting. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was conducted.

62.3	Each scrutineer or inspector appointed in accordance with this Article 62 shall, prior to acting, be required to provide an undertaking to the Company, in a form determined by the Board, that he or she will execute the duties of a scrutineer or inspector with strict impartiality and according to the best of his or her ability.

62.4	Any poll conducted on the election of the chairperson or on any question of adjournment shall be taken at the meeting and without adjournment. A poll conducted on another question shall be taken at such time and place at the chairperson decides, either at once or after an interval or adjournment.

62.5	The date and time of the opening and the closing of a poll for each matter upon which the shareholders will vote at a meeting shall be announced at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the scrutineers or inspectors after the closing of the poll unless a court with relevant jurisdiction upon application by a shareholder shall determine otherwise.

62.6	A shareholder entitled to more than one vote need not, if he or she votes, use all his or her votes or cast all the votes he or she uses in the same way.

63	VOTES OF MEMBERS

63.1	Every shareholder (other than a shareholder who, under these Articles or any restrictions imposed on any shares, is not entitled to vote, whether in person or by proxy, at any general meeting of the Company or any meeting of a class of shareholders of the Company) who (being an individual) is present in person or by duly appointed proxy or (being a corporation) is present by duly authorised representative or by duly appointed proxy shall have one vote for every share of which he or she is the holder.

63.2	In the case of joint holders, the vote of the senior who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders. Seniority shall be determined by the order in which the names of the holders stand in the Share Register in respect of the joint holding.

63.3	A shareholder in respect of whom an order has been made by any court or official having jurisdiction (whether in Ireland, the United States or elsewhere) in matters concerning mental disorder or incapacity may vote by his or her guardian or other person duly authorised to act on his or her behalf, who may vote by proxy. Evidence to the satisfaction of the Board of the authority of the person claiming the right to vote shall be deposited at the Registered Office, or at such other place as is specified in accordance with these Articles for the deposit of instruments of proxy, not less than forty eight (48) hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised, and in default the right to vote shall not be exercisable.

63.4	No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairperson of the meeting, whose decision shall be final and conclusive.

64	CHAIRPERSON’S CASTING VOTE

In the case of an equality of votes, the chairperson of the meeting shall be entitled to a further or casting vote in addition to any other vote he or she may have or be entitled to exercise.

65	VOTING RESTRICTIONS ON AN OUTSTANDING CALL

Unless the Board decides otherwise, no shareholder shall be entitled to be present or vote at any meeting either personally or by proxy until he or she has paid all calls due and payable on every share held by him or her whether alone or jointly with any other person together with interest and expenses (if any) to the Company.

66	PROXY INSTRUMENT

66.1	Every shareholder entitled to attend and vote at a general meeting may appoint a proxy to attend, speak and vote on his or her behalf and may appoint more than one proxy to attend, speak and vote at the same meeting. The appointment of a proxy shall be in any usual form or in any other form or manner of communication (including communication by electronic means) which the Board may approve, subject to compliance with any requirements as to form under the Act, and in the case of an instrument in writing, shall be executed by or on behalf of the appointor but need not be witnessed. Subject to the Act, the appointment of a proxy relating to shares in the capital of the Company held in the name of a Depositary shall be in any form or manner of communication (including communication by electronic means) which the Board may approve, including without limitation, a voter instruction form to be provided to the Company by certain third parties on behalf of the Depositary. In the case of an instrument in writing, a corporation may execute a form of proxy either under its common seal (or in any other manner permitted by law and having the same effect as if executed under seal) or under the hand of a duly authorised officer, attorney or other person. A shareholder may appoint more than one proxy to attend on the same occasion, but only one proxy may be appointed in respect of any one share. A proxy need not be a shareholder. The appointment of a proxy shall not preclude a shareholder from attending and voting at the meeting or at any adjournment of it. A form of proxy shall, unless it provides to the contrary, be valid for any adjournment of the meeting to which it relates.

66.2	The appointment of a proxy and any authority under which it is executed or a copy of the authority certified notarially or in some other way approved by the Board shall:

(A)	in the case of an instrument in writing be deposited at the Registered Office or at such other place as is specified in the notice convening the meeting, or in any instrument of proxy sent out by the Company in relation to the meeting, not less than forty eight (48) hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote;

(B)	in the case of an appointment contained in a communication by electronic means, where an address has been specified for the purpose of receiving communications by electronic means:

(1)	in the notice convening the meeting; or

(2)	in any instrument of proxy sent out by the Company in relation to the meeting; or

(3)	in any invitation contained in an communication by electronic means to appoint a proxy issued by the Company in relation to the meeting,

be received at such address not less than forty eight (48) hours before the time for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote;

(C)	be deemed to include the right to speak at the meeting and to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit; and

(D)	unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates,

and an appointment of proxy which is not deposited, delivered or received in a manner so permitted shall be invalid (unless, subject to the requirements of the Act, the Board, in its absolute discretion in relation to any such appointment, waives any such requirement and decides to treat such appointment as valid).

66.3	When two or more valid but differing appointments of proxy are delivered or received in respect of the same share for use at the same meeting and in respect of the same matter, the one which is last validly delivered or received (regardless of its date or of the date of its execution) shall be treated as replacing and revoking the other or others as regards that share. If the Company is unable to determine which appointment was last validly delivered or received, none of them shall be treated as valid in respect of that share.

66.4	The Board may at the expense of the Company send forms of appointment of proxy to the shareholders by post, by communication by electronic means or otherwise (with or without provision for their return by pre-paid post) for use at any general meeting or at any separate meeting of the holders of any class of shares, either blank or nominating as proxy in the alternative any one or more of the Directors or any other person and worded so as to enable the proxy to vote either for or against or to withhold their vote in respect of the resolutions to be proposed at the meeting at which the proxy is to be used. If for the purpose of any meeting invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the Company’s expense, they shall be issued to all (and not to some only) of the shareholders entitled to be sent notice of the meeting and to vote at it. The accidental omission to send such a form of appointment or to give such an invitation to, or the non-receipt of such form of appointment by, any shareholder entitled to attend and vote at a meeting shall not invalidate the proceedings at that meeting.

66.5	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the death or mental disorder of the principal or the revocation of the instrument of proxy, or of the authority under which the instrument of proxy was executed, or the transfer of the share in respect of which the instrument of proxy is given, provided that no intimation in writing of such death, mental disorder, revocation or transfer shall have been received by the Company at the Registered Office, or at such other place as is referred to in Article 66.2, not less than forty eight (48) hours (excluding days which are not working days) before the commencement of the meeting or adjourned meeting at which the instrument of proxy is used.

67	CORPORATE REPRESENTATIVES

In accordance with the Act, any corporation which is a shareholder entitled to attend a meeting of the Company or a meeting of the holders of any class of its shares may, by resolution of its Directors or other governing body, authorise such person or persons as it thinks fit to act as its representative or representatives at any such meeting of the Company or at any such meeting of the holders of any class of its shares. Any person so authorised shall be entitled to exercise the same powers on behalf of the corporation (in respect of that part of the corporation’s holdings to which the authority relates) as the corporation could exercise if it were an individual shareholder. The corporation shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present at it. All references in these Articles to attendance and voting in person shall be construed accordingly. A Director, the Secretary or some other person authorised for the purpose by the Secretary may (but is not bound to) require the representative to produce a certified copy of the resolution so authorising him or her or such other evidence of his or her authority reasonably satisfactory to such person before permitting him or her to exercise his or her powers.

68	AMENDMENT TO RESOLUTIONS

68.1	If an amendment shall be proposed to any resolution but shall in good faith be ruled out of order by the chairperson of the meeting, any error in such ruling shall not invalidate the proceedings on the substantive resolution.

68.2	In the case of a resolution duly proposed as a Special Resolution, no amendment to it (other than an amendment to correct a patent error) may be considered or voted on and in the case of a resolution duly proposed as an Ordinary Resolution no amendment to it (other than an amendment to correct a patent error) may be considered or voted on unless either at least forty eight (48) hours prior to the time appointed for holding the meeting or adjourned meeting at which such Ordinary Resolution is to be proposed notice in writing of the terms of the amendment and intention to move it has been lodged at the Registered Office or the chairperson of the meeting in his or her absolute discretion decides that it may be considered or voted on.

69	OBJECTION TO ERROR IN VOTING

No objection shall be raised to the qualification of any voter or to the counting of, or failure to count, any vote, except at the meeting or adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any such objection or error shall be referred to the chairperson of the meeting, who shall not be obliged to take it into account unless he or she considers it to be of sufficient magnitude to affect the decision of the meeting. The chairperson’s decision on such matters shall be final and binding on all concerned.

FAILURE TO DISCLOSE INTERESTS IN SHARES

70	FAILURE TO DISCLOSE INTERESTS IN SHARES

70.1	For the purpose of this Article:

(A)	“Exempt Transfer” means, in relation to shares held by a shareholder:

(1)	a transfer pursuant to acceptance of a takeover (as defined in the Irish Takeover Panel Act, 1997) for the Company or in relation to any of its shares;

(2)	a transfer in consequence of a sale made through a market recognised for the purpose of section 1072 of the Act or any stock exchange selected by the Company outside Ireland on which the Company’s shares (or rights in respect of those shares) are normally traded; or

(3)	a transfer made in consequence of a sale in good faith of the whole of the beneficial interest in the shares to a bona fide unconnected third party, that is to say one who, in the reasonable opinion of the Board, is unconnected with the shareholder or with any other person appearing to be interested in such shares prior to such transfer (being a party which itself is not the holder of any shares in the Company in respect of which a Direction Notice is then in force or a person appearing to be interested in any such shares) and/or the Board does not have reasonable grounds to believe that the transferor or any other person appearing to be interested in such first mentioned shares will following such transfer have any interest in such shares;

(B)	a person shall be treated as appearing to be “interested” in any shares if the shareholder holding such shares has given to the Company information in response to a notice from the Company pursuant to section 1062 of the Act (a “Section 1062 Notice”) which names such person as being so interested or if the Company (after taking into account information provided in response to the relevant Section 1062 Notice and any other notification under the Act or any relevant information otherwise available to the Company) knows or has reasonable cause to believe that the person in question is, or may be, interested in the shares, and references in this Article to persons interested in shares and to “interests in shares” shall be construed in accordance with section 1059 of the Act;

(C)	a person, other than the shareholder holding a share, shall be treated as appearing to be interested in such share if the shareholder has informed the Company that the person is or may be so interested, or if the Company (after taking account of information obtained from the shareholder or, pursuant to a duly served Section 1062 Notice from anyone else) knows or has reasonable cause to believe that the person is or may be so interested;

(D)	reference to a person having failed to give to the Company information required by a Section 1062 Notice, or being in default of supplying such information, includes references to his or her having:

(1)	failed or refused to give all or any part of such information; and

(2)	given information which he or she knows to be false in a material particular or recklessly given information which is false in a material particular; and

(E)	“transfer” means a transfer of a share or (where applicable) a renunciation of a renounceable letter of allotment or other renounceable document of title relating to a share.

70.2	Where a Section 1062 Notice is given by the Company to a shareholder, or another person appearing to be interested in shares held by such shareholder, and the shareholder or other person has failed in relation to any shares (“Default Shares”) (which expression applies also to any shares issued after the date of the Section 1062 Notice in respect of those shares and to any other shares registered in the name of such shareholder at any time whilst the default subsists) to give the Company the information required within the time period specified in such notice, then provided that ten (10) clear days have elapsed since service of the Section 1062 Notice, the Board may at any time thereafter at its absolute discretion by notice to such shareholder (a “Direction Notice”) direct that:

(A)	the shareholder which is the subject of a Direction Notice is not, in respect of the Default Shares entitled to be present or to vote (either in person or by proxy) at a general meeting or at a separate meeting of the holders of a class of shares or on a poll, or to exercise other rights conferred by membership in relation to the meeting or poll.

(B)	in respect of the Default Shares that represent, at the date of the Direction Notice, 0.25% or more in nominal value of the issued shares of their class:

(1)	any dividend (or any part of a dividend) or any monies which would otherwise be payable in respect of the Default Shares (except on a winding up of the Company) may be withheld by the Company, which shall have no obligation to pay interest on such dividend;

(2)	the shareholder shall not be entitled to elect, pursuant to Article 130 (scrip dividends) or otherwise, to receive shares instead of a dividend; and

(3)	the Board may, in its absolute discretion, refuse to register the transfer of any Default Shares (subject, in the case of any uncertificated shares, to the Uncertificated Securities Regulations) unless:

(a)	the transfer is an Exempt Transfer; or

(b)	the shareholder is not himself or herself in default in supplying the information required and proves to the satisfaction of the Board that no person in default of supplying the information required is interested in any of the shares which are the subject of the transfer, and

(c)	the shareholder which is the subject of a Direction Notice is in breach of these Articles.

70.3	The Company shall send a copy of the Direction Notice to each other person appearing to be interested in the relevant Default Shares the address of whom has been notified to the Company, but failure or omission by the Company to do so shall not invalidate such notice.

70.4	Where any person appearing to be interested in any shares has been served with a Section 1062 Notice and such shares are held by a Depositary, the provisions of this Article shall be deemed to apply only to those shares held by the Depositary in which such person appears to be interested and not (so far as that person's apparent interest is concerned) to any other shares held by the Depositary and references to Default Shares shall be construed accordingly.

70.5	Where a person who has an interest in Depositary Interests receives a Section 1062 Notice, that person is considered for the purposes of this Article to have an interest in the number of shares represented by those Depositary Interests which is specified in the Section 1062 Notice and not in the remainder of the shares held by the Depositary or in which the Depositary is otherwise interested.

70.6	Where the shareholder on whom a Section 1062 Notice has been served is a Depositary, the obligations of the Depositary acting in its capacity as such shall be limited to disclosing to the Company such information relating to any person appearing to be interested in the shares held by it as has been recorded by the Depositary in accordance with the arrangements entered into by the Company or approved by the Board pursuant to which it was appointed as a Depositary.

70.7	The sanctions under Article 70.2 shall cease to apply seven days after the earlier of:

(A)	receipt by the Company of notice of an Exempt Transfer, but only in relation to the shares transferred; and

(B)	receipt by the Company, in a form satisfactory to the Board, of all the information required by the Section 1062 Notice.

70.8	The Board may, to enable the Company to deal with Default Shares in accordance with the provisions of this Article:

(A)	give notice in writing to any shareholder holding Default Shares in uncertificated form or to any other person who is interested in Default Shares which are represented by Depositary Interests, requiring the shareholder who holds such Default Shares and/or the person holding Depositary Interests;

(B)	to change his or her holding of such shares from uncertificated form into certificated form in the name of the shareholder or his or her holding of such shares represented by Depositary Interests into certificated shares only in the name of the person who is interested in the Depositary Interests, as applicable, within a specified period; and

(C)	then to hold such Default Shares in certificated form for so long as the default subsists; and

(D)	appoint any person to take any steps, by instruction by means of the Uncertificated System or otherwise, in the name of any holder of Default Shares as may be required to change such Default Shares from uncertificated form into certificated form or where a person has an interest in Default Shares which are represented by Depositary Interests to change such Default Shares represented by Depositary Interests into certificated form only in the name of the interested person (and such steps shall be effective as if they had been taken by such holder).

70.9	None of the provisions contained in this Article shall in any way limit or restrict the rights of the Company under sections 1062 and 1066 of the Act or any order made by the court under section 1066 or elsewhere under Part 17 Chapter 4 of the Act nor shall any sanction imposed by the Board pursuant to this Article cease to have effect, otherwise than as provided in this Article, unless it is so ordered by the court.

APPOINTMENT, RETIREMENT AND REMOVAL OF DIRECTORS

71	NUMBER OF DIRECTORS

The number of Directors shall be not more than fifteen (15) and not less than two (2), with the exact number of directors, from time, to time, determined solely by resolution of the Board.

72	STRUCTURE OF THE BOARD

72.1	The Directors shall be divided into three classes, designated Class I, Class II and Class III.

(A)	The term of the initial Class I directors shall terminate at the conclusion of the Company's 2022 annual general meeting; the term of the initial Class II directors shall terminate on the conclusion of the Company's 2023 annual general meeting; and the term of the initial Class III directors shall terminate on the conclusion of the Company's 2024 annual general meeting.

(B)	At each annual general meeting of the Company beginning with the Company's 2022 annual general meeting, all of the Directors of the class of directors whose term expires on the conclusion of that annual general meeting shall retire from office, unless reelected, and successors to that class of directors shall be elected for a three-year term.

(C)	The resolution appointing any Director must designate the Director as a Class I, Class II or Class III Director.

(D)	Every Director of the class retiring shall be eligible to stand for re-election at an annual general meeting.

(E)	If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible or as the Chairman may otherwise direct. In no case will a decrease in the number of Directors shorten the term of any incumbent Director.

(F)	A Director shall hold office until the conclusion of the annual general meeting for the year in which his term expires and until his successor is elected or appointed by the Board pursuant to Article 74, or until his, or her, earlier death, resignation, retirement, disqualification or removal from office in accordance with these Articles and the Act.

(G)	Any vacancy on the Board, including a vacancy that results from an increase in the number of Directors or from the death, resignation, retirement, disqualification or removal of a Director, shall be deemed a casual vacancy. Subject to the terms of any one or more classes or series of preferred shares, any casual vacancy shall only be filled by the decision of a majority of the Board then in office, provided that a quorum is present and provided that the appointment does not cause the number of Directors to exceed any number fixed by, or in accordance with, these Articles as the maximum number of Directors.

72.2	Any Director of such class elected to fill a vacancy resulting from an increase in the number of Directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his predecessor. A Director retiring at a meeting shall retain office until the close or adjournment of the meeting.

73	ANNUAL RE-ELECTION OF DIRECTORS

73.1	The Board, upon recommendations of the nomination and governance committee (or equivalent committee established by the Board) shall propose nominees for election to the office of Director at each annual general meeting, commencing with the annual general meeting of the Company in 2022.

73.2	The Directors may be appointed by the members in general meeting, provided that no person other than a Director retiring at the meeting shall, save where recommended by the Board, be eligible for election to the office of Director at any general meeting unless the requirements of Article 59 and 60 as to his or her eligibility for that purpose have been complied with.

73.3	Each Director shall be elected by an Ordinary Resolution at such meeting, provided that if, as of, or at any time prior to, fourteen days before the filing of the Company’s definitive proxy statement with the SEC relating to such general meeting, the number of Director nominees exceeds the number of Directors to be elected (a “contested election”), each of those nominees shall be voted upon as a separate resolution and the Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at any such meeting and entitled to vote on the election of Directors.

For the purposes of this Article, “elected by a plurality” means the election of those Director nominees, equalling in number to the number of positions to be filled at the relevant general meeting, that received the highest number of votes.

73.4	A resolution for the appointment of two or more persons as Directors by a single resolution at a general meeting shall be void unless an Ordinary Resolution that the resolution for appointment be proposed in such way has first been agreed to by the meeting without any vote being given against it.

73.5	Notwithstanding that a Director might not be re-elected at an annual general meeting, such Director shall nevertheless hold office until his or her successor is elected or is appointed by the Board pursuant to Article 74, or until his, or her, earlier death, resignation, retirement, disqualification or removal from office in accordance with these Articles or the Act.

73.6	A Director whose term expires at an annual general meeting may, if willing to act, be re-appointed.

74	BOARD’S POWER TO APPOINT DIRECTORS

Without prejudice to the Company’s power to appoint a person to be a Director pursuant to these Articles, the Board shall have power at any time to appoint any person who is willing to act as a Director, either to fill a vacancy or as an addition to the existing Board or as a successor to a Director who is not re-elected at an annual general meeting and whose successor is not elected at such annual general meeting, subject to the total number of Directors not exceeding any maximum number fixed by or in accordance with these Articles.

75	APPOINTMENT OF EXECUTIVE DIRECTORS

Subject to the Act, the Board may appoint one or more of its members to an executive office or other position of employment with the Company for such term (subject to the Act) and on any other conditions the Board thinks fit. The Board may revoke, terminate or vary the terms of any such appointment, without prejudice to a claim for damages for breach of contract between the Director and the Company.

76	APPOINTMENT OF OTHER OFFICERS

The Board may appoint such other officers as the Directors may, from time to time, determine, including but not limited to, chief executive officer, chief financial officer, president, vice president, vice chairperson, Secretary, assistant secretary, treasurer, controller and assistant treasurer. The powers and duties of all other officers are at all times subject to the control of the Directors, and any other officer may be removed from that office at any time at the pleasure of the Board.

77	ELIGIBILITY OF NEW DIRECTORS

No person shall be eligible for nomination for election or re-election as Director at any general meeting unless:

(A)	he or she is recommended by the Board for appointment or, in the case of a Director retiring, re-appointment; or

(B)	in any other case, the requirements of Article 59 and 60 in respect of nominations of Directors are satisfied.

78	VACATION OF DIRECTOR’S OFFICE

78.1	Without prejudice to the provisions in these Articles for retirement, the office of a Director shall be vacated if:

(A)	he or she resigns by notice in writing delivered to the Secretary at the Registered Office or tendered at a Board meeting;

(B)	he or she only held office as a Director for a fixed term and such term expires;

(C)	he or she ceases to be a Director by virtue of any provision of the Statutes, is removed from office pursuant to these Articles or the Statutes or becomes prohibited by law from being a Director;

(D)	he or she becomes bankrupt, has an interim receiving order made against him or her, makes any arrangement or compounds with his or her creditors generally or applies to the court for an interim order in connection with a voluntary arrangement under any legislation relating to insolvency;

(E)	an order is made by any court of competent jurisdiction on the ground (however formulated) of mental disorder for his or her detention or for the appointment of a guardian or receiver or other person to exercise powers with respect to his or her property or affairs or he or she is admitted to hospital in pursuance of an application for admission for treatment under any legislation relating to mental health and the Board resolves that his or her office be vacated;

(F)	he or she is absent, without permission of the Board, from Board meetings for six consecutive months and the Board resolves that his or her office be vacated;

(G)	he or she, being a Class I or a Class II Director, is removed from office by notice in writing addressed to him or her at his or her address as shown in the Company’s register of directors and signed by not less than three-quarters of all the Directors in number (rounded down to the nearest whole number and excluding the Director in question) (without prejudice to any claim for damages which he or she may have for breach of contract against the Company); or

(H)	in the case of a Director who holds executive office, his or her appointment to such office is terminated or expires and the Board resolves that his or her office be vacated.

78.2	A resolution of the Board declaring a Director to have vacated office pursuant to this Article shall be conclusive as to the fact and grounds of vacation stated in the resolution.

BOARD POWERS

79	BOARD POWERS

79.1	Subject to the Statutes, the Company’s memorandum of association and these Articles and to any directions given by Special Resolution of the Company, the business of the Company shall be managed by the Board, which may exercise all the powers of the Company whether relating to the management of the business or not. No alteration of the memorandum of association or of these Articles nor any such direction shall invalidate any prior act of the Board which would have been valid if such alteration had not been made or such direction had not been given. The provisions in these Articles giving specific powers to the Board shall not limit the general powers given by this Article.

79.2	The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him or her.

80	DIRECTORS BELOW THE MINIMUM NUMBER

If the number of Directors is less than the minimum prescribed in accordance with these Articles, the remaining Director or Directors shall act only for the purposes of appointing an additional Director or Directors to make up such minimum or of convening a general meeting of the Company for the purpose of making such appointment. If there are no Director or Directors able or willing to act, any two shareholders may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office (subject to these Articles) only until the dissolution of the annual general meeting next following such appointment unless he or she is re-elected during such meeting.

81	DELEGATION TO EXECUTIVE DIRECTORS

The Board may delegate to a Director holding executive office any of its powers, authorities and discretions for such time and on such terms and conditions as it shall think fit. The Board may grant to a Director the power to sub-delegate, and may retain or exclude the right of the Board to exercise the delegated powers, authorities or discretions collaterally with the Director. The Board may at any time revoke the delegation or alter its terms and conditions.

82	DELEGATION TO COMMITTEES

82.1	The Board may delegate any of its powers, authorities and discretions (including, without limitation, those relating to the payment of monies or other remuneration to, and the conferring of benefits on, a Director) for such time and on such terms and conditions as it shall think fit to a committee consisting of one or more Directors and (if thought fit) one or more other persons. The Board may grant to the committee the power to sub-delegate, and may retain or exclude the right of the Board to exercise the delegated powers, authorities or discretions collaterally with the committee. The Board may at any time revoke the delegation or alter its terms and conditions or discharge the committee in whole or in part. Where a provision of the Articles refers to the exercise of a power, authority or discretion by the Board and that power, authority or discretion has been delegated by the Board to a committee, the provision shall be construed as permitting the exercise of the power, authority or discretion by the committee.

82.2	The Board’s power under these Articles to delegate to a committee:

(A)	includes (without limitation) the power to delegate the determination of any fee, remuneration or other benefit to be paid or provided to any Director; and

(B)	is not limited by the fact that in some Articles but not others express reference is made to particular powers being exercised by the Board or by a committee.

82.3	In addition to the Board's power to delegate to committees pursuant to this Article 82, the Board may delegate any of its powers to any individual Director or member of the management of the Company or any of associated companies as it sees fit; any such individual shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on them by the Board.

83	LOCAL MANAGEMENT

The Board may establish local or divisional boards, agencies or branch offices for managing the affairs of the Company in a specified locality, either in the United States or elsewhere, and may appoint persons to be members of a local or divisional board, agency or branch office and may fix their remuneration. The Board may delegate to a local or divisional board, agency or branch office any of its powers, authorities and discretions for such time and on such terms and conditions as it thinks fit. The Board may grant to such local or divisional board, agency or branch office the power to sub-delegate, may retain or exclude the right of the Board to exercise the delegated powers, authorities or discretions collaterally with the local or divisional board, agency or branch office and may authorise the members of a local or divisional board, agency or branch (or any of them) to fill a vacancy or to act despite a vacancy. The Board may at any time revoke or alter the terms and conditions of the appointment or delegation. Subject to the terms and conditions imposed by the Board, the proceedings of a local or divisional board, agency or branch office with two or more members are governed by those Articles that regulate the proceedings of the Board, so far as applicable.

84	DELEGATION TO AGENTS

The Board may, by power of attorney or otherwise, appoint a person (including officers and employees) to be the agent of the Company and may delegate to such person any of its powers, authorities and discretions for such purposes, for such time and on such terms and conditions (including as to remuneration) as it thinks fit. The Board may grant the power to sub-delegate and may retain or exclude the right of the Board to exercise the delegated powers, authorities or discretions collaterally with the agent. The Board may at any time revoke or alter the terms and conditions of the appointment or delegation.

85	EXERCISE OF VOTING POWER

The Board may exercise or cause to be exercised the voting power conferred by shares in any other body corporate held or owned by the Company, or any power of appointment to be exercised by the Company, in any manner it thinks fit (including the exercise of the voting power or power of appointment in favour of the appointment of any Director as a director or other officer or employee of such company or in favour of the payment of remuneration to the directors, officers or employees of such company).

86	PROVISION FOR EMPLOYEES

The Board may exercise any power conferred on the Company by the Statutes to make provision for the benefit of persons employed or formerly employed by any Group Member in connection with the cessation or the transfer to any person of the whole or part of the undertaking of such Group Member.

87	OVERSEAS REGISTERS

Subject to the Statutes and the Uncertificated Securities Regulations, the Board may exercise the powers conferred on the Company with regard to the keeping of an overseas branch, local or other register in relation to shareholders and may make and vary such regulations as it thinks fit concerning the keeping of any such register.

88	ASSOCIATE DIRECTORS

The Board may appoint any person (not being a Director) to any office or employment having a designation or title including the word “director” or attach to any existing office or employment with the Company such designation or title and may terminate any such appointment or the use of such designation or title. The inclusion of the word “director” in the designation or title of any such office or employment shall not imply that such person is, or is deemed to be, or is empowered in any respect to act as, a Director for any of the purposes of the Statutes or these Articles.

89	BORROWING POWERS

Subject to the Statutes, the Board may exercise all the powers of the Company to borrow money and to mortgage or charge all or part of the undertaking, property and assets (present or future) and uncalled capital of the Company and, subject to section 1021 of the Act, to create and issue debentures and other securities, whether outright or as collateral security for a debt, liability or obligation of the Company or of any third party.

90	CHANGE OF COMPANY NAME

The name of the Company may be changed, subject to the approval of the Registrar of Companies, by a Special Resolution of the Company.

DIRECTORS’ REMUNERATION, EXPENSES AND BENEFITS

91	FEES

The Company shall pay to the Directors for their services as Directors such aggregate amount of fees, salary or remuneration as the Board decides. The aggregate fees shall be divided among the Directors in such proportions as the Board decides or, if no decision is made, equally. A fee payable to a Director pursuant to this Article shall be distinct from any salary or remuneration payable to him or her under a service agreement or other amount payable to him or her pursuant to other provisions of these Articles and accrues from day to day.

92	EXPENSES

A Director may also be paid all travelling, hotel and other expenses properly incurred by him or her in connection with his or her attendance at meetings of the Board or of committees of the Board or general meetings or separate meetings of the holders of any class of shares or otherwise in connection with the discharge of his or her duties as a Director, including (without limitation) any professional fees incurred by him or her (with the approval of the Board or in accordance with any procedures stipulated by the Board) in taking independent professional advice in connection with the discharge of such duties.

93	REMUNERATION OF EXECUTIVE DIRECTORS

The salary or remuneration of a Director appointed to hold employment or executive office in accordance with the Articles may be a fixed sum of money, or wholly or in part governed by business done or profits made, or as otherwise decided by the Board (including, for the avoidance of doubt, by the Board acting through a duly authorised Board committee), and may be in addition to or instead of a fee payable to him or her for his or her services as a Director pursuant to these Articles.

94	SPECIAL REMUNERATION

A Director who, at the request of the Board, goes or resides abroad, makes a special journey or performs a special service on behalf of or for the Company (including, without limitation, services as a chairperson or vice-chairperson of the Board, services as a member of any Board committee and services which the Board considers to be outside the scope of the ordinary duties of a Director) may be paid such reasonable additional remuneration (whether by way of salary, bonus, commission, percentage of profits or otherwise) and expenses as the Board (including, for the avoidance of doubt, the Board acting through a duly authorised Board committee) may decide.

95	COMPANY PROPERTY

Each Director is expressly permitted (for the purposes of section 228(1)(d) of the Act) to use the property of the Company pursuant to or in connection with: the exercise or performance of his or her duties, functions and powers as Director or employee; the terms of any contract of service or employment or letter of appointment; and, or in the alternative, any other usage authorised by the Directors (or a person authorised by the Directors) from time to time; and including in each case for a Director's own benefit or for the benefit of another person.

96	PENSIONS AND OTHER BENEFITS

The Board may exercise all the powers of the Company to provide pensions or other retirement or superannuation benefits and to provide death or disability benefits or other allowances or gratuities (by insurance or otherwise) for a person who is or has at any time been a Director, an officer or a director or an employee of a company which is or was a Group Member, a company which is or was allied to or associated with the Company or with a Group Member or a predecessor in business of the Company or of a Group Member (and for any member of his or her family, including a spouse or former spouse, or a person who is or was dependent on him or her). For this purpose the Board may establish, maintain, subscribe and contribute to any scheme, trust or fund and pay premiums. The Board may arrange for this to be done by the Company alone or in conjunction with another person. A Director or former Director is entitled to receive and retain for his or her own benefit any pension or other benefit provided in accordance with this Article and is not obliged to account for it to the Company.

DIRECTORS’ PROCEEDINGS

97	BOARD MEETINGS

Subject to these Articles, the Board may regulate its proceedings as it thinks fit. A Director may, and the Secretary at the request of a Director shall, call a meeting of the Board.

98	NOTICE OF BOARD MEETINGS

Notice of a Board meeting shall be deemed to be duly given to a Director if it is given to him or her personally or by word of mouth or sent in writing to his or her last known address or any other address given to the Company by him or her for such purpose or given by electronic communications to an address for the time being notified to the Company by the Director. It shall not be necessary to give notice of a Board meeting to a Director who is absent with leave unless the Director has notified the Company in writing of an address or an address for electronic communications at which notice of such meetings is to be given to him or her when he or she is absent with leave. A Director may be treated as having waived his or her entitlement to notice of a meeting of the Board if he or she has not supplied the Company with the information necessary to ensure that he or she receives notice of a meeting before it takes place. A Director may waive the requirement that notice of any Board meeting be given to him or her, either prospectively or retrospectively.

In this Article “address”, in relation to documents in electronic form, includes any number or address used for the supply of documents in electronic form.

99	QUORUM

No business shall be transacted at any meeting of the Board unless a quorum is present. The quorum may be fixed by the Board and unless so fixed at any other number shall be a majority in number of the Directors in office at the time when the meeting is convened. A duly convened Board meeting at which a quorum is present shall be competent to exercise any and all of the authorities, discretions and powers vested in or exercisable by the Board.

100	BOARD CHAIRPERSON

The Board may appoint any Director to be, and may remove, a chairperson and a vice- or deputy chairperson of the Board, provided that the initial chairperson to be appointed with effect from the Scheme Effective Time shall be a Class II director, who shall be appointed for an initial term that shall expire at the annual general meeting of the Company to be held in 2023. The chairperson or, in his or her absence, the vice- or deputy chairperson, shall preside at all Board meetings. If there is no chairperson or vice- or deputy chairperson, or if at a Board meeting neither the chairperson nor the vice- or deputy chairperson is present within ten minutes after the time appointed for the meeting, or if neither of them is willing to act as chairperson, the Directors present may choose any Director present to be chairperson of the meeting.

101	VOTING

Questions arising at a meeting shall be decided by a simple majority of votes of the Directors present at the meeting. Each Director present and voting shall have one vote. For the avoidance of doubt, in the case of an equality of votes, the chairperson shall have a second or casting vote.

102	TELEPHONE PARTICIPATION

A Director may participate in a meeting of the Board or a committee of the Board through the medium of conference telephone, video conferencing or any other form of communication equipment if all persons participating in the meeting are able to hear and speak to each other throughout the meeting. A person participating in this way shall be deemed to be present in person at the meeting and shall be counted in a quorum and entitled to vote. Subject to the Statutes, all business transacted in this way by the Board or a committee of the Board shall be deemed for the purposes of the Articles to be validly and effectively transacted at a meeting of the Board or a committee of the Board even if one Director only is physically present at any one place. The meeting shall be deemed to take place where the largest group of those participating is assembled or, if there is no such group, where the chairperson of the meeting then is.

103	WRITTEN RESOLUTIONS

103.1	A resolution in writing executed by all the Directors for the time being entitled to receive notice of a Board meeting and unanimously in number, or by all the members of a committee of the Board for the time being entitled to receive notice of the meetings of such committee and unanimously in number, shall be as valid and effective for all purposes as a resolution duly passed at a meeting of the Board (or committee, as the case may be).

103.2	A resolution in writing shall be deemed to have been signed by a director where the Chairperson, Company Secretary, assistant secretary or other person designated by the Board or the Company Secretary has received an email from that Director’s Certified Email Address (as defined in Article 103.3) which identifies the resolution and states, unconditionally, “I consent”.

103.3	A Director’s Certified Email Address is such email address as the Director has, from time to time, notified to such person and in such manner as may from time to time be prescribed by the Board. The Company shall cause a copy of every email referred to in Article 103.2 to be entered in the book kept pursuant to section 166 of the Act.

103.4	A resolution:

(A)	may consist of several documents in the same form each executed, or consented to in accordance with Article 103.2, by one or more of the Directors or members of the relevant committee, including executions or consents evidenced by electronic transmission (including but not limited to email); and

(B)	to be effective, need not be signed or consented to by a Director who is prohibited by these Articles from voting on it.

104	COMMITTEE PROCEEDINGS

Proceedings of committees of the Board shall be conducted in accordance with regulations prescribed by the Board (if any). Subject to those regulations, such proceedings shall be conducted in accordance with applicable provisions of these Articles regulating the proceedings of the Board. Where the Board resolves to delegate any of its powers, authorities and discretions to a committee and such resolution states that the committee shall consist of any one or more unnamed Directors, it shall not be necessary to give notice of a meeting of such committee to any Directors other than the Director or Directors who form the committee.

105	MINUTES

105.1	The Board shall cause minutes to be made of:

(A)	all appointments of officers and committees made by the Board and of any such officer’s remuneration; and

(B)	the names of Directors present at every meeting of the Board, a committee of the Board, the Company or the holders of any class of shares or debentures, and all orders, resolutions and proceedings of such meetings.

105.2	Any such minutes, if purporting to be signed by the chairperson of the meeting at which the proceedings were held or by the chairperson of the next succeeding meeting or the Secretary, shall be prima facie evidence of the matters stated in them.

106	VALIDITY OF PROCEEDINGS

All acts done in good faith by a meeting of the Board, or of a committee of the Board, or by a person acting as a Director or a committee member shall, notwithstanding that it may be discovered afterwards that there was a defect in the appointment of any person so acting or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director or committee member and entitled to vote.

INTERESTS OF DIRECTORS

107	CONTRACTING WITH THE COMPANY

Subject to the provisions of the Statutes, no Director or intending Director shall be disqualified by his or her office from contracting with the Company either as vendor, purchaser or otherwise, nor shall any such contract or any transaction or arrangement entered into on behalf of the Company in which any Director is in any way directly or indirectly interested be liable to be avoided, nor shall any Director so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office, or of the fiduciary relationship thereby established, provided that the nature of this interest has been declared by him or her in accordance with Article 108.

108	DECLARATION OF INTERESTS

108.1	A Director who is in any way (whether directly or indirectly) interested in a contract, transaction or arrangement or proposed contract, transaction or arrangement with the Company shall, in accordance with section 231 of the Act, declare the nature of his or her interest at the first opportunity either (a) at a meeting of the Board at which the question of entering into the contract, transaction or arrangement is first taken into consideration, if the Director or officer of the Company knows this interest then exists, or in any other case, at the first meeting of the Board after learning that he or she is or has become so interested or (b) by providing a general notice to the Directors declaring that he or she is a director or an officer of, or has an interest in, a person and is to be regarded as interested in any transaction or arrangement made with that person, and after giving such general notice it shall not be necessary to give special notice relating to any particular transaction. If a declaration of interest under this Article proves to be, or becomes, inaccurate or incomplete, a further declaration must be made.

Provided that a Director has declared the nature and extent of his or her interest to the other Directors, a Director notwithstanding his or her office:

(A)	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested;

(B)	may be counted in determining the presence of a quorum at a meeting of the Board which authorises or approves the contract, transaction or arrangement in which he or she is interested and he or she shall be at liberty to vote in respect of any contract, transaction or arrangement in which he or she is interested, provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him or her in accordance with Article 108.1, at or prior to its consideration and any vote thereon; and

(C)	may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate in which the Company is interested,

and (i) he or she shall not, by reason of his or her office, be accountable to the Company for any benefit which he or she derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate; (ii) he or she shall not infringe his duty to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company as a result of any such office or employment or any such transaction or arrangement or any interest in such body corporate; (iii) he or she shall not be required to disclose to the Company, or use in performing his duties as a Director of the Company, any confidential information relating to such office or employment if to make such disclosure or use would result in a breach of a duty or obligation of confidence owed by the Director in relation to or in connection with such office or employment; (iv) he or she may absent himself or herself from discussions, whether in meetings of the Directors or otherwise, and exclude himself or herself from information which will or may relate to such office, employment, transaction, arrangement or interest; and (v) no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

108.2	For the purposes of Article 108.1:

(A)	a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified;

(B)	an interest of which a Director has no knowledge and of which it is unreasonable to expect him or her to have knowledge shall not be treated as an interest of him or her; and

(C)	a copy of every declaration made and notice given under Article 108.1 shall be entered within three days after the making or giving thereof in a book kept for this purpose. Such book shall be open for inspection without charge by any Director, Secretary, the Auditors or any shareholder at the Registered Office and shall be produced at every general meeting of the Company and at any meeting of the Directors if any Director so requests in sufficient time to enable the book to be available at the meeting.

109	AUTHORISATION OF BOARD OF CONFLICTS OF INTERESTS

109.1	Nothing in section 228(1)(f) of the Act shall restrict a Director from entering into a commitment which has been authorised by the Board or has been authorised pursuant to such authority as may be delegated by the Board in accordance with these Articles which, if not so authorised, would infringe the duty to avoid conflicts of interest as set out in section 228(1)(f) of the Act. As recognised by section 228(1)(e) of the Act, the Directors may agree to restrict their power to exercise an independent judgement but only where this has been expressly authorised by a resolution of the Board. The Directors may give such authorisations upon such terms as they think fit in accordance with the Act. The Directors may vary or terminate any such authorisations at any time.

109.2	If a matter, or office, employment or position has been authorised by the Directors in accordance with this Article 109 then (subject to such terms and conditions, if any, as the Directors may think fit to impose from time to time, and always subject to their right to vary or terminate such authorisations or the permissions set out below):

(A)	the Director shall not be required to disclose any confidential information relating to such matter, or office, employment or position to the Company if to make such a disclosure would result in a breach of a duty or obligation of confidence owed by him or her in relation to or in connection with that matter, or that office, employment or position;

(B)	the Director may absent himself or herself from meetings of the Directors at which anything relating to that matter will or may be discussed; and

(C)	the Director may make such arrangements as such Director thinks fit for relevant papers to be received and read by a professional adviser on behalf of that Director.

109.3	A Director shall not, by reason of his or her office, be accountable to the Company for any benefit which he or she derives from any matter which has been approved by the Directors pursuant to this Article 109 (subject in any such case to any limits or conditions to which such approval was subject).

110	PROHIBITION ON VOTING BY INTERESTED DIRECTORS

Except as otherwise provided in these Articles, a Director shall not vote in respect of any contract or arrangement or any other proposal whatsoever in which he or she has any material interest otherwise than by virtue of his or her interests in shares or debentures or other securities of or otherwise in or through the Company or any resolution of the Directors granting him or her authorisation under Article 109. A Director shall not be counted in the quorum of a meeting in relation to any resolution on which he or she is debarred from voting.

111	ABILITY OF INTERESTED DIRECTORS TO VOTE

A Director shall (in the absence of a material interest other than those indicated below) be entitled to vote (and be counted in the quorum) in respect of any resolution concerning any of the following matters, namely:

(A)	the giving of any security or indemnity to him or her in respect of money lent or obligations incurred by him or her at the request of or for the benefit of the Company or any of its subsidiary undertakings;

(B)	the giving of any security or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiaries for which he, himself or she, herself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

(C)	any proposal concerning an offer of shares or debentures or other securities of or by the Company or any of its subsidiary undertakings for subscription or purchase in which offer he or she is or is to be interested as a participant in the underwriting or sub underwriting thereof;

(D)	any proposal concerning any other company in which he or she is interested, directly or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he or she is not interested (as that term is used in section 804 of the Act) in 1% or more of any class of the equity share capital of such company (or of any third company through which his or her interest is derived) or of the voting rights available to shareholders of the relevant company (any such interest being deemed for the purpose of this Article to be a material interest in all the circumstances);

(E)	any proposal concerning the adoption, modification or operation of a superannuation fund or retirement, death or disability benefits scheme under which he or she may benefit and which has been approved by or is subject to and conditional upon approval by the Board of the Revenue Commissioners for taxation purposes;

(F)	any proposal relating to any arrangement for the benefit of employees under which he or she benefits or may benefit in a similar manner as the employees and which does not accord to him or her as a Director any privilege or advantage not generally accorded to the employees to whom the arrangement relates; or

(G)	subject to the Statutes, any proposal concerning the purchase and/or maintenance of any insurance policy under which a Director may benefit.

112	DIVISION OF PROPOSALS

Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately. In such case each of the Directors concerned (if not debarred from voting under the proviso to Article 111(D) shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his or her own appointment.

113	RULINGS ON QUESTIONS OF ENTITLEMENT TO VOTE

If any question shall arise at any meeting as to the materiality of a Director’s interest or as to the entitlement of any Director to vote and such question is not resolved by his or her voluntarily agreeing to abstain from voting, such question shall (unless the Director in question is the chairperson in which case he or she shall withdraw from the meeting and the Board shall elect a deputy chairperson to consider the question in place of the chairperson) be referred to the chairperson of the meeting and his or her ruling in relation to any other Director shall be final and conclusive, except in a case where the nature or extent of the interest of the Director concerned has not been fairly disclosed.

114	INTERESTS OF CONNECTED PERSONS

For the purposes of these Articles, an interest of any person who is for any purpose of the Act (excluding any statutory modification thereof not in force when these Articles became binding on the Company) connected with a Director within the meaning of section 220 of the Act shall be taken to be the interest of that Director.

115	ABILITY OF DIRECTOR TO HOLD OTHER OFFICES

A Director may hold any other office or place of profit under the Company (other than the office of its Auditors) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Board may determine. A Director may be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him or her as director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of such company; provided that he or she has declared the nature of his or her position with, or interest in, such company to the Board in accordance with Article 108.1.

116	REMUNERATION FOR PROFESSIONAL SERVICES

Any Director may act by himself or herself or his or her firm in a professional capacity for the Company and he or his firm or she and her firm shall be entitled to a remuneration for professional services as if he or she was not a Director, provided that nothing herein contained shall authorise a Director or his or her firm to act as the Auditors.

117	DIRECTORSHIPS OF OTHER COMPANIES

Any Director may continue to be or become a Director of, or hold any other office or place of profit under, any other company in which the Company may be interested, and no such Director shall be accountable for any remuneration, salary, commission, participation in profits, pension, superannuation or other benefits received by him or her as a director of, or holder of any other office or place of profit under, or shareholder of, any such other company. The Board may exercise the voting power conferred by the shares in any company held or owned by the Company in such manner in all respects as it may think fit (including the exercise thereof in favour of any resolution appointing the directors or any of the directors of such company, or voting or providing for the payment of remuneration to the directors of such company).

SECRETARY

118	SECRETARY

118.1	Subject to the Statutes, the Board shall appoint a Secretary on such terms and conditions as it thinks fit. The Board may remove a person appointed pursuant to this Article from office and appoint another or others in his or her place.

118.2	It shall be the duty of the Secretary to make and keep records of the votes, doings and proceedings of all meetings of the shareholders and Board of the Company, and of its Committees and to authenticate records of the Company.

118.3	Any provision of the Statutes or of these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as a Director and as, or in the place of, the Secretary.

SEALS AND DOCUMENT AUTHENTICATION

119	SEAL

119.1	The Company shall have a common seal which shall only be used by the authority of the Board or of a committee of the Board authorised by the Board in that regard and every instrument to which the Seal has been affixed shall be signed by any person who shall be either a Director or the Secretary or some other person authorised by the Board, either generally or specifically, for the purpose.

119.2	The Company may have for use in any place or places outside Ireland, a duplicate Seal or Seals each of which shall be a duplicate of the Seal of the Company except, in the case of a Seal for use in sealing documents creating or evidencing securities issued by the Company, for the addition on its face of the word “Securities” and if the Board so determines, with the addition on its face of the name of every place where it is to be used.

120	DIRECTORS OR SECRETARY TO AUTHENTICATE OR CERTIFY

120.1	A Director or the Secretary or any person appointed by the Board for the purpose may authenticate any documents affecting the constitution of the Company (including the memorandum of association and these Articles) and any resolutions passed by the Company or holders of a class of shares or the Board or any committee of the Board and any books, records, documents and accounts relating to the business of the Company, and may certify copies of or extracts from any such items as true copies or extracts.

120.2	A document purporting to be a copy of a resolution of the Board or an extract from the minutes of a meeting of the Board or any committee which is certified as aforesaid shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such extract is a true and accurate record of the proceedings at a duly constituted meeting.

DIVIDENDS AND OTHER PAYMENTS

121	DECLARATION

Subject to the Statutes and these Articles, the Company may by Ordinary Resolution declare a dividend to be paid to shareholders according to their respective rights and interests in the profits of the Company. No such dividend shall exceed the amount recommended by the Board.

122	INTERIM DIVIDENDS

Subject to the Statutes, the Board may pay such interim dividends (including any dividend payable at a fixed rate) as appears to the Board to be justified by the profits of the Company available for distribution. If at any time the share capital is divided into different classes, the Board may pay such interim dividends on shares which rank after shares conferring preferential rights with regard to dividend as well as on shares conferring preferential rights, unless at the time of payment any preferential dividend is in arrears. If the Board acts in good faith, it shall not incur any liability to the holders of shares conferring preferential rights for any loss that they may suffer by the lawful payment of an interim dividend on any shares ranking after those with preferential rights.

123	ENTITLEMENT TO DIVIDENDS

123.1	Except as otherwise provided by these Articles or the rights attached to shares:

(A)	a dividend shall be declared and paid according to the amounts paid up (otherwise than in advance of calls) on the nominal value of the shares on which the dividend is paid; and

(B)	dividends shall be apportioned and paid proportionately to the amounts paid up on the nominal value of the shares during any portion or portions of the period in respect of which the dividend is paid, but if any share is issued on terms that it shall rank for dividend as from a particular date, it shall rank for dividend accordingly.

123.2	Except as otherwise provided by these Articles or the rights attached to shares:

(A)	a dividend may be paid in any currency or currencies decided by the Board; and

(B)	the Company may agree with a shareholder that any dividend declared or which may become due in one currency will be paid to the shareholder in another currency; and

(C)	the Directors can decide that a Depositary should receive dividends in a currency other than the currency in which they were declared and can make arrangements accordingly In particular, if a Depositary has chosen or agreed to receive dividends in another currency, the Directors can make arrangements with the Depositary for payment to be made to the Depositary for value on the date on which the relevant dividend is paid, or a later date decided by the Directors, for which purpose the Board may use any relevant exchange rate current at any time as the Board may select for the purpose of calculating the amount of any shareholder’s entitlement to the dividend.

124	PAYMENT METHODS

124.1	The Company may pay a dividend, interest or other amount payable in respect of a share in cash or by cheque, warrant or money order or by a bank or other funds transfer system or (in respect of any uncertificated share) through the Uncertificated System in accordance with any authority given to the Company to do so (whether in writing, through the Uncertificated System or otherwise) by or on behalf of the shareholder in a form or in a manner satisfactory to the Board. Any joint holder or other person jointly entitled to a share may give an effective receipt for a dividend, interest or other amount paid in respect of such share.

124.2	The Company may send a cheque, warrant or money order by post:

(A)	in the case of a sole holder, to his or her registered address;

(B)	in the case of joint holders, to the registered address of the person whose name stands first in the Share Register;

(C)	in the case of a person or persons entitled by transmission to a share, as if it were a notice given in accordance with Article 44 (notice to persons entitled by transmission);

(D)	in the case of a Depositary, and subject to the approval of the Directors, to such persons and postal addresses as the Depositary may direct; or

(E)	in any case, to a person and address that the person or persons entitled to the payment may in writing direct.

124.3	Every cheque, warrant or money order shall be sent at the risk of the person or persons entitled to the payment and shall be made payable to the order of the person or persons entitled or to such other person or persons as the person or persons entitled may in writing direct. The payment of the cheque, warrant or money order shall be a good discharge to the Company. If payment is made by a bank or other funds transfer or through the Uncertificated System, the Company shall not be responsible for amounts lost or delayed in the course of transfer. If payment is made by or on behalf of the Company through the Uncertificated System:

(A)	the Company shall not be responsible for any default in accounting for such payment to the shareholder or other person entitled to such payment by a bank or other financial intermediary of which the shareholder or other person is a customer for settlement purposes in connection with the Uncertificated System; and

(B)	the making of such payment in accordance with any relevant authority referred to in Article 124.1 above shall be a good discharge to the Company.

124.4	The Board may:

(A)	lay down procedures for making any payments in respect of uncertificated shares through the Uncertificated System;

(B)	allow any holder of uncertificated shares to elect to receive or not to receive any such payment through the Uncertificated System; and

(C)	lay down procedures to enable any such holder to make, vary or revoke any such election.

124.5	The Board may lay down procedures for making any payments in respect of shares represented by Depositary Interests

124.6	The Board may withhold payment of a dividend (or part of a dividend) payable to a person entitled by transmission to a share until he or she has provided any evidence of his or her entitlement that the Board may reasonably require.

125	DEDUCTIONS

The Board may deduct from any dividend or other amounts payable to any person in respect of a share all such sums as may be due from him or her to the Company on account of calls or otherwise in relation to that share.

126	INTEREST

No dividend or other money payable in respect of a share shall bear interest against the Company, unless otherwise provided by the rights attached to the share.

127	UNCLAIMED DIVIDENDS

All unclaimed dividends or other monies payable by the Company in respect of a share may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. The payment of any unclaimed dividend or other amount payable by the Company in respect of a share into a separate account shall not constitute the Company a trustee in respect of it. Any dividend unclaimed after a period of twelve (12) years from the date the dividend became due for payment shall be forfeited and shall revert to the Company.

128	UNCASHED DIVIDENDS

If, in respect of a dividend or other amount payable in respect of a share:

(A)	a cheque, warrant or money order is returned undelivered or left uncashed; or

(B)	a transfer made by or through a bank transfer system and/or other funds transfer system(s) (including, without limitation, the Uncertificated System in relation to any uncertificated shares) fails or is not accepted, on two consecutive occasions, or one occasion and reasonable enquiries have failed to establish another address or account of the person entitled to the payment, the Company shall not be obliged to send or transfer a dividend or other amount payable in respect of such share to such person until he or she notifies the Company of an address or account to be used for such purpose.

129	DIVIDENDS IN KIND

A general meeting declaring a dividend may, upon the recommendation of the Board, direct that it shall be satisfied wholly or partly by the distribution of assets (including, without limitation, paid up shares or securities of any other body corporate). Where any difficulty arises concerning such distribution, the Board may settle it as it thinks fit. In particular (without limitation), the Board may:

(A)	issue fractional certificates or ignore fractions;

(B)	fix the value for distribution of any assets, and may determine that cash shall be paid to any shareholder on the footing of the value so fixed in order to adjust the rights of shareholders; and

(C)	vest any assets in trustees on trust for the persons entitled to the dividend.

130	SCRIP DIVIDENDS

130.1	The Board may, with the prior authority of an Ordinary Resolution and subject to such terms and conditions as the Board may determine, offer any holders of Ordinary Shares the right to elect to receive Ordinary Shares, credited as fully paid, instead of cash in respect of the whole (or some part, to be determined by the Board) of any dividend specified by the Ordinary Resolution, subject to the Statutes and to the provisions of this Article.

130.2	An Ordinary Resolution under Article 130.1 may specify a particular dividend (whether or not declared), or may specify all or any dividends declared within a specified period, but such period may not end later than the beginning of the fifth annual general meeting next following the date of the meeting at which the Ordinary Resolution is passed.

130.3	The entitlement of each holder of Ordinary Shares to new Ordinary Shares shall be such that the relevant value of the entitlement shall be the cash amount, disregarding any tax credit, (or as near to such cash amount as the Board considers appropriate) that such holder would have received by way of dividend. For this purpose, “relevant value” shall be calculated by reference to the average of the middle market quotations for the Ordinary Shares for the day on which the Ordinary Shares are first quoted “ex” the relevant dividend and the four subsequent dealing days, or in such other manner as may be determined by or in accordance with the Ordinary Resolution. A written confirmation or report by the Auditors as to the amount of the relevant value in respect of any dividend shall be conclusive evidence of that amount.

130.4	The Board may make any provision it considers appropriate in relation to an allotment made or to be made pursuant to this Article (whether before or after the passing or the Ordinary Resolution referred to in Article 130.1), including (without limitation):

(A)	the giving of notice to holders of the right of election offered to them;

(B)	the provision of forms of election and/or a facility and a procedure for making elections through the Uncertificated System (whether in respect of a particular dividend or dividends generally);

(C)	determination of the procedure for making and revoking elections;

(D)	the place at which, and the latest time by which, forms of election and other relevant documents must be lodged in order to be effective;

(E)	the disregarding or rounding up or down or carrying forward of fractional entitlements, in whole or in part, or the accrual of the benefit of fractional entitlements to the Company (rather than to the holders concerned);

(F)	the exclusion from any offer of any holders of Ordinary Shares where the Board considers that the making of the offer to them would or might involve the contravention of the laws of any territory or that for any other reason the offer should not be made to them; and

(G)	the exclusion from any offer of, or the making of any special formalities in connection with any offer to, any holders of Ordinary Shares represented by Depositary Interests

130.5	The Directors can exclude or restrict the right to elect to receive new Ordinary Shares under this Article 130 in the case of any shareholder or other person who is a Depositary if the election by the people on whose behalf the Depositary holds the beneficial interest in the shares would involve the contravention of the laws of any territory or if for any other reason the Board determines that the offer should not be made to such persons.

130.6	The dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on Ordinary Shares in respect of which a valid election has been made (the “elected Ordinary Shares”). Instead additional Ordinary Shares shall be allotted to the holders of the elected Ordinary Shares on the basis of allotment determined under this Article. For such purpose, the Board may capitalise out of any amount for the time being standing to the credit of any reserve or fund of the Company (including any share premium account, undenominated capital account, revaluation reserve, capital redemption reserve and profit and loss account), whether or not available for distribution, , a sum equal to the aggregate nominal amount of the additional Ordinary Shares to be allotted on that basis and apply it in paying up in full the appropriate number of unissued Ordinary Shares for allotment and distribution to the holders of the elected Ordinary Shares on that basis.

130.7	The additional Ordinary Shares when allotted shall rank pari passu in all respects with the fully paid Ordinary Shares in issue on the record date for the dividend in respect of which the right of election has been offered, except that they will not rank for any dividend or other entitlement which has been declared, paid or made by reference to such record date.

130.8	The Board may:

(A)	do all acts and things which it considers necessary or expedient to give effect to any such capitalisation, and may authorise any person to enter on behalf of all the shareholders interested into an agreement with the Company providing for such capitalisation and incidental matters and any agreement so made shall be binding on all concerned;

(B)	establish and vary a procedure for election mandates in respect of future rights of election and determine that every duly effected election in respect of any Ordinary Shares shall be binding on every successor in title to the holder of such shares; and

(C)	terminate, suspend or amend any offer of the right to elect to receive Ordinary Shares in lieu of any cash dividend at any time and generally implement any scheme in relation to any such offer on such terms and conditions as the Board may from time to time determine and take such other action as the Board may deem necessary or desirable from time to time in respect of any such scheme.

131	RESERVES

The Board may set aside out of the profits of the Company and carry to reserve such sums as it thinks fit. Such sums standing to reserve may be applied, at the Board’s discretion, for any purpose to which the profits of the Company may properly be applied and, pending such application, may either be employed in the business of the Company or be invested in such investments as the Board thinks fit. The Board may divide the reserve into such special funds as it thinks fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided as it thinks fit. The Board may also carry forward any profits without placing them to reserve.

132	CAPITALISATION OF PROFITS AND RESERVES

132.1	Subject to the Act, the Board may with the authority of an ordinary resolution of the Company:

(A)	subject to the provisions of this Article, resolve to capitalise any of the Company’s profits available for distribution and/or any sum, for the time being, standing to the credit of any of the Company’s other reserves, reserve accounts or funds, by whatever name called and whether distributable or non-distributable (including, without limitation, the share premium account, the undenominated capital account, any unrealised revaluation reserves, any capital redemption reserves and any merger reserves), if any;

(B)	appropriate the sum resolved to be capitalised to the members or any class of members on the record date specified in the relevant board resolution who, unless provided otherwise in the ordinary resolution, would have been entitled to it if it were distributed by way of dividend and in the same proportions;

(C)	apply that sum on behalf of the members or the members of any class either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full shares, debentures or other obligations of the Company of a nominal value or nominal value plus share premium, as the case may be, equal to the sum capitalised, but the share premium account, the undenominated capital account, any revaluation reserves, any capital redemption reserves, any merger reserves and any profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up in full unissued shares to be allotted to the members or the members of any class of a nominal value or nominal value plus share premium equal to the sum capitalised;

(D)	allot the shares, debentures or other obligations credited as fully paid to those members or members of any class, or as they may direct, in those proportions, or partly in one way and partly in the other;

(E)	where shares or debentures become, or would otherwise become, distributable under this Article in fractions, make such provision as they think fit for any fractional entitlements including without limitation authorising their sale and transfer to any person, resolving that the distribution be made as nearly as practicable in the correct proportion but not exactly so, ignoring fractions altogether or resolving that cash payments be made to any members in order to adjust the rights of all parties;

(F)	authorise any person to enter into an agreement with the Company on behalf of all the members or members of any class concerned providing for either:

(1)	the allotment to the members or members of any class respectively, credited as fully paid, of any shares, debentures or other obligations to which they are entitled on the capitalisation; or

(2)	the payment up by the Company on behalf of the members of members of any class of the amounts, or any part of the amounts, remaining unpaid on their existing shares by the application of their respective proportions of the sum resolved to be capitalised,

(G)	and any agreement made under that authority shall be binding on all such members or members of any class, as the case may be; and

(H)	generally do all acts and things required to give effect to the ordinary resolution.

RECORD DATES

133	BOARD TO FIX DATE

Notwithstanding any other provision of these Articles but without prejudice to the rights attached to any shares and subject to the Statutes the Company or the Board may:

(A)	fix any date (the “record date”) as the date at the close of business (or such other time as the Board may decide) on which persons registered as the holders of shares or other securities shall be entitled to receipt of any dividend, distribution, interest, allotment, issue, notice, information, document or circular; a record date may be on or at any time before any date on which such item is paid, made, given or served or (in the case of any dividend, distribution, interest, allotment or issue) after any date on which such item is recommended, resolved, declared or announced; and

(B)	for the purposes of determining which persons are entitled to attend and vote at a general meeting of the Company, or a separate general meeting of the holders of any class of shares in the capital of the Company, specify in the notice of meeting a time by which a person must be entered on the register in order to have the right to attend or vote at the meeting. Changes to the register after the time specified by virtue of this Article 133 shall be disregarded in determining the rights of any person to attend or vote at the meeting.

ACCOUNTS

134	ACCOUNTING RECORDS

134.1	The Company shall cause to be kept adequate accounting records, whether in the form of documents, electronic form or otherwise, that:

(A)	correctly record and explain the transactions of the Company;

(B)	will at any time enable the assets, liabilities, financial position and profit or loss of the Company to be determined with reasonable accuracy;

(C)	will enable the Directors to ensure that any financial statements of the Company complies with the requirements of the Act; and

(D)	will enable those financial statements of the Company to be readily and properly audited.

134.2	The accounting records shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year. Adequate accounting records shall be deemed to have been maintained if they comply with the provisions of the Act and explain the Company's transactions and facilitate the preparation of financial statements that give a true and fair view of the assets, liabilities, financial position and profit and loss of the Company and, if relevant, the Group and include any information and returns referred to in section 283(2) of the Act.

134.3	The accounting records shall be kept at the Registered Office or, subject to the provisions of the Act, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

134.4	In accordance with the provisions of the Act, the Directors shall cause to be prepared and to be laid before the annual general meeting of the Company from time to time such statutory financial statements of the Company and reports as are required by the Act to be prepared and laid before such meeting.

135	ACCESS TO ACCOUNTING RECORDS

No shareholder (other than an officer of the Company) shall have any right of inspecting any accounting record or other document of the Company unless he or she is authorised to do so by statute, by order of the court, by the Board or by an Ordinary Resolution. No shareholder shall be entitled to require discovery of or any information respecting any detail of the Company's trading, or any matter which is or may be in the nature of a trade secret, mystery of trade, or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it would be inexpedient in the interests of the shareholders of the Company to communicate to the public.

136	DISTRIBUTION OF ANNUAL ACCOUNTS

136.1	A copy of the statutory financial statements of the Company (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the Directors’ report and Auditors’ report or summary financial statements prepared in accordance with section 1119 of the Act shall be sent by post, electronic mail or any other means of communication (electronic or otherwise), not less than twenty-one (21) clear days before the date of the annual general meeting, to every person entitled under the provisions of the Act to receive them; provided that in the case of those documents sent by electronic mail or any other electronic means, such documents shall be sent with the consent of the recipient, to the address of the recipient notified to the Company by the recipient for such purposes, and provided further that where the Directors elect to send summary financial statements to the shareholders, any shareholder may request that he or she be sent a hard copy of the statutory financial statements of the Company.

136.2	For the purposes of this Article, copies of those documents are also to be treated as sent to a person where:

(A)	the Company and that person have agreed to that person having access to the documents on a website (instead of their being sent to such person);

(B)	the documents are documents to which that agreement applies; and

(C)	that person is notified, in a manner for the time being agreed for the purpose between such person and the Company, of:

(1)	the publication of the documents on a website;

(2)	the address of that website; and

(3)	the place on that website where the documents may be accessed, and how they may be accessed.

In this Article, “address” includes any number or address used for the purpose of communication by electronic means.

(D)	For the purposes of this Article, documents treated in accordance with Article 136.2 as sent to any person are to be treated as sent to such person not less than twenty one (21) days before the date of a meeting if, and only if:

(1)	the documents are published on the website throughout a period beginning at least twenty one (21) days before the date of the meeting and ending with the conclusion of the meeting; and

(2)	the notification given for the purposes of Article 136.2(C) is given not less than twenty one (21) days before the date of the meeting.

136.3	Nothing in Article 136.2 shall invalidate the proceedings of a meeting where:

(A)	any documents that are required to be published as mentioned in Article 136.2(C)(1) are published for a part, but not all, of the period mentioned in that Article; and

(B)	the failure to publish those documents throughout that period is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid.

136.4	This Article shall not require a copy of the documents referred to in Article 136.1 to be sent to any person who is not entitled to receive notices of general meetings, any person of whose address the Company is not aware or to more than one of the joint holders of any shares or debentures.

136.5	Where copies of documents are sent out pursuant to this Article over a period of days, references elsewhere in the Act to the day on which those copies are sent out shall be read as references to the last day of that period.

AUDIT

137	APPOINTMENT OF AUDITORS

Auditors shall be appointed and their duties regulated in accordance with the Act, any other applicable law and such requirements not inconsistent with the Act as the Board may from time to time determine.

COMMUNICATIONS

138	COMMUNICATIONS

Any documents or information to be sent or supplied by or to the Company may be sent or supplied in hard copy form, in electronic form or by means of a website to the extent permitted by the statutes and these Articles.

139	COMMUNICATIONS TO THE COMPANY

139.1	A document or information is validly sent or supplied by a shareholder to the Company in hard copy form if it is sent or supplied by hand or by post (in a prepaid envelope) to:

(A)	an address specified by the Company for the purpose;

(B)	the Registered Office; or

(C)	an address to which any provision of the Statutes authorises the document or information to be sent or supplied.

139.2	A document or information may only be sent or supplied by a shareholder to the Company in electronic form if the Company has agreed by notice to the shareholders that the document or information may be sent or supplied in that form (and not revoked that agreement) or the Company is deemed to have so agreed by a provision of the Statutes.

139.3	Subject to Article 139.2 above, where a document or information is sent or supplied by electronic means, it may only be sent or supplied to an address:

(A)	specified for the purpose by the Company (generally or specifically); or deemed by a provision of the Statutes to have been so specified.

139.4	Without prejudice or limitation to the foregoing provisions of this Article 139, for the purposes of these Articles and the Act, a document shall be deemed to have been sent to a member if a notice is given, served, sent or delivered to the member and the notice specifies the website or hotlink or other electronic link at or through which the member may obtain a copy of the relevant document.

140	COMMUNICATIONS BY THE COMPANY OR THE BOARD IN HARD COPY FORM

140.1	A document or information sent or supplied by the Company or the Board in hard copy form must be:

(A)	handed to the intended recipient; or

(B)	sent or supplied by hand or by post (in a pre-paid envelope):

(1)	to an address specified for the purpose by the intended recipient;

(2)	to a company at its registered office;

(3)	to a person in his or her capacity as a shareholder, at his or her address as shown in the register;

(4)	to a person in his or her capacity as a Director, at his or her address as shown in the register of Directors; or

(5)	to an address to which any provision of the Statutes authorises the document or information to be sent or supplied.

140.2	Where the Company is unable to obtain any address falling within Article 139.1 above, the document or information may be sent or supplied to the intended recipient’s last address known to the company.

141	COMMUNICATIONS BY THE COMPANY IN ELECTRONIC FORM

141.1	A document or information (including the Company’s audited accounts and the directors’ and auditor’s reports thereon) may only be sent or supplied by the Company or the Board by electronic means to a person or company who has agreed (generally or specifically) that the document or information may be sent or supplied in that form (and not revoked that agreement). Any such consent requirement shall be deemed to have been satisfied where the Company has written to the shareholder informing him or her of its intention to use electronic communications for such purposes and the shareholder has not, within four (4) weeks of the issue of such notice, served an objection in writing on the Company to such proposal. Where a shareholder has given, or is deemed to have given his or her consent to the receipt by such shareholder of electronic mail or other electronic means approved by the Directors, he or she may revoke such consent at any time by requesting the Company to communicate with him or her in documented form; provided however that such revocation shall not take effect until five (5) days after written notice of the revocation is received by the Company.

141.2	Where the document or information is sent or supplied by electronic means, it may only be sent or supplied to an address:

(A)	specified for the purpose by the intended recipient (generally or specifically); or

(B)	where the intended recipient is a company, deemed by a provision of the Statutes to have been so specified.

142	COMMUNICATIONS BY THE COMPANY BY MEANS OF A WEBSITE

142.1	A document or information may only be sent or supplied by the Company to a person by being made available on a website if the person:

(A)	has agreed (generally or specifically) that the document or information may be sent or supplied to him or her in that manner; or

(B)	is taken to have so agreed in accordance with the Statutes, and has not revoked that agreement.

142.2	A document or information authorised or required to be sent or supplied by means of a website must be made available in a form, and by a means, that the Company reasonably considers will enable the recipient to read it (and see any images contained in it) with the naked eye and to retain a copy of it.

142.3	The Company must notify the intended recipient of:

(A)	the presence of the document or information on the website;

(B)	the address of the website;

(C)	the place on the website where it may be accessed; and

(D)	how to access the document or information.

142.4	The document or information is taken to be sent:

(A)	on the date on which the notification required by Article 142.3 above is sent; or

(B)	if later, the date on which the document or information first appears on the website after that notification is sent.

142.5	The Company must make the document or information available on the website throughout:

(A)	the period specified by any applicable provision of the Statutes; or

(B)	if no such period is specified, the period of twenty eight (28) days beginning with the date on which the notification required by Article 142.3 is sent to the person in question.

A failure to make a document or information available on a website throughout the period mentioned in this Article 142.5 shall be disregarded if (1) it is made available on the website for part of that period and (2) the failure to make it available throughout that period is wholly attributable to circumstances that it would not be reasonable to have expected the Company to prevent or avoid.

142.6	A notice of a general meeting of the Company given by means of a website must:

(A)	state that it concerns a notice of a meeting of the Company;

(B)	specify the place, date and time of the meeting; and

(C)	state whether the meeting is to be an annual general meeting.

143	COMMUNICATIONS BY OTHER MEANS

143.1	A document or information that is sent or supplied to the Company otherwise than in hard copy form, by electronic means or by means of a website is validly sent or supplied if it is sent or supplied in a form or manner that has been agreed by the Company.

143.2	A document or information that is sent or supplied by the Company or the Board otherwise than in hard copy form, by electronic means or by means of a website is validly sent or supplied if it is sent or supplied in a form or manner that has been agreed by the intended recipient.

144	FAILURE TO DELIVER BY ELECTRONIC MEANS

If any document or information has been sent or supplied by electronic means in accordance with Article 141 to any shareholder at his or her address specified for the purpose or deemed to be so specified and the Company becomes aware of a failure in delivery (and subsequent attempts to send or supply such document or information by electronic means also result in a failure in delivery), the Company shall either:

(A)	send or supply a hard copy of such document or information to such shareholder; or

(B)	notify such shareholder of the information set out in Article 142.3,

in each case in the manner described in Article 140.1.

145	WHEN SERVICE IS EFFECTED ON A MEMBER

145.1	Where a document or information is, under Article 140.1, sent or supplied by post, service or delivery to a shareholder it shall be deemed to be effected:

(A)	if sent by first class post or special delivery post from an address in Ireland to another address in Ireland or from an address in the United States to another address in the United States, or by a postal service similar to first class post or special delivery post from an address in another country to another address in that other country, at the expiration of twenty four (24) hours after the time when the cover containing the same is posted; or

(B)	in any other case, on the third day following that on which the document or information was posted, and in proving such service or delivery it shall be sufficient to prove that such cover was properly addressed and posted.

145.2	Where a document or information is, under Article 141, sent or supplied by electronic means to an address specified for the purpose by the intended recipient, service or delivery shall be deemed to be effected on the same day on which it is sent or supplied and in proving such service it will be sufficient to prove that it was properly addressed.

145.3	Where a document or information is, under Article 142, sent or supplied by means of a website, service or delivery shall be deemed to be effected when (a) the material is first made available on the website or (b) if later, when the recipient received (or, in accordance with this Article 145.3, is deemed to have received) notification of the fact that the material was available on the website.

146	NOTICE BY ADVERTISEMENT

146.1	If at any time by reason of the suspension or curtailment of postal services within Ireland, the United States or such other jurisdiction as the Board may consider appropriate for the service of notice, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by notice advertised on the same date in at least one national newspaper in Ireland and/or the United States and/or such other jurisdiction as the Board may consider appropriate for the service of notices (as applicable) and such notice shall be deemed to have been duly served on all shareholders entitled thereto on the day when the advertisement appears. In any such case the Company shall send confirmatory copies of the notice by post if at least six clear days prior to the meeting the posting of notices to addresses throughout Ireland, the United States or such other jurisdiction as the Board may consider appropriate for the service of notices (as applicable) again becomes practicable.

146.2	Notwithstanding anything in the Statutes or these Articles, if by reason of suspension or curtailment of postal services within Ireland, the United States or such other jurisdiction as the Board may consider appropriate for the service of notices, the Company is unable in the opinion of the Board to deliver the documents referred to in Article 136.1, as the case may be, to persons entitled thereto by the time therein prescribed, the Company may nevertheless proceed validly to convene and hold the general meeting before which such documents are to be laid by giving notice of such meeting in accordance with Article 145.1, but so that the reference in the final sentence of that Article to “confirmatory copies of the notice” shall be read to include the relevant documents referred to in Article 136 and the reference therein to “six clear days” shall be read as “three clear days” and provided always that such documents shall be made available for inspection during normal business hours at the Registered Office throughout the period from the date of publication of the notice convening such meeting until the date of the meeting and also at the meeting itself.

147	DOCUMENTS AND INFORMATION TO JOINT HOLDERS

All notices directed to be given to the shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the register, and notice so given shall be sufficient notice to all the holders of such share.

148	SERVICE OF DOCUMENTS AND INFORMATION ON PERSONS ENTITLED TO SHARES BY TRANSMISSION

A person entitled to a share in consequence of the death or bankruptcy of a shareholder upon supplying to the Company such evidence as the Board may reasonably require to show his or her title to the share, and upon supplying also an address in Ireland or the United States or such other jurisdiction as the Board may consider appropriate for the service of notices, shall be entitled to have served upon or delivered to him or her at such address any notice or document to which the shareholder, but for his or her death or bankruptcy, would be entitled, and such service or delivery shall for all purposes be deemed to be sufficient service for delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him or her) in the share. Save as aforesaid any notice or document delivered or sent by post to or left at the address of any shareholder in pursuance of these presents shall, notwithstanding that such shareholder be then dead or bankrupt, and whether or not the Company shall have notice of his or her death or bankruptcy, be deemed to have been duly served or delivered in respect of any share registered in the name of such shareholder as sole or first named joint holder.

149	MEMBERS NOT ENTITLED TO NOTICES, DOCUMENTS AND INFORMATION

A shareholder who has not supplied to the Company an address for the service of notices shall not be entitled to receive notices from the Company.

150	DOCUMENT DESTRUCTION

150.1	The Company may destroy:

(A)	any share certificate or other evidence of title to shares which has been cancelled at any time after one year from the date of such cancellation;

(B)	any mandate for the payment of dividends or other amounts or any variation or cancellation of such mandate or any other instruction concerning the payment of monies or any notification of change of name or address at any time after two years from the date such mandate, variation, cancellation or notification was recorded by the Company;

(C)	any instrument or other evidence of transfer of shares or renunciation of an allotment of shares which has been registered at any time after six years from the date of registration; and

(D)	any other document on the basis of which an entry in the Register is made at any time after six years from the date an entry in the Register was first made in respect of it,

and the Company may destroy any such document earlier than the relevant date, provided that a permanent record of the document is made (on microfilm, computer disc or otherwise) which is not destroyed before that date.

150.2	It shall be conclusively presumed in favour of the Company that every entry in the Share Register purporting to have been made on the basis of a document destroyed in accordance with this Article was duly and properly made, that every instrument of transfer so destroyed was duly registered, that every share certificate so destroyed was valid and was duly cancelled and that every other document so destroyed was valid and effective in accordance with the recorded particulars in the records of the Company, provided that:

(A)	this Article shall apply only to the destruction of a document in good faith and without express notice of any claim (regardless of the parties to it) to which the document might be relevant;

(B)	nothing in this Article imposes on the Company any liability in respect of the destruction of any such document otherwise than as provided for in this Article which would not attach to the Company in the absence of this Article; and

(C)	references in this Article to the destruction of any document include references to the disposal of it in any manner.

MISCELLANEOUS

151	WINDING UP

151.1	If the Company shall be wound up and the assets available for distribution among the shareholders as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution among the shareholders shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess shall be distributed among the shareholders in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said shares held by them respectively. Provided that this Article shall not affect the rights of the holders of shares issued upon special terms and conditions.

151.2

(A)	In case of a sale by the liquidator under the Act, the liquidator may by the contract of sale agree so as to bind all the shareholders for the allotment to the shareholders directly of the proceeds of sale in proportion to their respective interests in the Company and may further by the contract limit a time at the expiration of which obligations or shares not accepted or required to be sold shall be deemed to have been irrevocably refused and be at the disposal of the Company, but so that nothing herein contained shall be taken to diminish, prejudice or affect the rights of dissenting shareholders conferred by the said section.

(B)	The power of sale of the liquidator shall include a power to sell wholly or partially for debentures, debenture stock, or other obligations of another company, either then already constituted or about to be constituted for the purpose of carrying out the sale.

151.3	If the Company is wound up, the liquidator, with the sanction of a Special Resolution and any other sanction required by the Act, may divide among the shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not), and, for such purpose, may value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, he or she determines, but so that no shareholder shall be compelled to accept any assets upon which there is a liability.

152	INDEMNITY AND INSURANCE

152.1	Subject to the provisions of and so far as may be admitted by the Act, every Director and the Secretary of the Company and, every director and secretary of any associated company of the Company, shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as an officer or employee of the Company and in which judgement is given in his or her favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the Court.

152.2	The Company shall have power to purchase and maintain, for any Director, the Secretary or other officers or employees of the Company, and every director, secretary or any employees of any associated company of the Company, insurance against any such liability as referred to section 235 of the Act.

152.3	As far as is permissible under the Act, the Company shall indemnify any current or former executive officer of the Company (excluding any present or former Directors of the Company or Secretary of the Company), or any person who is serving or has served at the request of the Company as a director or executive officer of another company, joint venture, trust or other enterprise, including any associated company of the Company (each individually, a "Covered Person"), against any expenses, including attorney's fees, judgements, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was or is threatened to be made a party, or is otherwise involved (a "proceeding"), by reason of the fact that he or she is or was a Covered Person; provided, however, that this provision shall not indemnify any Covered Person against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person's duty to the Company, or (b) such Covered Person's conscious, intentional or wilful breach of the obligation to act honestly and in good faith with a view to the best interests of the Company. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Act or to any person holding the office of auditor in relation to the Company.

152.4	In the case of any threatened, pending or completed action, suit or proceeding by or in the name of the Company, the Company shall indemnify each Covered Person against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defence or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company, or for conscious, intentional or wilful breach of his or her obligation to act honestly and in good faith with a view to the best interests of the Company, unless and only to the extent that the High Court of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Act or to any person holding the office of auditor in relation to the Company.

152.5	Any indemnification under this Article (unless ordered by a court) shall be made by the Company only as authorised in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because such person has met the applicable standard of conduct set forth in this Article. Such determination shall be made by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that any Covered Person has been successful on the merits or otherwise in defence of any proceeding, or in defence of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without necessity of authorisation in the specific case.

152.6	As far as permissible under the Act, expenses, including attorneys' fees, incurred in defending any proceeding for which indemnification is permitted pursuant to this Article shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of an undertaking by the particular indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company pursuant to these Articles.

152.7	It being the policy of the Company that indemnification of the persons specified in this Article shall be made to the fullest extent permitted by law, the indemnification provided by this Article shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these Articles, any agreement, any insurance purchased by the Company, vote of shareholders or disinterested Directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another company, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth. As used in this Article, references to the "Company" include all constituent companies in a scheme of arrangement, consolidation or merger in which the Company or a predecessor to the Company by scheme of arrangement, consolidation or merger was involved. The indemnification provided by this Article shall continue as to a person who has ceased to be a Covered Person and shall inure to the benefit of their heirs, executors, and administrators.

152.8	The Company may additionally indemnify any employee or agent of the Company or any director, executive, employee or agent of any associated company of the Company to the fullest extent permitted by law.

153	DISPUTE RESOLUTION

153.1	The courts of Ireland shall have exclusive jurisdiction to determine any dispute related to or connected with (a) any derivative claim in respect of a cause of action vested in the Company or seeking relief on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary or other duty owed by any Director or officer or other employee of the Company to the Company or the Company's shareholders, or (c) any action asserting a claim against the Company or any Director or officer or other employee of the Company arising under the laws of Ireland or pursuant to any provision of the Articles (as either may be amended from time to time).

153.2	Damages alone may not be an adequate remedy for any breach of this Article 153, so that, in the event of a breach or anticipated breach, the remedies of injunction and/or an order for specific performance would in appropriate circumstances be available.

153.3	The governing law of the Articles is the substantive law of Ireland.

153.4	For the purposes of this Article 153:

(A)	a “dispute” shall mean any dispute, controversy or claim;

(B)	references to “Company” shall be read so as to include each and any of the Company’s subsidiary undertakings from time to time; and

(C)	“Director” shall be read so as to include each and any Director of the Company from time to time in his or her capacity as such or as an employee of the Company and shall include any former Director of the Company.

154	LOCK UP

154.1	Subject to Article 154.2 and Article 154.3, no Ordinary Share issued during the Lock-up Period (the “Lock-up Shares”) shall be capable of transfer for the duration of the Lock-up Period (the “Lock-up”) and, notwithstanding any other provision of these Articles, the Directors shall not be entitled to register any transfer made in breach of this Article 154.

154.2	Notwithstanding the foregoing, the following Ordinary Shares shall not be subject to the Lock-up and shall not constitute Lock-up Shares (and the term “Lock-up Shares” as used in this Article 154 shall be read accordingly):

(A)	Ordinary Shares issued by the Company pursuant to the Merger;

(B)	Ordinary Shares issued by the Company pursuant to the exercise, conversion or exchange of any warrant or other security which is assumed by the Company pursuant to the Merger;

(C)	Ordinary Shares issued pursuant to the Scheme by the Company in exchange for the transfer to the Company of shares in the capital of Circle Internet Financial Limited where such Circle Internet Financial Limited shares were derived from a conversion of the Circle Convertible Notes;

(D)	Ordinary Shares issued by the Company pursuant to the exercise, conversion or exchange of any option, warrant or other subscription right issued by the Company on or after the date on which the Scheme takes effect but excluding, for the avoidance of doubt, any such rights or securities assumed by the Company from Circle Internet Financial Limited;

(E)	the Escrow Shares, save to the extent released from escrow and distributed to certain shareholders in accordance with the Scheme and the terms of such escrow, from which distribution, for the avoidance of doubt, the Lock-up shall apply to such distributed Escrow Shares; and

(F)	subject to the prior identification of such shares by the Board, Ordinary Shares to be transferred to persons who have entered into subscription agreements between each of the Company, Concord Acquisition Corp and such persons dated at or prior to the date on which the Scheme takes effect.

154.3	Notwithstanding the foregoing Article 154.1, a holder of Lock-Up Shares may transfer some or all of their Lock-up Shares during the Lock-up Period to (in each case a “Permitted Transferee”):

(A)	the Company, whether by surrender or transfer and whether for valuable consideration or otherwise;

(B)	any other holder of Lock-up Shares or any direct or indirect partners, members or equity holders of a holder of Lock-up Shares or any related investment funds or vehicles controlled or managed by such persons or entities;

(C)	in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is the individual or a member of the individual’s immediate family, or to a charitable organization;

(D)	in the case of an individual, to any person by operation of any laws of descent and distribution upon death of the individual;

(E)	in the case of an individual, to any person pursuant to a qualified domestic order, court order or in connection with a divorce settlement;

(F)	in the case of a company or corporation (including a partnership (whether general, limited or otherwise), limited liability company, trust or other business entity), to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the such holder of Lock-up Shares;

(G)	in the case of a company or corporation (including a partnership (whether general, limited or otherwise), limited liability company, trust or other business entity), to partners, limited liability company members or stockholders of such holder of Lock-up Shares, including, for the avoidance of doubt, where such holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership;

(H)	in the case of a trust, to a trustee or beneficiary of the trust or to the estate of a beneficiary of such trust;

(I)	in connection with any bona fide mortgage, encumbrance or pledge, to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; or

(J)	any person in connection with a liquidation, merger, share exchange, reorganization, tender offer or takeover (whether conducted by way of general offer, scheme of arrangement or otherwise) approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities, a mixture of cash and securities, or other property.

154.4	The parties acknowledge and agree that following a transfer of Lock-up Shares to a Permitted Transferee those Lock-up Shares shall continue to be Lock-up Shares and shall be subject to the restrictions set forth in this Article 154.

154.5	Notwithstanding the other provisions of this Article 154, the Board may, in its sole discretion, determine to waive, amend, or repeal any provision of this Article 154.

154.6	Save for this Article 154.6, the provisions of this Article 154 shall terminate and cease to have any effect from the expiration of the Lock-up Period.

154.7	For the purposes of this Article 154:

(A)	“Change of Control” shall mean (i) the sale, conveyance or disposition in one or a series of transactions of all or substantially all of the assets of the Company and its subsidiaries to a third party, or any transaction that is subject to Rule 13e-3 of the Exchange Act, (ii) the consummation of a transaction by which any person or group is or becomes the beneficial owner, directly or indirectly, of 50% or more of the voting power of the securities issued by the Company having the power to vote (measured by voting power rather than number of shares) in the election of directors of the Company ("Voting Stock"), or (iii) the consolidation, merger or other business combination of the Company with or into any other person or persons; provided, however, that a Change of Control will not be deemed to have occurred in the case of clause (iii) above in the case of (a) a consolidation, merger or other business combination in which holders of the Voting Stock immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the same relative percentage of the Voting Stock as before any such transaction and the Voting Stock of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, including pursuant to a holding company merger, or (b) a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company;

(B)	“Circle Convertible Notes” shall mean the convertible unsecured promissory notes issued by Circle in accordance with the terms of the convertible note purchase agreement dated March 6, 2021, as amended, entered into between Circle and the holders of such convertible unsecured promissory notes, together with the side letter entered into between Circle and the holders of such convertible unsecured promissory notes dated May 11, 2021, as amended and any and all additional side letters entered into between Circle and all or any of the holders of such convertible unsecured promissory notes;

(C)	“Escrow Shares” shall mean the Ordinary Shares to be transferred to an escrow agent pursuant to, and in the manner contemplated by, the Scheme;

(D)	“Lock-up Period” shall mean the period commencing on the date on which the Scheme takes effect and ending on the earlier of (i) the date that is 180 days after such date or (ii) the date on which a Change of Control is consummated; and

(E)	“Merger” shall mean the merger of a subsidiary of the Company with and into Concord Acquisition Corp effected pursuant to the General Corporate Law of the State of Delaware on or about the first business day following the effective date of the Scheme.

We, the several persons whose names and addresses are subscribed, wish to be formed into a company in pursuance of this constitution, and we agree to take the number of shares in the capital of the company set out opposite our respective names.

Names, Addresses and Description of Subscribers	Number of Shares Taken by each Subscriber

/s/ Laura Gormley
LAURA GORMLEY	One ordinary share of €1.00 each.
For and on behalf of
MATSACK NOMINEES LIMITED
70 Sir John Rogerson’s Quay
Dublin 2
Ireland

Body Corporate

Total Shares Taken	One ordinary share of €1.00 each.

Signature of the above subscriber, attested by the following witness:

Dated the 28 day of April 2021

Signature:	/s/ Michelle Dixon

Name:	MICHELLE DIXON

Address:	70 Sir John Rogerson’s
Quay, Dublin 2

EXHIBIT E

Officers and Directors

Topco Directors

1.   Jeremy Allaire

2.   Michelle Burns

3.   Raj Date

4.   Sean Neville

5.   One (1) designee of Concord

6.   Two (2) independent directors

Topco Officers

1.   Jeremy Allaire

2.   Jeremy Fox-Geen

3.   Elisabeth Carpenter

4.   Flavia Naves

5.   Dante Disparte

6.   Other such officers as agreed prior to the Closing

Surviving Company Directors

1.   Jeremy Allaire

2.   Elisabeth Carpenter

Surviving Company Officers

1.   Jeremy Allaire

2.   Flavia Naves

E-1

EXHIBIT F

Concord Warrant Amendment

[Attached]

ASSUMPTION AND AMENDMENT AGREEMENT

This Assumption and Amendment Agreement (this “Agreement”) is made as of [______], 2021, by and among Concord Acquisition Corp, a Delaware corporation (the “Company”), Circle Acquisition Public Limited Company, a public company limited by shares incorporated in Ireland (“Topco”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of December 7, 2020, and filed with the United States Securities and Exchange Commission on December 11, 2020 (the “Existing Warrant Agreement”; capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement);

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (a) 752,000 units (which number includes the full exercise of the underwriters’ over-allotment option) to the Sponsors (collectively, the “Private Placement Units”), comprised of one share of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”) and one-half of one redeemable warrant (the “Private Warrants”) to purchase shares of Common Stock simultaneously with the closing of the Company’s initial public offering (the “Public Offering”), at a purchase price of $10.00 per Private Placement Unit, with each Private Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share, and (b) 13,800,000 warrants (which number includes the full exercise of the underwriters’ over-allotment option) to public investors in the Public Offering (collectively, the “Public Warrants”) to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on July 7, 2021, a Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among the Company, Topco, Topco (Ireland) Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Topco (“Merger Sub”), and Circle Internet Financial Limited, a private company limited by shares incorporated in Ireland (the “Target”);

WHEREAS, pursuant to an Irish law court-approved Scheme of Arrangement (as defined in the Business Combination Agreement), the Target’s shareholders (the “Target Shareholders”) will transfer their holdings of shares in the capital of the Target to Topco in exchange for the issuance by Topco of ordinary shares (“Topco Ordinary Shares”) to the Target Shareholders, with the result that, at the Scheme Effective Time (as defined in the Business Combination Agreement), Target will become a wholly-owned subsidiary of Topco;

WHEREAS, pursuant to the Business Combination Agreement, Merger Sub will merge with and into the Company, with the Company surviving such merger as a direct wholly-owned subsidiary of Topco (the “Merger”) and, in the context of such Merger, all shares of Common Stock and Class B common stock (other than Common S tock and Class B common stock cancelled in accordance with the Business Combination Agreement) outstanding immediately prior to the Merger Effective Time (as defined in the Business Combination Agreement) shall be exchanged with Topco for the right to receive Topco Ordinary Shares, as set forth in the Business Combination Agreement;

WHEREAS, by virtue of the Merger and without any action on the part of the parties to the Business Combination Agreement or any of their respective shareholders, as contemplated by Section 4.4 of the Existing Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for Topco Ordinary Shares;

WHEREAS, the board of directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in the Existing Warrant Agreement); and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity or correcting any mistake, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Assumption; Consent.

1.1 Assumption. Topco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Merger Effective Time as a result of the Merger.

1.2 Consent. The Warrant Agent hereby consents to the assumption of the Existing Warrant Agreement by Topco from the Company pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2	Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders:

2.1	Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Concord Acquisition Corp, a Delaware corporation” and replacing it with “Circle Acquisition Public Limited Company, a public company limited by shares incorporated in Ireland”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Topco rather than the Company.

2.2	Recitals. The recitals on pages one and two of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on December 7, 2020, Concord Acquisition Corp (“Concord”) entered into separate agreements with Concord Sponsor Group LLC, a Delaware limited liability company (the “Sponsor”), and CA Co-Investment LLC, a Delaware limited liability company (“Cowen Investments” and collectively with the Sponsor, the “Sponsors”), pursuant to which the Sponsors agreed to purchase an aggregate of 680,000 units (or 752,000 units if the Over-allotment Option (as defined below) in connection with Concord’s Offering (as defined below) is exercised in full) (the “Private Placement Units”), each Private Placement Unit comprised of one share of Concord’s Common Stock (as defined below) and one-half of one redeemable warrant (each whole warrant, a “Private Placement Warrant”), bearing the legend set forth in Exhibit B hereto, in a private placement transaction to occur simultaneously with the closing of the Offering (and the closing of the Over-allotment Option, if applicable). Each Private Placement Warrant entitles the holder thereof to purchase one share of Common Stock (as defined below) at a price of $11.50 per share, subject to adjustment as described herein;

WHEREAS, Concord consummated an initial public offering (the “Offering”) of units of Concord’s equity securities, each such unit comprised of one share of Concord’s Class A common stock, par value $0.0001 per share (“Common Stock”), and one-half of one redeemable Public Warrant (as defined below) (the “Public Units” and together with the Private Placement Units, the “Units”) and, in connection therewith, issued and delivered up to 12,000,000 warrants (including up to 13,800,000 warrants if the Over-allotment Option is exercised in full) to public investors in the Offering (the “Public Warrants” and, together with the Private Placement Warrants, the “Concord Warrants”). Each whole Warrant entitles the holder thereof to purchase one share of Common Stock for $11.50 per share, subject to adjustment as described herein. Only whole Warrants are exercisable. A holder of the Public Warrants will not be able to exercise any fraction of a Warrant;

WHEREAS, Concord has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1 (File No. 333-249654) and a prospectus (the “Prospectus”), for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Public Units and the Public Warrants and Common Stock included in the Public Units;

WHEREAS, Concord, the Company, and Topco (Ireland) Merger Sub Inc., a Delaware corporation (“Merger Sub”), are parties to that certain Business Combination Agreement, dated as of July 7, 2021 (the “Business Combination Agreement”), which, among other things, provides for the merger of Merger Sub with and into Concord with Concord surviving such merger as a wholly owned subsidiary of the Company (the “Merger”), and, as a result of the Merger, all shares of Common Stock shall be exchanged for the right to receive ordinary shares of US$0.001 each in the capital of the Company (“Company Ordinary Shares”);

WHEREAS, on [_______], 2021, pursuant to the terms of the Business Combination Agreement, the Company, Concord and the Warrant Agent entered into an Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which the Company assumed Concord’s right and obligations under this Agreement from Concord; and

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement, Section 4.4 of this Agreement and the Merger, effective as of the Merger Effective Time (as defined in the Business Combination Agreement), each of the issued and outstanding Concord Warrants were no longer exercisable for shares of Common Stock but instead became exercisable (subject to the terms and conditions of this Agreement) for Company Ordinary Shares (each a “Warrant” and collectively, the “Warrants”); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3	Reference to Company Ordinary Shares. (i) All references to “Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall mean “Company Ordinary Shares” with a nominal value of US$0.001 per share and (ii) all references to “stockholders” shall mean “shareholders.”

2.4	Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.5	Working Capital Warrants. All references to “Working Capital Warrants” in the Existing Warrant Agreement (including all Exhibits thereto) shall be deleted.

2.6	Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Business Combination Agreement (a “Business Combination”), and terminating at 5:00 p.m., New York City time on the earliest to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the liquidation of the Company, or (z) other than with respect to the Private Placement Warrants, the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in Subsection 3.3.2 below with respect to an effective registration statement.”

2.7	Exercise of Warrants. A new subsection 3.3.6 is hereby inserted as follows:

“Payment of Nominal Value. Notwithstanding any other provision of this Agreement, the issue of any Company Ordinary Share pursuant to the exercise or redemption of any Warrant (including any exercise or redemption made on a cashless basis pursuant to subsection 3.3.1, Section 6.1, Section 6.2, Section 7.4 or otherwise) shall be conditional on the payment to the Company, whether by payment of the Warrant Price in cash or otherwise, of an amount in cash at least equal to the number of Company Ordinary Shares in respect of which an exercise or redemption is made multiplied by the nominal value of such Company Ordinary Shares.”

2.8	Notices.

2.8.1 Section 9.2 of the Existing Warrant Agreement is hereby amended in part to change the delivery of notices to the Company to the following:

c/o Circle Internet Financial Limited

332 Congress Street

4th Floor

Boston, MA 02210

Attention: Legal Department

Email: legal@circle.com

2.8.2 Section 9.2 of the Existing Warrant Agreement is hereby further amended in part to delete the delivery of a copy of notices to White & Case, LLP, 1221 Avenue of the Americas, New York, NY 10020, Attn: Joel L. Rubinstein, Esq. and Elliot M. Smith, Esq., Email: joel.rubinstein@whitecase.com and elliot.smith@whitecase.com.

2.9 Currency. A new Section 9.12 is hereby inserted as follows:

“Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars (USD) and all payments hereunder shall be made in U.S. dollars (USD).”

2.10 Warrant Certificate. Exhibit A to the Existing Warrant Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with a new Exhibit A attached hereto.

3. Miscellaneous Provisions.

3.1 Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly conditioned on and subject to the occurrence of the Transactions (as defined in the Business Combination Agreement) and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4 Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5 Examination of this Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

3.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

3.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8 Reference to and Effect on Agreements; Entire Agreement.

3.8.1 Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

3.8.2 This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

CONCORD ACQUISITION CORP

By:
Name:
Title:

CIRCLE ACQUISITION PUBLIC LIMITED COMPANY

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Assumption and Amendment Agreement]

EXHIBIT A

FORM OF WARRANT CERTIFICATE

See attached.

EXHIBIT A

Form of Warrant Certificate

[FACE]

Number

Warrants

THIS WARRANT SHALL BE NULL AND VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW

Circle Acquisition Public Limited Company
Public Company Limited by Shares Incorporated in Ireland

CUSIP [●]

Warrant Certificate

This Warrant Certificate certifies that       , or registered assigns, is the registered holder of        warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to subscribe for ordinary shares, with a nominal value of $0.001 per share (“Company Ordinary Shares”), of Circle Acquisition Public Limited Company, a public company limited by shares incorporated in Ireland (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Company Ordinary Shares as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable Company Ordinary Share. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrant, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number of the number of Company Ordinary Shares to be issued to the holder. The number of Company Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Exercise Price per Company Ordinary Share for any Warrant is equal to $11.50 per whole share. The Exercise Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become null and void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

CIRCLE ACQUISITION PUBLIC LIMITED COMPANY

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive           Company Ordinary Shares and are issued or to be issued pursuant to a Warrant Agreement dated as of December 7, 2020, as amended by the Assumption and Amendment Agreement dated as of       , 2021 by and among Concord Acquisition Corp, a Delaware corporation, the Company and the Warrant Agent (as defined below) (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (or successor warrant agent) (collectively, the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Subscribe set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the designated office(s) of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the Company Ordinary Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Company Ordinary Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of Company Ordinary Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a Company Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Company Ordinary Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the designated office(s) of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office(s) of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other third-party charges imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Subscribe

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive       Company Ordinary Shares and herewith tenders payment for such Company Ordinary Shares to the order of Circle Acquisition Public Limited Company (the “Company”) in the amount of $        in accordance with the terms hereof. The undersigned requests that a certificate for such Company Ordinary Shares be registered in the name of       , whose address is        and that such Company Ordinary Shares be delivered to whose address is       . If said number of Company Ordinary Shares is less than all of the Company Ordinary Shares receivable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Company Ordinary Shares be registered in the name of       , whose address is       , and that such Warrant Certificate be delivered to       , whose address is       .

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.1 or Section 6.2 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.4 of the Warrant Agreement, the number of Company Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.4 of the Warrant Agreement.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Company Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of Company Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Company Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Company Ordinary Shares. If said number of shares is less than all of the Company Ordinary Shares receivable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Company Ordinary Shares be registered in the name of       , whose address is       , and that such Warrant Certificate be delivered to       , whose address is       .

Date: ,	(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO SEC RULE 17Ad-15 (OR ANY SUCCESSOR RULE) under the SECURITIES exchange act, OF 1934, AS AMENDED).

EXHIBIT G

TOPCO CAPITALIZATION

G-1

EXHIBIT H

escrow

EXHIBIT i

rollover schedule

[Attached]

I-1